    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1994

                                                     REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                           SCOTSMAN INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                         3585                        36-3635892
        (State or other jurisdiction   (Primary Standard Industrial           (I.R.S. Employer
            of incorporation or        Classification Code Number)            Identification No.)
                organization)

                          775 CORPORATE WOODS PARKWAY
                          VERNON HILLS, ILLINOIS 60061
                                 (708)215-4500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                DONALD D. HOLMES
                           SCOTSMAN INDUSTRIES, INC.
                          775 CORPORATE WOODS PARKWAY
                          VERNON HILLS, ILLINOIS 60061
                                 (708)215-4447
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

      SHIRLEY M. LUKITSCH                     ROBERT F. QUAINTANCE, JR.
    SCHIFF HARDIN & WAITE                       DEBEVOISE & PLIMPTON
      7200 SEARS TOWER                           875 THIRD AVENUE
    CHICAGO, ILLINOIS 60606                    NEW YORK, NEW YORK 10022
         (312)258-5602                              (212) 909-6000


                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.   / /CALCULATION OF REGISTRATION
                                      FEE

- -----------------------------------------------------------------------------------------------------------------
                                                             PROPOSED         PROPOSED
                                           AMOUNT            MAXIMUM          MAXIMUM         AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES       TO BE         OFFERING PRICE     AGGREGATE       REGISTRATION
            TO BE REGISTERED             REGISTERED          PER UNIT      OFFERING PRICE        FEE
- -----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share...
- -----------------------------------------
                                          3,392,400    (1)    $0.00(2)        $0.00(2)         $100.00
Common Stock Purchase Rights.............
- -----------------------------------------------------------------------------------------------------------------
Series A $0.62 Cumulative Convertible
  Preferred Stock, par value $1.00 per
  share..................................  2,000,000            --               --
- -----------------------------------------------------------------------------------------------------------------
Series B Cumulative Preferred Stock, par
  value $1.00 per share..................  1,000,000         $0.00(2)         $0.00(2)
- -----------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares and related rights to be issued pursuant to the Agreement and Plan of Merger, dated as of January 11, 1994 (the "Merger Agreement"), and the Share Acquisition Agreement, dated as of January 11, 1994 (the "Share Acquisition Agreement"), and upon conversion of the Series A $0.62 Cumulative Convertible Preferred Stock to be issued pursuant to the Merger Agreement. The registrant hereby registers an indeterminate number of additional shares of Common Stock and related rights, as may be issuable following certain anti-dilution adjustments to the Series A $0.62 Cumulative Convertible Preferred Stock or certain anti-dilution adjustments set forth in the Merger Agreement and the Share Acquisition Agreement.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) and (3) under the Securities Act of 1933, as amended (the "Act"), and Section 6(b) of the Act, based upon one-third of the aggregate par value of the shares of common stock of DFC Holding Corporation, par value $.01 per share, and the ordinary shares of Whitlenge Acquisition Limited, par value (pound)1 per share, to be received by the registrant pursuant to the transactions contemplated by the Merger Agreement and the Share Acquisition Agreement, respectively, less the amount of cash to be paid by the registrant in connection with the transactions. Par value of the securities to be received was used in lieu of book value because each of the two issuers of the securities to be received has an accumulated capital deficit.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           SCOTSMAN INDUSTRIES, INC.
                             CROSS REFERENCE SHEET

     Pursuant to item 501 of Regulation S-K showing the location in the Proxy Statement - Prospectus of the responses to the Items of Part I of Form S-4.

     REGISTRATION STATEMENT ITEM AND CAPTION                   PROXY STATEMENT - PROSPECTUS CAPTION
- -------------------------------------------------   -----------------------------------------------------------
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...   Facing Page; Cross-Reference Sheet; Outside Front Cover
                                                    Page of Proxy Statement - Prospectus
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................   Available Information; Incorporation of Certain Information
                                                    by Reference
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information............   Summary
  4.  Terms of the Transaction...................   The Merger, the Share Acquisition and Related Transactions;
                                                    The Merger Agreement; The Share Acquisition Agreement;
                                                    Certain Provisions Common to the Merger Agreement and the
                                                    Share Acquisition Agreement; Comparison of the Rights of
                                                    Holders of DFC Common Stock and the Rights of Holders of
                                                    Scotsman Common Stock; Comparison of the Rights of Holders
                                                    of WAL Ordinary Shares and the Rights of Holders of
                                                    Scotsman Common Stock
  5.  Pro Forma Financial Information............   Unaudited Pro Forma Condensed Consolidated Financial
                                                    Statements
  6.  Material Contracts with the Company Being
        Acquired.................................   The Merger, the Share Acquisition and Related Transactions
                                                    -- Background of the Merger and Share Acquisition
  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to Be Underwriters.......................   Information Concerning the Merger Shareholders as Selling
                                                    Shareholders
  8.  Interests of Named Experts and Counsel.....   Not Applicable
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................   Not Applicable
 10.  Information With Respect to S-3
        Registrants..............................   Incorporation of Certain Information by Reference; Summary
 11.  Incorporation of Certain Information by
        Reference................................   Incorporation of Certain Information by Reference
 12.  Information With Respect to S-2 or S-3
        Registrants..............................   Not Applicable
 13.  Incorporation of Certain Information by
        Reference................................   Not Applicable
 14.  Information With Respect to Registrants
        Other than S-2 or S-3 Registrants........   Not Applicable
 15.  Information With Respect to S-3
        Companies................................   Not Applicable
 16.  Information With Respect to S-2 or S-3
        Companies................................   Not Applicable
 17.  Information With Respect to Companies Other
        than S-2 or S-3 Companies................   Summary; Certain Information Concerning DFC; Certain
                                                    Information Concerning WAL; Index to Financial Statements
 18.  Information if Proxies, Consents or
        Authorizations Are To Be Solicited.......   Incorporation of Certain Information by Reference; The
                                                    Special Meeting; Certain Provisions Common to the Merger
                                                    Agreement and the Share Acquisition Agreement -- Agreements
                                                    Regarding Election of Directors; Other Related Matters --
                                                    Interests of Certain Persons in the Merger and the Share
                                                    Acquisition; Certain Information Concerning DFC --
                                                    Executive Compensation; Management, -- Certain Beneficial
                                                    Owners of DFC Common Stock; Certain Information Concerning
                                                    WAL -- Executive Compensation; Management -- Certain
                                                    Beneficial Owners of the WAL Ordinary Shares
 19.  Information if Proxies, Consents or
        Authorizations Are Not To Be Solicited or
        in an Exchange Offer.....................   Not Applicable

                          NOTICE OF SPECIAL MEETING OF
                 THE SHAREHOLDERS OF SCOTSMAN INDUSTRIES, INC.

                           TO BE HELD APRIL   , 1994

To the Shareholders of SCOTSMAN INDUSTRIES, INC.

     Notice is hereby given that a special meeting of shareholders (the "Special Meeting") of Scotsman Industries, Inc. ("Scotsman") will be held at Scotsman's headquarters at 775 Corporate Woods Parkway, Vernon Hills, Illinois 60061 on
            , April , 1994, at 9:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve the issuance of (a) 1,200,000 shares of common stock of Scotsman Industries, Inc., par value $.10 per share (the "Scotsman Common Stock"), together with the related common stock purchase rights (the "Common Stock Purchase Rights") issued pursuant to the Rights Agreement, dated as of April 14, 1989, as amended, between Scotsman and Harris Trust and Savings Bank, to be issued in a merger (the "Merger") between Scotsman Acquisition Corporation, a wholly-owned subsidiary of Scotsman ("Merger Sub"), and DFC Holding Corporation ("DFC"), pursuant to which Merger Sub will be merged with and into DFC and DFC will become a wholly-owned subsidiary of Scotsman, upon the terms and subject to the conditions set forth in an Agreement and Plan of Merger, dated as of January 11, 1994, among Scotsman, Merger Sub, DFC, The Delfield Company, a wholly-owned subsidiary of DFC ("Delfield"), Onex Corporation ("Onex"), the holders of the common stock of DFC named therein, and Continental Bank N.A. ("Continental"), (b) 2,000,000 shares of Series A $0.62 Cumulative Convertible Preferred Stock of Scotsman, par value $1.00 per share, to be issued in the Merger, together with the shares of Scotsman Common Stock and related Common Stock Purchase Rights issuable upon the conversion of such shares, and (c) up to 667,000 additional shares of Scotsman Common Stock, together with the related Common Stock Purchase Rights, to be issued to the shareholders of DFC and of Whitlenge Acquisition Limited, an affiliate of DFC ("WAL") (all of the outstanding shares of which are to be acquired by Scotsman Drink Limited, an indirect, wholly-owned subsidiary of Scotsman, concurrently with the Merger, pursuant to a Share Acquisition Agreement, dated as of January 11, 1994, among Scotsman, WAL, Whitlenge Drink Equipment Limited, a wholly-owned subsidiary of WAL ("Whitlenge"), Onex, Onex U.S. Investments, Inc., and certain of the holders of the ordinary shares of WAL named therein) and to Continental, if the businesses of Delfield and Whitlenge meet a specified level of earnings before interest, income taxes, depreciation and amortization for their 1994 fiscal years, all as more fully described in the accompanying Proxy Statement - Prospectus.

          2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Only shareholders of record at the close of business on February , 1994 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     You are cordially invited to attend the Special Meeting. Whether or not you plan to attend, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. A PREPAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                          By order of the Board of Directors,

                                          Donald D. Holmes
                                          Secretary

March   , 1994

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    PRELIMINARY PROXY STATEMENT - PROSPECTUS
                 SUBJECT TO COMPLETION, DATED JANUARY 27, 1994

                           SCOTSMAN INDUSTRIES, INC.
                          PROXY STATEMENT - PROSPECTUS
                           -------------------------

     This Proxy Statement - Prospectus is being furnished to the shareholders of Scotsman Industries, Inc., a Delaware corporation ("Scotsman"), in connection with the solicitation of proxies by Scotsman's Board of Directors for use at a special meeting of the shareholders of Scotsman (the "Special Meeting") to be
held on             , April   , 1994, at 9:00 a.m., local time, at 775 Corporate
Woods Parkway, Vernon Hills, Illinois 60061, and at any adjournment thereof, for the purpose of considering and voting upon the matters set forth in the preceding Notice of Special Meeting of the Shareholders of Scotsman Industries, Inc., as more fully described in this Proxy Statement - Prospectus.

     This Proxy Statement - Prospectus also constitutes the prospectus of Scotsman with respect to the issuance of (i) 1,200,000 shares (the "Scotsman Fixed Common Shares") of common stock of Scotsman, par value $.10 per share (the "Scotsman Common Stock"), together with the related common stock purchase rights (the "Common Stock Purchase Rights") issued pursuant to the Rights Agreement, dated as of April 14, 1989, as amended (the "Rights Agreement"), between Scotsman and Harris Trust and Savings Bank (the "Rights Agent"), to be issued in a merger (the "Merger") between DFC Holding Corporation ("DFC") and Scotsman Acquisition Corporation, a wholly-owned subsidiary of Scotsman ("Merger Sub"), upon the terms and subject to the conditions set forth in an Agreement and Plan of Merger, dated as of January 11, 1994 (the "Merger Agreement"), among Scotsman, Merger Sub, DFC, The Delfield Company, a wholly-owned subsidiary of DFC ("Delfield"), Onex Corporation ("Onex"), Onex DHC LLC ("Onex DHC"), Pacific Mutual Life Insurance Company ("Pacific Mutual"), PM Group Life Insurance Co. ("PM"), EJJM, Matthew O. Diggs, Jr., Timothy C. Collins, W. Joseph Manifold, Charles R. McCollom, Anita J. Moffatt Trust, Anita J. Moffatt, Remo Panella, Teddy F. Reed, Robert L. Schafer, Graham E. Tillotson, John A. Tilmann Trust, John A. Tilmann, Kevin E. McCrone, Michael P. McCrone, and Ronald A. Anderson (each a "Merger Shareholder" and, collectively, the "Merger Shareholders") and Continental Bank N.A. ("Continental"), as the holder of a warrant to purchase 194,845 shares of common stock of DFC (the "Warrant"), (ii) 2,000,000 shares of Series A $0.62 Cumulative Convertible Preferred Stock of Scotsman, par value $1.00 per share and with a liquidation preference of $11.25 per share (the "Series A Convertible Preferred Stock"), to be issued in the Merger, which may be converted into shares of Scotsman Common Stock at an initial conversion rate of 0.7627 shares of Scotsman Common Stock for each share of Series A Convertible Preferred Stock so converted, together with the shares of Scotsman Common Stock and the related Common Stock Purchase Rights issuable upon such conversion,
(iii) up to 667,000 shares of Scotsman Common Stock (the "Scotsman Contingent Common Shares"), together with the related Common Stock Purchase Rights, to be issued to Continental, the shareholders of DFC and the shareholders of Whitlenge Acquisition Limited, an affiliate of DFC ("WAL") (all of the outstanding shares of which are to be acquired by Scotsman Drink Limited, a wholly-owned, indirect subsidiary of Scotsman ("Tender Sub") concurrently with the Merger in a share acquisition (the "Share Acquisition") pursuant to a Share Acquisition Agreement, dated as of January 11, 1994 (the "Share Acquisition Agreement"), among Scotsman, WAL, Whitlenge Drink Equipment Limited, a wholly-owned subsidiary of WAL ("Whitlenge"), Onex, Onex U.S. Investments, Inc. ("Onex U.S."), EJJM, Matthew O. Diggs, Jr., Timothy C. Collins, Graham F. Cook, Christopher R.L. Wheeler, Michael de St. Paer and John Rushton (each an "Acquisition Shareholder" and, collectively, the "Acquisition Shareholders")), if the businesses of Delfield and Whitlenge meet a specified level of earnings before interest, income taxes, depreciation and amortization for, with respect to Delfield, the period beginning
                                                        (continued on next page)
                           -------------------------

THE SECURITIES TO WHICH THIS PROXY STATEMENT - PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT - PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

        The date of this Proxy Statement - Prospectus is March   , 1994.

January 1, 1994 and ending December 31, 1994, and, with respect to Whitlenge, the period beginning October 1, 1993 and ending September 30, 1994 (the "Measurement Periods"), as provided in the Merger Agreement and the Share Acquisition Agreement, and (iv) shares of Series B Cumulative Preferred Stock, par value $1.00 per share and with a liquidation preference of $11.25 per share (the "Series B Preferred Stock"), which may be issued in lieu of a portion of the cash consideration to be paid in the Merger, as more fully described below. The Scotsman Common Stock to be issued pursuant to the Merger and the Share Acquisition Agreement (including the Scotsman Contingent Common Shares), the related Common Stock Purchase Rights, the Series A Convertible Preferred Stock and the Series B Preferred Stock are collectively referred to as the "New Scotsman Stock." Each reference to Scotsman Common Stock, Scotsman Fixed Common Shares and Scotsman Contingent Common Shares in this Proxy Statement - Prospectus shall be deemed to include the related Common Stock Purchase Rights. This Prospectus also covers the reoffering and resale, by the Merger Shareholders, of Scotsman Fixed Common Shares, shares of Series A Convertible Preferred Stock, and shares of Scotsman Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock, for a period of up to 45 days following the effective date of the Merger.

     Under the terms of the Merger Agreement and the Share Acquisition Agreement, in addition to the Scotsman Fixed Common Shares, shares of Series A Convertible Preferred Stock with an aggregate liquidation preference of $22.5 million, and the Scotsman Contingent Common Shares, Scotsman will pay cash in the aggregate amount of $30 million to the shareholders of DFC as of the effective time of the Merger, the shareholders of WAL as of the time of consummation of the Share Acquisition and the holder of the Warrant. Such consideration will constitute payment for all of the issued and outstanding shares of Class A common stock of DFC, par value $.01 per share (the "DFC Common Stock"), the issued ordinary shares of capital stock of WAL (the "WAL Ordinary Shares"), the Warrant and, if purchased, the issued 6% Redeemable Cumulative Preferred Shares of WAL (the "WAL Preferred Shares"). Scotsman will also pay an additional $150,000 per calendar quarter for each calendar quarter (pro-rated for any period less than a quarter) between September 30, 1993 and the closing date of the Merger and the Share Acquisition. If the amount of cash consideration to be paid in the Merger would otherwise exceed 19% of the total consideration paid to the Merger Shareholders, then, such number of shares of Series B Preferred Stock will be issued in lieu of a portion of such cash consideration, as has an aggregate liquidation preference equal to the amount by which the cash consideration paid to the Merger Shareholders exceeds 19% of the total consideration to be paid in the Merger to the Merger Shareholders. The amount of cash consideration paid to the Merger Shareholders will also be reduced by the aggregate amount, if any, of certain distributions, redemptions or repurchases of DFC Common Stock, in an aggregate amount not to exceed $7 million (the "Permitted Distributions"). If the WAL Preferred Shares are not purchased in the Share Acquisition, the cash consideration paid in the Share Acquisition will also be reduced by the U.S. dollar equivalent of (pound)2,000,000.

     DFC and WAL are affiliated companies. Onex (or one of its affiliates), EJJM, an Ohio limited partnership of which Matthew O. Diggs, Jr. is the sole managing general partner, and Timothy C. Collins are the beneficial owners (on a fully diluted basis) of 47.2%, 20.9% and 3.3%, respectively, of the DFC Common Stock and 100% of the WAL "B" Ordinary Shares, 94% of the WAL "C" Ordinary Shares and 6% of the WAL "C" Ordinary Shares, respectively. Upon consummation of the Merger and the Share Acquisition and the issuance of the maximum number of Scotsman Contingent Common Shares issuable under the Merger Agreement and the Share Acquisition, the Merger Shareholders and the Acquisition Shareholders will hold, on a fully diluted basis, an aggregate of approximately 33% of the outstanding Scotsman Common Stock.

     The parties do not intend to proceed with the Merger unless the Share Acquisition is consummated nor do they intend to consummate the Share Acquisition unless the Merger is consummated. The Merger Agreement and the Share Acquisition Agreement will each terminate if the other agreement is terminated.

     This Proxy Statement - Prospectus and the accompanying form of proxy are
first being mailed to Scotsman's shareholders on March   , 1994.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT - PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SCOTSMAN. THIS PROXY STATEMENT - PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT - PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SCOTSMAN, DFC OR WAL SINCE THE DATE OF THIS PROXY STATEMENT - PROSPECTUS OR THAT INFORMATION IN THIS PROXY STATEMENT - PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                             AVAILABLE INFORMATION

     Scotsman is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Scotsman with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Scotsman Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such reports, proxy statements and other information concerning Scotsman can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Scotsman has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of the New Scotsman Stock and the reoffering and resale by the Merger Shareholders of Scotsman Fixed Common Shares, shares of Series A Convertible Preferred Stock, and shares of Scotsman Common Stock, issuable upon the conversion of the Series A Convertible Preferred Stock, for a period of 45 days following the effective date of the Merger. See "Reofferings and Resales of Scotsman Stock Issued in the Merger." This Proxy Statement - Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

     The information in this Proxy Statement - Prospectus concerning Scotsman and its subsidiaries has been furnished by Scotsman, certain information concerning DFC and Delfield has been furnished by DFC, and certain information concerning WAL, Whitlenge and Whitlenge Drink Equipment, N.V., a wholly-owned subsidiary of Whitlenge ("WB"), has been furnished by WAL. Neither DFC nor WAL are subject to the informational requirements of the Exchange Act.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission by Scotsman are hereby incorporated by reference:

          1. Scotsman's Annual Report on Form 10-K for the fiscal year ended January 3, 1993;

          2. Scotsman's Quarterly Reports on Form 10-Q for the quarterly periods ended April 4, 1993, July 4, 1993 and October 3, 1993;

          3. Scotsman's Current Reports on Form 8-K dated December 2, 1993 and January 13, 1994; and

          4. The description of the Scotsman Common Stock and Common Stock Purchase Rights contained in Scotsman's Registration Statement on Form 10, filed with the Commission on February 14, 1989, as amended by Amendment No. 1 on Form 8, filed with the Commission on March 14, 1989, Amendment No. 2 on Form 8, filed with the Commission on March 23, 1989, Amendment No. 3 on Form 8, filed with the Commission on March 27, 1989 and Amendment No. 4 on Form 10/A, filed with the Commission on January 27, 1994.

All documents filed by Scotsman pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement - Prospectus and prior to the termination of any reoffering and resale of the Scotsman Fixed Common Shares, shares of Series A Convertible Preferred Stock, and shares of Scotsman Common Stock, issuable upon the conversion of the Series A Convertible Preferred Stock, on or before the date 45 days after the effective date of the Merger shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement - Prospectus to the extent that a statement contained in this Proxy Statement - Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Proxy Statement - Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement - Prospectus.

     THIS PROXY STATEMENT - PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO DONALD D. HOLMES, VICE PRESIDENT-FINANCE AND SECRETARY, SCOTSMAN INDUSTRIES, INC., 775 CORPORATE WOODS PARKWAY, VERNON HILLS, ILLINOIS 60061, TELEPHONE NUMBER 708-215-4600. IN ORDER TO ENSURE TIMELY
DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY            , 1994.

                               TABLE OF CONTENTS

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AVAILABLE INFORMATION.................................................................   iii
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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................   iii
SUMMARY...............................................................................     1
  The Companies.......................................................................     1
  The Special Meeting.................................................................     1
  Voting Rights and Votes Required for Approval.......................................     1
  The Merger and the Share Acquisition................................................     2
  Recommendation of Scotsman's Board of Directors.....................................     2
  Opinion of Financial Advisor........................................................     2
  Ownership of Scotsman Shares Following the Merger and the Share Acquisition.........     2
  Election of Directors...............................................................     3
  Effective Time of the Merger; Expiration Date of the Offer..........................     3
  Conditions to the Merger and the Share Acquisition..................................     3
  Waiver and Amendment; Termination...................................................     4
  Series A Convertible Preferred Stock and Series B Preferred Stock...................     4
  Fees and Expenses...................................................................     5
  Indemnification.....................................................................     5
  Proposed Financing..................................................................     5
  Regulatory Matters..................................................................     6
  Market Prices and Dividends.........................................................     6
  Selected Historical Financial Data..................................................     7
  Selected Pro Forma Financial Data...................................................    11
  Historical and Pro Forma Comparative Per Share Data.................................    11
THE SPECIAL MEETING...................................................................    13
  Introduction; Record Date...........................................................    13
  Purpose.............................................................................    13
  Voting Rights and Votes Required for Approval.......................................    13
  Voting and Revocation of Proxies....................................................    13
  Solicitation of Proxies.............................................................    14
THE MERGER, THE SHARE ACQUISITION AND RELATED TRANSACTIONS............................    14
  Background of the Merger and Share Acquisition......................................    14
  Recommendation of Scotsman's Board of Directors.....................................    16
  Reasons for the Decision by DFC's Board to Approve the Merger.......................    17
  Opinion of Financial Advisor........................................................    17
THE MERGER AGREEMENT..................................................................    20
  Terms of the Merger.................................................................    20
  Effective Time of the Merger........................................................    22
  Surrender of, and Payment for, the DFC Common Stock Certificates and the Warrant....    22
  Representations and Warranties......................................................    23
  Conditions to the Merger............................................................    23
  Conduct of Business Pending the Merger..............................................    24
  Non-Solicitation Agreement..........................................................    24
  Waiver and Amendment; Termination...................................................    24
THE SHARE ACQUISITION AGREEMENT.......................................................    25
  Terms of the Share Acquisition......................................................    25
  The Expiration Date of the Offer....................................................    25
  Representations and Warranties......................................................    26
  Conditions to the Consummation of the Share Acquisition.............................    26
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  Conduct of Business Pending the Share Acquisition...................................    27
  Non-Solicitation Agreement..........................................................    27
  Waiver and Amendment; Termination...................................................    27
CERTAIN PROVISIONS COMMON TO THE MERGER AGREEMENT AND THE SHARE ACQUISITION
  AGREEMENT...........................................................................    28
  Scotsman Contingent Common Shares...................................................    28
  Indemnification.....................................................................    30
  Fees and Expenses...................................................................    30
  Agreements Regarding the Election of Directors......................................    31
  Ownership and Voting of the New Scotsman Stock......................................    34
  Standstill Agreement................................................................    35
  Certain Effects of the Agreements Regarding the Election of Directors and
     Standstill Agreements............................................................    35
OTHER RELATED MATTERS.................................................................    35
  Proposed Financing..................................................................    35
  Regulatory Approvals................................................................    37
  Management of DFC and WAL Following the Merger and the Share Acquisition............    37
  Interests of Certain Persons in the Merger and the Share Acquisition................    37
  Non-Competition Agreement...........................................................    37
  Amendment to Rights Agreement.......................................................    38
  Amendments to Executive Severance Agreements........................................    38
  Accounting Treatment................................................................    38
  Certain Federal Income Tax Considerations...........................................    38
  Reofferings and Resales of New Scotsman Stock; Registration Rights Agreement........    40
  Stock Exchange Listing..............................................................    41
DESCRIPTION OF THE SERIES A CONVERTIBLE PREFERRED STOCK AND THE SERIES B PREFERRED
  STOCK...............................................................................    41
  General.............................................................................    41
  Series A Convertible Preferred Stock................................................    41
  Series B Preferred Stock............................................................    47
COMPARISON OF THE RIGHTS OF HOLDERS OF DFC COMMON STOCK AND THE RIGHTS OF HOLDERS OF
  SCOTSMAN COMMON STOCK...............................................................    51
  Board of Directors..................................................................    51
  Removal of Directors................................................................    52
  Filing of Vacancies and Newly Created Directorships.................................    52
  Actions by Shareholders without a Meeting...........................................    52
  Special Meetings of Shareholders....................................................    53
  Advance Notice of Shareholder Nominations and Shareholder Proposals.................    53
  Business Combinations with Interested Shareholders..................................    54
  Amendment of Certificate of Incorporation...........................................    56
  Amendment of By-laws................................................................    57
COMPARISON OF THE RIGHTS OF HOLDERS OF WAL ORDINARY SHARES AND THE RIGHTS OF HOLDERS
  OF SCOTSMAN COMMON STOCK............................................................    57
  Voting Rights and Quorum Requirements...............................................    57
  Meetings of Shareholders............................................................    58
  Advance Notice of Nominations of Directors and Certain Actions at Shareholder
     Meetings.........................................................................    59
  Required Vote for Authorization of Certain Corporate Actions and Certain Provisions
     Relating to Business Combinations................................................    59
  Dividends...........................................................................    60
  Preemptive Rights...................................................................    61
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  Indemnification of Officers and Directors...........................................    61
  Board of Directors..................................................................    61
  Borrowing Power of the Board of Directors...........................................    62
  Shareholder Rights of Inspection....................................................    62

INFORMATION CONCERNING THE MERGER SHAREHOLDERS AS SELLING SHAREHOLDERS................    63

CERTAIN INFORMATION CONCERNING DFC....................................................    64
  Organization of DFC.................................................................    64
  The Recapitalization................................................................    64
  Products............................................................................    65
  Sales and Distribution..............................................................    66
  Competition.........................................................................    66
  Suppliers...........................................................................    67
  Significant Customers...............................................................    67
  Backlog.............................................................................    67
  Employees...........................................................................    67
  Seasonality.........................................................................    67
  Facilities..........................................................................    67
  Legal Proceedings...................................................................    68
  Environmental and Other Regulatory Matters..........................................    68
  Executive Compensation; Management..................................................    69
  Management's Discussion and Analysis: Delfield......................................    69
  Certain Beneficial Owners of DFC Common Stock.......................................    73

CERTAIN INFORMATION CONCERNING WAL....................................................    74
  Products............................................................................    74
  Sales and Distribution..............................................................    74
  Competition.........................................................................    74
  Suppliers...........................................................................    75
  Significant Customers...............................................................    75
  Backlog.............................................................................    75
  Employees...........................................................................    75
  Facilities..........................................................................    75
  Executive Compensation; Management..................................................    76
  Management's Discussion and Analysis: Whitlenge.....................................    76
  Certain Beneficial Owners of the WAL Ordinary Shares................................    78

LEGAL OPINIONS........................................................................    80

EXPERTS...............................................................................    80

OTHER MATTERS.........................................................................    80

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.......................    81

INDEX TO FINANCIAL STATEMENTS.........................................................   F-1

APPENDICES
  Appendix I:   Agreement and Plan of Merger
  Appendix II:  Share Acquisition Agreement
  Appendix III: Opinion of William Blair & Company
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                                       vii

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement - Prospectus. This Summary does not contain a complete statement of such information or of all material features of the Merger or of the Share Acquisition and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements included or incorporated by reference in this Proxy Statement -
Prospectus. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE
IN THIS PROXY STATEMENT - PROSPECTUS.

THE COMPANIES

     Scotsman. Scotsman is a holding company with subsidiaries engaged in the manufacture and marketing of refrigeration products primarily for the foodservice industry, including ice machines, soft drink dispensing equipment, refrigerators, freezers, and refrigerated bakery equipment. Scotsman conducts its domestic ice machine business through its Scotsman Ice Systems division, with facilities located in Fairfax, South Carolina, and its Crystal Tips division of its wholly-owned subsidiary, Booth, Inc. ("Booth"), located in Dallas, Texas; its European ice machine business and sales of refrigerators, freezers and refrigerated bakery equipment through two wholly-owned Italian subsidiaries, Frimont S.p.A. ("Frimont") and Castel MAC S.p.A. ("Castel MAC");
and its soft-drink dispensing equipment business through Booth. Scotsman's principal executive offices are located at 775 Corporate Woods Parkway, Vernon
Hills, Illinois 60061, and its telephone number is 708-215-4500.

     DFC. DFC is a holding company of which the sole subsidiary is Delfield, headquartered in Mt. Pleasant, Michigan. Delfield manufactures and markets a wide range of refrigerated foodservice equipment, including customized and standard food preparation workstations, upright reach-in refrigerators and other foodservice equipment, all principally for sale in the United States. DFC's principal executive offices are located at 980 S. Isabella Road, Mt. Pleasant, Michigan 48858, and its telephone number is 517-773-7981.

     WAL. WAL is a holding company of which the sole direct subsidiary is Whitlenge, located in Halesowen, England. Whitlenge primarily manufactures and markets beverage dispensing equipment, including soft drink dispensing equipment and beer coolers, for use in restaurants, pubs and foodservice facilities in the United Kingdom and, to a lesser extent, other countries in continental Europe and the Middle East. WAL's principal executive offices are located at Chancel
Way, Halesowen Industrial Park, Halesowen, West Midlands, U.K. B62 8SE, and its telephone number is 21-501-2566.

     Merger Sub. Merger Sub is a Delaware corporation recently organized by Scotsman solely for the purpose of effecting the Merger. Merger Sub's principal executive offices are located at 775 Corporate Woods Parkway, Vernon Hills,
Illinois 60061, and its telephone number is 708-215-4500.

     Tender Sub. Tender Sub is a private company limited by shares registered in England which will be organized by Scotsman in the United Kingdom for the purpose of tendering for and holding the WAL Ordinary Shares to effect the Share
Acquisition.

THE SPECIAL MEETING

     The Special Meeting will be held at Scotsman's headquarters at 775
Corporate Woods Parkway, Vernon Hills, Illinois 60061 on           , April   ,
1994, at 9:00 a.m., local time, for the purpose of considering and voting upon the Share Issuance. Only holders of record of Scotsman Common Stock at the close
of business on February   , 1994 are entitled to notice of and to vote at the
Special Meeting. As of such date,      shares of Scotsman Common Stock were
issued and outstanding and entitled to vote. See "The Special Meeting --
Introduction; Record Date; -- Purpose"

VOTING RIGHTS AND VOTES REQUIRED FOR APPROVAL

     Scotsman's shareholders are not required to approve the Merger Agreement and the Merger or the Share Acquisition Agreement and the Share Acquisition
under the Delaware General Corporation Law ("DGCL") or other applicable law.
Under the rules of the NYSE, on which the Scotsman Common Stock is listed,
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however, the issuance of the Scotsman Fixed Common Shares, the Series A
Convertible Preferred Stock, together with the shares of Scotsman Common Stock issuable upon the conversion of such shares, and the Scotsman Contingent Common
Shares in connection with the Merger and the Share Acquisition must be approved by Scotsman's shareholders by a majority of the votes cast on the proposal and the total vote cast must represent over 50% of the issued and outstanding shares of Scotsman Common Stock. Each share of Scotsman Common Stock is entitled to one vote on the share issuance. As of the record date for the Special Meeting,
Scotsman's directors, officers and their affiliates held approximately   % of
the outstanding Scotsman Common Stock entitled to vote on the share issuance.
See "The Special Meeting -- Purpose; -- Voting Rights and Votes Required for
Approval."

THE MERGER AND THE SHARE ACQUISITION

     The Merger Agreement and the Share Acquisition Agreement provide for the acquisition by Scotsman of all of the shares of DFC Common Stock, the Warrant and all of the WAL Ordinary Shares and, under certain circumstances, WAL
Preferred Shares in exchange for (i) cash in the aggregate amount of $30 million plus $150,000 per quarter (pro-rated for any period less than a quarter) for each calendar quarter between September 30, 1993 and the closing date of the Merger and the Share Acquisition, (ii) 1,200,000 shares of Scotsman Common
Stock, (iii) 2,000,000 shares of Series A Convertible Preferred Stock of
Scotsman, which have an aggregate liquidation preference of $22.5 million and which are initially convertible into an aggregate of approximately 1,525,000 shares of Scotsman Common Stock, and (iv) up to 667,000 shares of Scotsman
Common Stock if the businesses of Delfield and Whitlenge meet a specified level of earnings before interest, income taxes, depreciation and amortization for the Measurement Periods. Under certain circumstances, shares of Series B Preferred
Stock of Scotsman may be issued in lieu of a portion of the cash consideration.
See "The Merger Agreement -- Terms of the Merger" and "The Share Acquisition
Agreement -- Terms of the Share Acquisition."

     The Merger Agreement provides that Merger Sub will be merged with and into DFC and DFC will be the surviving corporation. Although the parties intend the Merger to constitute a tax-free reorganization, there can be no assurance that the Internal Revenue Service will concur in such a position. The exchange of WAL
Ordinary Shares for cash and the right to receive Scotsman Contingent Common
Shares will be a taxable exchange for U.S. federal income tax purposes. See
"Other Related Matters -- Certain Federal Income Tax Considerations."

RECOMMENDATION OF SCOTSMAN'S BOARD OF DIRECTORS

     Scotsman's Board of Directors unanimously approved the Merger Agreement and the Share Acquisition Agreement at a meeting at which five of the six members of the Board of Directors were present. Scotsman's Board of Directors believes that the Merger and the Share Acquisition are fair to, and in the best interests of, Scotsman's shareholders and recommends a vote FOR the share issuance. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "The Merger, the Share Acquisition and Related Transactions --
Background of the Merger and Share Acquisition -- Recommendation of Scotsman's
Board of Directors."

OPINION OF FINANCIAL ADVISOR

     William Blair & Company has rendered its opinion to Scotsman's Board of Directors that the consideration to be paid by Scotsman in the Merger and Share
Acquisition is fair to Scotsman's shareholders, from a financial point of view.
A copy of William Blair's opinion is attached as Appendix III and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the review which was undertaken. See "The Merger, the Share
Acquisition and Related Transactions -- Opinion of Financial Advisor."

OWNERSHIP OF SCOTSMAN SHARES FOLLOWING THE MERGER AND THE SHARE ACQUISITION

     After the Merger and the Share Acquisition, the shareholders of DFC and WAL will hold approximately 33% of the issued and outstanding shares of Scotsman
Common Stock, based on the number of currently

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

outstanding shares of Scotsman Common Stock and assuming conversion of all of the shares of Series A Convertible Preferred Stock and attainment in full of the 667,000 shares of Scotsman Contingent Common Stock. Such shareholders have agreed, with respect to the period ending January 11, 1999, not to acquire any additional voting securities of Scotsman or to take certain other actions with respect to Scotsman. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Standstill Agreement."

ELECTION OF DIRECTORS

     On or before the effective date of the Merger and the Share Acquisition, Scotsman has agreed to increase the size of its Board of Directors from seven to eight directors and to appoint Matthew O. Diggs, Jr. to the newly created directorship and Timothy C. Collins to the existing vacancy on Scotsman's Board.
So long as the shareholders of DFC and WAL own, on a fully diluted basis, at least 50% of the number of shares of Scotsman Common Stock issued to them in connection with the Merger and the Share Acquisition (representing approximately
16% of the total number of shares expected to be outstanding on a fully diluted basis immediately after consummation of the Merger and the Share Acquisition), they will be entitled to designate two nominees for election to Scotsman's Board of Directors. If at any time such shareholders own fewer than 50% but more than 33% of the number of shares of Scotsman Common Stock issued to them in connection with the Merger and the Share Acquisition (representing approximately
11% of the total number of shares expected to be outstanding on a fully diluted basis immediately after consummation of the Merger and the Share Acquisition), they will be entitled to designate one nominee. If such shareholders own fewer than 33% of the number of shares issued to them in connection with the Merger and the Share Acquisition, they will have no further right to designate any nominee.

     So long as the shareholders of DFC and WAL are entitled to designate at least one nominee for election to Scotsman's Board, subject to limited exceptions, Scotsman will cause the size of its Board not to exceed eight directors and such shareholders have agreed to vote all shares of capital stock of Scotsman owned by them in favor of all of the nominees for election to Scotsman's Board recommended by Scotsman's Board. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Agreements
Regarding Election of Directors."

EFFECTIVE TIME OF THE MERGER; EXPIRATION DATE OF THE OFFER

     The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the requirements of Delaware law. The offer to purchase WAL Ordinary Shares and, under certain circumstances, the WAL Preferred Shares, will, unless extended, expire on the date of such filing. The parties intend to file a Certificate of
Merger and to accept for payment the WAL Ordinary Shares and, under certain circumstances, the WAL Preferred Shares, tendered pursuant to the offer as promptly as possible following the Special Meeting, subject to the satisfaction or waiver of the conditions provided for in the Merger Agreement and the Share
Acquisition Agreement. The parties currently anticipate that the Merger and
Share Acquisition will occur on or about April   , 1994, although there can be
no assurance as to whether or when the Merger and the Share Acquisition will occur. See "The Merger Agreement -- Effective Time of the Merger" and "The Share
Acquisition Agreement -- The Expiration Date of the Offer."

CONDITIONS TO THE MERGER AND THE SHARE ACQUISITION

     The respective obligations of the parties to consummate the Merger and the Share Acquisition are subject to the satisfaction or waiver of certain conditions, including the approval of the Share Issuance by the requisite vote of the holders of Scotsman Common Stock as described herein, the unanimous adoption of the Merger Agreement by the holders of DFC Common Stock and the tender pursuant to the tender offer of all the WAL Ordinary Shares, and the receipt by Scotsman, on or before February 15, 1994, of written commitments, amendments to its existing financing arrangements or other financing arrangements sufficient to pay the cash consideration specified in the Share
Acquisition Agreement and the Merger Agreement, refinance the outstanding debt of DFC, Delfield and Whitlenge, and, to the extent required, the outstanding

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
debt of Scotsman. SCOTSMAN'S OBLIGATIONS TO CONSUMMATE THE SHARE ACQUISITION AND
THE MERGER ARE NOT CONDITIONED UPON THE CONSUMMATION OF SUCH FINANCING. In
addition, it is a condition to Scotsman's obligations that the ten-day average closing price for Scotsman Common Stock prior to the date of the Special Meeting shall not have been more than $14.50 per share and it is a condition to the obligations of DFC, Delfield, WAL, Whitlenge and the shareholders of DFC and WAL that such average closing price shall not have been less than $10.50 per share.
Such conditions may be waived by the parties. The respective obligations of the parties are also subject to satisfaction or waiver of various other conditions.
See "The Merger Agreement -- Conditions to the Merger," "The Share Acquisition
Agreement -- Conditions to the Share Acquisition" and "Other Related Matters --
Proposed Financing."

WAIVER AND AMENDMENT; TERMINATION

     Each of the Merger Agreement and the Share Acquisition Agreement provides that the parties thereto may amend, modify or supplement such Agreement by mutual agreement in writing. Each such Agreement may be terminated (i) by mutual consent, (ii) by certain parties thereto in the event of material breaches of certain covenants contained therein or in the event that any of the conditions precedent to its obligations has not been satisfied or waived at such time as such condition can no longer be satisfied or (iii) by certain parties thereto if the Merger and the Share Acquisition have not been consummated on or before May
1, 1994. The Merger Agreement and the Share Acquisition Agreement will each terminate if the other agreement is terminated. See "The Merger Agreement --
Waiver and Amendment; Termination" and "The Share Acquisition Agreement --
Waiver and Amendment; Termination."

SERIES A CONVERTIBLE PREFERRED STOCK AND SERIES B PREFERRED STOCK

     The Series A Convertible Preferred Stock will have the following terms:

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Dividend Rate......................   $0.62 per share per annum.
Conversion.........................   Convertible at an initial conversion price of $14.75 per
                                      share of Scotsman Common Stock (equivalent to an initial
                                      conversion rate of 0.7627 shares of Scotsman Common
                                      Stock per share of Series A Convertible Preferred
                                      Stock), subject to adjustment under certain conditions.
Liquidation Preference.............   $11.25 per share, plus accrued and unpaid dividends.
Redemption.........................   Redeemable at the option of Scotsman except (i) not
                                      redeemable prior to May 1, 1999 unless the closing price
                                      per share for Scotsman Common Stock equals or exceeds
                                      140% of the conversion price then in effect for any
                                      period of at least 10 consecutive trading days; and (ii)
                                      not redeemable in the event of arrearages in the payment
                                      of dividends for eight quarterly dividend periods.
Redemption Prices..................   $11.87 if redeemed during the twelve-month period
                                      beginning May 1, 1994 and thereafter at prices declining
                                      annually to $11.25 on and after May 1, 2004, plus, in
                                      each case, accrued and unpaid dividends.
Voting Rights......................   Entitled to 1/10 vote per share on matters on which
                                      holders of Scotsman Common Stock are entitled to vote.
                                      In the case of certain transactions, entitled to one
                                      vote for each share of Scotsman Common Stock into which
                                      the Series A Convertible Preferred Stock is convertible.
Right to Elect Directors...........   In the event of certain arrearages in the payment of
                                      dividends, holders of Series A Convertible Preferred
                                      Stock will be entitled to elect two additional directors
                                      of Scotsman.

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     If shares of Series B Preferred Stock are issued pursuant to the Merger
Agreement, such Series B Preferred Stock will have the following terms:

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Dividend Rate......................   To be determined as described herein.
Liquidation Preference.............   $11.25 per share, plus accrued and unpaid dividends.
Redemption.........................   Redeemable at the option of Scotsman on or after May 1,
                                      1999 at a price of $11.25 per share plus accrued and
                                      unpaid dividends. Each holder of Series B Preferred
                                      Stock will have the right, at its option after May 1,
                                      1999, to require Scotsman to redeem all of its Series B
                                      Preferred Stock at a price of $11.25 per share plus
                                      accrued and unpaid dividends.
Voting Rights......................   Entitled to 1/10 vote per share on matters on which
                                      holders of Scotsman common Stock are entitled to vote.

     See "Description of the Series A Convertible Preferred Stock and the Series B Preferred Stock."

FEES AND EXPENSES

     All fees and expenses of DFC, WAL, Delfield, Whitlenge and the shareholders of DFC and WAL shall be borne by such shareholders, except for $500,000 of such fees and expenses which shall be borne by Scotsman, DFC and Delfield. If the Merger Agreement and the Share Acquisition Agreement are terminated for certain reasons as described herein, DFC, Delfield and the Acquisition Shareholders will be obligated to pay to Scotsman (i) a fee of $3 million if, within one year of such termination, they engage in a specified transaction reflecting a higher valuation and (ii) up to $1 million of Scotsman's expenses. Except as described above, each of the parties will bear its own costs and expenses in connection with the preparation, negotiation and performance of the Merger Agreement and the Share Acquisition Agreement. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Fees and Expenses."

INDEMNIFICATION

     The shareholders of DFC and WAL are required to indemnify Scotsman in an aggregate amount of up to $30 million for losses and expenses arising out of (i) breaches of representations and warranties and post-closing covenants contained in the Merger Agreement or the Share Acquisition Agreement and (ii) certain existing suits and proceedings and any other suits, claims or proceedings in connection with the Indianapolis Athletic Club fire. See "Certain Information Concerning DFC -- Legal Proceedings." The indemnification obligation for each shareholder is limited in the aggregate to its allocable share of $30 million and is limited with respect to losses and expenses for each individual matter to its allocable share of such losses and expenses. Scotsman is required to indemnify such shareholders in an aggregate amount of up to $30 million for losses or expenses arising out of breaches of representations and warranties and post-closing covenants of Scotsman contained in the Merger Agreement or the Share Acquisition Agreement. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Indemnification."

PROPOSED FINANCING

     In order to provide the financing for the cash to be paid by Scotsman for the WAL Ordinary Shares pursuant to the Share Acquisition Agreement, the cash portion of the consideration to be paid by Scotsman with respect to the DFC Common Stock and the Warrant in the Merger, refinancing of up to $50 million of outstanding indebtedness of DFC, Delfield and Whitlenge (depending, in part, on the amount of Permitted Distributions, if any), replacement letters of credit for approximately $9 million of Scotsman's outstanding industrial revenue bonds, working capital for Scotsman and its subsidiaries after the Merger and the Share Acquisition have been consummated, and transaction costs associated with the Merger and Share Acquisition, Scotsman intends to obtain a new credit facility in the amount of $90 million from a group of lenders. If Scotsman is unable to obtain an amendment to the existing agreement under which $20 million of its 11.43% Senior Notes due May 1, 1998 are presently outstanding in order to facilitate the Merger and the Share
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

Acquisition, then the new credit facility will be in the amount of $110 million and a portion of the proceeds thereunder will be used to refinance the term notes. Scotsman has received a commitment letter from The First National Bank of Chicago to provide $45 million of a new credit facility and to use its best effort to form a syndicate of lenders to provide the balance of the new credit facility. The obligations of the parties under the Share Acquisition Agreement to consummate the Share Acquisition and under the Merger Agreement to consummate the Merger are subject to Scotsman's having obtained, on or before February 15, 1994, written commitments, amendments to its existing financing arrangements or other financing arrangements sufficient to pay the cash consideration specified in the Share Acquisition Agreement and the Merger Agreement and to refinance the outstanding debt of DFC, Delfield and Whitlenge, and, to the extent required, the outstanding debt of Scotsman. SCOTSMAN'S OBLIGATIONS TO CONSUMMATE THE SHARE ACQUISITION AND THE MERGER ARE NOT CONDITIONED UPON THE CONSUMMATION OF SUCH FINANCING. See "Other Related Matters -- Proposed Financing."

REGULATORY MATTERS

     Scotsman, DFC and WAL have filed with the FTC and the Antitrust Division of the Department of Justice notification and certain other information required under the HSR Act. Consummation of the Merger is subject to expiration of the waiting period under the HSR Act. See "Other Related Matters -- Regulatory Approvals."

MARKET PRICES AND DIVIDENDS

     Scotsman Common Stock is listed and traded on the NYSE under the symbol "SCT." The Series A Convertible Preferred Stock and the Series B Preferred Stock are not, and will not be, listed or traded on a national securities exchange. The table below indicates the high and low sales prices per share of Scotsman Common Stock as quoted on the NYSE and the dividends declared per share, during the periods indicated. Dividends are declared at the discretion of the Board of Directors and may be discontinued at any time if the Board of Directors should determine that it is in the best interests of Scotsman to eliminate the payment of dividends. See "The Merger, the Share Acquisition and Related Transactions -- Opinion of Financial Advisor." Scotsman's existing long-term debt agreements restrict the amount of dividends payable by Scotsman and it is expected that certain provisions of the new credit facility to be entered into in connection with the Merger and the Share Acquisition may also restrict Scotsman's ability to pay dividends. See "Other Related Matters -- Proposed Financing."

                                                                                   DIVIDENDS
                                                                    HIGH    LOW    DECLARED
                                                                    ----    ---    ---------
        1991
             First Quarter.......................................   9 5/8   6 1/8   $ 0.025
             Second Quarter......................................   9 1/2   7 3/8   $ 0.025
             Third Quarter.......................................   8 5/8   6 1/4   $ 0.025
             Fourth Quarter......................................   8 5/8     6     $ 0.025
        1992
             First Quarter.......................................   9 1/2   7 1/8   $ 0.025
             Second Quarter......................................   10 5/8    8     $ 0.025
             Third Quarter.......................................   9 5/8     8     $ 0.025
             Fourth Quarter......................................   9 7/8   8 3/4   $ 0.025
        1993
             First Quarter.......................................   11 3/4  9 1/8   $ 0.025
             Second Quarter......................................   13 1/4   11     $ 0.025
             Third Quarter.......................................   13 7/8  11 1/8  $ 0.025
             Fourth Quarter......................................   14 3/8  11 3/4  $ 0.025
        1994
             First Quarter (through January 21, 1994)............    15      14     $ 0.000

     On December 1, 1993, the last full trading day prior to issuance of a press release announcing that Scotsman and Onex had entered into a letter of intent with respect to the Merger and the Share Acquisition, the last sale price per share of Scotsman Common Stock was $12.875. On January 12, 1994, the last full trading day prior to the issuance of a press release announcing that the Merger Agreement and Share Acquisition Agreement had been signed, the last sale price
per share of Scotsman Common Stock was $14.00. On            , 1994, the last
full trading day for which information was available prior to the printing and mailing of this Proxy Statement - Prospectus, the last sale price per share
reported for Scotsman Common Stock was $     . No established trading market
exists for DFC Common Stock or the WAL Ordinary Shares.

     On February   , 1994, the Board of Directors of Scotsman declared a cash dividend of $0.025 per share on Scotsman Common Stock. The dividend is payable
on April   , 1994 to holders of record of Scotsman Common Stock on March   ,
1994. Holders of record of DFC Common Stock will not be entitled to receive this dividend on Scotsman Common Stock issued in the Merger.

     SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SCOTSMAN COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF SCOTSMAN COMMON STOCK AT OR AFTER THE EFFECTIVE TIME OF THE MERGER AND THE SHARE ACQUISITION.

SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth, on an historical basis, certain selected consolidated financial data for Scotsman, DFC and WAL. This summary has been derived from, and should be read in conjunction with, the consolidated financial statements of Scotsman and the related notes thereto and Scotsman management's discussion and analysis of financial conditions and results of operations, incorporated herein by reference, the consolidated financial statements of DFC and the related notes thereto and DFC management's discussion and analysis of financial condition and results of operations included elsewhere in this Proxy Statement - Prospectus, and the consolidated financial statements of WAL and Whitlenge and the related notes thereto and WAL management's discussion and analysis of financial condition and results of operations included elsewhere in this Proxy Statement - Prospectus. Dollars and British pounds sterling are in thousands, except for per share data.

     The consolidated financial statements of Whitlenge are reported in British pounds sterling in accordance with accounting principles generally accepted in the United Kingdom ("U.K. GAAP") and contain reconciliations of income and equity from U.K. GAAP to U.S. generally accepted accounting principles ("U.S. GAAP"). On January 20, 1994, the exchange rate for British pounds sterling and U.S. dollars, as reported in The Wall Street Journal on the following business day, was 1.4975 British pounds sterling per U.S. dollar. The following table sets forth certain information concerning the exchange rate for British pounds sterling and U.S. dollars on the dates and for the periods indicated. The exchange rate used is the noon buying rate in New York City for cable transfers in British pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York.

                                                                   NUMBER OF BRITISH POUNDS STERLING
                                                                            PER U.S. DOLLAR
                                                                  ------------------------------------
                                                                  AS AT END
                                                                  OF PERIOD    HIGH    LOW     AVERAGE
                                                                  ---------    ----    ----    -------
Fiscal Year Ending September 30, 1993..........................      1.50      1.73    1.42      1.51
Six Months Ending September 30, 1992...........................      1.78      2.00    1.71      1.87
Six Months Ending March 31, 1992...............................      1.74      1.89    1.70      1.78
Fiscal Year Ending September 30, 1991..........................      1.75      2.00    1.60      1.80
Fiscal Year Ending September 30, 1990..........................      1.87      1.95    1.55      1.71
Fiscal Year Ending September 30, 1989..........................      1.62      1.87    1.52      1.69

     Interim unaudited information for Scotsman and DFC for the nine-month periods indicated in the following tables reflect, in the opinion of the managements of Scotsman and DFC, respectively, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for the nine-month periods ended October 3, 1993 and September 30, 1993, respectively, are not necessarily indicative of results which may be expected for the year as a whole.

                                    SCOTSMAN

                               NINE MONTHS ENDED
                              -------------------                     FISCAL YEARS ENDED
                                          SEPT.     ------------------------------------------------------
                              OCT. 3,      27,      JAN. 3,    DEC. 29,     DEC. 30,   DEC. 31,   JAN. 1,
                                1993       1992       1993       1991         1990       1989       1989
                              --------   --------   --------   --------     --------   --------   --------
                                  (UNAUDITED)                              ($000S)
Net sales...................  $131,829   $136,468   $168,674   $164,126     $179,857   $174,383   $174,287
Income before income
  taxes.....................    12,892     10,230     10,185        936       12,320     13,747     20,075
Net income (loss) before
  cumulative effect of
  accounting changes........     7,173      6,489      6,392     (1,674)(1)    7,412      7,465     11,748
Net income (loss) before
  cumulative effect of
  accounting changes per
  share(2)..................      1.02       0.91       0.90      (0.24)(1)     1.05         --         --
Total assets(3).............   113,672    115,595     96,103    112,808      133,706    141,082    118,829
Long-term debt and
  capitalized lease
  obligations, excluding
  current portion(3)........    29,503     29,626     29,589     29,807       48,663     58,750      9,250
Cash dividends declared per
  common share..............     0.075      0.075       0.10       0.10         0.10      0.075         --
Ratio of earnings to
  combined fixed charges and
  dividend requirements on
  preferred stock(4)........      4.46       3.47       2.89       1.14         2.45       3.05       9.08

- ------------------------
(1) The net loss of $1.674 million for 1991 included losses incurred on the disposition of the Halsey Taylor business ($1,000) and a reserve for the planned disposition of the Glenco-Star business ($5,000). In addition, these two businesses combined included a $1.3 million net loss from operations in 1991.

(2) The calculation of net income (loss) before cumulative effect of accounting changes per share for the nine months ended October 3, 1993 and September 27, 1992 and for the fiscal years 1992, 1991 and 1990 was based on 6,998,644; 7,107,990; 7,096,976; 7,098,968 and 7,086,825 weighted average shares of common stock, respectively. The net income per share calculation does not reflect the dilutive effect of stock options as the dilutive effect is immaterial. Net income per share has been provided only for full years subsequent to April 14, 1989, the date on which shares of Scotsman Common Stock were first distributed to the holders of record of the common stock of Household International, Inc., as amounts for prior years would not be meaningful.

(3) At period end.

(4) The ratio of earnings to combined fixed charges and dividend requirements on preferred stock is calculated as pretax income plus fixed charges to fixed charges where fixed charges represent interest expense and the interest portion on lease obligations.

                                                                                              DELFIELD
                                                    DFC                       ----------------------------------------
                                -------------------------------------------
                                                                  PERIOD        PERIOD
                                                                   FROM          FROM
                                                      YEAR       APRIL 27,    OCTOBER 1,
                                   NINE MONTHS        ENDED       1991 TO      1990 TO             YEAR ENDED
                                 ENDED SEPT. 30,    DEC. 31,    DEC. 31,(1)   APRIL 26,           SEPTEMBER 30,
                                -----------------   ---------   -----------   ----------   ---------------------------
                                 1993      1992      1992(4)       1991          1991       1990      1989      1988
                                -------   -------   ---------   -----------   ----------   -------   -------   -------
                                   (UNAUDITED)                         ($000S)                          (UNAUDITED)
Net sales.....................  $70,660   $61,723    $79,800      $50,890      $ 37,303    $70,865   $69,079   $59,725
Income before extraordinary
  item........................    4,275     4,512      4,665        2,157           712      2,649     2,838     3,082
Income before extraordinary
  item per share(2)...........      .67       .92        .95          .45
Total assets(5)...............   45,214    41,755     38,010       38,401        38,134     39,489    36,372    32,039
Long-term debt and capitalized
  lease obligations, excluding
  current portion(3)(5).......   28,061    11,400     28,192       13,758         4,470      4,520     4,665     4,800

- -------------------------
(1) On April 27, 1991, the Delfield Division of Alco was acquired by DFC, resulting in the year end change from September 30 to December 31.

(2) The calculation of income before extraordinary item per share for the nine months ended September 30, 1993 and 1992, the year ended December 31, 1992 and the period from April 27, 1991 to December 31, 1991 was based on 6,386,081; 4,800,000; 4,812,295 and 4,661,538 weighted average shares of common stock, respectively, and $0, $120, $90 and $80 of preferred stock dividends. Income before extraordinary item per share is not presented for the period from April 27, 1991 to December 31, 1991 and the fiscal years ended September 30, 1990, 1989 and 1988 as it is not comparable to the other periods.

(3) The indebtedness of the Delfield Division consisted primarily of industrial revenue bonds. The Delfield Division's working capital requirements were funded by its parent through division equity; accordingly, the Delfield Division's long-term debt and related interest expense were substantially less than that of DFC. Debt of DFC includes indebtedness incurred in connection with the acquisition of Delfield and the recapitalization of DFC. See "Certain Information Concerning DFC -- Organization of DFC; -- The Recapitalization."

(4) Cash dividends per common share for DFC are not presented as DFC has not paid any dividends on its common stock except for a special dividend on December 31, 1992 of $2.94 per share.

(5)  At period end.

                                                 WAL                                   WHITLENGE
                                       ------------------------   ----------------------------------------------------
                                       FISCAL YEAR   SIX MONTHS   SIX MONTHS   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR
                                          ENDED        ENDED        ENDED         ENDED         ENDED         ENDED
                                        SEPT. 30,    SEPT. 30,     MAR. 31,     SEPT. 30,     SEPT. 30,     SEPT. 30,
                                          1993          1992       1992(1)        1991          1990          1989
                                       -----------   ----------   ----------   -----------   -----------   -----------
                                                                     ((pound)000S), U.K. GAAP
Net sales......................... (pound)13,970 (pound)6,812  (pound)5,820(pound)10,810 (pound)11,601  (pound)9,428
Net income...........................        836          629           496        1,030         1,135         1,430
Net income attributable to common
  shareholders.......................        716          549           496        1,030         1,135         1,430
Net income per share(2)..............      .7160        .5490         .0012        .0025        3.7833        4.7667
Total assets(4)......................      7,782        7,687         7,706        6,906         7,649         5,952
Equity(4)............................        810           95         5,358        4,862           670         3,597
Long-term debt and capitalized lease
  obligations, excluding current
  portion(3)(4)......................      2,781        4,179            43            0             0             0
Cash dividends declared per ordinary
  share..............................          0            0             0        .0022         13.54          4.33
                                                                   ((pound)000S), U.S. GAAP
Net income(5)........................        761          452           547        1,092         1,135         1,430
Net income attributable to common
  shareholders.......................        641          372           547        1,092         1,135         1,430
Equity(5)............................      2,008        1,368         5,346        4,799           670         3,597

- -------------------------
(1)  On April 1, 1992, Whitlenge was acquired by WAL.

(2) The calculation of net income per share for the year ended September 30, 1993, the six months ended September 30, 1992 and March 31, 1992 and the years ended September 30, 1991, 1990 and 1989 was based on 1,000,000; 1,000,000; 406,500,000; 397,596,896; 300,000 and 300,000 weighted average shares, respectively, and (pound)120, (pound)80, (pound)0, (pound)0, (pound)0 and (pound)0 of preferred stock dividends.

(3) The long-term debt beginning in 1992 is a result of the acquisition of Whitlenge by WAL.

(4)  At period end.

(5) The differences between U.K. GAAP and U.S. GAAP primarily relate to the recognition of deferred tax assets in accordance with SFAS 109, accounting for pension costs in accordance with SFAS 87 and the recording of goodwill and related amortization. There were no significant differences for fiscal 1989 or 1990.

SELECTED PRO FORMA FINANCIAL DATA

     The following table sets forth certain pro forma historical information for Scotsman giving effect to the Merger and the Share Acquisition as of the nine-month period ended October 3, 1993 and the fiscal year ended January 3, 1993. The following pro forma information should be read in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement - Prospectus. See "Pro Forma Condensed Financial Information." The pro forma financial information is not necessarily indicative of the results that would have occurred had the Merger and Share Acquisition been consummated on the dates indicated or the results that may occur in the future.

                           SCOTSMAN INDUSTRIES, INC.
       SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                 FOR THE NINE MONTHS ENDED OCTOBER 3, 1993          FOR THE FISCAL YEAR ENDED JANUARY 3, 1993
                              -----------------------------------------------    -----------------------------------------------
                                          DFC AND         PRO                                DFC AND         PRO
                                            WAL        FORMA(1)        PRO                     WAL        FORMA(1)        PRO
                              SCOTSMAN    COMBINED    ADJUSTMENTS     FORMA      SCOTSMAN    COMBINED    ADJUSTMENTS     FORMA
                              --------    --------    -----------    --------    --------    --------    -----------    --------
Net sales..................   $131,829    $86,768       $     0      $218,597    $168,674    $102,771      $     0      $271,445
Income from
  Operations(2)............     16,220     10,416          (896)       25,740      11,860      4,899        (1,185)       25,574
Interest expense, net......      3,328      2,166         1,430         6,924       4,675      1,918         1,631         8,224
Net income before
  extraordinary item and
  cumulative effect of
  accounting changes.......      7,173      4,997        (1,916)       10,254       6,392      6,385        (2,383)       10,394
Net income per share before
  extraordinary items and
  cumulative effect of
  account changes(3).......      $1.02                                  $1.05       $0.90                                  $1.06
Average Shares
  Outstanding..............      6,999                                  9,724       7,097                                  9,822
Cash dividends declared per
  common share.............     $0.075                                 $0.075       $0.10                                  $0.10

- -------------------------
(1) See the notes to the "Pro Forma Condensed Financial Information" for discussion of these adjustments.

(2) Pro forma income from operations before depreciation and amortization is $30,166 and $31,632 for the nine months ended October 3, 1992 and the fiscal year ended January 3, 1993, respectively.

(3) The calculation of net income per share before extraordinary item and cumulative effect of accounting changes for the nine months ended October 3, 1993 and the year ended January 3, 1993 was based on 9,724,000 and 9,822,000 weighted average shares of common stock, respectively. These weighted average shares were calculated as if all 2,000,000 shares of Series A Convertible Preferred Stock were converted into Scotsman Common Stock at the beginning of the period.

                                                                                       AS OF OCTOBER 3, 1993
                                                                          -----------------------------------------------
                                                                                      DFC AND         PRO
                                                                                        WAL        FORMA(1)        PRO
                                                                          SCOTSMAN    COMBINED    ADJUSTMENTS     FORMA
                                                                          --------    --------    -----------    --------
Total assets...........................................................   $113,672    $61,881       $67,975      $243,528
Long-term debt and capitalized lease obligations, excluding current
  obligations..........................................................     29,503     32,231        30,300        92,034
Total shareholders' equity.............................................     35,378      3,692        33,808        72,878

- -------------------------
(1) See the notes to the "Pro Forma Condensed Financial Information" for discussion of these adjustments.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

     The following summary presents selected comparative per share data for Scotsman Common Stock, DFC Common Stock and the WAL Ordinary Shares on an historical basis and unaudited per share data for Scotsman on a pro forma basis, assuming the Merger and Share Acquisition had been effective as of October 3, 1993 and the fiscal year ended January 3, 1993. The data presented should be read in conjunction with the historical consolidated financial statements of Scotsman and the related notes thereto incorporated by reference herein and the consolidated financial statements and the related notes thereto of DFC, WAL and Whitlenge included elsewhere in this Proxy Statement - Prospectus.

                                                      HISTORICAL                            PRO FORMA
                                          ----------------------------------    ----------------------------------
                                            NINE MONTHS                           NINE MONTHS
                                               ENDED           YEAR ENDED            ENDED           YEAR ENDED
               SCOTSMAN                   OCTOBER 3, 1993    JANUARY 3, 1993    OCTOBER 3, 1993    JANUARY 3, 1993
- ---------------------------------------   ---------------    ---------------    ---------------    ---------------
                                                                                                      $
Book value per share(1)................       $ 5.05              $4.19             $ 7.49                   --
Cash dividends declared per common
  share................................         0.075              0.10               0.075              0.10
Net income before extraordinary item
  and cumulative effect of accounting
  changes per share....................         1.02                .90               1.05               1.06

- -------------------------
(1) At period end.

                                              HISTORICAL                                EQUIVALENT(1)
                                ---------------------------------------    ---------------------------------------
                                   NINE MONTHS                                NINE MONTHS
                                      ENDED              YEAR ENDED              ENDED              YEAR ENDED
             DFC                SEPTEMBER 30, 1993    DECEMBER 31, 1992    SEPTEMBER 30, 1993    DECEMBER 31, 1992
- -----------------------------   ------------------    -----------------    ------------------    -----------------
                                                                                                     $
Book value per share(2)......         $(0.36)              $ (1.07)             $ 1.40                      --
Cash dividends declared per
  common share...............           0.00                  2.94                 .0141                .0190
Net income before
  extraordinary item per
  share......................           0.67                  0.95                 .1968                .2018

- -------------------------
(1) The equivalent pro forma per share amounts were calculated by multiplying the pro forma income (loss) from continuing operations per share, pro forma book value per share and pro forma dividends per share of Scotsman by the exchange ratio of the shares of Scotsman Common Stock issued to the Merger Shareholders to the shares of DFC Common Stock given up by the Merger Shareholders so that per share amounts are equated to the respective values for one share of DFC Common Stock. The shareholders of DFC will also receive .3125 and .3174 shares of Series A Convertible Preferred Stock and $2.31 and $2.35 of cash per common share given up for the nine months ended September 30, 1993 and the year ended December 31, 1992, respectively. In addition, the Merger Shareholders will receive the right to receive a portion of the Scotsman Contingent Common Shares, if the businesses of Delfield and Whitlenge meet a specified level of earnings before interest, income taxes, depreciation and amortization for their 1994 fiscal years.

(2)  At period end.

                                                                   HISTORICAL          EQUIVALENT(1)
                                                               ------------------    ------------------
                                                                   YEAR ENDED            YEAR ENDED
                            WAL                                SEPTEMBER 30, 1993    SEPTEMBER 30, 1993
- ------------------------------------------------------------   ------------------    ------------------
Book value per share(2).....................................   (pound)(1.19)                 N/A
Cash dividends declared per ordinary share..................           0.00                  N/A
Net income per share........................................            .716                 N/A

- -------------------------
(1) The equivalent pro forma per share amounts were not calculated for WAL as the Acquisition Shareholders will not receive Scotsman Common Stock upon consummation of the Share Acquisition. Instead, the Acquisition Shareholders will receive $12.51 per WAL Ordinary Share and the right to receive a portion of the Scotsman Contingent Common Shares, if the businesses of Delfield and Whitlenge meet a specified level of earnings before interest, income taxes, depreciation and amortization for their 1994 fiscal years.

(2) At period end.

                              THE SPECIAL MEETING

INTRODUCTION; RECORD DATE

     This Proxy Statement - Prospectus is being furnished to Scotsman's shareholders in connection with the solicitation of proxies by Scotsman's Board of Directors for use at a Special Meeting of Shareholders to be held at Scotsman's headquarters at 775 Corporate Woods Parkway, Vernon Hills, Illinois
60061 on             , April   , 1994, at 9:00 a.m., local time, and at any
adjournments thereof. This Proxy Statement - Prospectus is first being mailed to
Scotsman's shareholders on March   , 1993. Only holders of record of Scotsman
Common Stock at the close of business on February   , 1994 (the "Record Date"),
are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof.

PURPOSE

     The Special Meeting will be held for the purpose of considering and voting upon a proposal to approve the issuance (the "Share Issuance") of (i) 1,200,000 shares of Scotsman Common Stock, in the Merger, (ii) 2,000,000 shares of Series A Convertible Preferred Stock in the Merger, together with the shares of Scotsman Common Stock issuable upon the conversion of such shares, and (iii) up to 667,000 Scotsman Contingent Common Shares to the shareholders of DFC and WAL and the holder of the Warrant, if the businesses of Delfield and Whitlenge meet a specified level of earnings before interest, income taxes, depreciation and amortization during the Measurement Periods, as provided in the Merger Agreement and the Share Acquisition Agreement. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Scotsman Contingent Common Shares."

VOTING RIGHTS AND VOTES REQUIRED FOR APPROVAL

     On the Record Date,        shares of Scotsman Common Stock were issued and
outstanding. Each holder of record of shares of Scotsman Common Stock is entitled to cast one vote on the Share Issuance and on each other matter presented to a vote of the shareholders at the Special Meeting for each share of Scotsman Common Stock registered in such holder's name.

     Scotsman's shareholders are not required to approve the Merger Agreement and the Merger or the Share Acquisition Agreement and the Share Acquisition under the DGCL or other applicable law. Under the rules of the NYSE on which the Scotsman Common Stock is listed, however, the Share Issuance must be approved by Scotsman's shareholders by a majority of the votes cast on the proposal to approve the Share Issuance, and the total vote cast must represent over 50% of the issued and outstanding shares of Scotsman Common Stock. For purposes of determining whether such approval has been obtained, broker non-votes and abstentions will be deemed votes entitled to vote on the proposal but will not be counted as votes cast.

     As of the Record Date, directors and executive officers of Scotsman and
their affiliates owned beneficially an aggregate of        shares of Scotsman
Common Stock or approximately   % of the shares of Scotsman Common Stock
outstanding on such date. It is expected that these shares will be voted in favor of the Share Issuance.

     Scotsman's shareholders have no dissenters' rights or rights of appraisal in connection with the Share Issuance.

VOTING AND REVOCATION OF PROXIES

     Shares of Scotsman Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY SIGNED AND RETURNED PROXY, SUCH PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE SHARE ISSUANCE. Any shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by
(i) giving written notice of such revocation to the Secretary of Scotsman, (ii) properly submitting to Scotsman a duly executed proxy bearing a later date or
(iii) appearing in person at the Special Meeting and voting in person. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows: Scotsman Industries, Inc., 775 Corporate Woods Parkway, Vernon Hills, Illinois 60061, Attention: Donald D. Holmes, Secretary. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy.

     Scotsman's Board of Directors is not aware of any business to be acted upon at the Special Meeting other than as described herein. Under Scotsman's by-laws, only such business may be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Board of Directors' notice of meeting. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Scotsman, who will not be specifically compensated for such services, may solicit proxies in person or by telephone, telegram or other forms of communications. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, to forward solicitation material to the beneficial owners of shares of Scotsman Common Stock held of record by such persons, and Scotsman will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation.

     In addition, Scotsman has retained                to aid in the
solicitation of proxies. The fees to be paid to such firm for such services are
not expected to exceed $     , plus reimbursement for out-of-pocket costs and
expenses. Scotsman will bear the cost of soliciting of proxies for the Special Meeting.

           THE MERGER, THE SHARE ACQUISITION AND RELATED TRANSACTIONS

     This section of the Proxy Statement - Prospectus describes certain aspects of the proposed Merger, Share Acquisition and related transactions. To the extent that the following description relates to the Merger Agreement or the Share Acquisition Agreement, it does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and Share Acquisition Agreement, which are attached as Appendix I and Appendix II, respectively, to this Proxy Statement - Prospectus and are incorporated herein by reference. ALL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND THE SHARE ACQUISITION AGREEMENT, AS WELL AS THE OTHER APPENDICES, IN THEIR ENTIRETY.

BACKGROUND OF THE MERGER AND SHARE ACQUISITION

     Scotsman became a publicly held company on April 14, 1989, when Scotsman was spun off from Household International, Inc. Since the spin-off, Scotsman has reduced its debt to equity ratio from four-to-one to under one-to-one and sold two businesses that it believed were under-performing in the attempt to position itself for future growth. Consistent with that strategy, Scotsman has made two small, strategic acquisitions intended to strengthen its core domestic and European ice machine businesses and has been seeking opportunities, through acquisitions, to expand into other product lines that fit well with its existing technology, distribution channels and customers and to increase its presence in certain geographic markets.

     In April of 1993, Timothy C. Collins, a Managing Director of Onex Investment Corp. (New York), called Richard C. Osborne, the Chairman of the Board, President and Chief Executive Officer of Scotsman, to inform him that the principal shareholders of DFC and WAL had been planning either to effect an initial public offering of the stock of DFC and WAL in the near future or, alternatively, to sell DFC and WAL to a company such as Scotsman. DFC and WAL had prepared certain presentations for use by potential underwriters or analysts in connection with the proposed public offering, and Mr. Collins forwarded copies of those materials to Mr. Osborne. Mr. Osborne had several follow-up conversations with Mr. Collins and Matthew O. Diggs, Jr., the Chairman of the Board of DFC and WAL. At a meeting of Scotsman's Board of Directors on May 20, 1993, Mr. Osborne informed the Board of his conversations with Mr. Collins and Mr. Diggs, but indicated that the discussions were very preliminary.

     Mr. Osborne's conversations with Mr. Collins and Mr. Diggs continued in June and July of 1993. On June 11, 1993, Mr. Osborne and Donald D. Holmes, Scotsman's Vice President-Finance, met with Mr. Collins to discuss the possibility of an acquisition of DFC and WAL by Scotsman. Scotsman was subsequently furnished with copies of financial projections prepared on behalf of DFC and WAL. On July 16, 1993, Mr. Holmes met with Mr. Collins and representatives of DFC's public accountants to discuss DFC's financial statements and financial projections. On July 28, 1993, Scotsman engaged William Blair & Company ("William Blair") to act as financial advisor in connection with the proposed acquisition and to render a fairness opinion.

     At its August 12, 1993 meeting, Scotsman's Board of Directors further considered the possibility of an acquisition of DFC and WAL by Scotsman, including a review of the businesses of DFC and WAL and the strategic fit of such an acquisition. Representatives of William Blair provided a preliminary analysis of a proposed financial structure and a preliminary view of the value range for the acquisition, outlined its potential benefits to Scotsman's shareholders, and reviewed certain related issues, including the increased leverage which would result if the acquisition were pursued and the possible need to restructure Scotsman's financing arrangements. It was the consensus of the Board that management should seek further information concerning DFC's financial projections and the value of the transaction.

     On October 13, 1993, Mr. Osborne, Mr. Holmes and representatives of William Blair met with Mr. Diggs, members of DFC's management, and Michael de St. Paer, the Managing Director of Whitlenge, to discuss further the nature of Delfield's and Whitlenge's businesses, the results of their operations to date for the 1993 fiscal year, and their outlook for 1994 and beyond. The parties also discussed their views concerning their respective valuations of DFC and WAL's businesses and their differences with respect to those valuations.

     At its October 14, 1993 meeting, the Board of Directors was given an update on the status of the discussions relating to DFC and WAL and the results of the October 13, 1993 meeting. In the effort to reconcile the differences with respect to the parties' valuations of DFC and WAL, the Board considered the possibility of increasing the consideration payable by Scotsman for DFC and WAL, subject to DFC's and WAL's attainment of certain financial objectives. The Board authorized management to discuss such a possibility with the representatives of DFC and WAL.

     On October 22, 1993, representatives of Scotsman, DFC and WAL, including investment bankers and counsel, met to discuss the possible terms of a transaction. At that meeting, the parties reached a tentative understanding that they would seek to negotiate the terms of an acquisition involving a base price of $67.5 million, to be paid in an as then undetermined combination of cash, Scotsman Common Stock and preferred stock, and the contingent right to receive up to 667,000 additional shares of Scotsman Common Stock if Delfield and Whitlenge met certain financial objectives.

     Following the October 22, 1993 meeting, the representatives of the parties negotiated a term sheet with respect to the proposed acquisition of DFC and WAL. The parties also began an investigation and review with respect to each other.

     At a meeting of Scotsman's Board of Directors on November 29, 1993, the Board reviewed, among other things, the status of the negotiations, a draft term sheet, and certain related matters. Representatives of William Blair reviewed with the board the principal economic terms of the proposed acquisition and the financial impact of the acquisition under various scenarios. They also reviewed the adequacy of projected cash flows to meet anticipated debt amortization requirements in connection with the acquisition, including in their discussions the assumption that Scotsman's Board might decide, during the period covered by the projections, to conserve cash flow through the elimination of the payment of dividends to Scotsman's shareholders. The Board also considered, among other things, the standstill agreements to be entered into by the Merger Shareholders and the Acquisition Shareholders and DFC's potential liability with respect to the Indianapolis Athletic Club fire described under "Certain Information Concerning DFC -- Legal Proceedings."

     On December 1, 1993, Scotsman's Board of Directors met again to review a draft letter of intent and revised term sheet and matters relating to the Indianapolis Athletic Club fire. Representatives of William Blair who were present at the meeting furnished the Board of Directors with an oral fairness opinion. The Board of Directors approved the letter of intent and term sheet for the acquisition of DFC and WAL, and the parties signed the letter of intent on December 2, 1993.

     Scotsman's investigation and review of DFC and WAL and negotiation of the definitive agreements continued throughout December and early January. On December 16, 1993, Scotsman's Board of Directors met and reviewed the status of the negotiations relating to the definitive agreement and related matters. On January 4, 1994, Scotsman's Board of Directors met and reviewed the terms of draft definitive agreements. Representatives of William Blair furnished the Board with a written fairness opinion. The Board unanimously approved the forms of the definitive Merger Agreement and Share Acquisition Agreement. Five of Scotsman's six directors were present at the meeting, and the absent director, George D. Kennedy, has indicated that he would have voted for the approval of the Merger Agreement and the Share Acquisition Agreement had he been able to attend the meeting. Following finalization of the documentation and resolution of certain remaining issues, the parties signed the Merger Agreement and the Share Acquisition Agreement on January 12, 1994. The Board of Directors formally approved the issuance of the New Scotsman Stock in connection with the Merger
and the Share Acquisition at a meeting held on February   , 1994.

RECOMMENDATION OF SCOTSMAN'S BOARD OF DIRECTORS

     In reaching its decision to approve the Merger Agreement, the Share Acquisition Agreement and the Share Issuance in connection with the Merger and the Share Acquisition, Scotsman's Board of Directors considered, without assigning relative weight to, a number of factors. Those factors included:

          1. The extent to which the Merger and Share Acquisition are consistent with Scotsman's long-term strategy to promote growth through expansion into new product lines on the refrigerated or "cold side" of the foodservice equipment industry and expansion of its geographic markets. The Board of Directors believes that the businesses of DFC and WAL constitute an unusually good "fit" with Scotsman's existing businesses, both in terms of product lines and geographic markets. Although Scotsman currently manufactures ice machines in both the domestic and European markets with worldwide distribution, the manufacture and sale of soft-drink dispensing equipment, through Booth, are limited primarily to the domestic market and the manufacture and sale of refrigerated foodservice and bakery equipment, through Castel MAC, are limited primarily to the European market. WAL's sales of soft-drink dispensing and beer cooling equipment in the United Kingdom (and to a more limited extent in the European market) complement Booth's sales of soft-drink dispensing equipment in the United States, and Delfield's sales of refrigerated foodservice equipment, primarily in the United States, complement Castel MAC's sales of refrigerated foodservice and bakery equipment in Europe, giving Scotsman a greater presence on a worldwide basis. Scotsman, Delfield and Whitlenge also share the same kinds of customers, the same kinds of technologies and the same types of suppliers, thus providing additional opportunities for cross-marketing, shared research and cost savings.

          2. The strength and growth potential of Delfield and Whitlenge. The Board of Directors believes that Delfield has strong national accounts, its product lines have good growth potential, and it has wide brand name recognition. Scotsman's greater international presence in the drink-dispensing business, as the result of its acquisition of Whitlenge, may also make both Booth and Whitlenge more attractive suppliers for soft-drink customers which sell in an international market.

          3. Information concerning the financial condition, results of operations and prospects of Scotsman, DFC and Whitlenge on a stand-alone and a combined basis.

          4. The terms of the Merger Agreement and the Share Acquisition Agreement, including the indemnification obligations of the Merger Shareholders and the Acquisition Shareholders which require the Merger Shareholders and the Acquisition Shareholders to indemnify Scotsman, DFC and Delfield after the effective time of the Merger and Share Acquisition for, among other things, liabilities and expenses arising from suits or other claims or proceedings in connection with the Indianapolis Athletic Club fire. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Indemnification" and "Certain Information Concerning DFC -- Legal Proceedings."

          5. The effects of the Merger and the Share Acquisition on Scotsman's leverage ratios and the adequacy of its cash flow to cover additional debt requirements. See "Opinion of Financial Advisor -- Pro Forma Merger Analysis."

          6. The fact that the Merger Shareholders and Acquisition Shareholders would acquire a minority (rather than a majority) interest in Scotsman and agreed that they would not, for a period of five years from the date of the Merger Agreement and the Share Acquisition Agreement, acquire any additional voting securities of Scotsman or take certain other actions with respect to Scotsman. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Standstill Agreement."

          7. The positive effect of the Merger and Share Acquisition on Scotsman's earnings per share in 1994 and 1995 under certain circumstances. See "Opinion of Financial Advisor -- Pro Forma Merger Analysis."

          8. The opinion of William Blair as to the fairness to Scotsman's shareholders, from a financial point of view, of the consideration paid by Scotsman in the Merger and the Share Acquisition. See "Opinion of Financial Advisor."

     BASED ON THE FOREGOING REASONS AND OTHER FACTORS DEEMED RELEVANT BY THE BOARD, SCOTSMAN'S BOARD OF DIRECTORS RECOMMENDS THAT SCOTSMAN'S SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE UPON CONSUMMATION OF THE MERGER AND THE SHARE ACQUISITION.

REASONS FOR THE DECISION BY DFC'S BOARD OF DIRECTORS TO APPROVE THE MERGER

     DFC's Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby at a meeting of DFC's Board of Directors held on December 23, 1993. DFC's Board of Directors made such approval based on its belief that the terms of the Merger are fair and in the best interests of DFC and its shareholders. In reaching its conclusion, DFC's Board of Directors considered a number of factors, including without limitation, the value of the equity interests in DFC and of the consideration to be received by the Merger Shareholders in the Merger, as well as the potential for appreciation of the value of the New Scotsman Stock included in the Merger consideration created by the strategic combination of Delfield, Whitlenge and Scotsman.

OPINION OF FINANCIAL ADVISOR

     Scotsman engaged William Blair to act as its financial advisor in connection with the Merger and the Share Acquisition and requested that William Blair render an opinion regarding the fairness, from a financial point of view, to the shareholders of Scotsman, of the consideration to be paid by Scotsman in the proposed acquisition by Scotsman of 100% of the capital stock of each of DFC and WAL (together referred to, in this section, as the "Companies"). In several meetings with Scotsman's Board of Directors, William Blair provided various summaries and updates of analyses regarding the financial terms and conditions of the Merger and the Share Acquisition as such terms and conditions evolved through the course of the negotiations. William Blair delivered its written opinion dated January 4, 1994 which provides that, based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be paid by Scotsman in the Merger and the Share Acquisition is fair to the shareholders of Scotsman, from a financial point of view. No limitations were imposed by Scotsman with respect to the investigations made or the procedures followed by William Blair in rendering its opinion. The full text of William Blair's opinion, which sets forth certain assumptions made and matters considered and limitations on the review undertaken, is attached as Appendix III to this Proxy Statement - Prospectus. The summary of William Blair's opinion set forth in this Proxy Statement - Prospectus is qualified in its entirety by reference to the opinion.

     In arriving at its fairness opinion, William Blair reviewed the financial terms and conditions of the Merger Agreement and the Share Acquisition Agreement, certain publicly available business and financial information relating to Scotsman and the Companies and certain market information regarding Scotsman.

William Blair also reviewed certain other information including internal financial analyses and forecasts for the Companies prepared by the managements of the Companies, and certain internal financial information and forecasts of Scotsman prepared by the management of Scotsman. William Blair also had discussions with the members of the senior managements of the Companies and Scotsman to discuss the Merger and the Share Acquisition and has considered other matters which William Blair deemed relevant to its inquiry. The opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to William Blair as of, the date of the analyses.

     Summaries of Valuation Analyses. In connection with its opinion and the presentation of its opinion to Scotsman's Board of Directors, William Blair performed three valuation analyses: (1) a comparison with publicly traded comparable companies, (2) a discounted cash flow analysis and (3) an analysis of prices and terms of certain recent comparable acquisitions. Such analyses are summarized below.

     Comparable Companies

          William Blair analyzed the relative performance and outlook for the Companies by comparing certain financial and market information for the Companies with the corresponding data and statistics of six publicly traded companies including Scotsman, Welbilt Corporation, Premark International, Kysor Industrial, Falcon Products and Lancer Corporation. While no company in this comparable group is identical to the Companies, they were chosen principally because they are engaged in the manufacture of equipment and fixtures for the food service and related industries. Among the information considered were revenues, earnings before interest and taxes ("EBIT"), EBIT plus depreciation and amortization , net income, capitalization, EBIT margins, EBIT plus depreciation and amortization margins, net income margins, and growth in revenues, EBIT, EBIT plus depreciation and amortization, and net income. It was noted that the multiples of total enterprise value (defined as the market value of the common equity, plus total debt less cash and equivalents) to EBIT and EBIT plus depreciation and amortization implied by the consideration to be paid by Scotsman by the terms of the Merger and the Share Acquisition compared favorably, from Scotsman's perspective, to the median of corresponding multiples of the comparable companies. Such multiples implied for the Companies were based on estimated results for their fiscal years ending in 1993. Further, multiples of equity value to net income of the Companies, historically and prospectively, generally revealed favorable comparisons. The multiple of the Companies' revenues implied by the terms of the Merger and the Share Acquisition was somewhat higher than the median multiple of the comparable companies. All such comparisons were made both with and without giving effect to the issuance of additional consideration if the Companies achieve specified performance targets for their fiscal years ending in 1994, as provided in the Merger Agreement and the Share Acquisition Agreement. It was also noted that, in making these comparisons with the comparable group of companies, no premium for control was applied to the prevailing market values of comparable companies. Application of such a control premium to the equity values of the comparable companies would cause a more favorable comparison, from Scotsman's perspective, with the multiples for the Companies implied by the Merger and the Share Acquisition.

     Discounted Cash Flow

          Using a discounted cash flow ("DCF") analysis, William Blair calculated the net present value of the unleveraged free cash flows that the Companies could produce over a nine-year period from 1994 through 2002 if the Companies performed in accordance with the forecasts of the Companies' managements for 1994 and with certain assumptions made by William Blair and the management of Scotsman for subsequent periods. William Blair considered three scenarios of the Companies' operating performance: planned, conservative and downside cases. These cases assumed variants of projected growth in revenues and variants of projected EBIT margins ranging from a modest decline to a modest increase compared with historical results. In calculating the "terminal value," William Blair assumed multiples of total enterprise value to EBIT, such multiples believed by William Blair to be appropriate for such an analysis. Discount rates were chosen based upon an analysis of the weighted average cost of capital of the comparable group of companies. The DCF analyses indicated a valuation of the equity of the Companies for the planned case substantially in excess of the value of the consideration to be paid in the Merger and the Share Acquisition, approximately equivalent to such value for the conservative case and substantially less than such value for the downside case. William Blair and the management of Scotsman believe that the planned and conservative cases are more likely to be achieved than the downside case. As a result, William Blair believes that the value of the equity of the Companies implied by the Merger and the Share Acquisition compares favorably, from Scotsman's perspective, to the values indicated by the discounted cash flow analyses.

     Comparable Acquisitions

          William Blair reviewed acquisitions of nine companies engaged in the manufacture of a variety of equipment and products which had certain business, operating and financial characteristics similar to those of the Companies. These transactions occurred during the period 1990-1993. Among the statistics considered by William Blair were the multiples of total enterprise value to latest twelve months' revenues, EBIT and EBIT plus depreciation and amortization in each such acquisition. The multiples of EBIT and EBIT plus depreciation and amortization implied by the consideration to be paid in the Merger and the Share Acquisition compared favorably, from Scotsman's perspective, to the median multiples of those reflected in the comparable acquisition analysis; the opposite was observed with respect to the multiple of revenues.

     The companies and transactions used in the foregoing analyses as a comparison are not necessarily substantially comparable to Scotsman or the Companies or the Merger and the Share Acquisition. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of the Companies and other factors that could affect the public trading value of companies to which they are being compared.

     Pro Forma Merger Analysis. In addition to performing the valuation methodologies described above, William Blair reviewed and analyzed the estimated effects of the Merger and the Share Acquisition on Scotsman's projected earnings per share, capitalization ratios and interest coverage ratios in each of 1994 and 1995, and projected cash flow generation in each of 1994 through 1997. In connection with this review, William Blair considered the financial projections of the Companies and Scotsman prepared by their respective managements and several variations thereof including, consistent with other analyses, planned, conservative and downside cases. William Blair noted that, due to the amount of the Companies' stockholders' equity relative to the value of the consideration to be paid in the Merger and the Share Acquisition, a substantial amount of goodwill would result from the Merger and the Share Acquisition to the extent that Scotsman's tangible net worth would initially be a deficit. William Blair then prepared an arithmetic combination of the financial data relating to Scotsman and the Companies, taking into account the increased amortization expense and increased interest expense resulting from the transaction. The combined financial information and projections indicated that the Merger and the Share Acquisition would be accretive to Scotsman earnings per share in 1994 and 1995 in each of the planned and conservative cases and dilutive in such years in the downside case. William Blair noted that Scotsman's capitalization would be more highly leveraged than prior to the transaction. In addition, William Blair noted that in each of the scenarios considered regarding the operating performance of the Companies, sufficient cash was projected to be generated through the operations of the business to service the higher levels of debt. William Blair also noted that no synergies or cost savings resulting from the Merger or the Share Acquisition were assumed for the purposes of any of its analyses. Any such benefits resulting from the Merger or the Share Acquisition would cause more favorable combined results of operations. The actual results achieved by Scotsman, the Companies, and Scotsman and the Companies combined may vary from projected results and any such variations may be material.

     The information set forth above does not purport to be a complete description of the analyses performed by William Blair. Such analyses are not necessarily indicative of actual values, which may be significantly more or less than suggested by the analyses. The preparation of a fairness opinion is not necessarily susceptible to partial analysis. William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     William Blair is a nationally recognized investment banking firm regularly engaged in the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and tax valuations and similar transactions. William Blair was selected by Scotsman as its financial advisor because of its extensive prior experience reputation and expertise in corporate finance and in providing such opinions in prior transactions.

     In connection with William Blair's engagement as financial advisor, Scotsman has paid William Blair retainer fees totalling $60,000 and an opinion fee of $100,000 as of this date. If the Merger and the Share Acquisition are consummated, Scotsman will pay William Blair an additional fee of $390,000. In addition Scotsman has agreed, among other things, to reimburse William Blair for all reasonable out-of-pocket expenses incurred in connection with the services provided by William Blair, and to indemnify and hold harmless William Blair and certain related parties to the full extent lawful from and against certain liabilities, including certain liabilities under the federal securities laws, in connection with its engagement.

                              THE MERGER AGREEMENT

TERMS OF THE MERGER

     At the Effective Time (as defined below), Merger Sub will be merged with and into DFC, and DFC will be the surviving corporation. The Restated Certificate of Incorporation and by-laws of DFC, as in effect immediately prior to the Effective Time, will continue in effect as the Restated Certificate of Incorporation and by-laws of the surviving corporation.

     Each share of DFC Common Stock issued and outstanding immediately prior to the Effective Time will be converted into a pro rata portion (based upon the aggregate number of shares of DFC Common Stock issued and outstanding immediately prior to the Effective Time) of (i) 1,200,000 shares of Scotsman Common Stock (ii) 2,000,000 shares of Series A Convertible Preferred Stock, with an aggregate liquidation preference of $22.5 million, and (iii) the right to receive in cash the sum of (A) $13,947,490.00, (B) $113,566.65 for each consecutive three-month period between September 30, 1993 and the Effective Date (as defined below) (each, a "Three Month Period"), and (C) the product obtained by multiplying $1,261.85 by the number of calendar days in the period from the day following the end of the latest three month period to the Effective Date (inclusive) (such calendar days being hereafter referred to as "Stub Days"). Such amounts in cash are collectively referred to as the "Cash Consideration". The Cash Consideration or the portion of the Cash Consideration payable to particular holders of DFC Common Stock may be subject to adjustment, as more fully described below. Each holder of DFC Common Stock immediately prior to the Effective Time will also receive, in exchange for such shares of DFC Common Stock, the nontransferable contingent right to receive such holder's pro rata portion (based upon the percentage of the issued and outstanding DFC Common Stock held by such holder immediately prior to the Effective Time) of 97.06552% of the Scotsman Contingent Common Shares issuable to holders of DFC Common Stock and the Warrant under the Merger Agreement. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Scotsman Contingent Common Shares." For a description of the terms of the Series A Convertible Preferred Stock, see "Description of the Series A Convertible Preferred Stock and the Series B Preferred Stock -- Series A Convertible Preferred Stock."

     At the Effective Time, the Warrant will also be purchased by Scotsman or Merger Sub for (i) cash in an amount equal to the sum of (A) $630,510.00, (B) $3,433.35 for each Three Month Period and (C) the product obtained by multiplying $38.15 by the number of Stub Days, and (ii) the nontransferable contingent right to receive 2.93448% of the Scotsman Contingent Common Shares issuable to holders of DFC Common Stock and the Warrant under the Merger Agreement. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Scotsman Contingent Common Shares." If Scotsman and Continental agree in writing on or before the day on which such Scotsman Contingent Common Shares are to be issued, Scotsman may pay to Continental, in lieu of the Scotsman Contingent Common Shares which Continental would have otherwise been entitled to receive under the Merger Agreement, the cash value of such shares, determined on the basis of the Closing Price (as defined below) of Scotsman Common Stock as of the business day preceding the date on which such Scotsman Contingent Common Shares are to be issued.

     The amount of the Cash Consideration or of the portion of the Cash Consideration payable to an individual holder of DFC Common Stock may be subject to adjustment in the following two instances. First, under the terms of the Merger Agreement, prior to the Effective Time, DFC has the right (i) to make a pro rata cash distribution to all holders of DFC Common Stock, or (ii) to redeem or repurchase, on a non pro rata basis, shares of DFC Common Stock. The aggregate amount distributed, or paid in connection with the redemption or repurchase of shares of DFC Common Stock, may not exceed $7 million. In the event that DFC makes a pro rata cash distribution to all holders of DFC Common Stock, the Cash Consideration will be reduced by the amount of such distribution. In the event that DFC redeems or repurchases shares of DFC Common Stock on other than a pro rata basis, the pro rata portion of the Cash Consideration otherwise payable to the holders of DFC Common Stock who have had shares of DFC Common Stock redeemed or repurchased by DFC prior to the Effective Time will be reduced by an amount equal to the amount paid to such holder in redemption or repurchase of such shares of DFC Common Stock.

     Second, if the sum of the Cash Consideration and the aggregate amount of cash to be paid in lieu of fractional shares issuable in the Merger (together, the "Initial Cash Component") exceeds the Maximum Cash Component (as defined below), then, in lieu of the right to receive a pro rata portion of the Cash Consideration, each share of DFC Common Stock issued and outstanding immediately prior to the Effective Time will be converted, in part, into the right to receive a pro rata portion of (i) the Maximum Cash Component and (ii) a number of shares (the "Substitution Number") of Series B Preferred Stock having a liquidation preference equal to the excess of the Initial Cash Component over the Maximum Cash Component. The Merger Agreement defines the Maximum Cash Component as the product obtained by multiplying (i) .19 by (ii) the sum of (A) the product obtained by multiplying 1,200,000 by the Adjusted Value (as defined below) of the Scotsman Common Stock on the Effective Date, (B) $22.5 million, and (C) the Initial Cash Component. For a description of the terms of the Series B Preferred Stock see "Description of the Series A Convertible Preferred Stock and the Series B Preferred Stock -- Series B Preferred Stock".

     Adjusted Value is defined as the lesser of (i) the arithmetic mean of the high and low trading prices on the NYSE of Scotsman Common Stock on the Effective Date (as reported in the NYSE Composite Transactions) and (ii) the Closing Price (as defined below) of Scotsman Common Stock on the Effective Date. If, however, the lesser of these two amounts is more than 10% higher than the arithmetic mean of the high and low trading prices on the NYSE of Scotsman Common Stock (as reported in the NYSE Composite Transactions) for the preceding 10 trading business days, the Adjusted Value will be such arithmetic mean.

     No fractional shares of Scotsman Common Stock, Series A Convertible Preferred Stock or Series B Preferred Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of DFC Common Stock who would otherwise have been entitled to receive a fraction of a share of Scotsman Common Stock (after taking into account all certificates evidencing DFC Common Stock delivered by such holder) will receive, in lieu thereof, a cash amount equal to the value of such fractional share based upon the Closing Price of Scotsman Common Stock on the last business day prior to the Effective Date. The Closing Price of Scotsman Common Stock is defined as the last sale price, or the closing bid price if no sale occurred, of Scotsman Common Stock on the principal securities exchange on which Scotsman Common Stock is listed, if so listed, or if not listed, the mean between the closing high bid and low asked quotations of Scotsman Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted or, if not so quoted, the fair market value of Scotsman Common Stock. Scotsman Common Stock is currently listed on the NYSE.

     Each holder of DFC Common Stock who would otherwise have been entitled to receive a fraction of a share of Series A Convertible Preferred Stock or Series B Preferred Stock, respectively (after taking into account all certificates evidencing DFC Common Stock delivered by such holder), will receive, in lieu thereof, a cash amount equal to the value of such fractional share based upon the liquidation value of the Series A

Convertible Preferred Stock or Series B Preferred Stock, respectively. In determining the Substitution Number of Series B Preferred Stock, due account will be taken of cash issued in lieu of fractional shares of Series B Preferred Stock.

     The Merger Agreement provides that, in the event that any reclassification, stock split, stock dividend or similar change with respect to Scotsman Common Stock occurs after the date of the Merger Agreement but before the Effective Time, an appropriate adjustment will be made in the number of shares of Scotsman Common Stock and/or the kind of securities issued as Scotsman Fixed Common Shares or to be issued as Scotsman Contingent Common Shares. Similar adjustments will be made with respect to the Scotsman Contingent Common Shares upon the occurrence of certain events after the Effective Time but prior to the date of issuance of such shares. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Scotsman Contingent Common Shares."

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the time (the "Effective Time") and on the date (the "Effective Date") that a duly executed and acknowledged Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the requirements of Delaware law. The parties intend to make such a filing as promptly as possible following the Special Meeting, provided that the Share Issuance is approved by a vote which complies with the requirements of the NYSE, the Merger and the Merger Agreement are approved by the affirmative vote of the holders of a majority of the outstanding shares of DFC Common Stock, and all other conditions precedent to consummation of the Merger are satisfied or waived. See "Conditions to the Merger." The parties
currently anticipate that the Merger will occur on or about April   , 1994,
although there can be no assurance as to whether or when the Merger will occur. Scotsman and DFC each have the right to terminate the Merger Agreement if the Merger has not been consummated on or before May 1, 1994.

SURRENDER OF, AND PAYMENT FOR, DFC COMMON STOCK CERTIFICATES AND THE WARRANT

     At or after the Effective Time, each holder of record of a certificate or certificates representing issued and outstanding shares of DFC Common Stock and the holder of record of the certificate representing the Warrant may surrender such certificate or certificates. Upon such surrender, Scotsman will immediately deliver or cause to be delivered, in exchange for the certificates, cash (including all amounts payable in lieu of fractional shares or interests), by wire transfer in immediately available funds to the account or accounts designated, in writing, by such holder, and/or one or more certificates representing the aggregate number of whole shares of New Scotsman Stock (other than the Series B Preferred Stock) into which the DFC Common Stock represented by the surrendered certificates shall in part have been converted or for which the Warrant shall in part have been purchased. The aggregate amount of cash payable on the Effective Date to all holders of DFC Common Stock will nonetheless be limited to $8 million. Any additional cash due to a holder of DFC Common Stock and any shares of Series B Preferred Stock issuable to a holder of DFC Common Stock pursuant to the Merger will be paid or issued, as the case may be, on the second business day after the Effective Date, after the Maximum Cash Component has been determined.

     The stock transfer books of DFC will be closed and no transfer of DFC Common Stock or the Warrant will be made after the close of business on the business day preceding the Effective Date. Until surrendered, each outstanding certificate representing issued and outstanding shares of record of DFC Common Stock or the Warrant will not be transferable on the books of the surviving corporation or of Scotsman, but will be deemed to evidence the right to receive such cash and/or the number of whole shares of New Scotsman Stock, as the case may be, into which the DFC Common Stock shall have been converted or for which the Warrant shall have been purchased. No dividends or other distributions paid on Scotsman Common Stock, Series A Convertible Preferred Stock or Series B Preferred Stock after the Effective Date will be paid to the holder of a certificate or certificates which represented issued and outstanding shares of DFC Common Stock or the Warrant until such time as such certificate or certificates are surrendered to Scotsman. Upon the surrender of such certificate or certificates and the issuance, in exchange therefor, of certificates evidencing Scotsman Common Stock, Series A Convertible Preferred Stock and Series B Preferred Stock, Scotsman will pay to or at the direction of the holder of the certificate or certificates all such dividends and distributions (without interest).

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties relating to, among other things, the organization and capitalization of Scotsman, DFC and Delfield, the authorization and enforceability of the Merger Agreement, the financial statements of DFC and Delfield and certain documents filed by Scotsman with the Commission, operations of Scotsman and DFC since the date of the most recent audited balance sheet of each company, compliance with laws, and litigation. The representations and warranties of the Merger Shareholders also relate, among other things, to ownership of DFC Common Stock by the Merger Shareholders, the assets, real property, personal property, leased property, accounts receivable, inventories, and intellectual property of Delfield, taxes, undisclosed liabilities, product warranties offered by Delfield, employee benefit plans, insurance, employee and labor relations, customers and suppliers and environmental matters.

CONDITIONS TO THE MERGER

     The parties are not obligated to consummate the Merger unless the Share Issuance has been approved by the requisite vote of the holders of the Scotsman Common Stock, the Merger and the Merger Agreement have been approved by the affirmative vote of all of the issued and outstanding shares of DFC Common Stock, and no holder of DFC Common Stock has delivered a written demand for appraisal of such shareholders' DFC Common Stock under Section 262 of the DGCL. Each of the Merger Shareholders who was a holder of record of DFC Common Stock as of January 11, 1994 has entered into a DFC Custody Agreement, dated January 11, 1994 (the "DFC Custody Agreement"), pursuant to which such Merger Shareholder has, among other things, (i) granted to Onex DHC a proxy to vote, in its sole discretion, all of the shares of DFC Common Stock held by such Merger Shareholder in favor of the Merger and (ii) agreed that it will not exercise appraisal rights under Section 262 of the DGCL with respect to its shares of DFC Common Stock. Continental, as holder of the Warrant, has also entered into an Agreement, dated as of January 11, 1994, with Onex DHC and DFC, pursuant to which it has agreed that, so long as the Merger Agreement remains in effect, either (i) it will not exercise the Warrant, or (ii) if it does exercise the Warrant, it will vote all shares of DFC Common Stock received upon exercise of the Warrant as directed by Onex DHC and will not, in connection with the Merger, exercise any rights of appraisal pursuant to Section 262 of the DGCL.

     The obligations of Scotsman and Merger Sub to consummate the Merger are also subject to the satisfaction (or waiver) of the following conditions: (i) certain of the Merger Shareholders shall have entered into noncompetition agreements with Scotsman; (ii) Scotsman shall have received the resignations of each of the directors of DFC and Delfield, effective as of the Effective Date;
(iii) the Management Agreement, dated May 1, 1991, between Delfield and Onex U.S., the Management Advisory Agreement, dated May 1, 1991, between Delfield and The Matthew Diggs Group, Inc., and the Stockholders' Agreement, dated May 1, 1991, as amended, among certain Merger Shareholders shall have been terminated, and (iv) the average Closing Price of the Scotsman Common Stock for the ten trading days prior to the date of the Special Meeting shall not have been more than $14.50. The obligations of DFC, Delfield and the Merger Shareholders to consummate the Merger are also subject to satisfaction (or waiver by DFC) of the condition that the average Closing Price of the Scotsman Common Stock for the ten trading days prior to the date of the Special Meeting shall not have been less than $10.50.

     The Merger Agreement also contains certain mutual conditions to the obligations of the parties, including the following: (i) all of the issued WAL Ordinary Shares shall have been tendered, accompanied by a stock transfer form executed in blank, and accepted for payment by Tender Sub, and either (A) all of the WAL Preferred Shares shall have been tendered, accompanied by a stock transfer form executed in blank, and not withdrawn, (B) all of the issued WAL Preferred Shares shall have been purchased by Tender Sub or Scotsman for an aggregate purchase price not exceeding L2 million plus accrued dividends, or (C) Scotsman shall be satisfied, in its reasonable judgment, that after giving effect to a contribution of L2 million plus accrued dividends to WAL's ordinary share capital or a subscription for additional WAL Ordinary Shares equal to such amount, WAL will be able to redeem all of the issued WAL Preferred Shares, without certain specified adverse consequences and at no further cost to Scotsman, Tender Sub, WAL or Whitlenge, (ii) the parties shall have received all governmental approvals reasonably necessary to consummate the transactions contemplated by the Merger Agreement (including those necessary to prevent a Material Adverse Effect (as defined in the Merger Agreement) on DFC and Delfield, on the one hand, or on Scotsman and its subsidiaries, on the other hand, in each case taken as a whole, (iii) Scotsman and the Merger Shareholders shall have entered into the Registration Rights Agreement (as described below),
(iv) the NYSE shall have approved for listing, upon official notice of issuance, the Scotsman Fixed Common Shares, the Scotsman Contingent Common Shares, and the shares of Scotsman Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, and (v) other conditions customary in such agreements, including (A) the absence of any material breach by the other party in the performance of its obligations under the Merger Agreement, (B) the continued accuracy, on the Effective Date, of the representations and warranties of the other party contained in the Merger Agreement (except for certain permitted changes in the representations and, with respect to certain representations and warranties, changes which are not material), and (c) the receipt by Scotsman, on or before February 15, 1994, of written commitments, amendments to its existing financing arrangements or other financing arrangements sufficient to pay the cash consideration specified in the Share Acquisition Agreement and the Merger Agreement, and to refinance the outstanding debt of DFC, Delfield and Whitlenge, and, to the extent required, the outstanding debt of Scotsman. SCOTSMAN'S OBLIGATIONS TO CONSUMMATE THE MERGER ARE NOT CONDITIONED UPON THE CONSUMMATION OF SUCH FINANCING. See "Other Related Matters -- Proposed Financing."

     No assurance can be given as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to waive any such condition.

CONDUCT OF BUSINESS PENDING THE MERGER

     Under the Merger Agreement, DFC, Delfield and Scotsman have each agreed to conduct their businesses in the ordinary course pending the Merger and to use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and preserve their relationships with customers and suppliers and other entities.

NON-SOLICITATION AGREEMENT

     Under the Merger Agreement, DFC and Delfield have also agreed that, between the date of the Merger Agreement and the Effective Date, neither they nor any of their affiliates will, nor will they authorize or permit any of their officers, directors, employees, advisers or representatives to, (i) solicit, initiate or encourage any proposal for a merger or other business combination involving DFC or Delfield or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, or any voting securities of, DFC or Delfield or a substantial portion of the assets of Delfield (any of the foregoing constituting a "DFC Acquisition Proposal"), (ii) enter into any agreement with respect to a DFC Acquisition Proposal or (iii) except to the extent required by law as advised by counsel in writing, participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a DFC Acquisition Proposal.

WAIVER AND AMENDMENT; TERMINATION

     The Merger Agreement provides that the parties may amend, modify and supplement the Merger Agreement by mutual agreement in writing.

     The Merger Agreement will terminate upon any termination of the Share Acquisition Agreement. The Merger Agreement may also be terminated at any time prior to the Effective Date (i) by the mutual consent of Scotsman and DFC, (ii) by Scotsman, upon any material breach of certain covenants contained in the Merger Agreement by DFC, Delfield or any of the Merger Shareholders, (iii) by DFC, upon any material breach of certain covenants contained in the Merger Agreement by Scotsman or Merger Sub, (iv) by Scotsman, if any of the conditions precedent to its obligation to proceed with the Merger have not been satisfied (or waived by Scotsman) at such time as such condition can no longer be satisfied, (v) by DFC, if any of the conditions precedent to the obligations of DFC, Delfield and the Merger Shareholders to proceed with the Merger have not been satisfied (or waived by such parties) at such time as such condition can no longer be satisfied, or (vi) by Scotsman or DFC, if the Merger has not been consummated on or before May 1, 1994.

                        THE SHARE ACQUISITION AGREEMENT

TERMS OF THE SHARE ACQUISITION

     Pursuant to the terms of the Share Acquisition Agreement, Scotsman is obligated to make, or to cause Tender Sub to make, a tender offer to purchase all of the issued WAL Ordinary Shares at a cash purchase price equal to the Cash Amounts (as defined below) payable with respect to the WAL "A" Ordinary Shares, the WAL "B" Ordinary Shares and the WAL "C" Ordinary Shares, respectively. If requested by the Stockholder Representative (as such term is defined in "Certain Provisions Common to the Merger Agreement -- Scotsman Common Shares") on or before the fifth business day prior to the commencement of the tender offer, Scotsman or Tender Sub is also obligated to make a tender offer to purchase all of the issued WAL Preferred Shares at the Cash Amount payable for the WAL Preferred Shares. Any amount paid with respect to a class of WAL Ordinary Shares will be allocated among the sellers of such class of shares pro rata in accordance with the respective amounts of shares of such class held by such sellers immediately prior to the Expiration Date (each a "Pro Rata Share"). Each seller of WAL Ordinary Shares will also be entitled to receive such seller's Pro Rata Share of the number of Scotsman Contingent Common Shares, if any, issued in respect of the class of WAL Ordinary Shares held by such seller. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Scotsman Contingent Common Shares."

     If the Stockholder Representative shall have requested Scotsman or Tender Sub to make a tender offer for the WAL Preferred Shares, Cash Amount shall mean, (i) with respect to the WAL "A" Ordinary Shares, the sum of (A) $1,866,300, (B) $4,950 for each Three Month Period, and (C) the product obtained by multiplying $55 by the number of Stub Days, (ii) with respect to the WAL "B" Ordinary Shares, the sum of (A) $7,983,585, (ii) $20,460 for each Three Month Period, and (C) the product obtained by multiplying $227.34 by the number of Stub Days, (iii) with respect to the WAL "C" Ordinary Shares, the sum of (A) $2,592,115, (B) $7,590 for each Three Month Period, and (C) the product obtained by multiplying $84.33 by the number of Stub Days, and (iv) with respect to each WAL Preferred Share, $149 per share plus accrued dividends to the Expiration Date (as defined below). If, on the other hand, the Stockholder Representative shall not have requested Scotsman or Tender Sub, as the case may be, to make a tender offer for all of the WAL Preferred Shares or if Scotsman or Tender Sub shall have purchased, on or before the Expiration Date, all of the issued WAL Preferred Shares for an aggregate purchase price not exceeding (pound)2 million plus accrued dividends, the Cash Amounts with respect to the WAL "A" Ordinary Shares, the WAL "B" Ordinary Shares and the WAL "C" Ordinary Shares will be adjusted by (i) increasing such Cash Amounts by $447,000, $1,847,600 and $685,400, respectively, and (ii) reducing such Cash Amounts by an aggregate amount (the "Purchase Price Reduction Amount") equal to the U.S. dollar equivalent (based upon the applicable exchange rate set forth in The Wall Street Journal on the business day immediately preceding the Expiration
Date) of (A) (pound)2 million or (B) in the event that Scotsman or Tender Sub shall have purchased the WAL Preferred Shares, the amount of the purchase price paid (excluding the amount of any accrued dividends included in such price). If such an adjustment is made, the Cash Amounts with respect to the WAL "A" Ordinary Shares, the WAL "B" Ordinary Shares and the WAL "C" Ordinary Shares will be reduced by 15%, 62% and 23%, respectively, of the Purchase Price Reduction Amount. Such Cash Amounts shall be paid by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated in writing to Scotsman or Tender Sub, as the case may be, by each seller of WAL Ordinary Shares and/or WAL Preferred Shares pursuant to the tender offer.

THE EXPIRATION DATE OF THE OFFER

     The offer to purchase the WAL Ordinary Shares shall expire at 9:00 a.m., New York time, on the Effective Date or such other time (the "Effective Time") and/or date (the "Effective Date") as may be agreed upon by Scotsman and WAL. Scotsman intends to accept for payment the WAL Ordinary Shares and the WAL Preferred Shares, if any, tendered pursuant to the Share Acquisition Agreement as promptly as possible following the satisfaction or waiver of all conditions precedent to its right and obligation to accept such shares. The parties currently anticipate that the Share Acquisition will be
consummated on or about April   , 1994, although there can be no assurance as to
whether or when the Share Acquisition will be consummated. See "Conditions to the Consummation of the Share Acquisition." Scotsman and WAL each have the right to terminate the Share Acquisition Agreement if the Share Acquisition has not been consummated on or before May 1, 1994.

REPRESENTATIONS AND WARRANTIES

     The Share Acquisition Agreement contains various representations and warranties relating to, among other things, the organization and capitalization of Scotsman, WAL, Whitlenge and WB, the authorization and enforceability of the Share Acquisition Agreement, the financial statements of WAL and Whitlenge and certain documents filed by Scotsman with the Commission, operations of Scotsman and WAL since the date of the most recent audited balance sheet of each company, compliance with laws, and litigation. The representations and warranties of the Acquisition Shareholders also relate, among other things, to ownership of the WAL Ordinary Shares by the Acquisition Shareholders, the assets, real property, personal property, leased property, accounts receivable, inventories, and intellectual property of Whitlenge, taxes, undisclosed liabilities, product warranties offered by Whitlenge and WB, employee benefit plans, insurance, employee and labor relations, customers and suppliers and environmental matters.

CONDITIONS TO THE CONSUMMATION OF THE SHARE ACQUISITION

     The parties are not obligated to consummate the Share Acquisition unless the Share Issuance has been approved by the requisite vote of the holders of the Scotsman Common Stock, the tender offer has been unanimously accepted by the holders of all of the WAL Ordinary Shares, and all of the WAL Ordinary Shares have in fact been tendered, accompanied by a share transfer form endorsed in blank, and, if tendered, not withdrawn.

        The obligation of Scotsman or Tender Sub to consummate the Share Acquisition are also subject to the satisfaction (or waiver) of the following conditions: (i) certain of the Acquisition Shareholders shall have entered into noncompetition agreements with Scotsman, (ii) Scotsman shall have received the resignations of each director of WAL, Whitlenge or WB, effective upon the Expiration Date, that it shall have requested to resign, (iii) the Management Agreement, dated May 1, 1991, between WAL and Onex U.S., the Management Advisory Agreement, dated May 1, 1991, between WAL and The Matthew Diggs Group, Inc., and the Shareholders' Agreement, dated April 1, 1992, shall have been terminated, (iv) either (A) all of the WAL Preferred Shares shall have been tendered, accompanied by a stock transfer form executed in blank, and, if tendered, not withdrawn, (B) all of the WAL Preferred Shares shall have been purchased by Tender Sub or Scotsman for an aggregate purchase price not exceeding (pound) million plus accrued dividends, or (C) Scotsman shall be satisfied, in its reasonable judgment, that; after giving effect to a contribution of (pound) million (plus accrued dividends) to WAL's ordinary share capital or a subscription for additional WAL Ordinary Shares equal to such amount, WAL will be able to redeem all of the issued WAL Preferred Shares, without certain specified adverse consequences and at no further cost to Scotsman, Tender Sub, WAL or Whitlenge, (v) the terms of the Service Contracts between Whitlenge, certain Acquisition Shareholders and certain other employees of WAL shall have been extended until April 1, 1995 and shall remain in full force and effect, and (vi) the average Closing Price of the Scotsman Common Stock for the ten trading days prior to the date of the Special Meeting shall not have been more than $14.50. The obligations of the Acquisition Shareholders to consummate the Share Acquisition are also subject to satisfaction (or waiver) of the condition that the average Closing Price of the Scotsman Common Stock for the ten trading days prior to the date of the Special Meeting shall not have been less than $10.50.

     The Share Acquisition Agreement also contains certain mutual conditions to the obligations of the parties, including the following: (i) the Merger Agreement shall continue in full force and effect, and the Merger shall have been consummated simultaneously with the consummation of the Share Acquisition,

(ii) the parties shall have received all governmental approvals reasonably necessary to consummate the transactions contemplated by the Share Acquisition Agreement (including those necessary to prevent a Material Adverse Effect (as defined in the Share Acquisition Agreement) on WAL, Whitlenge and WB, on the one hand, or on Scotsman and its subsidiaries, on the other hand, in each case taken as a whole, (iii) WAL and Whitlenge shall have received consents to the transactions contemplated by the Share Acquisition Agreement under all material contracts to which WAL, Whitlenge or WB is a party which are necessary to prevent a Material Adverse Effect (as defined in the Share Acquisition Agreement) on WAL, Whitlenge and WB, taken as whole, (iv) Scotsman and the Acquisition Shareholders shall have entered into the Registration Rights Agreement (as described below), (v) the NYSE shall have approved for listing, upon official notice of issuance, the Scotsman Contingent Shares issuable under the Share Acquisition Agreement, and (vi) other conditions customary in such agreements, including (A) the absence of any material breach by the other party in the performance of its obligations under the Share Acquisition Agreement and
(B) the continued accuracy, on the Expiration Date, of the representations and warranties of the other party contained in the Share Acquisition Agreement (except for certain permitted changes in the representations and, with respect to certain representations and warranties, changes which are not material), and
(C) the receipt by Scotsman, on or before February 15, 1994, of written commitments, amendments to its existing financing arrangements or other financing arrangements sufficient to pay the cash consideration specified in the Share Acquisition Agreement and the Merger Agreement, refinance the outstanding debt of DFC, Delfield and Whitlenge, and, to the extent required, the outstanding debt of Scotsman. SCOTSMAN'S OBLIGATIONS TO CONSUMMATE THE SHARE ACQUISITION ARE NOT CONDITIONED UPON THE CONSUMMATION OF SUCH FINANCING. See "Other Related Matters -- Proposed Financing."

     No assurance can be given as to when or if all of the conditions precedent to the Share Acquisition can or will be satisfied or waived by the party permitted to waive any such condition.

CONDUCT OF BUSINESS PENDING THE SHARE ACQUISITION

     Under the Share Acquisition Agreement, WAL, Whitlenge and Scotsman have each agreed (and WAL and Whitlenge have agreed to cause WB) to conduct their respective businesses in the ordinary course pending the consummation of the Share Acquisition and to use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and preserve their relationships with customers and suppliers and other entities.

NON-SOLICITATION AGREEMENT

     Under the Share Acquisition Agreement, WAL, Whitlenge and their affiliates have also agreed that, between the date of the Share Acquisition Agreement and the Effective Date, they will not, nor will they authorize or permit any of their officers, directors, employees, advisers or representatives, to (i) solicit, initiate or encourage any proposal for a merger or other business combination involving WAL, Whitlenge or WB or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, or any voting securities of, WAL, Whitlenge or WB or a substantial portion of the assets of Whitlenge or WB (any of the foregoing constituting a "WAL Acquisition Proposal"), (ii) enter into any agreement with respect to a WAL Acquisition Proposal or (iii) except to the extent required by law as advised by counsel in writing, participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a WAL Acquisition Proposal.

WAIVER AND AMENDMENT; TERMINATION

     The Share Acquisition Agreement provides that the parties may amend, modify and supplement the Share Acquisition Agreement by mutual agreement in writing.

     The Share Acquisition Agreement will terminate upon any termination of the Merger Agreement. The Share Acquisition Agreement may also be terminated at any time prior to the Expiration Date (i) by the mutual consent of Scotsman and WAL,
(ii) by Scotsman upon any material breach of certain covenants contained in the Share Acquisition Agreement by WAL, Whitlenge or any of the Acquisition Shareholders, (iii) by WAL, upon any material breach of certain covenants contained in the Share Acquisition Agreement by Scotsman, (iv) by Scotsman, if any of the conditions precedent to its obligation to consummate the Share Acquisition has not been satisfied (or waived by Scotsman) at such time as such condition can no longer be satisfied, (v) by WAL, if any of the conditions precedent to its obligation to consummate the Share Acquisition has not been satisfied (or waived by WAL, Whitlenge and the Acquisition Shareholders) at such time as such condition can no longer be satisfied, or (vi) by Scotsman or WAL, if the Share Acquisition has not been consummated on or before May 1, 1994.

                        CERTAIN PROVISIONS COMMON TO THE
              MERGER AGREEMENT AND THE SHARE ACQUISITION AGREEMENT

SCOTSMAN CONTINGENT COMMON SHARES

     Under the terms of the Merger Agreement and the Share Acquisition Agreement, the holders of DFC Common Stock and the Warrant as of the Effective Date and the sellers of WAL Ordinary Shares shall be entitled to receive up to 667,000 Scotsman Contingent Common Shares if combined earnings before interest, income taxes, depreciation and amortization of Delfield and Whitlenge for the Measurement Periods ("EBITDA") equals or exceeds $17 million. More specifically, the Merger Agreement and Share Acquisition Agreement provide that:

          (i) If EBITDA is less than $17 million, no Scotsman Contingent Common Shares shall be issued;

          (ii) If EBITDA is equal to or greater than $17 million and less than $17.5 million, Scotsman shall deliver,

             (A) to the holders of DFC Common Stock and the Warrant immediately prior to the Effective Time, their respective portion of a number of Scotsman Contingent Common Shares equal to the number obtained by multiplying (1) 520,260 by (2) the quotient obtained by dividing (a) the excess of EBITDA over $17 million by (b) $500,000, and

             (B) to the sellers of the WAL Ordinary Shares purchased by Scotsman in the Share Acquisition, their respective portions, as described below, of a number of Scotsman Contingent Common Shares equal to the number obtained by multiplying (1) 146,740 by (2) the quotient obtained by dividing (a) the excess of EBITDA over $17 million by (b) $500,000; and

          (iii) If EBITDA is equal to or greater than $17.5 million, Scotsman
     (A) shall deliver to the holders of DFC Common Stock and the Warrant immediately prior to the Effective Time, their respective portions of 520,260 Scotsman Contingent Common Shares and (B) shall deliver, or cause Tender Sub to deliver, to the sellers of the WAL Ordinary Shares purchased by Scotsman, their respective portions, as described below, of 146,740 Scotsman Contingent Common Shares.

     The sellers of WAL "A" Ordinary Shares, WAL "B" Ordinary Shares and WAL "C" Ordinary Shares will be entitled to receive an aggregate of 15%, 62% and 23%, respectively, of the total number of Scotsman Contingent Common Shares, if any, issued to the sellers of the WAL Ordinary Shares, in each case to be allocated among the sellers of each such class of shares in accordance with their respective Pro Rata Shares.

     Subject to certain exceptions set forth in Section 2.2 of the Merger Agreement, EBITDA is to be determined in accordance with generally accepted accounting principles applied on a basis consistent with those applied in DFC's 1992 audited, and September 30, 1993 unaudited interim, balance sheets and statements of income, as delivered to Scotsman prior to the execution of the Merger Agreement. EBITDA is also to be computed without regard to any adjustments which may be recorded by Scotsman as a result of the transactions contemplated by the Merger Agreement or the Share Acquisition Agreement or any expenses recorded by Delfield or Whitlenge in connection with the Merger or the Share Acquisition and in accordance with certain other agreed upon principles specified in the Merger Agreement. Under the Merger Agreement and the Share Acquisition Agreement, Scotsman has also agreed to conduct the business of Delfield and Whitlenge, during the Measurement Periods, in accordance with certain agreed-upon operating principles, consistent with the practices and policies of Delfield and Whitlenge as in effect on the closing of the Merger and Share Acquisition.

     In the event that certain events specified in the Merger Agreement and the Share Acquisition Agreement take place between the date of the Merger Agreement and the Share Acquisition and the date on which Scotsman Contingent Common Shares become issuable, an appropriate adjustment will be made in the number of shares of Scotsman Common Stock and/or the kind of securities issued as Scotsman Contingent Common Shares in order to provide the holders of DFC Common Stock and the Warrant as of the Effective Time of the Merger and the sellers of the WAL Ordinary Shares with the same number of shares of Scotsman Common Stock and/or such securities that they would have received had the issuance of the Scotsman Contingent Common Shares occurred immediately prior to such event. Such events include: (i) any stock split, stock dividend, reclassification or similar change with respect to the Scotsman Common Stock, (ii) any conversion, change, exchange or reclassification of Scotsman Common Stock into another security or form of property pursuant to any merger, consolidation, acquisition of business and assets, reorganization or recapitalization, and (iii) the distribution of cash to all holders of Scotsman Common Stock in such an amount and in such a manner that the conversion rate applicable to the Series A Convertible Preferred Stock is adjusted pursuant to Section 6(f)(iv) of the Certificate of Designation for the Series A Convertible Preferred Stock. See "Description of the Series A Convertible Preferred Stock and the Series B Preferred Stock -- Series A Convertible Preferred Stock -- Conversion."

     No later than 90 days after the end of its fiscal year ended January 1, 1995, Scotsman is required to deliver to Onex, as stockholder representative (the "Stockholder Representative"), a notice specifying the amount of EBITDA, together with the principal calculations made in such determination. If Onex is unable or unwilling to serve as Stockholder Representative, then Matthew O. Diggs, Jr., will assume the position. If Matthew O. Diggs, Jr. is unable or unwilling to serve as Stockholder Representative, then those persons who would be entitled to receive 50% or more of the Scotsman Contingent Common Shares issuable pursuant to the Merger Agreement and the Share Acquisition Agreement shall appoint, by written instrument delivered to Scotsman, the person who is to serve as Stockholder Representative.

     The Stockholder Representative will have the right to object to Scotsman's calculation of EBITDA within 45 days of receipt of Scotsman's notice of such calculation. In the event that Scotsman and the Stockholder Representative are unable to resolve their differences within 30 days of the expiration of such 45-day period, any unresolved objections will be submitted for resolution to the Detroit, Michigan office of KPMG Peat Marwick (or such other national accounting firm acceptable to both Scotsman and the Stockholder Representative). The amount of EBITDA, as determined by such accounting firm and giving effect to any other adjustments previously agreed upon by Scotsman and the Stockholder Representative, will be final and binding for purposes of the Merger Agreement and the Share Acquisition Agreement.

     The right to receive Scotsman Contingent Common Shares, if any, shall not be assignable or transferable except by operation of law. A certificate for any whole Scotsman Contingent Common Shares which become issuable under the Merger Agreement or the Share Acquisition Agreement shall be mailed, in accordance with the customary practice of Scotsman or its transfer agent, to holders of DFC Common Stock and the Warrant as of the Effective Time of the Merger and the sellers of the WAL Ordinary Shares, their respective successors by operation of law, or any Permitted Transferee (as defined below), as applicable. No fractional shares of Scotsman Contingent Common Stock will be issued. Instead, the Merger Agreement and the Share Acquisition Agreement both provide that each person who would otherwise receive a fraction of a share of Scotsman Contingent Common Stock will receive, in lieu thereof, a cash amount equal to the value of such fractional share based upon the Closing Price (as defined above) of Scotsman Common Stock on the last business day prior to the issuance of the Scotsman Contingent Common Stock. In the event that any dividend or other distribution is paid to the holders of record of Scotsman Common Stock on or after the date of final determination of EBITDA but before the date of issuance of the Scotsman Contingent Common Shares, Scotsman will also pay, on the date of such issuance, to each person to whom such Scotsman Contingent Common Shares are issued, the amount (without interest) of the dividends or distributions payable with respect to the number of whole Scotsman Contingent Common Shares issued to such person.

INDEMNIFICATION

     The Merger Agreement and the Share Acquisition Agreement each provide that, from and after the Effective Time and the Expiration Time, the Merger Shareholders and the Acquisition Shareholders will indemnify Scotsman, DFC, Delfield, WAL, Whitlenge and WB, together, in each case, with their subsidiaries, affiliates and successors, in an aggregate amount of up to $30 million, for any losses or expenses incurred in connection with, or arising out of (i) any failure of the Merger Shareholders or the Acquisition Shareholders to perform, after the Effective Time or the Expiration Time, any of their obligations which were to be performed after such date under the Merger Agreement or the Share Acquisition Agreement, (ii) any breach of (A) any representation or warranty of DFC, Delfield, or any Merger Shareholder or WAL, Whitlenge or any Acquisition Shareholder contained in the Merger Agreement or the Share Acquisition Agreement or any related documents, and (iii) certain existing proceedings in which Delfield has been named as a defendant, including certain existing claims and proceedings arising out of a fire that occurred on February 5, 1992 at the Indianapolis Athletic Club and any other claim, suit, action or proceeding relating to or arising out of such fire. See "Certain Information Concerning DFC -- Legal Proceedings." Each individual Merger Shareholder or Acquisition Shareholder is obligated to pay only that percentage of each individual loss or expense equal to the percentage of such shareholder's combined interest in DFC and WAL as of the Effective Date and the Expiration Date or, in the aggregate, an amount equal to such percentage times $30 million.

     Scotsman and the corporation surviving the Merger between DFC and Merger Sub (in the case of the Merger Shareholders) are also required, from and after the Effective Time and the Expiration Time, to indemnify the Merger Shareholders and the Acquisition Shareholders, together, in each case, with their subsidiaries, affiliates and successors, in an aggregate amount of up to $30 million, for any losses or expenses incurred in connection with, or arising out of (i) Scotsman's, or such surviving corporation's, failure to perform, after the Effective Time or the Expiration Time, any of the obligations which were to be performed by them after such date under the Merger Agreement or the Share Acquisition Agreement, or (ii) any breach of any representation or warranty of any representation of Scotsman or Merger Sub contained in the Merger Agreement, the Share Acquisition Agreement or any related documents. Under certain circumstances, Scotsman may be required to pay up to 81% of such amount in shares of Series B Preferred Stock (valued for such purpose at 100% of its liquidation preference) and the remainder in cash.

     An indemnifying party is obligated to provide such indemnification only to the extent that the aggregate amount of the losses and expenses incurred by the indemnified parties exceeds $250,000. Such indemnification obligations will continue indefinitely with respect to breaches of post-closing covenants and of a limited number of representations and warranties contained in the Merger Agreement and the Share Acquisition Agreement. The parties will be obligated to provide indemnification with respect to breaches of most of the representations and warranties contained in the Merger and Share Acquisition Agreement, however, only if such breach occurs before the third, or in other instances, the fourth anniversary of the Effective Date or the Expiration Date. The Merger Agreement and Share Acquisition Agreement both provide that, in the event that the Merger or the Share Acquisition, as the case may be, is consummated, such indemnification will constitute the sole remedy for any claim against any party for breach of the Merger Agreement or the Share Acquisition Agreement, respectively, or in connection with any of the transactions contemplated thereby (other than a claim for breach of the noncompetition agreements entered into pursuant to the Merger Agreement or the Share Acquisition Agreement, as the case may be, or of the Registration Rights Agreement (as defined below) or certain other specified breaches).

FEES AND EXPENSES

     The Merger Agreement and Share Acquisition Agreement each provide that, subject to the exceptions set forth below, each of the parties will bear its own costs and expenses in connection with the preparation, negotiation and performance of the Merger Agreement and the Share Acquisition Agreement and the consummation of the transactions contemplated thereby. DFC and Delfield are to bear $390,000 of the expenses incurred by DFC, Delfield and the Merger Shareholders in connection with the Merger Agreement, and Scotsman is to bear $110,000 of the expenses incurred by WAL, Whitlenge and the Acquisition

Shareholders. The Merger Shareholders and the Acquisition Shareholders, respectively, are to bear the remainder of such expenses.

     Notwithstanding the foregoing, DFC and Delfield are obligated to pay up to $1 million of Scotsman's and Merger Sub's expenses (less expenses in an amount up to $220,000 paid by the Acquisition Shareholders to Scotsman under the Share Acquisition Agreement) if (i) the Merger Agreement is terminated (A) by Scotsman, because the Merger Agreement has not been unanimously approved by the holders of all of the DFC Common Stock, or (B) by DFC, if any holder of DFC Common Stock has delivered to DFC a written demand for appraisal of such DFC Common Stock under Section 262 of the DGCL, or (ii) the Share Acquisition Agreement is terminated because the tender offer has not been unanimously accepted by all holders of WAL Ordinary Shares or all of the WAL Ordinary Shares have not been tendered or if tendered, any of the WAL Ordinary Shares have been withdrawn. The Acquisition Shareholders are similarly obligated to pay up to $1 million of Scotsman's expenses (less expenses in an amount up to $780,000 paid to Scotsman and Merger Sub by DFC and Delfield) if the Share Acquisition Agreement is terminated because the tender offer has not been unanimously accepted by all holders of WAL Ordinary Shares or all of the WAL Ordinary Shares have not been tendered or if tendered, any of WAL Ordinary Shares have been withdrawn, or the Merger Agreement is terminated for either of the reasons set forth in clauses (i) and (ii) of the preceding sentence. Following a termination of either the Merger Agreement or the Share Acquisition Agreement for one or more of the reasons set forth in the preceding two sentences, DFC, Delfield, and the Acquisition Shareholders are obligated to pay, in addition to any amounts due for expenses under the preceding two sentences, a fee in the aggregate amount of $3 million (with $2,340,000 of that amount to be paid by DFC and Delfield and $660,000 of that amount to be paid by the Acquisition Shareholders), if, within one year of such termination, any of DFC, Delfield, WAL, Whitlenge or any combination thereof effects an initial public offering of its shares or if any person or persons acquires, in one or a related series of transactions, a substantial portion of the assets of Delfield and Whitlenge or more than 50% of the shares of capital stock of DFC, Delfield, WAL or Whitlenge, in each case for a per share consideration (or the equivalent thereof) representing a valuation of DFC, Delfield, WAL or Whitlenge greater than that represented by the Merger Agreement or the Share Acquisition Agreement.

AGREEMENTS REGARDING THE ELECTION OF DIRECTORS

     Scotsman. Under the terms of the Merger Agreement, Scotsman has agreed, on or before the Effective Date, to increase the size of its board of directors from seven to eight directors, with the additional directorship to be in the class of directors whose term expires at the 1996 annual meeting of shareholders. Scotsman has further agreed to appoint Timothy C. Collins to the currently existing vacancy in the class of directors whose term expires at the 1995 annual meeting of shareholders and to appoint Matthew O. Diggs, Jr. to the newly created directorship. The following table sets forth certain information about Mr. Collins and Mr. Diggs.

                                                                     NO. OF SHARES OF
                                                                   SCOTSMAN COMMON STOCK
                                                                    TO BE BENEFICIALLY
                                                                     OWNED IMMEDIATELY      PERCENT
                                    PRINCIPAL OCCUPATION AND               AFTER              OF
         NAME AND AGE                  OTHER DIRECTORSHIPS          THE EFFECTIVE TIME      CLASS(1)
- ------------------------------   -------------------------------   ---------------------    -------
Timothy C. Collins (38).......   Mr. Collins is a Managing                 89,647(2)           .92%
                                 Director of Onex Investment
                                 Corp. (New York), a management
                                 company for the U.S.
                                 investments of Onex, and has
                                 held that position since 1990.
                                 From 1988 to 1990, he was a
                                 Vice President of Lazard Freres
                                 & Co., an investment banking
                                 firm. He has been a director of
                                 DFC since 1991 and of WAL since
                                 1992. Such positions will
                                 terminate as of the Effective
                                 Date.

                                                                     NO. OF SHARES OF
                                                                   SCOTSMAN COMMON STOCK
                                                                    TO BE BENEFICIALLY
                                                                     OWNED IMMEDIATELY      PERCENT
                                    PRINCIPAL OCCUPATION AND               AFTER              OF
         NAME AND AGE                  OTHER DIRECTORSHIPS          THE EFFECTIVE TIME      CLASS(1)
- ------------------------------   -------------------------------   ---------------------    -------
Matthew O. Diggs, Jr. (60)....   Mr. Diggs is the Chief                   570,128(3)          5.86%
                                 Executive Officer of The Diggs
                                 Group, a New York general
                                 partnership that provides
                                 investment banking services,
                                 and has held that position
                                 since 1990. From 1987 to 1990,
                                 Mr. Diggs was Vice Chairman of
                                 Copeland Corporation, a
                                 refrigerator compressor
                                 manufacturer, having served as
                                 President and Chief Executive
                                 Officer of Copeland Corporation
                                 from 1975 to 1987. Mr. Diggs is
                                 also a director of Bank One,
                                 Dayton, N.A. Mr. Diggs has been
                                 Chairman of the Board of DFC
                                 since its inception in 1991 and
                                 of WAL since 1992. Such
                                 positions will terminate as of
                                 the Effective Date.

- -------------------------
(1) Based upon an estimated total of 9,733,641 outstanding shares of Scotsman Common Stock, on a fully diluted basis. As of December 31, 1993, 7,008,254 shares of Scotsman Common Stock were issued and outstanding. Taking into account the elimination of fractional shares, approximately 1,199,994 shares of Scotsman Common Stock, and 1,999,992 shares of Series A Convertible Preferred Stock, convertible into 1,525,393 shares of Scotsman Common Stock, will be issued in the Merger.

(2) Includes 50,175 shares of Scotsman Common Stock issuable upon the conversion of 65,787 shares of Series A Convertible Preferred Stock to be issued to Mr. Collins in the Merger. The shares do not include any shares of Scotsman Common Stock beneficially owned by Onex as to which Mr. Collins disclaims beneficial ownership. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Ownership and Voting of the New Scotsman Stock."

(3) Includes 250,985 shares of Scotsman Common Stock and 319,043 shares of Scotsman Common Stock issuable upon the conversion of 418,308 shares of Series A Convertible Preferred Stock to be issued in the Merger to EJJM, a New York general partnership of which Mr. Diggs is the sole managing general partner, 70 shares of Scotsman Common Stock owned by Mr. Diggs prior to the Merger, and 30 shares of Scotsman Common Stock owned by Mr. Diggs' son, Matthew O. Diggs III. Mr. Diggs disclaims beneficial ownership of the 30 shares owned by his son.

     Scotsman has further agreed that, so long as the Merger Shareholders, the Acquisition Shareholders and their Permitted Transferees (as defined below) (collectively, the "New Scotsman Shareholders") own, on a fully diluted basis, at least 1,688,578 shares of Scotsman Common Stock (reduced by one-half of the amount equal to the excess, if any, of 651,733 over the sum of the number of Scotsman Contingent Common Shares finally determined to be issuable under the terms of the Merger Agreement and the Share Acquisition Agreement, respectively (the "Reduction Amount")), the New Scotsman Shareholders, as a group, will be entitled to designate the persons nominated by Scotsman's Board of Directors to fill the directorships initially held by Mr. Collins and Mr. Diggs. If at any time the New Scotsman Shareholders own, on a fully diluted basis, fewer than 1,688,578 shares of Scotsman Common Stock (reduced by one-half of the Reduction Amount) but more than 1,114,462 shares of Scotsman Common Stock (reduced by 33% of the Reduction Amount), the New Scotsman Shareholders will have the right to designate only one person to be nominated to fill a directorship. The designation of such person will be made pursuant to the New Stockholders' Agreement (as defined below). If, at any time, the New Scotsman Shareholders own, on a fully diluted basis, fewer than

1,114,462 shares of Scotsman Common Stock (reduced by 33% of the Reduction Amount) the New Scotsman Shareholders will have no further right under the Merger Agreement to designate any nominees for election to Scotsman's Board of Directors. In the event of a recapitalization, stock dividend, split or other similar change taking place after the date of the Merger Agreement, the stock ownership numbers set forth in the preceding sentences will be appropriately adjusted.

     Pursuant to a Stockholders' Agreement, dated as of January 11, 1994, among the Merger Shareholders and the Acquisition Shareholders (as amended from time to time, the "New Stockholders' Agreement"), the Merger Shareholders and the Acquisition Shareholders have agreed that, so long as they are entitled to designate two members of Scotsman's Board of Directors, Onex, so long as it holds Scotsman Common Stock or Series A Convertible Preferred Stock, shall have the right to designate (and remove) one such director and EJJM, so long as it holds Scotsman Common Stock or Series A Convertible Preferred Stock shall have the right to designate (and remove) the other such director. If the New Scotsman Shareholders are entitled to designate only one member of Scotsman's Board of Directors, whichever of Onex or EJJM owns the higher percentage of Scotsman Common Stock (on a fully diluted basis) at the time of such designation will be entitled to make such designation. In all other cases, the holders of a majority of the Scotsman Common Stock (on a fully diluted basis) held by the New Scotsman Shareholders at the time that they are entitled to designate one or more members of Scotsman's Board of Directors shall make such designation. Scotsman is not a party to the New Stockholders Agreement and therefore cannot enforce the obligations of any party thereunder.

     So long as the New Scotsman Shareholders are entitled to designate at least one nominee to Scotsman's Board of Directors, (i) Scotsman has agreed to cause the size of the Board of Directors not to exceed eight directors (unless the holders of shares of any preferred stock of Scotsman, including the Series A Convertible Preferred Stock, are entitled to elect directors pursuant to the applicable certificate of designation for such preferred stock, in which case, the size of the board may be increased by the number of additional directors required to be added under such certificate of designation), and (ii) subject to certain limited exceptions with respect to shares of capital stock held or acquired by affiliates of Pacific Mutual and PM, the Merger Shareholders and the Acquisition Shareholders have agreed to vote, to cause any affiliates or associates controlled by them to vote, and to use reasonable best efforts to cause any other affiliates or associates to vote, all shares of capital stock of Scotsman owned by them in favor of all of the nominees to the Board of Directors recommended by Scotsman's Board of Directors.

     The right of the New Scotsman Shareholders to designate one or more nominees to Scotsman's Board of Directors and their obligation pursuant to clause (ii) of the preceding sentence will terminate on the tenth anniversary of the date of the Merger Agreement and the Share Acquisition Agreement unless such obligation is extended by written agreement among Scotsman and the New Scotsman Shareholders, after the eighth but before the tenth anniversary of such date.

     If the right of the New Scotsman Shareholders to designate one or more nominees to Scotsman's Board of Directors shall cease (either because the number of shares of Scotsman Common Stock held by the New Scotsman Shareholders has declined below the levels specified above or because their obligations under the Merger Agreement and the Share Acquisition Agreement have not have been extended in accordance with the preceding paragraph) at a time when any designee of the New Scotsman Shareholders is currently a member of Scotsman's Board of Directors, then, upon Scotsman's request, (i) any such designee who is a New Scotsman Shareholder shall promptly resign as a director, and (ii) the New Scotsman Shareholders will use their best efforts to cause any designee or designees who are not New Scotsman Shareholders to resign promptly.

     Under the New Stockholders' Agreement, each Merger Shareholder who is a Merger Shareholder as of the date of the New Stockholders' Agreement further agrees not to reduce prior to the Merger or, for a period of twelve months following the Effective Date, such Merger Shareholder's ownership of New Scotsman Stock to a number of shares having value, as of the Effective Date, of less than 40% of the consideration received by such Merger Shareholder (excluding any Scotsman Contingent Common Shares and including any amounts received by such Merger Shareholder in connection with a Permitted Distribution). Each Merger Shareholder and Acquisition Shareholder further agrees not to sell or dispose of any New Scotsman Stock, other than in an underwritten public offering or sale effected in a public market by a broker, without obtaining from the transferee and delivering to the other parties to the New Stockholders' Agreement and to Scotsman, such transferee's written consent to become a party to the New Stockholders' Agreement.

     "Permitted Transferees," with respect to any Merger Shareholder or Acquisition Shareholder (other than Onex or Onex DHC), include: (i) any other Merger Shareholder or Acquisition Shareholder, respectively, (ii) any of its controlled affiliates, (iii) in the event of the dissolution, liquidation, or winding up of any Merger Shareholder or Acquisition Shareholder that is a partnership or a corporation, the partners, shareholders or certain successor partnerships or successor corporations of the Merger Shareholder or the Acquisition Shareholder, (iv) a transferee by testamentary or intestate disposition, (v) the spouse, children and/or other relatives of such Merger Shareholder or Acquisition Shareholder, (vi) certain trust transferees by inter vivos transfer, or (vii) certain successor nominees or trustees to whom shares of DFC Common Stock or WAL Ordinary Shares have been transferred prior to the Effective Time or the Expiration Date, respectively. The aggregate number of shares transferred from one Merger Shareholder to any other Merger Shareholder may not exceed 1,500,000, and the aggregate number of shares transferred from any Acquisition Shareholder to any other Acquisition Shareholder may not exceed 300,000. Subject to certain limited exceptions with respect to Permitted Transferees of Acquisition Shareholders, any Permitted Transferee who was not a Shareholder of DFC or WAL, as the case may be, prior to such transfer shall agree, in writing, to be bound by the obligations of a New Scotsman Shareholder under the Merger Agreement or the Share Acquisition Agreement, as applicable.

OWNERSHIP AND VOTING OF THE NEW SCOTSMAN STOCK

     Immediately following the Merger and the Share Acquisition, the shareholders of DFC and WAL will hold approximately 28% of the issued and outstanding shares of Scotsman Common Stock, based on the number of shares of Scotsman Common Stock issued and outstanding as of December 31, 1993 and assuming conversion of all of the shares of Series A Convertible Preferred Stock. The three largest shareholders of DFC, Onex, Pacific Mutual (together with its affiliate PM), and EJJM will hold approximately 13.2%, 8.1% and 5.9%, respectively, of the outstanding Scotsman Common Stock, based on the number of shares of Scotsman Common Stock issued and outstanding as of December 31, 1993 and assuming conversion of all of the shares of the Series A Convertible Preferred Stock.

     If the shareholders of DFC and WAL subsequently become entitled to receive all 667,000 Scotsman Contingent Common Shares, they will hold, in the aggregate, and based upon the same assumptions set forth in the preceding paragraph, approximately 33% of the issued and outstanding Scotsman Common Stock. Under such circumstances, Onex, Pacific Mutual (together with its affiliate PM), and EJJM will hold approximately 15.5%, 8.5% and 6.8%, respectively, of the outstanding Scotsman Common Stock.

     Under the New Stockholders' Agreement, each of the Merger Shareholders and the Acquisition Shareholders has granted Onex an irrevocable proxy with respect to all of the New Scotsman Stock issued or issuable to such shareholder in connection with the Merger and the Share Acquisition. Such proxy includes the right to vote for the transaction of any and all business that may come before an annual, general or special meeting of Scotsman's shareholders, including the right to vote for the sale of all or any part of the assets of Scotsman and/or the liquidation and the dissolution of Scotsman. Such proxy will automatically terminate on January 10, 1999 or if Onex shall hold less than 30% of the number of shares of Scotsman Common Stock (on a fully diluted basis) initially acquired by it pursuant to the Merger. Such proxy will also terminate with respect to specific shares of New Scotsman Stock upon the sale or transfer of such New Scotsman Stock to any person other than a person that directly or indirectly controls, is controlled by, or is under common control with, or, in the case of an individual shareholder, is a member of the immediate family of, any such transferring shareholder.

     Immediately following the Merger and the Share Acquisition, Onex will therefore have the right, under the New Stockholders' Agreement, to vote 28% of the issued and outstanding shares of Scotsman Common Stock, based on the number of shares of Scotsman Common Stock issued and outstanding as of December 31,

1993 and assuming the conversion of all of the outstanding shares of the Series A Convertible Preferred Stock. If the shareholders of DFC and WAL subsequently become entitled to receive the maximum number of Scotsman Contingent Common Shares issuable to such shareholders under the terms of the Merger Agreement and the Share Acquisition Agreement, Onex will have the right, under the New Stockholders' Agreement, to vote approximately 33% of the issued and outstanding shares of Scotsman Common Stock, based on the number of shares of Scotsman Common Stock issued and outstanding as of December 31, 1993 and assuming the conversion of all of the outstanding shares of the Series A Convertible Preferred Stock.

STANDSTILL AGREEMENT

     Under the terms of both the Merger Agreement and the Share Acquisition Agreement, unless specifically requested in writing, in advance, by Scotsman's Board of Directors, the New Scotsman Shareholders may not, for a period of five years from the date of the Merger Agreement and the Share Acquisition Agreement, directly or indirectly (i) acquire any voting securities or securities convertible into, or any rights, warrants or options to acquire, any voting securities of Scotsman (other than pursuant to the Merger Agreement and the Share Acquisition Agreement or upon conversion of the Series A Convertible Preferred Stock issued in the Merger), (ii) make, or assist or induce any other person to make, any proposal regarding an acquisition or other transaction that could result in a change of control of Scotsman, (iii) solicit proxies or otherwise participate in a proxy contest with respect to Scotsman, (iv) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing actions, (v) request a waiver to permit any of the foregoing actions, or (vi) take any action with respect to any of the foregoing matters which requires public disclosure. In the event, however, that the Merger Agreement and the Share Acquisition Agreement are terminated in accordance with their terms, the New Scotsman Shareholders, together with their affiliates, may acquire beneficial ownership of shares of Scotsman Common Stock representing less than 5% of the outstanding shares.

     Under the terms of the Merger Agreement and the Share Acquisition Agreement, the New Scotsman Shareholders and their successors are also prohibited from selling, in any transaction or related transactions, more than 500,000 shares of Scotsman Common Stock (on a fully diluted basis and appropriately adjusted for any recapitalization, stock dividend, stock split or other change in the capital stock taking place after the date of the Merger Agreement) to a single person or group (other than a group of underwriters in connection with an underwritten public offering) unless such person or group agrees to the provisions of this paragraph and the preceding paragraph. Under the terms of the Merger Agreement, certain restrictions described in this section do not apply to certain affiliates of Pacific Mutual and PM.

CERTAIN EFFECTS OF THE AGREEMENTS REGARDING THE ELECTION OF DIRECTORS AND STANDSTILL AGREEMENTS

     The provisions of the Merger Agreement relating to the voting of the New Scotsman Stock in the election of directors and the standstill provisions are expected to deter any attempt by the New Scotsman Shareholders to effect an acquisition or change of control of Scotsman without the prior approval of Scotsman's Board of Directors. The provisions may also deter any such attempt by such other persons who, in the absence of such provisions, might otherwise have acquired from the New Scotsman Shareholders a substantial number of shares of the New Scotsman Stock. Such provisions may also discourage a merger, tender offer or proxy contest by persons other than the New Scotsman Shareholders.

                             OTHER RELATED MATTERS

PROPOSED FINANCING

     In order to provide the financing for the cash to be paid by Scotsman for the WAL Ordinary Shares pursuant to the Share Acquisition Agreement, the cash portion of the consideration to be paid by Scotsman with respect to the DFC Common Stock in the Merger, refinancing of up to $50 million of outstanding indebtedness of DFC and Delfield (depending, in part, on the amount of Permitted Distributions, if any), replacement letters of credit for approximately $9 million of Scotsman's outstanding industrial revenue bonds and working capital for Scotsman and its subsidiaries after the Merger and the Share Acquisition are consummated, and transaction costs associated with the Merger and Share Acquisition, Scotsman intends to obtain a new credit facility (the "New Credit Facility") in the amount of $90 million from a group of lenders for which The First National Bank of Chicago ("First Chicago") will act as agent. If Scotsman does not obtain such an amendment to the existing agreement under which $20 million of its 11.43% Senior Notes due May 1, 1998 (the "Term Notes") are presently outstanding, as may be necessary to facilitate the Merger and the Share Acquisition, then the New Credit Facility will be in the amount of $110 million and a portion of the proceeds thereunder will be used to refinance the Term Notes. Scotsman contemplates that its existing $25 million Revolving Credit Agreement and $5 million domestic line of credit will be terminated effective upon the consummation of the Merger and the Share Acquisition. There are no amounts currently outstanding under such Revolving Credit Agreement or line of credit.

     Scotsman has received a commitment letter (the "Commitment Letter") from First Chicago to provide $45 million of the New Credit Facility and to use its best efforts to form a syndicate of lenders to provide the balance of the New Credit Facility. The terms of the definitive credit agreement providing for the New Credit Facility (the "New Credit Agreement") have not yet been finalized. The following is a summary of the principal terms of the New Credit Facility based upon the Commitment Letter and is subject to finalization and execution of the New Credit Agreement. Although it is possible that the definitive terms of the New Credit Agreement could vary from those described below, Scotsman believes that the definitive terms of the New Credit Agreement will not be different in any material respect from those described below. The obligations of the parties under the Share Acquisition Agreement to consummate the Share Acquisition and under the Merger Agreement to consummate the Merger are subject to Scotsman's having obtained, on or before February 15, 1994, written commitments sufficient to pay the cash consideration specified in the Share Acquisition Agreement and the Merger Agreement, and to refinance the outstanding debt of DFC, Delfield and Whitlenge, and, to the extent required, the outstanding debt of Scotsman. SCOTSMAN'S OBLIGATIONS TO CONSUMMATE THE SHARE ACQUISITION AND THE MERGER ARE NOT CONDITIONED UPON THE CONSUMMATION OF SUCH FINANCING. Consummation of financing under the New Credit Agreement will be subject to fulfillment of various conditions, including the satisfactory completion by the lenders of their due diligence review of Scotsman, DFC, WAL and their respective subsidiaries, the lenders' satisfaction with all financial, accounting and tax aspects of the Merger and the Share Acquisition, the execution and delivery of loan documents mutually acceptable to Scotsman and the lenders, no material adverse change in the condition or prospects of Scotsman, DFC, WAL or any of their respective subsidiaries, and consummation of the Merger and the Share Acquisition.

     The Commitment Letter contemplates a revolving credit facility reducing by $7 million at the end of each of years one and two, $12 million at the end of year three, and $5 million at the end of each of years four and five, with the remaining balance due at the end of year six. If Scotsman receives a $110 million facility, then the reductions at the end of each of years four and five would be $15 million. In addition, in the event of substantial asset sales by Scotsman (other than the sale of inventory in the ordinary course of business) Scotsman will be required to use 100% of the proceeds to reduce the New Credit Facility (or, if Scotsman receives a $90 million facility, to reduce the New Credit Facility and pay the Term Notes on a pari passu basis).

     Borrowings under the New Credit Agreement will bear interest at a floating rate based upon, at Scotsman's option, (i) the higher of First Chicago's corporate base rate or the Federal funds rate plus 1/2% per annum, or (ii) the rate offered by First Chicago for deposits in the relevant Eurocurrency, plus an applicable margin. The applicable margin will vary between .75% and 1.125% per annum, depending upon Scotsman's ratio of earnings before interest, taxes and amortization to total interest.

     It is anticipated that the New Credit Agreement will include various restrictive covenants that will apply to Scotsman, including restrictions on the payment of dividends, the incurrence of additional indebtedness, the sale of assets, consolidations and mergers, and capital expenditures, and will contain various financial covenants that will apply to Scotsman.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Merger may not be consummated until notice and specified information has been furnished to the Antitrust Division of the Department of Justice (the "Department of Justice") and the Federal Trade Commission ("FTC"), and certain waiting period requirements have been satisfied. Scotsman and DFC filed such notice and information with the Department of Justice and the FTC on January 24, 1994.

MANAGEMENT OF DFC AND WAL FOLLOWING THE MERGER AND THE SHARE ACQUISITION

     Scotsman's receipt of the resignations of all of the current directors of DFC and of those directors of WAL that Scotsman shall have requested to resign is a condition precedent to Scotsman's obligations to consummate the Merger and the Share Acquisition, respectively. The Merger Agreement provides that, following the Effective Date, the initial Board of Directors of DFC, as the surviving corporation, will consist of not less than three directors, all of whom will be appointed by Scotsman. Scotsman currently anticipates that, upon consummation of the Merger and the Share Acquisition, Kevin E. McCrone, the President of Delfield, and Michael de St. Paer, the Managing Director of Whitlenge, will continue in such positions and will become executive officers of Scotsman. For certain information about Mr. McCrone and Mr. de St. Paer, see "Certain Information Concerning DFC -- Executive Compensation; Management" and "Certain Information Concerning Whitlenge -- Executive Compensation; Management," respectively.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND THE SHARE ACQUISITION

     As a condition to Scotsman's obligation to consummate the Share Acquisition, Whitlenge and three of the Acquisition Shareholders, Michael de St. Paer, Graham F. Cook and Christopher R.L. Wheeler, are required to have entered into an amendment to such Acquisition Shareholder's employment agreement with Whitlenge, extending the term of such employment agreement is extended until April 1, 1995.

     Under their respective employment agreements, Mr. de St. Paer, Mr. Cook and Mr. Wheeler are each entitled to receive a fixed base salary, subject to annual review, and to participate in Whitlenge's bonus plan, as fixed from time to time by Whitlenge's Board of Directors. Mr. de St. Paer's, Mr. Cook's and Mr. Wheeler's base salaries for Whitlenge's 1994 fiscal year have been fixed at (pound)74,984, (pound)50,000 and (pound)51,523, respectively. Mr. de St. Paer, Mr. Cook and Mr. Wheeler are also entitled to participate in certain employee benefit plans maintained by Whitlenge, including a pension and life insurance plan, and medical insurance and permanent health and disability plans covering both the employee and his immediate family. Each of Mr. de St. Paer, Mr. Cook and Mr. Wheeler are also entitled to the use of a company car and related expenses. Each of the employment agreements currently extends to April 1, 1994 and, thereafter, will continue in effect until terminated by either party upon not less than 6 months' prior written notice to the other party.

     Following the Merger and the Share Acquisition, two of the New Scotsman Shareholders, Timothy C. Collins and Matthew O. Diggs, Jr., will also be directors of Scotsman, and Scotsman currently anticipates that one of the Merger Shareholders, Kevin E. McCrone, and one of the Acquisition Shareholders, Mr. Michael de St. Paer, will become executive officers of Scotsman. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Agreements Regarding Election of Directors" and "Management of DFC and WAL Following the Merger and the Share Acquisition." The Merger Shareholders and the Acquisition Shareholders have also entered into certain agreements regarding the appointment of Mr. Collins and Mr. Diggs to Scotsman's Board of Directors, the right to designate one or two nominees to Scotsman's Board of Directors, and the voting of shares of Scotsman's capital stock for the nominees recommended by Scotsman's Board of Directors. See "The Merger, Share Acquisition and Related Transactions -- Agreements Regarding the Election of Directors."

NON-COMPETITION AGREEMENTS

     As a condition to Scotsman's obligation to consummate the Merger and the Share Acquisition, Onex, Matthew O. Diggs, Jr., all of the Merger Shareholders (other than Pacific, PM, and certain trusts which are parties to the Merger Agreement) and all of the Acquisition Shareholders (other than EJJM) are required to enter into a Non-Competition Agreement with Scotsman under which such shareholder agrees, for a period of three years from the Effective Date, not to engage in certain activities competitive with Scotsman or its subsidiaries.

AMENDMENT TO RIGHTS AGREEMENT

     In connection with the execution of the Merger Agreement and the Share Acquisition Agreement, Scotsman and the Rights Agent amended the Rights Agreement to provide that if the New Scotsman Shareholders are deemed to be a "group" for the purpose of acquiring, holding, voting or disposing of Scotsman Common Stock (a "Group"), then such Group would not be an "Acquiring Person" under the Rights Agreement. The amendment to the Rights Agreement provides that such a Group will not be an "Acquiring Person" so long as (i) 95% of the shares of Scotsman Common Stock beneficially owned by such Group are beneficially owned (other than by reason of being a member of such Group) by New Scotsman Shareholders, and (ii) each member of such Group beneficially owns no shares of Scotsman Common Stock (other than by reason of being a member of such Group) other than (a) shares acquired by such member pursuant to the Merger or the Share Acquisition, (b) certain shares identified in schedules to the Merger Agreement and the Share Acquisition Agreement as being owned by such member, (c) shares acquired upon conversion of the Series A Convertible Preferred Stock acquired by such member in the Merger, (d) shares issued as dividend or other distribution with respect to such shares of Scotsman Common Stock or Series A Convertible Preferred Stock and (e) shares acquired from such member by certain permitted persons. The provisions of the amendment to the Rights Agreement described above will expire on the same date (January 12, 1999) that the standstill provisions of the Merger Agreement and the Share Acquisition Agreement expire. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Standstill Agreement."

     The amendment to the Rights Agreement further provides that after January 12, 1999, no Group shall be an "Acquiring Person" solely by reason of the provisions of the Merger Agreement and the Share Acquisition Agreement with respect to voting and designation of nominees for director of Scotsman. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Agreements Regarding the Election of Directors."

AMENDMENTS TO EXECUTIVE SEVERANCE AGREEMENTS

     In connection with the execution of the Merger Agreement and the Share Acquisition Agreement, Scotsman and each of its executive officers which entered into an Executive Severance Agreement amended such Agreement to provide that a "Change in Control" thereunder shall not occur as a result of the Share Issuance or the approval by the shareholders of Scotsman of the Share Issuance.

ACCOUNTING TREATMENT

     The Merger and Share Acquisition will be accounted for as a "purchase" transaction for accounting and financial reporting purposes.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING IS A GENERAL DISCUSSION OF THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE SHARE ACQUISITION TO THE MERGER SHAREHOLDERS AND THE ACQUISITION SHAREHOLDERS. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), EXISTING AND PROPOSED TREASURY REGULATIONS PROMULGATED THEREUNDER, AND ADMINISTRATIVE AND JUDICIAL INTERPRETATIONS THEREOF, ALL AS IN EFFECT OR AS PROPOSED ON THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT OR DIFFERENT INTERPRETATIONS. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OR CONSEQUENCES THAT MAY BE APPLICABLE TO A PARTICULAR MERGER SHAREHOLDER OR ACQUISITION SHAREHOLDER BECAUSE OF ITS PARTICULAR TAX STATUS.

     The Merger. The Merger Agreement provides that the parties intend the Merger to constitute a reorganization described in Section 368(a) of the Code and will use their reasonable best efforts to cooperate in achieving such a tax-free reorganization. Assuming the Merger constitutes a reorganization described in section 368(a) of the Code, the following will be the principal U.S. federal income tax consequences of the Merger. The discussion that follows assumes that a Merger Shareholder is a citizen or resident of the United States or a corporation, partnership or other entity created or organized under the laws of the United States or a political subdivision thereof and that such Merger Shareholder held its DFC Common Stock as a capital asset immediately prior to the Effective Date. For purposes of the discussion that follows, the New Scotsman Stock includes fractional shares of New Scotsman Stock deemed for federal income tax purposes to have been issued to a Merger Shareholder and redeemed by Scotsman, as described below.

     Based on the foregoing assumption, Merger Shareholder will recognize no gain or loss as a result of the Merger except to the extent such Merger Shareholder receives cash in the Merger. Accordingly, a Merger Shareholder will recognize capital gain, but not loss, to the extent of the lesser of (i) the excess of (a) the sum of the fair market value of the New Scotsman Stock received by such Merger Shareholder (other than any New Scotsman Stock characterized as imputed interest as described below), and the cash received by such Merger Shareholder other than cash received in lieu of fractional shares of New Scotsman Stock (the "Cash Consideration") over (b) the basis of the Merger Shareholder in its DFC Common Stock surrendered therefor and (ii) the amount of Cash Consideration received by such Merger Shareholder in the Merger. The aggregate basis of a Merger Shareholder in its New Scotsman Stock (other than any New Scotsman Stock characterized as imputed interest) will be the same as that of the DFC Common Stock surrendered by the Merger Shareholder in the Merger, reduced by the fair market value of the Cash Consideration received by such Merger Shareholder and increased by the amount of gain, if any, recognized with respect to such DFC Common Stock in the Merger. The holding period of a Merger Shareholder for New Scotsman Stock (other than any New Scotsman Stock characterized as imputed interest) will include the holding period of the DFC Common Stock exchanged therefor.

     A portion of the Scotsman Contingent Common Shares, if any, received by a Merger Shareholder pursuant to the Merger may be recharacterized as imputed interest which is ordinary income.

     The payment of cash in lieu of any fractional share interest of New Scotsman Stock will be treated as if the fractional share is distributed pursuant to the Merger and then redeemed by Scotsman. Accordingly, a Merger Shareholder will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of any fractional share interest and the basis of the Merger Shareholder in the fractional share interest (as determined in accordance with the rules described above).

     It is possible that the Internal Revenue Service will take the position that the Merger does not qualify as a reorganization described in section 368(a) of the Code. If the Internal Revenue Service were to prevail in such a position, all of the gain or loss realized by a Merger Shareholder as a result of the Merger would be subject to tax.

     The Share Acquisition. The exchange of WAL Ordinary Shares for cash and, possibly, for Scotsman Contingent Common Shares will be a taxable exchange for U.S. federal income tax purposes. Accordingly, an Acquisition Shareholder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of Scotsman Contingent Common Shares received by such Acquisition Shareholder (other than any portion thereof characterized as imputed interest) and (ii) the Acquisition Shareholder's basis in its WAL Ordinary Shares. Any gain or loss recognized by an Acquisition Shareholder will be capital gain or loss assuming the Acquisition Shareholder held its WAL Ordinary Shares as capital assets immediately prior to the Effective Date. A portion of the Scotsman Contingent Common Stock, if any, received by an Acquisition Shareholder may be reclassified as imputed interest which is ordinary income.

     THE FOREGOING IS INTENDED TO BE ONLY A SUMMARY OF THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE SHARE ACQUISITION TO MERGER SHAREHOLDERS AND ACQUISITION SHAREHOLDERS AND SHOULD NOT BE CONSIDERED TO BE TAX ADVICE. THERE CAN BE NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL CONCUR IN ALL OR ANY OF THE ABOVE DISCUSSION.

     THE MERGER AGREEMENT PROVIDES THAT THE PARTIES TO THE MERGER AGREEMENT WILL RELY SOLELY ON THEIR OWN ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. EACH MERGER SHAREHOLDER AND ACQUISITION SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISER CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE SHARE ACQUISITION TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE AND LOCAL LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATION.

REOFFERINGS AND RESALES OF NEW SCOTSMAN STOCK; REGISTRATION RIGHTS AGREEMENT

     Each New Scotsman Shareholder who is not an "affiliate" (as such term is defined under the Securities Act) of DFC or WAL may, subject to the restrictions imposed under the Merger Agreement and the Share Acquisition Agreement described above under "Standstill Agreement", resell the New Scotsman Stock issued to them in the Merger and the Share Acquisition without restriction.

     Each New Scotsman Shareholder who is an affiliate of DFC or WAL may not resell the New Scotsman Stock issued to such shareholder in the Merger or the Share Acquisition except, subject to such restrictions imposed by the Merger Agreement and the Share Acquisition Agreement, (i) the Scotsman Fixed Common Shares, the Series A Convertible Preferred Stock and the shares of Scotsman Common Stock, issuable upon the conversion of the Series A Convertible Preferred Stock, may be reoffered or resold pursuant to this Prospectus for a period of 45 days following the effective date of the Merger, (ii) pursuant to any other effective registration statement under the Securities Act covering such shares,
(iii) in compliance with Rule 145 promulgated under the Securities Act or (iv) in compliance with another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits the New Scotsman Stock held by a New Scotsman Shareholder who is an affiliate of DFC or WAL to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in broker's transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Scotsman Common Stock or the average weekly trading volume in Scotsman Common Stock on all exchanges during the four calendar weeks proceeding such sale. Sales under Rule 144 are also subject to the availability of current public information about Scotsman and, in the Registration Rights Agreement described below, Scotsman has agreed to make and keep such public information available. These restrictions on sales (other than those restrictions imposed under the "standstill" provisions of the Merger Agreement and the Share Acquisition Agreement) will cease to apply under most circumstances once a New Scotsman Shareholder who was formerly an affiliate of DFC or WAL and who does not become an affiliate of Scotsman after the consummation of the Merger and the Share Acquisition has held the New Scotsman Stock for at least two years, provided that current public information about Scotsman remains available.

     Shares of New Scotsman Stock held by affiliates of Scotsman will be subject to additional restrictions on the sales of such shares.

     As a condition to the obligations of each party to consummate the Merger and the Share Acquisition, Scotsman and the New Scotsman Shareholders are required to enter into a Registration Rights Agreement (the "Registration Rights Agreement") in connection with the Merger and the Share Acquisition. Under the Registration Rights Agreement, New Scotsman Shareholders who (together with their affiliates and associates) hold not less than 250,000 shares of Scotsman Common Stock (including shares of Scotsman Common Stock issuable upon conversion of the Series A Convertible Preferred Stock) may, subject to certain limitations, require Scotsman to effect up to three registrations of such shares under the Securities Act. Under the Registration Rights Agreement, New Scotsman Shareholders who hold not less than 100,000 shares of Scotsman Common Stock also have rights, subject to certain exemptions and limitations, to request that Scotsman include such shares in other registrations by Scotsman of its securities under the Securities Act an unlimited number of times. All expenses incident to such registrations (other than underwriting discounts and selling commissions applicable to the sale of such shareholders' shares and fees and expenses of counsel to the selling shareholders) are to be borne by Scotsman.

STOCK EXCHANGE LISTING

     Scotsman has applied to list on the NYSE, subject to official notice of issuance, the Scotsman Fixed Common Shares, Scotsman Contingent Common Shares, and shares of Scotsman Common Stock issuable upon conversion of the Series A Convertible Preferred Stock. Approval of the listing of such shares is a condition to the respective obligations of the parties to consummate the Merger and Share Acquisition.

                    DESCRIPTION OF THE SERIES A CONVERTIBLE
                PREFERRED STOCK AND THE SERIES B PREFERRED STOCK

     The statements under this caption relating to the Series A Convertible Preferred Stock and the Series B Preferred Stock are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Certificate of Designation of the Series A Convertible Preferred Stock and the Certificate of Designation of Series B Preferred Stock (the "Certificates of Designation") and are qualified in their entirety by express reference to the Certificates of Designation, copies of which are filed as an exhibit to the Registration Statement of which this Proxy Statement - Prospectus is a part. Summaries herein of certain provisions of Scotsman's Restated Certificate of Incorporation ("Scotsman's Certificate of Incorporation") do not purport to be complete and are subject and qualified in their entirety by reference to all provisions of Scotsman's Certificate of Incorporation.

GENERAL

     The authorized capital stock of Scotsman includes 10,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are currently outstanding. The Board of Directors is authorized by Scotsman's Certificate of Incorporation to issue any or all shares of the preferred stock in one or more series, and to fix the voting powers, full or limited, and the designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, applicable to the shares to be included in any such series as may be permitted by the DGCL.

SERIES A CONVERTIBLE PREFERRED STOCK

     Amount and Stated Value. The number of authorized shares of Series A Convertible Preferred Stock will be 2,000,000. The Series A Convertible Preferred Stock will have a stated value of $11.25 per share.

     Dividend Rights. The holders of the Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by Scotsman's Board of Directors out of funds of Scotsman legally available therefor (and subject to the limitation described in the last sentence of this paragraph), cumulative cash dividends at the rate of $0.62 per annum per share payable quarterly in installments on January 15, April 15, July 15 and October 15 in each year, commencing July 15, 1994. Such dividends shall be cumulative from the date of original issuance of the shares of the Series A Convertible Preferred Stock. Each such dividend will be paid to the holders of record of shares of the Series A Convertible Preferred Stock as they appear on Scotsman's stock register on the record date, which shall not be more than 30 days nor less than 10 days preceding the dividend payment date. If a holder converts shares of Series A Convertible Preferred Stock after the close of business on the record date for a dividend and before the opening of business on the payment date for such dividend, the holder will be required to pay to Scotsman at the time of such conversion the amount of such dividend (unless such shares have been called for redemption and the date fixed for redemption is after such record date and on or prior to such payment date, in which case the holder shall not be required to make such payment). See "Conversion" below.

     If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the Series A Convertible Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Series A Convertible Preferred Stock, all dividends declared upon the Series A Convertible Preferred Stock and any other preferred stock ranking on a parity as to dividends will be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series A Convertible Preferred Stock and such other preferred stock will bear to each other the same ratio that unpaid accumulated dividends per share, including dividends accrued or in arrears, if any, on the Series A Convertible Preferred Stock and such other preferred stock bear to each other. Unless and until full cumulative dividends on the Series A Convertible Preferred Stock in respect of all past quarterly dividends periods have been paid, and the full amount of dividends on the shares of the Series A Convertible Preferred Stock in respect of the then current quarterly dividend period shall have been declared in full and sums set aside for the payment thereof, no dividends (other than dividends of Scotsman Common Stock or other shares of Scotsman capital stock ranking junior to the Series A Convertible Preferred Stock as to dividends) may be paid or declared and set aside for payment or other distribution upon Scotsman Common Stock or on any other capital stock of Scotsman ranking junior to or, except as provided above, on a parity with the Series A Convertible Preferred Stock as to dividends nor may any Scotsman Common Stock or any other capital stock ranking junior to or on a parity with the Series A Convertible Preferred Stock as to dividends be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by Scotsman or any subsidiary of Scotsman (except by conversion into or exchange for capital stock of Scotsman ranking junior to the Series A Convertible Preferred Stock as to dividends). Holders of shares of the Series A Convertible Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as described above. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on shares of Series A Convertible Preferred Stock that may be in arrears.

     Dividends payable on the Series A Convertible Preferred Stock for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

     Scotsman's existing long-term debt agreements restrict the amount of dividends payable by Scotsman and it is expected that certain provisions of the New Credit Agreement may also restrict Scotsman's ability to pay dividends. See "Other Related Matters -- Proposed Financing."

     Conversion. Holders of the Series A Convertible Preferred Stock will have the right, exercisable at any time and from time to time, to convert all or any such Series A Convertible Preferred Stock into shares of Scotsman Common Stock at an initial conversion price of $14.75 per share of Scotsman Common Stock (equivalent to an initial conversion rate of 0.7627 shares of Scotsman Common Stock for each share of the Series A Convertible Preferred Stock so converted), subject to adjustment as described below. In the case of the Series A Convertible Preferred Stock called for redemption, conversion rights will expire at the close of business on the business day immediately preceding the date fixed for redemption. Upon conversion no adjustment or payment will be made for dividends or interest, but if any holder surrenders a share of Series A Convertible Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the dividend payment date for such dividend, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such share on such record date. In such event, such share, when surrendered for conversion, must be accompanied by the payment of an amount equal to the dividend payable on such dividend payment date on the share so converted (unless such share has been called for redemption and the date fixed for redemption is after such record date and on or prior to such payment date, in which case such payment need not accompany such share).

     Any holder of shares of the Series A Convertible Preferred Stock electing to convert such shares shall deliver the certificate or certificates therefor to the principal office of any transfer agent for Scotsman Common Stock, with the form of notice of election to convert as Scotsman shall prescribe fully completed and duly executed and (if so required by Scotsman or any conversion agent) accompanied by instruments of transfer in form satisfactory to Scotsman and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required as provided below. Scotsman shall, as soon as practicable after such delivery and compliance with any other conditions for conversion contained in the Certificate of Designation for the Series A Convertible Preferred Stock, deliver at such office of such transfer agent to the person for whose account such shares of Series A Convertible Preferred Stock were so surrendered or to the nominee or nominees of such person, certificates evidencing the number of full shares of Scotsman Common Stock to which such person shall be entitled, together with a cash adjustment in respect of any fraction of a share of Scotsman Common Stock as described below. The conversion right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds, or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of Scotsman Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Scotsman Common Stock upon said date. If a holder converts a share or shares of the Series A Convertible Preferred Stock, Scotsman shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Scotsman Common Stock upon the conversion. The holder, however, shall pay to Scotsman the amount of any tax which is due (or shall establish to the satisfaction of Scotsman payment thereof) if the shares are to be issued in a name other than the name of such holder.

     No fractional shares of Scotsman Common Stock will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of such fractional interest based on the market price of Scotsman Common Stock on the last trading day prior to the date of conversion.

     The conversion rate in effect at any time shall be subject to adjustment from time to time in certain events, including: (i) dividends and other distributions payable in Scotsman Common Stock, (ii) subdivisions and combinations of Scotsman Common Stock, (iii) the issuance to all or substantially all holders of Scotsman Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Scotsman Common Stock at less than the current market price (as defined in the Series A Convertible Preferred Stock Certificate of Designations) on the record date therefor, (iv) distributions of capital stock (other than Scotsman Common Stock), evidences of indebtedness, cash or other assets (other than dividends paid exclusively in cash), rights or warrants to subscribe for securities (other than those referred to in clause (iii) above) and (v) distributions to all holders of Scotsman Common Stock of cash (excluding any cash distributed as part of a distribution referred to in clause (iv) above and excluding cash distributed upon a reclassification, change, consolidation, merger, sale or conveyance to which the provisions described in the second succeeding paragraph apply) in an aggregate amount that, combined together with all other such distributions made exclusively in cash within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of Scotsman's market capitalization on the record date for such distribution (being the product of the current market price of the Scotsman Common Stock and the number of outstanding shares of Scotsman Common Stock). In no event will any adjustment of the conversion rate be required to be made until cumulative adjustments amount to 1% or more of the conversion rate as last adjusted.

     Scotsman may make such increases in the conversion rate, in addition to those required as described above, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients thereof.

     If Scotsman reclassifies or changes its outstanding Scotsman Common Stock (other than changes in par value or as a result of a subdivision or combination), or is a party to any consolidation or merger in which Scotsman is not the continuing corporation and which does not result in such a reclassification or change of outstanding Scotsman Common Stock, or sells or conveys all or substantially all of its property or business as an entirety, then the holders of shares of Series A Convertible Preferred Stock then outstanding shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities, cash and other property which such holders would have owned immediately after such transaction if such holders had converted such shares of Series A Convertible Preferred Stock immediately before such transaction. In such event, provision shall be made in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares of stock, other securities, cash and other property, so that the provisions for the protection of the conversion rights of the Series A Convertible Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities, cash or other property.

     Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the affairs of Scotsman, whether voluntary or otherwise, the holders of the Series A Convertible Preferred Stock will be entitled to receive, out of the assets of Scotsman available for distribution to its shareholders, in cash, the amount of $11.25 for each share of the Series A Convertible Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution is made to the holders of Scotsman Common Stock or any other capital stock of Scotsman ranking (as to any such distribution) junior to the Series A Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of Scotsman, the assets distributable among the holders of shares of Series A Convertible Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series A Convertible Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of Scotsman thus distributable will be distributed ratably among the holders of the Series A Convertible Preferred Stock and of all such other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series A Convertible Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of Scotsman with or into any other corporation, or (ii) a sale or other distribution of all or substantially all of Scotsman's assets to another corporation; provided that, in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of the Series A Convertible Preferred Stock.

     Optional Redemption by Scotsman. Subject to the limitations described in the paragraphs below, the Series A Convertible Preferred Stock may be redeemed at the option of Scotsman by resolution of its Board of Directors, in whole or from time to time in part, at any time, at the following redemption prices per share plus, in each case, all dividends accrued and unpaid on the Series A Convertible Preferred Stock up to the date fixed for redemption (the "Series A Redemption Price") upon giving notice as provided herein below.

IF REDEEMED DURING THE
 TWELVE-MONTH PERIOD
   BEGINNING MAY 1                                                   PRICE
- ----------------------                                               ------
       1994........................................................  $11.87
       1995........................................................   11.81
       1996........................................................   11.76
       1997........................................................   11.70
       1998........................................................   11.64
       1999........................................................   11.59
       2000........................................................   11.53
       2001........................................................   11.48
       2002........................................................   11.42
       2003........................................................   11.36
       2004 and thereafter.........................................   11.25

     The Series A Convertible Preferred Stock will not be redeemable prior to May 1, 1999 unless, on the date of such resolution, the closing price for the shares of Scotsman Common Stock shall have theretofore equalled or exceeded 140% of the conversion price then in effect (determined as described above) for any period of at least ten consecutive trading days. The closing price for shares of Scotsman Common Stock for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if Scotsman Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of Scotsman Common Stock, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system or if Scotsman Common Stock is not quoted on NASDAQ or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and ask prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by Scotsman for that purpose.

     If fewer than all of the outstanding shares of the Series A Convertible Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by Scotsman's Board of Directors.

     At least 30 days but not more than 60 days prior to the date fixed for the redemption of the Series A Convertible Preferred Stock, a written notice will be mailed to each holder of record of Series A Convertible Preferred Stock to be redeemed, notifying such holder of Scotsman's election to redeem such shares, stating the date fixed for redemption thereof (the "Series A Convertible Preferred Stock Redemption Date"), specifying the Series A Redemption Price, specifying the then effective conversion price, and calling upon such holder to surrender to Scotsman on the Series A Convertible Preferred Stock Redemption Date at the place designated in such notice (which shall be in the Borough of Manhattan, The City of New York, State of New York, or the City of Chicago, Illinois) the certificate or certificates representing the number of shares specified therein. On or after the Series A Convertible Preferred Stock Redemption Date, each holder of Series A Convertible Preferred Stock to be redeemed must present and surrender his certificate or certificates for such shares to Scotsman at the place designated in such notice and against such surrender the Series A Redemption Price of such shares will be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrender certificate shall be canceled. If a notice of redemption has been given and any holder of shares of the Series A Convertible Preferred Stock shall, prior to the close of business on the last business day preceding the Series A Convertible Preferred Stock Redemption Date, give written notice to Scotsman of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, a duly executed notice of election to convert and instruments of transfer and such taxes, stamps, funds or other evidence of payment, as required upon such conversion as described above), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as described above and any moneys deposited or set aside by Scotsman for the redemption of such shares of converted Series A Convertible Preferred Stock shall revert to the general funds of Scotsman. In case less than all the shares represented by any such certificate be redeemed, a new certificate will be issued representing the unredeemed shares. From and after the Series A Convertible Preferred Stock Redemption Date (unless Scotsman defaults in payment of the Series A Redemption Price), all dividends on the shares of the Series A Convertible Preferred Stock designated for redemption in such notice will cease to accrue and all rights of the holders thereof as shareholders of Scotsman, except the right to receive the Series A Redemption Price thereof (including all accrued and unpaid dividends up to the Series A Convertible Preferred Stock Redemption Date), upon the surrender of the certificates representing the same, will cease and terminate and such shares will not thereafter be transferred (except with the consent of Scotsman) on Scotsman's books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, Scotsman, prior to the Series A Convertible Preferred Stock Redemption Date, may deposit the Series A Redemption Price of the shares of the Series A Convertible Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the shares of the Series A Convertible Preferred Stock to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Series A Redemption Price and (iii) call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which may not be later than the Series A Convertible Preferred Stock Redemption Date), against payment of the Series A Redemption Price (including all accrued and unpaid dividends up to the Series A Convertible Preferred Stock Redemption Date). Any interest accrued on such funds shall be paid to Scotsman from time to time. Any moneys so deposited which remain unclaimed by the holders of the Series A Convertible Preferred Stock at the end of two years after the Series A Convertible Preferred Stock Redemption Date will be returned by such bank or trust company to Scotsman; thereafter, the holders of shares of the Series A Convertible Preferred Stock redeemed on such Series A Convertible Preferred Stock Redemption Date shall look only to Scotsman for payment of the Series A Redemption Price therefor.

     Shares of the Series A Convertible Preferred Stock redeemed, repurchased or retired pursuant to the above provisions or surrendered to Scotsman upon conversion shall thereupon be retired and may not be reissued as shares of the Series A Convertible Preferred Stock but shall thereafter have the status of authorized but unissued shares of the preferred stock, without designation as to series until such shares are once more designated as part of a particular series of the preferred stock.

     Notwithstanding the above provisions, in the event that Scotsman shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of the Series A Convertible Preferred Stock for any eight quarterly dividend payment periods, whether or not consecutive, whether or not earned or declared or whether or not any assets of Scotsman are legally available therefor, the Series A Convertible Preferred Stock shall not thereafter be redeemable.

     Voting Rights. Except as otherwise described below in this section or under "Limitations" below, or as required by law, the holders of shares of the Series A Convertible Preferred Stock shall be entitled to vote on any matter on which the holders of Scotsman Common Stock are entitled to vote. Each share of the Series A Convertible Preferred Stock held of record on the record date for the determination of stockholders entitled to vote on such matter (or, if no such record date is established, on the date such vote is taken) shall entitle the holder thereof to cast a number of votes equal to (i) in the case of any Designated Transaction (as defined below), the number of shares of Scotsman Common Stock into which such share of the Series A Convertible Preferred Stock is then convertible pursuant to the provisions described above or (ii) in the case of any other matter on which the holders of Scotsman Common Stock are entitled to vote, one-tenth (1/10) of one vote. A "Designated Transaction" shall mean any consolidation or merger to which Scotsman is a party, other than a consolidation or merger in which Scotsman is the surviving or resulting corporation, or any sale or conveyance of all or substantially all of the property or business of Scotsman as an entirety, in each case, if the holders of Scotsman Common Stock are entitled to vote thereon. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Series A Convertible Preferred Stock and Scotsman Common Stock shall vote together (together with any other class or series of preferred stock of Scotsman then entitled to vote on any matter on which the holders of Scotsman Common Stock are entitled to vote) and not as separate classes. In the event Scotsman shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding Series A Convertible Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive (a "Preferential Dividend Non-Payment"), the number of directors of Scotsman will be increased by two and the holders of the outstanding Series A Convertible Preferred Stock will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series A Convertible Preferred Stock shall have been declared and paid or set apart for payment. In any such election the holders of outstanding shares of Series A Convertible Preferred Stock shall be entitled to cast one vote per share of Series A Convertible Preferred Stock held of record on the record date for the determination of stockholders entitled to vote on such election (or, if no such record date is established, on the date such vote is taken). Upon the occurrence of a Preferential Dividend Non-Payment, the Board of Directors shall within a reasonable period call a special meeting of the holders of shares of the Series A Convertible Preferred Stock for the purpose of electing the additional directors provided by the foregoing provisions. If and when all accumulated dividends on the shares of the Series A Convertible Preferred Stock have been declared and paid or set aside for payment in full, the holders of shares of the Series A Convertible Preferred Stock shall be divested of the special voting rights described above, subject to revesting in the event of each and every subsequent Preferential Dividend Non-Payment. Upon termination of such special voting rights attributable to all holders of shares of the Series A Convertible Preferred Stock, the term of office of each director elected by the holders of shares of the Series A Convertible Preferred Stock (a "Preferred Stock Director") pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of the Series A Convertible Preferred Stock voting as a separate class, at a meeting called for such purpose. So long as a Preferential Dividend Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by vote of the holders of record of a majority of the outstanding shares of the Series A Convertible Preferred Stock. As long as the Preferential

Dividend Non-Payment shall continue, except as described in this section, holders of shares of the Series A Convertible Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such stockholders by law with respect to any other matter to be acted upon by the stockholders of the Corporation. Notwithstanding anything to the contrary in this section, the holders of outstanding shares of Series A Convertible Preferred Stock shall not be entitled to elect more than two Preferred Stock Directors pursuant to this section.

     Limitations. In addition to any other rights provided by applicable law, so long as any shares of the Series A Convertible Preferred Stock are outstanding, Scotsman will not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds of the outstanding shares of the Series A Convertible Preferred Stock, voting separately:

          (a) create, authorize or issue any class or series of preferred stock ranking either as to payment of dividends or in distribution of assets upon liquidation prior to the Series A Convertible Preferred Stock; or

          (b) change the preferences, rights or powers with respect to the Series A Convertible Preferred Stock so as to affect the Series A Convertible Preferred Stock adversely.

     Except as may otherwise be required by applicable law, such a class vote or consent is not required (i) in connection with any increase in the total number of authorized shares of Scotsman Common Stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and in liquidation, junior to or on a parity with the Series A Convertible Preferred Stock. No such vote or written consent of the holders of the Series A Convertible Preferred Stock is required if, at or prior to the time when the issuance of any such stock ranking prior to the Series A Convertible Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all of the Series A Convertible Preferred Stock at the time outstanding.

     Preemptive Rights. No holder of the Series A Convertible Preferred Stock will have preemptive rights to subscribe for or acquire any unissued shares of Scotsman (whether now or hereafter authorized) or securities of Scotsman convertible into or carrying a right to subscribe to or acquire shares.

     Transfer Agent. The Registrar, Transfer Agent and Conversion Agent for the Series A Convertible Preferred Stock will be Harris Trust and Savings Bank. Scotsman will act as Paying Agent for the Series A Convertible Preferred Stock.

     Listing. The Series A Convertible Preferred Stock is not, and will not be, listed or traded on a national securities exchange.

SERIES B PREFERRED STOCK

     Amount and Stated Value. The number of authorized shares of Series B Preferred Stock will be the total number of shares of Series B Preferred Stock, if any, to be issued in the Merger (see "The Merger Agreement -- Terms of the Merger"). The Series B Preferred Stock will have a stated value of $11.25 per share.

     Dividend Rights. The holders of the Series B Preferred Stock will be entitled to receive, when, as and if declared by Scotsman's Board of Directors out of funds of Scotsman legally available therefor (and subject to the limitation described in the last sentence of this paragraph), cumulative cash dividends at the rate per annum per share, equal to the lesser of (x) such per annum rate as is agreed to upon at or prior to the Effective Time by representatives of Morgan Stanley & Co. Incorporated and William Blair as a rate which would cause shares of the Series B Preferred Stock to trade publicly at the Effective Time (if such shares were then traded publicly) at a price per share equal to $11.25, and (y) a per annum rate per share equal to an amount determined by dividing (i) the sum of (A) $200,000 divided by the total number of shares of the Series B Preferred Stock to be issued at the Effective Time and
(B) $3.515625 by (ii) five. Dividends on the Series B Preferred Stock will be payable quarterly in installments on January 15, April 15, July 15 and October 15 in each year, commencing July 15, 1994. Such dividends shall be cumulative from the date of original issuance of the shares of the Series B Preferred Stock. Each such dividend will be paid to the holders of record of shares of the Series B Preferred Stock as they appear on Scotsman's stock register on the record date, which shall not be more than 30 days nor less than 10 days preceding the dividend payment date.

     If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the Series B Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other preferred stock ranking on a parity as to dividends will be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series B Preferred Stock and such other preferred stock will bear to each other the same ratio that unpaid accumulated dividends per share, including dividends accrued or in arrears, if any, on the Series B Preferred Stock and such other preferred stock bear to each other. Unless and until full cumulative dividends on the Series B Preferred Stock in respect of all past quarterly dividends periods have been paid, and the full amount of dividends on the shares of the Series B Preferred Stock in respect of the then current quarterly dividend period shall have been declared in full and sums set aside for the payment thereof, no dividends (other than dividends of Scotsman Common Stock or other shares of Scotsman capital stock ranking junior to the Series B Preferred Stock as to dividends) may be paid or declared and set aside for payment or other distribution upon Scotsman Common Stock or on any other capital stock of Scotsman ranking junior to or, except as provided above, on a parity with the Series B Preferred Stock as to dividends nor may any Scotsman Common Stock or any other capital stock ranking junior to or on a parity with the Series B Preferred Stock as to dividends be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by Scotsman or any subsidiary of Scotsman (except by conversion into or exchange for capital stock of Scotsman ranking junior to the Series B Preferred Stock as to dividends). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as described above. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on shares of Series B Preferred Stock that may be in arrears.

     Dividends payable on the Series B Preferred Stock for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

     Scotsman's existing long-term debt agreements restrict the amount of dividends payable by Scotsman, and it is expected that certain provisions of the New Credit Agreement may also restrict Scotsman's ability to pay dividends. See "Other Related Matters -- Proposed Financing."

     Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the affairs of Scotsman, whether voluntary or otherwise the holders of the Series B Preferred Stock will be entitled to receive, out of the assets of Scotsman available for distribution to its shareholders, in cash, the amount of $11.25 for each share of the Series B Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution is made to the holders of Scotsman Common Stock or any other capital stock of Scotsman ranking (as to any such distribution) junior to the Series B Preferred Stock. If upon any liquidation, dissolution or winding up of Scotsman, the assets distributable among the holders of shares of Series B Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of Scotsman thus distributable will be distributed ratably among the holders of the Series B Preferred Stock and of such other all classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of Scotsman with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of Scotsman immediately following reincorporation of another corporation, or (iii) a sale or other distribution of all or substantially all of Scotsman's assets to another corporation; provided that, in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of the Series B Preferred Stock.

     Optional Redemption by Scotsman. Subject to the limitations described below, the Series B Preferred Stock may be redeemed at the option of Scotsman by resolution of its Board of Directors, in whole or from time to time in part, at any time on and after May 1, 1999, at the redemption price of $11.25 per share plus, in each case, all dividends accrued and unpaid on the Series B Preferred Stock up to the date fixed for redemption (the "Series B Redemption Price") upon giving notice as provided herein below.

     If fewer than all of the outstanding shares of the Series B Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by Scotsman's Board of Directors.

     At least 30 days but not more than 60 days prior to the date fixed for the redemption of the Series B Preferred Stock, a written notice will be mailed to each holder of record of Series B Preferred Stock to be redeemed, notifying such holder of Scotsman's election to redeem such shares, stating the date fixed for redemption thereof (the "Series B Preferred Stock Redemption Date"), specifying the Series B Redemption Price, and calling upon such holder to surrender to Scotsman on the Series B Preferred Stock Redemption Date at the place designated in such notice (which shall be in the Borough of Manhattan, The City of New York, State of New York, or the City of Chicago, Illinois) the certificate or certificates representing the number of shares specified therein. On or after the Series B Preferred Stock Redemption Date, each holder of Series B Preferred Stock to be redeemed must present and surrender the certificate or certificates for such shares to Scotsman at the place designated in such notice and against such surrender the Series B Redemption Price of such shares will be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrender certificate shall be canceled. In case less than all the shares represented by any such certificate be redeemed, a new certificate will be issued representing the unredeemed shares. From and after the Series B Preferred Stock Redemption Date (unless Scotsman defaults in payment of the Series B Redemption Price), all dividends on the shares of the Series B Preferred Stock designated for redemption in such notice will cease to accrue and all rights of the holders thereof as shareholders of Scotsman, except the right to receive the Series B Redemption Price thereof (including all accrued and unpaid dividends up to the Series B Preferred Stock Redemption Date), upon the surrender of the certificates representing the same, will cease and terminate and such shares will not thereafter be transferred (except with the consent of Scotsman) on Scotsman's books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, Scotsman, prior to the Series B Preferred Stock Redemption Date, may deposit the Series B Redemption Price of the shares of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the shares of the Series B Preferred Stock to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Series B Redemption Price and (iii) call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which may not be later than the Series B Preferred Stock Redemption Date), against payments of the Series B Redemption Price (including all accrued and unpaid dividends up to the Series B Preferred Stock Redemption Date). Any interest accrued on such funds shall be paid to Scotsman from time to time. Any moneys so deposited which remain unclaimed by the holders of the Series B Preferred Stock at the end of two years after the Series B Preferred Stock Redemption Date will be returned by such bank or trust company to Scotsman; thereafter, the holders of shares of the Series B Preferred Stock redeemed on such Series B Preferred Stock Redemption Date shall look only to Scotsman for payment of the Redemption Price therefor.

     Shares of the Series B Preferred Stock redeemed, repurchased or retired pursuant to the provisions described above or surrendered to Scotsman upon conversion shall thereupon be retired and may not be reissued as shares of the Series B Preferred Stock but shall thereafter have the status of authorized but unissued shares of the preferred stock, without designation as to series until such shares are once more designated as part of a particular series of the preferred stock.

     Notwithstanding the above provisions, in the event that Scotsman shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of the Series B Preferred Stock for any eight quarterly dividend payment periods, whether or not consecutive, whether or not earned or declared or whether or not any assets of Scotsman are legally available therefor, the Series B Preferred Stock shall not thereafter be redeemable.

     Optional Redemption by Holders. Each holder of record of shares of the Series B Preferred Stock shall have the right, at the option of such holder, at any time on or after May 1, 1999, to require Scotsman, to the extent Scotsman has legally available funds therefor, to redeem all (but not less than all) of the shares of the Series B Preferred Shares held by such holder at the Series B Redemption Price therefor.

     Such right to require redemption shall be exercised by such a holder by giving written notice of such exercise by first class mail, postage prepaid, and by surrendering therewith the certificate or certificates representing such shares to Scotsman at its principal office (or such other office or agency of Scotsman as Scotsman may designate by notice in writing to the holders of the shares of the Series B Preferred Stock), and thereupon the Series B Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof.

     After receipt of the notice and certificates as specified above, Scotsman shall redeem such shares of the Series B Preferred Stock on the date (the "Elected Redemption Date") of the dividend payment date for the shares of the Series B Preferred Stock next following the date of Scotsman's receipt of such notice; provided that if Scotsman receives such notice less than 30 days prior to such next following dividend payment date, then the Elected Redemption Date for the shares to be redeemed pursuant to such notice shall be the next succeeding dividend payment date. From and after each Elected Redemption Date (unless default shall be made by Scotsman in payment of the Series B Redemption Price), all dividends on the shares of the Series B Preferred Stock designated for redemption on such Elected Redemption Date shall cease to accrue, and all rights of the holders thereof as stockholders of Scotsman, except the right to receive the Series B Redemption Price of such shares (including all accrued and unpaid dividends up to the Elected Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of Scotsman) on the books of Scotsman, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

     If the funds of Scotsman legally available for redemption of shares of the Series B Preferred Stock are insufficient to redeem the total number of shares of the Series B Preferred Stock to be redeemed on an Elected Redemption Date as described above, any funds legally available therefor shall be distributed ratably among the holders of such shares in proportion to the respective amounts that would be payable if such funds were sufficient to redeem such shares in full. The shares of the Series B Preferred Stock not redeemed as described above shall remain outstanding and entitled to all rights provided herein and a new certificate shall be issued representing the unredeemed shares.

     Shares of the Series B Preferred Stock redeemed, repurchased or retired pursuant to the above provisions shall thereupon be retired and may not be reissued as shares of the Series B Preferred Stock but shall thereafter have the status of authorized but unissued shares of the preferred stock, without designation as to series until such shares are once more designated as part of a particular series of the preferred stock.

     Voting Rights. Except as otherwise described below in this section or under "Limitations" below, or as required by law, the holders of shares of the Series B Preferred Stock shall be entitled to vote on any matter on which the holders of Scotsman Common Stock are entitled to vote. Each share of the Series B Preferred Stock held of record on the record date for the determination of stockholders entitled to vote on such matter (or, if no such record date is established, on the date such vote is taken) shall entitle the holder thereof to cast a number of votes equal to one-tenth (1/10) of one vote. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Series B Preferred Stock and Scotsman Common Stock shall vote together (together with any other class or series of preferred stock of Scotsman then entitled to vote on any matter on which the holders of Scotsman Common Stock are entitled to vote) and not as separate classes.

     Limitations. In addition to any other rights provided by applicable law, so long as any shares of the Series B Preferred Stock are outstanding, Scotsman will not, without the affirmative vote, or the written
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
consent as provided by law, of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock, voting separately:

          (a) create, authorize or issue any class or series of preferred stock ranking either as to payment of dividends or in distribution of assets upon liquidation prior to the Series B Preferred Stock; or

          (b) change the preferences, rights or powers with respect to the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely.

     Except as may otherwise be required by applicable law, such a class vote or consent is not required (i) in connection with any increase in the total number of authorized shares of Scotsman Common Stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and in liquidation, junior to or on a parity with the Series B Preferred Stock. No such vote or written consent of the holders of the Series B Preferred Stock is required if, at or prior to the time when the issuance of any such stock ranking prior to the Series B Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all of the Series B Preferred Stock at the time outstanding.

     Preemptive Rights. No holder of the Series B Preferred Stock will have preemptive rights to subscribe for or acquire any unissued shares of Scotsman (whether now or hereafter authorized) or securities of Scotsman convertible into or carrying a right to subscribe to or acquire shares.

     Transfer Agent. The Registrar and Transfer Agent for the Series B Preferred Stock will be Harris Trust and Savings Bank. Scotsman will act as Paying Agent for the Series B Preferred Stock.

     Listing. The Series B Preferred Stock is not, and will not be, listed or traded on a national securities exchange.

            COMPARISON OF THE RIGHTS OF HOLDERS OF DFC COMMON STOCK
               AND THE RIGHTS OF HOLDERS OF SCOTSMAN COMMON STOCK

     Both DFC and Scotsman are incorporated under the laws of the State of Delaware. The rights of holders of DFC Common Stock and Scotsman Common Stock are therefore governed by the DGCL and the respective certificates of incorporation and by-laws of DFC and Scotsman. Upon consummation of the Merger, the Merger Shareholders will become Scotsman shareholders and, as such, their rights will be governed by Scotsman's Certificate of Incorporation and by-laws, as amended. The following is a summary of certain material differences between DFC's Restated Certificate of Incorporation ("DFC's Certificate of Incorporation") and by-laws, as amended, and Scotsman's Certificate of Incorporation and by-laws.

BOARD OF DIRECTORS

     DFC. DFC's Certificate of Incorporation provides that the number of directors of DFC shall be fixed and may be altered from time to time in the manner provided for in DFC's by-laws. DFC's by-laws provide that DFC's Board of Directors shall consist of three members, which number may be modified from time to time by resolution of the Board, but in no event shall the number of directors be less than one. The number of directors remains fixed at three. DFC's by-laws further provide that directors shall be elected at each annual meeting of shareholders and that each director shall hold office until such director's successor has been duly elected and qualified, or until his earlier death, resignation or removal.

     Scotsman. Under Scotsman's Certificate of Incorporation and by-laws, the number of directors of the Board of Directors of Scotsman is to be fixed from time to time exclusively by the Board of Directors by a resolution adopted by a majority of the number of directors that Scotsman would have if there were no vacancies on the Board (the "Whole Board"). The number of directors on Scotsman's board is currently fixed at seven. Scotsman's Certificate of Incorporation and by-laws further provide that Scotsman's Board of Directors is to be divided into three classes, with the term of one such class expiring each year. Directors elected at each annual meeting of Scotsman's shareholders will be elected for a term of office which expires at
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
the third annual meeting of Scotsman's shareholders following such election, with each director to hold office until his or her successor shall have been duly elected and qualified.

     With a staggered board, at least two annual meetings will normally be required to effect a change in the composition of a majority of the Board. Although the provisions in Scotsman's Certificate of Incorporation and by-laws which establish a staggered board promote continuity and long-term participation on the Board of Directors, they may discourage or render more difficult a change of control of Scotsman, whether or not a majority of Scotsman's shareholders may deem such a change of control desirable.

REMOVAL OF DIRECTORS

     DFC. DFC's by-laws provide that any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of DFC entitled to vote for the election of such director, cast at a special meeting of shareholders called for such purpose. Any vacancy on the Board of Directors caused by any such removal may be filled at such meeting by the shareholders entitled to vote for the election of the director so removed.

     Scotsman. Scotsman's Certificate of Incorporation and by-laws provide that, subject to the rights of the holders of any class or series of preferred stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of Scotsman entitled to vote generally in the election of directors (the "Scotsman Voting Stock"), voting together as a single class. The DGCL does not define "cause." The circumstances constituting "cause" are therefore judicially determined and generally involve fraud, criminal conduct or gross abuse of office amounting to a breach of duty to the corporation.

FILLING OF VACANCIES AND NEWLY CREATED DIRECTORSHIPS

     DFC. DFC by-laws provide that a majority of the members of the Board of Directors then in office, although less than a quorum, may fill any vacancies which occur on the Board of Directors (unless any such vacancy is filled by the shareholders of DFC at the special meeting resulting in the removal of such director) and any newly created directorships resulting from an increase in the authorized number of directors. A director elected to fill a vacancy or newly created directorship shall hold office until such director's successor has been duly elected and qualified or until such director's earlier death, resignation or removal. Any such vacancy or newly created directorship may also be filled at any time by a vote of the shareholders.

     Scotsman. Scotsman's Certificate of Incorporation and by-laws provide that, subject to the rights of the holders of any series of preferred stock and unless the Board of Directors otherwise determines, vacancies on the Board of Directors (including vacancies resulting from removal from office) and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority vote of the directors then in office, though less than a quorum. Any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which such director has been elected expires and until such director's successor shall have been duly elected and qualified. A decrease in the number of authorized directors constituting the entire Board of Directors may not shorten the term of any incumbent director.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

     DFC. Section 228 of the DGCL provides that, unless a corporation's certificate of incorporation provides otherwise, any action required or permitted to be taken at an annual or special meeting of shareholders may be taken with the written consent of the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at such annual or special meeting. DFC's Certificate of Incorporation does not provide otherwise, and DFC's shareholders may therefore take action by written consent.

     Scotsman. Scotsman's Certificate of Incorporation and by-laws provide that any action required or permitted to be taken by Scotsman's shareholders must be effected at an annual or special meeting of
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

shareholders and may not be effected by written consent. Such a provision precludes the holders of a majority of the Scotsman Common Stock from taking action affecting all of Scotsman's shareholders without giving the remaining shareholders the opportunity to participate, at a meeting, in the decision-making process. On the other hand, such a provision, when coupled with certain other provisions described below, may have the effect of requiring a shareholder to wait until the next annual meeting of shareholders in order to introduce a proposal which does not have the support of a majority of the Whole Board. See "Special Meetings of Shareholders" and "Advance Notice of Shareholder Nominations of Directors and Shareholder Proposals."

SPECIAL MEETINGS OF SHAREHOLDERS

     DFC. DFC's by-laws provide that special meetings of DFC's shareholders may be called at any time by the President (or, in the event of the President's absence or disability, by any Vice President) or by the Board of Directors. In addition, the President (or, in the event of the President's absence or disability, a Vice President) or the Secretary is required to call a special meeting immediately upon receipt of a written request for a special meeting by shareholders holding, in the aggregate, not less than a majority of the outstanding shares of DFC entitled to vote at any meeting of DFC's shareholders. If such officers or the Board of Directors fail to call such special meeting within 20 days after receipt of such request, any shareholder who signed such a request may call a special meeting.

     Scotsman. Scotsman's Certificate of Incorporation and by-laws provide that, subject to the rights of holders of any series of preferred stock, special meetings of shareholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. Scotsman's by-laws further provide that the business conducted at any special meeting of shareholders shall be confined to the purpose or purposes stated in the Board of Directors' notice of such a meeting. As a result, only proposals which have the support of a majority of the Whole Board may be considered for action at a special meeting of Scotsman's shareholders.

ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS OF DIRECTORS AND SHAREHOLDER
PROPOSALS

     DFC. DFC's Certificate of Incorporation and by-laws do not require a shareholder to give advance notice to the Board of Directors before nominating a person to serve as a director or presenting a proposal at a special or annual meeting of shareholders.

     Scotsman. Scotsman's by-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of shareholders of Scotsman (the "Business Procedure").

     The Nomination Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors or by a shareholder who has given timely written notice to the Secretary of Scotsman prior to the meeting at which directors are to be elected will be eligible for election as directors of Scotsman. The Business Procedure provides that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given timely prior written notice to the Secretary of Scotsman of such shareholder's intention to bring such business before the meeting. In order for business to be properly brought before an annual meeting, such business must also be a proper matter for shareholder action. To be timely, notice of a nomination or proposed business must be received by Scotsman not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year's annual meeting. Such dates may be adjusted if the date of an annual meeting is more than 30 days before or 60 days after the anniversary date of the preceding year's annual meeting.

     Under the Nomination Procedure, notice to Scotsman from a shareholder who proposes to nominate a person at an annual meeting for election as a director must contain certain information about that person, including age, business and residence addresses, principal occupation, the class and number of shares of Scotsman Common Stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to being named as a nominee and to serving as a director if elected). Under the Business Procedure, notice relating to the conduct of business other than the nomination of directors at an annual meeting must contain certain information about the business to be brought, including a brief description of the business, the reasons for conducting such business at the annual meeting, and any material interest of such shareholder in the business so proposed. Any notice given under either the Nomination Procedure or the Business Procedure must also contain certain information about the shareholder giving such notice and the beneficial owner, if any, on whose behalf the nomination or proposal has been made, including the name and address of the shareholder as they appear on Scotsman's books, the name and address of such beneficial owner, if any, and the number of shares of Scotsman Common Stock owned beneficially and of record by such shareholder and beneficial owner, if any.

     Such advance notice procedures serve to ensure that shareholder nominations and proposals are brought before meetings of Scotsman's shareholders in an orderly manner and that Scotsman's shareholders receive information sufficient to enable them to make an informed decision with respect to such nominations and proposals. Such procedures may also, however, discourage a change of control of Scotsman by precluding a shareholder from using surprise tactics to nominate such shareholder's own slate of directors or from proposing a business transaction for approval at a meeting of Scotsman's shareholders without prior advance notice to the Board.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the DGCL restricts certain forms of "Business Combinations" with an "Interested Stockholder" for a period of three years from the date that such a person became an Interested Stockholder unless (i) prior to such date, the board of directors approved either the Business Combination or the transaction which resulted in the shareholder's becoming an Interested Stockholder, (ii) upon consummation of the transaction which resulted in the shareholder's becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation (excluding shares held by management directors and under certain types of employee stock plans), or
(iii) on or subsequent to such date, the Business Combination is approved by the board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock, other than stock owned by the Interested Stockholder.

     An "Interested Stockholder" is defined as any individual, corporation, partnership, unincorporated association or other entity which (i) owns 15% or more of the outstanding voting stock of the corporation, (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder, and (iii) the affiliates or associates of such a person. A "Business Combination" is defined as (i) a merger or consolidation of the corporation with the Interested Stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or disposition of 10% or more of the assets of the corporation to the Interested Stockholder, (iii) any transaction which results in the issuance or transfer of the stock of the corporation to the Interested Stockholder, (iv) any transaction involving the corporation which has the effect of increasing the Interested Stockholder's proportionate share of the stock of the corporation or (v) any receipt by the Interested Stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Section 203 applies automatically to Delaware corporations (other than corporations which do not have a class of voting stock that is listed on a national securities exchange, authorized for quotation with a registered national securities association, or held of record by more than 2,000 shareholders) unless the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or the corporation has "opted out" of coverage under Section 203 by amending its certificate of incorporation or by-laws to that effect in accordance with
Section 203. A Delaware corporation which is not automatically covered by
Section 203 may, however, "opt in" to such coverage by including in its original certificate of incorporation or any amendment thereto a provision in which the corporation elects to be governed by Section 203.

     DFC. Section 203 of the DGCL does not automatically apply to DFC since it has fewer than 2,000 shareholders and does not have a class of voting stock that is listed on a national securities exchange or authorized for quotation with a registered national securities association. DFC's Certificate of Incorporation also does not contain a provision electing that DFC be governed by Section 203. There are no also no other provisions in DFC's Certificate of Incorporation or by-laws imposing any restrictions on business combinations between DFC and holders of substantial amounts of DFC Common Stock. As a result, only the vote of the holders of a majority of the outstanding shares of DFC Common Stock is required to approve any merger or consolidation of DFC with any other entity, and no shareholder approval is required for most of the other transactions included within the definition of a "Business Combination" under Section 203.

     Scotsman. Since Scotsman Common Stock is listed on the NYSE, Section 203 of the DGCL automatically applies to Scotsman. Neither Scotsman's Certificate of Incorporation nor its by-laws contains any provision electing that Scotsman not be covered by Section 203. Section 203 therefore applies to transactions between Scotsman and beneficial owners of 15% or more of Scotsman's voting stock. Scotsman's Board of Directors has approved the Merger, the Share Acquisition and the other transactions contemplated by the Merger Agreement and the Share Acquisition Agreement for purposes of Section 203 of the DGCL.

     In addition, Article Eighth of Scotsman's Certificate of Incorporation requires a "Business Combination" with an "Interested Shareholder" to be approved by the holders of 80% of the Scotsman Voting Stock, voting together as a single class, unless certain conditions specified in Article Eighth are met.

     For purposes of Article Eighth, an "Interested Stockholder" is defined as any person (other than Scotsman or a subsidiary) who or which is (a) the beneficial owner (as defined below) of more than ten percent (10%) of the voting power of the outstanding Scotsman Voting Stock or (b) an "Affiliate" (as defined in Article Eighth) of Scotsman and at any time within the two-year period immediately prior to the date in question was the beneficial owner of ten percent (10%) or more of the voting power of the then outstanding Scotsman Voting Stock, or (c) an assignee of or has otherwise succeeded to any shares of Scotsman Voting Stock which were at any time within the two-year period immediately prior to the date in question Beneficially Owned (as defined below) by a person described in (a) or (b) above (other than shares acquired through a public offering).

     For purposes of Article Eighth, a "Business Combination" is defined as any of the following: (a) a merger or consolidation of Scotsman or any of its subsidiaries with an Interested Stockholder or any corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of such Interested Stockholder; (b) the sale or other disposition (in one transaction or a series of transactions) by Scotsman or any of its subsidiaries of assets having an aggregate Fair Market Value (as defined in Article Eighth) in excess of $10 million if an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder is a party to the transaction; (c) the issuance or transfer (in one transaction or a series of transactions) of any securities of Scotsman or of any of its subsidiaries to an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder in exchange for cash or property (including stock or other securities) having an aggregate Fair Market Value in excess of $10 million; (d) the adoption of any plan or proposal for the liquidation or dissolution of Scotsman proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder; or (e) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding stock of any class of Scotsman or any of its subsidiaries Beneficially Owned by an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder.

     The supermajority voting requirements described above do not apply to any transaction otherwise meeting the definition of a Business Combination if, (i) in the case of a Business Combination that does not involve the receipt of any cash or other consideration by Scotsman's shareholders (solely in their respective capacity as shareholders), the transaction has been approved by a majority of the Continuing Directors (as defined below), or (ii) in all other cases, the transaction has either been approved by a majority of the Continuing Directors or meets the fair price and procedural requirements described below. A "Continuing Director" is defined as any member of Scotsman's Board of Directors who is not affiliated with the Interested Stockholder in question and was a director of Scotsman prior to the time such Interested Stockholder became an Interested Stockholder and any director who was thereafter appointed to fill any vacancy on the board or who is elected and who, in either event, is not affiliated with an Interested Stockholder, and in connection with his or her initial assumption of office was recommended by a majority of the Continuing Directors then on the Board.

     A Business Combination complies with the "fair price" provisions of Article Eighth if, among other things, the aggregate of (a) the cash and (b) the Fair Market Value, as of the date of consummation of the Business Combination, of any consideration other than cash to be received per share by holders of Scotsman Common Stock in the Business Combination equals or exceeds the higher of (i) the highest per share price paid by the Interested Stockholder or any of its Affiliates in acquiring any shares of Scotsman Common Stock during the two years immediately prior to the date of the first public announcement of the proposal of the Business Combination or in any transaction in which the Interested Stockholder became an Interested Stockholder (whichever is higher), plus interest computed in accordance with the provisions of Article Eighth or (ii) the Fair Market Value per share of Scotsman Common Stock on the date of the first public announcement of the proposal for a Business Combination or the first date on which the Interested Stockholder became an Interested Stockholder, whichever is higher. Comparable "fair price" requirements apply to the price to be paid for shares of other classes or series of Scotsman's capital stock. The consideration to be received by holders of a particular class (or series) of capital stock in the Business Combination must also be either cash or the same type of consideration used by the Interested Stockholder and its Affiliates in acquiring the largest portion of their interest in such class (or series) of capital stock.

     A Business Combination complies with the "procedural" requirements of Article Eighth if, between the time that the Interested Shareholder became an Interested Shareholder and the date of the proposed Business Combination, (i) Scotsman has not failed to pay full quarterly dividends on any then-outstanding Scotsman preferred stock and shall not have reduced the rate of dividends paid on Scotsman Common Stock, unless such failure or reduction was approved by a majority of the Continuing Directors, (ii) the Interested Stockholder and its Affiliates have not acquired any additional shares of Scotsman Voting Stock, directly from Scotsman or otherwise, in any transaction subsequent to the transaction pursuant to which the Interested Stockholder became an Interested Stockholder, (iii) the Interested Stockholder and its Affiliates have not received, at any time after the Interested Stockholder became an Interested Stockholder, whether in connection with the Business Combination or otherwise, the benefit of any loans or other financial assistance or tax advantages provided by Scotsman (other than proportionately, solely in its capacity as a shareholder), and (iv) a proxy or information statement disclosing the terms and conditions of the Business Combination and complying with the requirements of the proxy rules promulgated under the Exchange Act or any replacement legislation has been mailed to all of Scotsman's shareholders at least 30 days prior to the consummation of the Business Combination, whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or any such replacement legislation, and the Interested Stockholder has supplied Scotsman with all information requested by the Continuing Directors pursuant to Article Eighth.

     Scotsman's Board of Directors has approved the Merger, the Share Acquisition and the other transactions contemplated by the Merger Agreement and the Share Acquisition Agreement for purposes of Article Eighth of Scotsman's Certificate of Incorporation.

     Article Eighth is intended to reduce the risk of certain types of "two-tiered" acquisitions in which a person or entity could acquire a substantial block of Scotsman's capital stock and then proceed to effect a business combination with Scotsman in which the consideration paid to the remaining shareholders is lower than the price per share paid to acquire the initial block or is paid in the form of debt or other less desirable forms of consideration rather than the form of consideration used to purchase the initial block. Both Section 203 of the DGCL and Article Eighth may, however, render more difficult or discourage a takeover of Scotsman, whether or not such action might be deemed desirable by a majority of Scotsman's shareholders.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     DFC. DFC's Certificate of Incorporation does not contain any super-majority vote provisions with respect to the alteration, amendment or repeal of the provisions of DFC's Certificate of Incorporation. Under

Delaware law, DFC's Certificate of Incorporation could therefore be amended by a majority of the outstanding DFC Common Stock.

     Scotsman. Scotsman's Certificate of Incorporation provides that, in addition to any affirmative vote of the holders of any particular class or series of the capital stock of Scotsman required by law, Scotsman's Certificate of Incorporation or any preferred stock designation, the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of the Scotsman Voting Stock, voting together as a single class, shall be required to alter, amend or repeal the provisions of Scotsman's Certificate of Incorporation relating to (a) the classification of the Board of Directors, (b) the authority and power to alter, amend and repeal Scotsman's by-laws, (c) the prohibition of action by written consent of the shareholders of Scotsman, (d) persons who may call a special meeting of shareholders of Scotsman, and (e) certain Business Combinations, as described above.

AMENDMENT OF BY-LAWS

     DFC. DFC's Certificate of Incorporation and by-laws provide that DFC's by-laws may be amended, altered or repealed (a) by a resolution adopted by a majority of the Board of Directors (without the assent or vote of the shareholders of DFC) at any special or regular meeting of the Board of Directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, or (b) by the shareholders of DFC at any regular or special meeting of the shareholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting. Under Delaware law, any such amendment, alteration or repeal must be approved only by a majority vote at a meeting at which a quorum is present.

     Scotsman. Scotsman's Certificate of Incorporation and by-laws provide that Scotsman's by-laws may be amended, added to, altered or repealed at any meeting of the Board of Directors or the shareholders of Scotsman, provided that notice of the proposed change was given in the notice of the meeting or, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting. In addition to any affirmative vote of any class or series of the capital stock of Scotsman required by law or any preferred stock designation, the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of the Scotsman Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of Scotsman's by-laws.

           COMPARISON OF THE RIGHTS OF HOLDERS OF WAL ORDINARY SHARES
               AND THE RIGHTS OF HOLDERS OF SCOTSMAN COMMON STOCK

     WAL is incorporated under English law. The rights of the holders of WAL Ordinary Shares are therefore governed by English law, including the Companies Acts 1985 and 1989 and by WAL's Memorandum of Association, as amended by special resolution on March 31, 1992 ("WAL's Memorandum") and Articles of Association ("WAL's Articles"). Upon consummation of the Share Acquisition, the sellers of the WAL Ordinary Shares will receive the right to receive Scotsman Contingent Common Shares, subject to the terms and conditions of the Share Acquisition Agreement. The following is a summary of certain material differences between the rights of holders of WAL Ordinary Shares and the rights of holders of Scotsman Common Stock. These differences arise from differences between English law and the laws of the United States and Delaware, as well as from differences between the corporate governing instruments of WAL and Scotsman.

VOTING RIGHTS AND QUORUM REQUIREMENTS

     WAL. Under English law, the voting rights of shareholders are regulated by a company's articles of association. WAL's Articles specify that two persons entitled to vote upon the business to be transacted at a meeting of shareholders shall constitute a quorum. Any individual shareholder who is present at a meeting may vote in person, as may any corporation which is present by a duly authorized representative. WAL's Articles also permit votes by proxy, provided that the instrument appointing the proxy is delivered or sent by post or by facsimile transmission to the office or location specified in the notice of meeting at least 48 hours prior to the time set for the meeting. There is no record date for meetings under English law.

     Under WAL's Articles, each WAL Ordinary Share is entitled to one vote upon all matters to be voted on by the holders of the WAL Ordinary Shares, and all classes of WAL Ordinary Shares vote together as a single class. Voting occurs by show of hands unless a poll is demanded. Under WAL's Articles, a poll may be demanded by the chairman of the meeting or by any shareholder present in person or by proxy and having the right to vote at the meeting. If a poll is demanded on the election of a chairman or on a question of adjournment, it shall be taken at the meeting. If a poll is demanded on any other question, it may either be taken at the meeting or at such time, not more than 30 days after the meeting, and place as is directed by the chairman.

     Scotsman. Under the DGCL and Scotsman's by-laws, each holder of record of Scotsman Common Stock is entitled to one vote per share. The presence, in person or by proxy, of the holders of record of shares of capital stock entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock shall constitute a quorum. The chairman of the meeting or the holders of record of a majority of such shares so present or represented may adjourn the meeting from time to time, whether or not there is such a quorum. Under the DGCL, each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy. Unless the proxy provides for a longer period, no proxy may be voted or acted upon after three years from its date. Proxies may be transmitted by telegram, cablegram or other means of electronic transmission, provided that such proxy either sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the shareholder. Scotsman's by-laws require that all elections of directors be by written ballot.

MEETINGS OF SHAREHOLDERS

     WAL. Under English law, an annual general meeting (an "AGM") of a private company must be held each year and at least once every fifteen months, unless dispensed with by an elective resolution of the shareholders. Under WAL's Articles, the directors or the executive committee may call an AGM. An extraordinary general meeting (an "EGM") of a company may be convened by the board of directors or, notwithstanding any provision to the contrary in a company's articles of association, by a request from shareholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. Under WAL's Articles, WAL's Board of Directors or the executive committee is required to convene an EGM on a date no later than 8 weeks after the date on which such a request is received. An EGM at which an ordinary resolution is proposed requires 14 days' notice. Such ordinary resolution requires a majority vote of those present (in person or by proxy) and voting. An EGM at which an extraordinary resolution is proposed requires 14 days notice and such resolution requires a three-quarters majority of those present (in person or proxy) and voting. An EGM at which a special resolution is proposed requires 21 days' notice and such resolution requires a three-quarters majority vote of those present (in person or proxy) and voting. An EGM at which an elective resolution is proposed requires 21 days' notice and the unanimous vote of everyone entitled to attend and vote at the meeting. An AGM requires 21 days' notice regardless of the types of resolution to be proposed.

     Scotsman. Under the DGCL, a Delaware corporation is required to hold an annual meeting of shareholders for the election of directors and any other proper business which may be transacted at the meeting. Scotsman's by-laws provide that the annual meeting of Scotsman's shareholders shall be held on a date and at such time and place as may be fixed by Scotsman's Board of Directors. Special meetings of Scotsman's shareholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. See "Comparison of Rights of Holders of DFC Common Stock and of Holders of Scotsman Common Stock -- Special Meetings of Shareholders."

ADVANCE NOTICE OF NOMINATIONS OF DIRECTORS AND CERTAIN ACTIONS AT SHAREHOLDER MEETINGS

     WAL. Under English law, certain business may be conducted at an AGM or an EGM only if the requisite notice of such business has been given prior to such meeting. Under the Companies Act, shareholders holding not less than 1/20th of the total voting rights of all shareholders having the right to vote (or not less than 100 shareholders holding shares on which there has been paid up an average per shareholder of not less than (pound)100) may require the Company to circulate notice of any resolution which those shareholders wish to propose at that meeting. WAL's articles specify that a majority of shareholders can appoint a director at a general meeting so long as they give the Company advance notice between 14 to 35 days before the meeting.

     Scotsman. Scotsman may be required under certain circumstances to include in its proxy statement for an annual meeting certain shareholder proposals received at Scotsman's principal executive office not less than 120 calendar days in advance of the date on which Scotsman mailed its proxy statement for the annual meeting held the previous year. In submitting such a proposal, the proponent must comply with applicable Commission rules.

     As discussed above, Scotsman's shareholders have no right to require Scotsman to call special meetings and no right to require Scotsman to include shareholder proposals in the notice of special meetings. See "Comparison of the Rights of Holders of DFC Common Stock and the Rights of Holders of Scotsman Common Stock -- Special Meetings of Shareholders." In connection with the nomination of directors or the presentation of business at an annual meeting, Scotsman's by-laws require a shareholder to comply with the Nomination Procedure and the Business Procedure described above. See "Comparison of the Rights of Holders of DFC Common Stock and the Rights of Holders of Scotsman Common Stock
- -- Advance Notice for Shareholder Nominations of Directors and Shareholder Proposals."

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN CORPORATE ACTIONS AND CERTAIN PROVISIONS RELATING TO BUSINESS COMBINATIONS

     WAL. Under the Companies Act, a company's articles generally may be amended and other fundamental corporate changes, such as the passing of a resolution for winding up, non pro rata issuances of shares for cash, reductions of capital (subject to sanction by the Court) and certain repurchases of shares may be authorized by a special resolution passed at a general meeting of shareholders. Under WAL's Articles, in addition to any other authority required by law, all such actions must be authorized by the executive committee. If, at such time, the capital of the Company is divided into different classes of shares and the amendment or other resolution would cause any of the special rights attached to any class of shares to be varied or abrogated, the amendment must also be sanctioned in writing by the holders of three-quarters in nominal value of the issued shares of the class concerned or by an extraordinary resolution passed at a separate general meeting of the holders of the shares of that class.

     Mergers or consolidations of English companies are normally conducted pursuant to takeover offers, schemes of arrangement or, in some circumstances, a scheme of reconstruction under Section 110 of the Insolvency Act 1986. The Companies Act provides that where a takeover offer is made for the shares of a company and, within four months of the date of the offer, the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, by notice acquire shares held by any shareholder who has not previously accepted the offer on the terms of the offer. Such a shareholder may apply to the court within six weeks of the date on which notice was given objecting to the transfer or its proposed terms. The court may order that the shareholder shall not be required to transfer his shares, or may specify such terms for the transfer as it finds appropriate. In the event that the offeror does not give such a notice to shareholders who have not accepted the offer, a minority shareholder is entitled to require the offeror to acquire his shares on the terms of the offer, even if the offer is otherwise closed for acceptance.

     Schemes of arrangement are arrangements or compromises between a company and any class of its shareholders (or any class or classes of its creditors) and are used for certain types of reconstructions, amalgamations, capital reorganizations or takeovers. Schemes of arrangement require the approval at an EGM of the company of a majority in number, representing 75% in value, of holders of the relevant class of shares (or creditors) present and voting, either in person or by proxy, and the sanction of the High Court of Justice in England and Wales. Once so approved and sanctioned, all shareholders (or, as the case may be, creditors) of the relevant class are bound by the terms of the scheme.

     A scheme of reconstruction under Section 110 of the Insolvency Act 1986 may be made when a company is being wound up voluntarily under which, with the sanction of a special resolution of shareholders in a general meeting, the whole or part of the company's business or property is transferred to a second company in consideration for the issue or transfer to them of shares or any other benefit in the second company. Any dissenting shareholder can require the liquidator to abstain from carrying the resolution into effect or to purchase his interest at a price agreed upon or determined by arbitration.

     In the United Kingdom, takeovers of companies are regulated by the City Code. The City Code is administered by the Panel on Takeovers and Mergers, a body comprising representatives of certain City of London financial and professional institutions which oversees the conduct of such takeovers. The City Code includes certain restrictions on action being taken by a target company to frustrate a takeover offer, including the issue of new shares without the prior approval of its shareholders.

     Scotsman. Under Delaware law, most fundamental corporate changes, including the amendment of the corporation's certificate of incorporation, a merger or consolidation or the dissolution of the corporation, must be approved by the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote thereon. Section 203 of the DGCL and Article Eighth of Scotsman's Certificate of Incorporation require a supermajority vote for certain specified types of Business Combinations, as such term is respectively defined in Section 203 of the DGCL and Article Eighth. See "Comparison of the Rights of Holders of DFC Common Stock and the Rights of Holders of Scotsman Common Stock
- -- Business Combinations with Interested Shareholders." Scotsman's Certificate of Incorporation also requires a supermajority vote to amend certain specified provisions of Scotsman's Certificate of Incorporation. See "Comparison of the Rights of Holders of DFC Common Stock and the Rights of Holders of Scotsman Common Stock -- Amendment of Certificate of Incorporation."

     Delaware law provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange or held of record by more than 2,000 shareholders, or (ii) shares of the surviving corporation of the merger, if the merger did not require the approval of the shareholders of such corporation, unless, in either case, the holders of such stock are required pursuant to the merger to accept anything other than (A) shares of stock of the surviving corporation, (B) shares of stock of another corporation which are also listed on a national securities exchange or held of record by more than 2,000 shareholders, or (C) cash in lieu of fractional shares of such stock.

DIVIDENDS

     WAL. English law permits payment of dividends by a company only out of profits available for such purpose (which are its accumulated, realized profits (not previously utilized by distribution or capitalization) less accumulated, realized losses) and not out of share capital or share premium. The payment of dividends on ordinary shares is subject to the prior right to dividends of any preference shares. The excess of the consideration for the issue of issued shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account and may not be paid out as dividends but may, however, be used to pay up unissued shares which may then be distributed to shareholders in proportion to their holdings and for other limited purposes. Under English law, a dividend must be declared by reference to relevant accounts showing the availability of distributable reserves for such dividend.

     Scotsman. Delaware law generally allows dividends to be paid out of surplus of the corporation or out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of the corporation being less than the capital represented by the preferred stock of the corporation.

PREEMPTIVE RIGHTS

     WAL. Under English law, when a company issues equity shares (or grants certain other rights to acquire equity shares) in consideration for payment of cash, then unless certain provisions of the Companies Act are rendered inapplicable by a special resolution of the company's shareholders, existing shareholders are entitled to participate in the offer for such equity securities pro rata to their existing shareholdings. WAL's Articles provide that the pre-emption provisions of sub-section (1) of Section 89 and sub-sections (1) to
(6) of Section 90 of the Act shall apply to any allotment of WAL's equity securities, subject to certain conditions specified in the Articles.

     Scotsman. Under Delaware law, no shareholder has a preemptive right to subscribe to additional issues of a corporation's stock unless, and to the extent, that such right is expressly granted to such shareholders in the corporation's certificate of incorporation. Scotsman's Certificate of Incorporation does not provide for pre-emptive rights.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     WAL. English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds such director or officer acted honestly and reasonably and that, having regard to all the circumstances, he ought fairly to be excused and relief is granted by the court. WAL's Articles further provide that such indemnification will be available with respect to any proceedings against a director, officer or employee, in his or her capacity as such, which are otherwise disposed of without any finding or admission of material breach of duty by the director, officer or employee. A company is permitted to purchase insurance for directors and officers against such liability.

     Scotsman. Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (a "Derivative Action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of Derivative Actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with the defense or settlement of such an action. The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the company.

BOARD OF DIRECTORS

     WAL. WAL's Articles provide that the number of directors shall not be less than three. No provision is made for the retirement of directors by rotation. Under WAL's Articles, the holders of a majority of the WAL "B" Ordinary Shares are entitled to appoint and remove the minimum number of directors that constitute a majority of the directors, and the holders of the WAL "C" Ordinary Shares are entitled to appoint and remove the remaining directors.

     WAL's Articles further provide that the office of a director shall be vacated if, among other things, the director becomes bankrupt, is suffering from a mental disorder, or shall have been absent for more than six months from meetings of the board of directors and the other directors adopt a resolution that his office be vacated. Under the Companies Act, a director may be removed by a majority of the shareholders notwithstanding anything contained in the Articles, provided that special notice has been given to the Company not less than 28 days before a general meeting is convened for the passing of such a resolution. WAL's Articles also provide that either the directors or the shareholders, by ordinary resolution, may appoint a person to fill a vacancy on WAL's Board or a newly created directorship.

     Scotsman. Scotsman's Certificate of Incorporation and by-laws provide for a classified board and permit directors to be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of Scotsman Voting Stock. See "Comparison of the Rights of Holders of DFC Common Stock and the Rights of Holders of Scotsman Common Stock -- Board of Directors; -- Removal of Directors." Vacancies and newly created directorships may be filled only by a majority vote of the directors then in office, though less than a quorum, subject to the rights of the holders of any preferred stock. See "Comparison of the Rights of Holders of DFC Common Stock and the Rights of Holders of Scotsman Common Stock -- Board of Directors; -- Filling of Vacancies and Newly Created Directorships."

BORROWING POWER OF THE BOARD OF DIRECTORS

     WAL. WAL's Articles provide that the directors may exercise all of WAL's powers to borrow money and to mortgage or charge all or any part of WAL's undertaking, property, assets and uncalled capital. The aggregate principal amount of such borrowings (as more fully defined in the Articles) may not exceed (pound)5,500,000 without the prior consent of the holders of 75% of the WAL "B" Ordinary Shares either in writing or by extraordinary resolution adopted in a separate class meeting.

     Scotsman. Scotsman's Certificate of Incorporation does not contain any limitations on the borrowing powers which may be exercised by its Board.

SHAREHOLDER RIGHTS OF INSPECTION

     WAL. Except when such register(s) are closed in accordance with the provisions of the Companies Act, the register and index of names of shareholders of an English company, together with certain other registers required to be maintained by such a company, may be inspected by its shareholders during business hours without charge (and by other persons upon payment of a charge) and copies of such registers may be obtained on payment of an appropriate charge. A shareholder in an English company may, without charge, also inspect the minutes of meetings of the shareholders during business hours and obtain copies upon payment of a charge. The published directors' report and audited annual accounts of an English company are required to be laid before the shareholders in a general meeting and a shareholder is entitled to a copy of such report and accounts. Further copies are filed with the Registrar of Companies in England and Wales from whom copies are publicly available upon payment of the appropriate fee. The shareholders have no further statutory rights to inspect the accounting records of a company or the minutes of meetings of directors.

     Scotsman. Under Delaware law, shareholders of record of Scotsman have the right to inspect the books and records of Scotsman for a purpose reasonably related to their interests as shareholders. A shareholder of Scotsman may exercise such shareholder's right of inspection upon written demand under oath stating the purpose thereof. In addition, Scotsman is required to prepare a shareholder list with respect to any shareholders' meeting and to make such list available to any shareholder for any purpose germane to such meeting during a period 10 days before and continuing through such meeting.

     INFORMATION CONCERNING THE MERGER SHAREHOLDERS AS SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to those Merger Shareholders who intend to offer, from time to time during the 45 day period following the Effective Date, some, all or none of the Scotsman Fixed Common Shares, shares of Series A Convertible Preferred Stock and shares of Scotsman Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock. Each of the following Merger Shareholders will determine, in such Merger Shareholder's discretion, the number of shares of Scotsman Common Stock, if any, and the number of shares of Series A Convertible Preferred Stock, if any, to be offered by such Merger Shareholder during such 45 day period but in no event will such number exceed the number of shares of Scotsman Common Stock or Series A Convertible Preferred Stock specified below.

     Under the New Stockholders' Agreement, each Merger Shareholder who is a party to the New Stockholders' Agreement has (i) represented that it did not, on the date of the New Stockholders' Agreement, and will not, as of the Effective Date, have any plan or intention to reduce, for a period of at least two years after the Effective Date, its ownership of the New Scotsman Stock to a number of shares having value, as of the Effective Date, of less than 50% of the Merger Consideration (as defined below) and (ii) agreed not to reduce for a period of at least twelve months following the Effective Date, such Merger Shareholder's ownership of New Scotsman Stock to a number of shares having value, as of the Effective Date, of less than 40% of the Merger Consideration. For purposes of the New Stockholders' Agreement, Merger Consideration means the consideration received in the Merger by such Merger Shareholder (excluding any Scotsman Contingent Common Shares and including any amounts received by such Merger Shareholder in connection with a Permitted Distribution). Such restrictions may be amended or waived by written agreement of all of the Merger Shareholders and Acquisition Shareholders who are parties to the New Stockholders' Agreement.

                                                  NO. OF SHARES OF                                               NO. OF SHARES OF
                         NO. OF SHARES OF             SERIES A                               NO. OF SHARES OF        SCOTSMAN
                             SCOTSMAN                CONVERTIBLE         NO OF SHARES OF         SERIES A          COMMON STOCK
                           COMMON STOCK            PREFERRED STOCK           SCOTSMAN          CONVERTIBLE          OWNED UPON
    NAME OF MAJOR         OWNED OF RECORD          OWNED OF RECORD         COMMON STOCK      PREFERRED STOCK      COMPLETION OF
     SHAREHOLDER       PRIOR TO THE OFFERING    PRIOR TO THE OFFERING     BEING OFFERED       BEING OFFERED        THE OFFERING
- ---------------------- ---------------------    ---------------------    ----------------    ----------------    ----------------
Onex DHC LLC..........        566,020(1)               943,366                566,020             943,366                0
Pacific Mutual Life
  Insurance Company...        197,143(2)               328,571                197,143             328,571                0
PM Group Life
  Insurance Company...         26,285                   43,809                 26,285              43,809                0
EJJM(3)...............        250,985                  418,308                250,985             418,308                0
Timothy C.
  Collins(4)..........         39,472                   65,787                 39,472              65,787                0
Kevin E. McCrone(5)...         36,307                   60,512                 36,307              60,512                0
W. Joseph
  Manifold(6).........         15,826                   26,377                 15,826              26,377                0
Charles R.
  McCollom(7).........         13,964                   23,273                 13,964              23,273                0
Anita J. Moffatt(8)...          3,723                    6,206                  3,723               6,206                0
Remo Panella(9).......          5,585                    9,309                  5,585               9,309                0
Teddy F. Reed(10).....          5,585                    9,309                  5,585               9,309                0
Robert L.
  Schafer(11).........         13,964                   23,273                 13,964              23,273                0
Graham E.
  Tillotson(12).......         17,688                   29,480                 17,688              29,480                0
John A. Tilmann(13)...          3,723                    6,206                  3,723               6,206                0
Michael P.
  McCrone(14).........          1,862                    3,103                  1,862               3,103                0
Ronald A.
  Anderson(15)........          1,862                    3,103                  1,862               3,103                0

- -------------------------
 (1) Does not include shares of Scotsman Common Stock held of record by other Merger Shareholders or Acquisition Shareholders with respect to which Onex DHC or its affiliates shares voting power. See "Certain Provisions Common to the Merger Agreement and the Share Acquisition Agreement -- Ownership and Voting of the New Scotsman Stock."
 (2) Does not include 132,100 shares held prior to the Merger with respect to which two direct, wholly-owned subsidiaries of Pacific Mutual have investment discretion: (i) NFJ Investment Group, Inc., which as of January 11, 1994, beneficially owned 121,500 shares, and (ii) Cadence Capital Management Corporation, which as of January 11, 1994, beneficially owned 10,600 shares.
 (3) Matthew O. Diggs, Jr. is the sole managing partner of EJJM, a New York general partnership. Mr. Diggs has been a director of DFC and WAL since 1991 and 1992, respectively, and will be a director of Scotsman on the Effective Date.
 (4) Mr. Collins has been a director of DFC and WAL since 1991 and 1992, respectively, and will be a director of Scotsman on the Effective Date.
 (5) Mr. Kevin E. McCrone has been the President of Delfield since 1984 and a director of DFC since 1991.
 (6) Mr. Manifold has been the Secretary, Treasurer, Vice President and Chief Financial Officer of Delfield since 1991.
 (7) Mr. McCollom has been Vice President, Manufacturing, of Delfield since
     1986.
 (8) Ms. Moffat has been the Director of Purchasing of Delfield since 1985.
 (9) Mr. Panella has been the Mt. Pleasant Plant Manager of Delfield since 1974.
(10) Mr. Reed has been the Covington Plant Manager since 1978.
(11) Mr. Schafer has been the Vice President, Engineering, of Delfield since
     1988.
(12) Mr. Tillotson has been the Vice President, Sales and Marketing, of Delfield since 1984.
(13) Mr. Tilmann has been the Credit Manager of Delfield since 1986.
(14) Mr. Michael P. McCrone has been the Director of Internal Sales of Delfield since 1986.
(15) Mr. Anderson has been the Director of Industrial Relations of Delfield since 1986.

     The parties currently anticipate that each of the Merger Shareholders who is currently an officer or employee of Delfield will continue to be employed in his or her current position with Delfield following the Effective Date. The parties also anticipate that Kevin E. McCrone will become an executive officer of Scotsman following the Effective Date. See "Other Related Matters -- Management of DFC and WAL Following the Merger and Share Acquisition." If the Merger Shareholders were to sell all of the Scotsman Fixed Common Shares, Series A Convertible Preferred Stock, and shares of Scotsman Common Stock issuable upon the conversion of the Series A Common Stock during the 45 day period following the Effective Date, upon consummation of such sales, no Merger Shareholder would hold of record more than 1% of the outstanding Scotsman Common Stock.

                       CERTAIN INFORMATION CONCERNING DFC

ORGANIZATION OF DFC

     DFC is a holding company which has, as its sole subsidiary, Delfield, headquartered in Mt. Pleasant, Michigan. Delfield is a manufacturer of refrigerated foodservice equipment, including customized and standard food preparation workstations, upright reach-in refrigerators and other foodservice equipment, all principally for sale in the United States.

     DFC and Delfield were organized under the laws of the State of Delaware in 1991 by Onex and Matthew O. Diggs, Jr., DFC's Chairman, for the purpose of acquiring the business and operations, and certain liabilities, of the Delfield Division (the "Delfield Division") of Alco Standard Corporation ("Alco"). DFC's acquisition of the Delfield Division was consummated on May 1, 1991 pursuant to the terms and conditions of a Purchase and Sale of Assets Agreement among Alco, a subsidiary of Alco, and Delfield. Unless the context otherwise requires, "Delfield," as used in this section, refers to the Delfield Division prior to May 1, 1991 and to The Delfield Company after that date.

     In connection with the acquisition of Delfield, DFC issued and sold an aggregate of 3,800,000 shares of Class B common stock to Onex U.S., 500,000 shares of Class C common stock to MDG, and 180,000 shares of Class A common stock to Kevin E. McCrone, a director of DFC and the President of Delfield. The shares purchased by Onex U.S. were subsequently transferred to 713389 Ontario Inc., an affiliate of Onex, and later to Onex DHC. The shares purchased by MDG were subsequently transferred to EJJM. DFC also issued and sold 1,323,529 shares of 8% cumulative convertible preferred stock (the "DFC Convertible Preferred Stock") to Pacific Mutual and 176,471 shares to PM. In an offering which was consummated in August 1991, DFC issued and sold an additional 320,000 shares of Class A common stock to eight additional members of management of Delfield. The Class A common stock sold to management was sold at the price of $1.00 per share. In an offering which was consummated in February 1993, DFC issued and sold an additional 145,000 shares of Class A common stock to seven members of management of Delfield. The Class A common stock sold to management was sold at the price of $1.00 per share. In connection with the acquisition of Delfield, 14% Senior Subordinated Notes due 1999 (the "Subordinated Notes") were also issued by Delfield to Pacific Mutual and PM in the principal amounts of $6,176,470.59 and $823,529.41, respectively.

THE RECAPITALIZATION

     On December 30, 1992, DFC and Delfield consummated a recapitalization (the "Recapitalization") pursuant to which (i) Delfield incurred $26.3 million of term loans from Continental under an Amended and Restated Loan and Security Agreement, dated as of December 30, 1992, among DFC, Delfield, Continental, and certain other lenders (the "Continental Loan Agreement"), (ii) Delfield applied a portion of the proceeds of such loans to redeem $7 million in aggregate principal amount of the Subordinated Notes held by Pacific Mutual and PM at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest thereon and a redemption premium of $300,000, (iii) all shares of DFC Convertible Preferred Stock held by Pacific Mutual and PM were converted into Class A common stock and, after the payment of the Special Dividend (as defined below), all shares of Classes B, C and D common stock were converted into and exchanged for shares of Class A common stock, and (iv) Delfield distributed $18.5 million of the proceeds of the loan to DFC as a dividend and DFC then paid a special dividend in the aggregate amount of $18.5 million (the "Special Dividend") to the record holders of shares of its common stock as of 5:00 P.M. on December 29, 1992.

     In addition, in connection with the Continental Loan Agreement, DFC issued the Warrant. Under the terms of the Warrant, Continental has the right to purchase, at any time prior to December 29, 2000, up to 194,845 shares of DFC's Class A common stock at an exercise price of $5.15 per share, subject to certain adjustments. At any time after the earlier of December 29, 1998 or a change-in-control of DFC and prior to the expiration of the Warrant, the holders of the Warrant or the shares issued upon the exercise of the Warrant have a right to require DFC to repurchase the Warrant at a formula set forth in the Warrant.

     Each of the directors of DFC at the time of the Recapitalization was either a stockholder of DFC or an officer and employee (or a former officer and employee) of a stockholder of DFC (or of an affiliate of such a shareholder). In addition to its share of the Special Dividend, Pacific Mutual and PM received all accrued and unpaid dividends on their shares of DFC Convertible Preferred Stock in connection with the conversion of the DFC Convertible Preferred Stock into Class A common stock prior to the record date of the Special Dividend. Furthermore, in connection with the redemption of the Subordinated Notes, Delfield paid a redemption premium of $300,000 to Pacific Mutual and PM.

PRODUCTS

     Delfield has four interrelated product lines consisting of (i) customized (refrigerated) food preparation workstations, (ii) standard (refrigerated) food preparation workstations, (iii) upright reach-in refrigerators, and (iv) niche products, consisting of kitchen ventilation systems, tray and dish dispensers, beverage merchandising refrigerators and "slush" machines.

     Workstations (Custom and Standard). Delfield produces a broad array of customized and standard food preparation equipment including salad, pizza and sandwich tables, under-the-counter refrigerators and freezers and specialized food processing lines. These products usually have a counter height work surface, contain refrigerators and are constructed of stainless steel. This equipment tends to be "menu specific" in that it is designed to permit the assembly of ingredients for particular types of new menus. Changes in menu thus frequently require the installation of new workstation equipment.

     Customized units for chain restaurants typically represent highly engineered equipment or process lines developed jointly by the Delfield engineering staff and the chain's staff. These units, selling for up to $20,000 to $40,000 each, will usually be produced over a period of years to carry out a nationwide chain "roll out" or new menu program. Customized units for independent restaurants are usually made up of standardized building blocks or modules that are modified to accommodate the physical constraints of an existing kitchen or tailored to a new menu. These units typically sell for $1,000 to $3,000 per unit.

     Upright Reach-in Refrigerators. Upright reach-in refrigerators and freezers are food storage appliances analogous to home refrigerators. They are built to withstand the greater demands of commercial and institutional kitchens, including hotter room temperatures, frequent openings, daily clean-ups and abusive treatment by large numbers of employees. Products are typically made of stainless steel with heavy-duty doors and hinges and top-mounted heavy duty compressors and components and sell for $1,000 to $3,000.

     Niche Products. Delfield's "niche" products consist of: Shelleyglas, a mobile cafeteria system for institutions designed to serve refrigerated and heated food, milk, and ice cream, Shelleymatic, a line of self-leveling tray and plate dispensers for cafeterias and institutional kitchens, and Air Tech, a patented "compensating" exhaust hood which is designed to extract exhaust without unbalancing a building's HVAC system. These three product lines, in conjunction with the Spec Line refrigerator, are sold primarily to schools, hospitals, military installations, prisons, nursing homes and other institutional foodservice installations.

     In 1993, Delfield began initial manufacturing of two refrigerated beverage products for distribution by others -- "slush" machines and a refrigerated rotating beverage merchandiser.

SALES AND DISTRIBUTION

     Major Chain Accounts. Direct sales to major retail chain restaurants accounted for over one-third of Delfield's total sales in 1991 and 1992 and for the nine months ending September 30, 1993. Major chain restaurant accounts are handled directly by Delfield's headquarters staff. Development, prototype and pilot installation efforts on major programs or roll-outs can extend over a year or more, with close collaboration between Delfield's and the chain customer's respective engineering staffs, before major production begins.

     Dealers. Delfield sells through over 2,000 non-exclusive dealers across the United States. Dealers are typically local, privately held firms selling a broad array of kitchen equipment and supplies. Dealers carry multiple lines of competing equipment and in many ways constitute Delfield's "customer," particularly for replacement sales of standard equipment. Dealers' customers are principally local independent restaurant operators, smaller chains and institutional customers such as schools, hospitals and prisons.

     Delfield has created dealer showroom programs and conducts training sessions to supplement dealers' knowledge of Delfield's products. Delfield also recently created the position of product manager. The product manager has direct authority to negotiate with dealers on the pricing of all Delfield products.

     Delfield also sells to buying groups, which are cooperative groups of dealers that associate to secure additional price discounts. In 1992 Delfield had sales of $16 million to nine buying groups which collectively represented approximately 245 dealers, including some of the major dealers.

     Consultants. Independent restaurants, small chain restaurants and institutional kitchen operators extensively use foodservice consultants who perform a range of architectural, interior decorating, and kitchen design services, including specifying the kitchen equipment and approving the appropriate supplier. In 1991 Delfield instituted a consultant sales and training program and expanded its institutional product lines to address this segment.

     Sales Representation. Delfield reaches the dealer and small chain restaurant markets through its network of 26 independent sales representative firms. As of January 20, 1994, these firms had 57 sales offices and 140 salespeople across the nation. Sales representatives sell to the dealers and assist dealers in custom equipment work-ups and in sales calls to local chains. The sales representatives carry other complementary kitchen equipment product lines but carry only Delfield refrigeration equipment.

     In 1992, Delfield created two additional regional sales management positions to work with and help supervise the sales representatives. These Delfield employees train the representatives in Delfield products, establish and follow up on sales quotas, make joint sales calls on dealers, consultants and local chains and in general augment Delfield's management of the nationwide sales force.

     International. Currently, Delfield sells in the United Kingdom through a distributor and in South America and Asia through an export agent. Export sales remain a small part of Delfield's total sales.

COMPETITION

     Delfield operates in a highly fragmented and competitive industry. Participants compete on the basis of price, quality and reliability of products and service. The majority of Delfield's competitors are small, privately-held companies. However, some of Delfield's competitors are divisions of large corporations, which may have greater financial resources than DFC.

     In custom workstations, Delfield's principal competitors include Randell Manufacturing, Inc., a subsidiary of Dover Industries, Hospital & Kitchen Equipment Inc., The Wasserstrom Company Inc. and Stainless Equipment & Systems Co. Inc. Additional competition comes from local metalworking shops which custom fabricate kitchen equipment for local restaurants or chains incorporating standard refrigeration units, purchased from Delfield or its competitors, into custom workstations.

     Delfield believes its engineering and manufacturing capabilities, distribution and scale make it well-positioned to serve the custom and standard refrigerated workstation market. Since 1985, Delfield has utilized computer-assisted design and computer-assisted manufacturing systems. Delfield has also developed a large design library which enables it to translate customer ideas and needs into fully designed proposals and then into finished products in a timely, cost-efficient manner. Delfield believes that its system gives it a competitive advantage not only over competitors who do design work by hand, but also competitors with less customized computer-assisted design capacities. DFC believes that these capabilities are central to its abilities to serve chain restaurants and capitalize on chain growth opportunities.

     In standard workstations, leading competitors are believed to be the Beverage Air Division of Specialty Equipment Companies Inc. and True Manufacturing Company. These companies also make (standard) upright reach-in refrigerators. Another principal competitor in the upright reach-in refrigerator market is Traulsen & Company Inc.

SUPPLIERS

     The most significant purchased material used by Delfield is stainless steel. In addition, Delfield purchases refrigeration compressors and condensing units, copper tubing, hardware items such as hinges and handles, ABS plastic sheet, electrical and electronic components, refrigerant and insulation foaming ingredients.

     Delfield currently relies exclusively on one supplier for stainless steel sheet. DFC believes that if its current stainless steel supplier were unable to meet all of Delfield's demands, there would be ample alternative sources of supply, though not necessarily at the same price.

SIGNIFICANT CUSTOMERS

     Five customers accounted for approximately 33% of Delfield's sales in 1992. The loss of one or more of these customers or a substantial decrease in the amount of any of their purchases could have a material adverse effect on Delfield's business. The top two customers accounted for 24% of Delfield's sales in 1992.

BACKLOG

     As of September 30, 1993, Delfield's backlog totaled approximately $9,390,000 compared with approximately $7,680,000 on the same date in 1992. All material amounts of such orders are expected to be filled in fiscal 1993.

EMPLOYEES

     Delfield employs approximately 800 people. Approximately 600 people work in the Mt. Pleasant, Michigan headquarters and the remaining 200 in the Covington, Tennessee plant. Approximately 450 Mt. Pleasant employees are represented by the Local 585A United Paper Workers International Union, and the current collective bargaining agreement has been extended to May 1996. Covington employees are not unionized.

SEASONALITY

     Delfield's business is seasonal with its highest sales levels and working capital requirements occurring in its second and third quarters. In addition, Delfield has experienced significant quarterly fluctuations in sales in the past because of the irregularity of large orders from major chain restaurant accounts.

FACILITIES

     DFC's chief executive offices and a portion of Delfield's operations are located in Mt. Pleasant, Michigan, where it occupies a 343,000 square foot facility. Delfield also has operations in Covington, Tennessee, where it has a 188,000 square foot facility. The Michigan facility is owned subject to a mortgage securing Delfield's indebtedness under the Continental Loan Agreement. In addition, a section of the plant and certain equipment is subject to a lien to secure industrial revenue bonds issued by Isabella County. The Tennessee plant is leased from Litton Industrial Products, Inc. and was financed by an issuance of industrial revenue bonds by the town of Covington, Tennessee. This lease will expire in September 2006, at which time Delfield will have the option to purchase the property for a nominal sum. Delfield's interest in the Covington property is subject to a security interest under the Continental Loan Agreement. Delfield is not capital intensive and management feels that increased capacity and process improvements investment needs can be readily met.

     DFC believes that Delfield's facilities and equipment are fully up to date and in good condition and that, together with scheduled capital improvements, are adequate for present and anticipated needs.

LEGAL PROCEEDINGS

     On or about February 5, 1992, a fire at the Indianapolis Athletic Club (the "IAC") resulted in the deaths of three persons, injuries to several other persons and property damages to the IAC and several of its guests. The aggregate amount of all the asserted or known contingent claims is estimated to be over $11 million. The cause of the fire has not yet been determined, but there have been allegations that it was caused by a defective refrigerator manufactured by Delfield. Delfield has been named as a defendant in seven actions arising out of the fire. These actions were brought on behalf of nine allegedly injured parties, alleging that a refrigerator manufactured by Delfield caused the fire and asserting negligence, strict liability and breach of warranty claims against Delfield. All these actions are pending in the state courts of Indiana.

     DFC is conducting its own investigation and is unable to express any opinion at this time as to the cause of the fire. However, Delfield's management believes the refrigerator in the IAC at the time of the fire was in fact manufactured by the Delfield Division of Alco prior to its acquisition by DFC and not by Delfield. Pursuant to the agreement by which DFC acquired the Delfield Division, Alco is obligated to indemnify Delfield for all losses to Delfield resulting from product liability claims relating to products manufactured by the Delfield Division prior to the acquisition, unless any claim therefor or on account thereof is first asserted after May 1, 1993, in which case Delfield is required to indemnify Alco against such losses. With respect to two of the seven pending actions, Alco has agreed that its indemnity applies. With respect to three other actions, Alco asserts that its indemnity is not applicable and that the actions are covered by Delfield's indemnity of Alco under the purchase agreement. DFC expects Alco to take the latter position with respect to the two remaining actions. Although no assurances can be given that Alco is obligated to indemnify Delfield for any such claims, that Alco will or can comply with its indemnification obligations, or that insurance policies will adequately cover losses incurred in connection with this matter, Delfield believes that all the actions arising from the IAC fire are covered by Alco's indemnity and that Delfield's insurance should cover any claims that are not covered by Alco's indemnity.

     On April 8, 1993, Delfield received from a contract specialist at the General Services Administration (the "GSA") a request for certain information concerning sales made to the GSA under Delfield's GSA contract, which was in effect from August 1990 through September 1992. The GSA contract required that the GSA be given the benefit of price reductions granted by Delfield on comparable sales of equipment to other customers for the Delfield products included in the Delfield catalog. As a result of a review of its records, Delfield has paid a refund of $99,397 to the GSA. No further requests or claims have been asserted against Delfield as of the date of this Proxy Statement - Prospectus.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

     DFC's products and manufacturing processes are subject to various environmental, health and safety regulations as well as the standards of industry self-regulatory groups. Such regulations and standards from time to time may require significant changes in products or manufacturing methods, as is the case with the recent ban on CFCs, a compound found in the refrigerants and insulation materials used in most refrigeration systems including those in Delfield's refrigeration products. Because of concern about the potential impact of CFCs on the atmosphere, the international supply has been restricted. Under the Federal Clean Air Act Amendments, production of CFCs is required to be phased out in a series of steps culminating in the termination of all such production by the year 2000. In 1992, pursuant to authority granted under the Clean Air Act Amendments, former President Bush announced an accelerated schedule pursuant to which, with certain limited exceptions, production of CFCs in the United States is to be eliminated by December 31, 1995. Subsequently in 1992, approximately 80 countries (including the United Kingdom) which are parties to the Montreal Protocol on Substances that Deplete the Ozone Layer agreed to such an accelerated schedule. In addition to governmental regulations, DFC is also subject to, and participates in creating, health and safety standards imposed by certain industry self-regulatory groups such as the National Sanitation Foundation. While DFC does not expect the ban on CFCs or any currently existing environmental or health and safety regulation or standard to adversely affect the business of Delfield, there is no assurance that future environmental or health and safety regulation or standard will not have such an adverse impact.

EXECUTIVE COMPENSATION; MANAGEMENT

     The following table summarizes the compensation paid by DFC or its subsidiaries to an executive officer of DFC who is expected to serve as an executive officer of Scotsman with respect to services performed in the capacity indicated during DFC's fiscal year 1992:

                           SUMMARY COMPENSATION TABLE

                                                          1992 ANNUAL COMPENSATION          ALL OTHER
                                                      ---------------------------------    COMPENSATION
                                                                           OTHER ANNUAL    ------------
                                                      SALARY     BONUS     COMPENSATION       OTHER
       NAME AND PRINCIPAL POSITION WITH DFC             ($)       ($)          ($)             ($)
- ---------------------------------------------------   -------    ------    ------------    ------------
Kevin E. McCrone...................................   169,865    96,000        5,402(1)       19,427(2)
  President of Delfield

- -------------------------
(1) Includes premiums of $102 paid for group term life insurance and a car allowance of $5,300.

(2) Represents the total payment made in 1992 under an agreement between Mr. McCrone and DFC pursuant to which DFC has agreed to reimburse Mr. McCrone for the after-tax amount of the annual interest paid on a loan taken by Mr. McCrone to purchase 120,000 shares of DFC Common Stock in 1991.

     Mr. Kevin E. McCrone joined Delfield in 1975 and has been President of Delfield since 1984. Mr. McCrone has been a director of DFC since 1991. Such position will terminate at the Effective Time. Mr. McCrone is 45 years old.

MANAGEMENT'S DISCUSSION AND ANALYSIS: DELFIELD

                                                        THE DELFIELD COMPANY                    THE DELFIELD DIVISION
                                                             (SUCCESSOR)                            (PREDECESSOR)
                                          -------------------------------------------------    ------------------------
                                                                                    EIGHT        SEVEN
                                             NINE MONTHS ENDED          YEAR       MONTHS        MONTHS         YEAR
                                          ------------------------     ENDED        ENDED        ENDED         ENDED
                                          SEPT. 30,     SEPT. 30,     DEC. 31,    DEC. 31,     APRIL 26,     SEPT. 30,
                                             1993          1992         1992        1991          1991          1990
                                          ----------    ----------    --------    ---------    ----------    ----------
                                                (UNAUDITED)
Net sales..............................      100.0%        100.0%       100.0%      100.0%        100.0%        100.0%
Cost of sales..........................       73.8          72.3         73.4        73.7          80.3          77.7
                                          ----------    ----------    --------    ---------    ----------    ----------
Gross profit margin....................       26.2          27.7         26.6        26.3          19.7          22.3
Selling, general and administrative
  costs................................       13.4          13.3         14.3        15.7          14.5          13.3
Non-recurring expenses.................        0.0           0.0          0.5         0.0           0.0           0.0
Management fees........................        0.4           0.5          0.6         0.8           2.2           2.6
                                          ----------    ----------    --------    ---------    ----------    ----------
Operating income.......................       12.4          13.9         11.2         9.8           3.0           6.4
Interest expense, net..................        2.6           2.1          2.0         3.2           0.0           0.5
                                          ----------    ----------    --------    ---------    ----------    ----------
Pretax income..........................        9.8          11.8          9.2         6.6           3.0           5.9
Provision for income taxes.............        3.8           4.5          3.4         2.4           1.1           2.2
                                          ----------    ----------    --------    ---------    ----------    ----------
Income before extraordinary item.......        6.0           7.3          5.8         4.2           1.9           3.7
Extraordinary item.....................        0.0           0.0          1.4         0.0           0.0           0.0
                                          ----------    ----------    --------    ---------    ----------    ----------
    Net income.........................        6.0%          7.3%         4.4%        4.2%          1.9%          3.7%
                                          ----------    ----------    --------    ---------    ----------    ----------
                                          ----------    ----------    --------    ---------    ----------    ----------

The Nine Months Ended September 30, 1993, Compared to the Nine Months Ended September 30, 1992

     Sales. Net sales for the nine months ended September 30, 1993 increased $8.9 million or 14.5% from the nine months ended September 30, 1992, due primarily to increases in sales of standard products as a result of new dealer marketing programs implemented late in 1992, initial sales of "slush" beverage dispensing products, and increased demand from major chain restaurant customers.

     Gross Profit. Gross profit declined as a percentage of net sales to 26.2% for the nine months ended September 30, 1993 from 27.7% for the nine months ended September 30, 1992. During the nine months ended September 30, 1993, Delfield's gross profit margins were adversely impacted by a shift to newer custom production for its major chains. Additionally, Delfield's gross margin declined due to (i) a higher proportion of standard product sales in total sales, which generate lower than average gross profit margins, and (ii) overhead investments in new products and facilities, e.g., the "slush" beverage product, the start-up of the new "decor facility."

     SG&A. SG&A expenses increased as a percentage of net sales to 13.4% for the nine months ended September 30, 1993 from 13.3% for the nine months ended September 30, 1992, due primarily to increased sales commissions caused by a higher proportion of products sold on commission and higher selling and marketing expenses related to the development of new growth opportunities.

     Management Fees. Management fees declined to $0.2 million for the nine months ended September 30, 1993 from $0.3 million for the nine months ended September 30, 1992, due to a reduction in management fees charged by The Diggs Group.

     Interest Expense, Net. Interest expense increased to $1.8 million for the nine months ended September 30, 1993 from $1.3 million for the nine months ended September 30, 1992 due to higher average debt levels as a result of the Recapitalization.

The Year Ended December 31, 1992, Compared to the Eight Months Ended December 31, 1991

     Net Sales. Net sales during the year ended December 31, 1992 increased by $28.9 million or 56.8% as compared to the eight months ended December 31, 1991. On a per month basis, net sales increased $0.3 million or 4.5% over the prior period. The per-month increase was primarily attributable to increased sales of institutional products, standard products and custom equipment to major chain customers. Sales of standard products increased during the second half of 1992 due in large part to new dealer marketing programs implemented during the third quarter.

     Gross Profit. Gross Profit increased as a percentage of net sales to 26.6% for the year ended December 31, 1992 from 26.3% for the eight months ended December 31, 1991, due primarily to a higher proportion of mature custom products sold to major chain customers.

     SG&A. SG&A expenses declined to 14.3% of net sales for the year ended December 31, 1992 from 15.7% for the eight months ended December 31, 1991, due to lower sales promotion expenses, commissions and royalties.

     Non-recurring Expenses. Non-recurring management bonuses of $0.4 million related to the restructuring of Delfield's senior credit facility were incurred during the year ended December 31, 1992.

     Management Fees. Management fees declined to 0.6% of net sales for the year ended December 31, 1992 from 0.8% of net sales for the eight months ended December 31, 1991, due primarily to a reduction in management fees paid to The Diggs Group.

     Interest Expense, Net. Interest expense declined to 2.0% of net sales for the year ended December 31, 1992 from 3.2% of net sales for the eight months ended December 31, 1991 due to a decline in outstanding indebtedness as a result of payments made from operating cash flows.

     Extraordinary Item. Effective December 29, 1992, Delfield restructured its senior credit facility and as a result, unamortized costs of $1.4 million related to the prior credit facility along with $0.4 million of subordinated debt prepayment premium and other costs were charged to expense and classified as an extraordinary item, net of applicable taxes, on the income statement for the year ended December 31, 1992.

The Eight Months Ended December 31, 1991, Compared to the Seven Months Ended April 26, 1991

     Net Sales. Net sales during the eight months ended December 31, 1991 increased by $13.6 million or 36.4% as compared to the seven months ended April 26, 1991. On a per month basis, net sales increased $1.0 million or 19.4% versus the prior period, due primarily to an increase in major chain account activity and seasonality differences between the two periods being compared. Historically, the first and fourth quarters of a calendar year have been the weakest and the second and third have been the strongest. The seven months ended April 26, 1991 contain both of the weaker quarters while the eight months ended December 31, 1991, contain most of the two strongest quarters.

     Gross Profit. Gross profit as a percentage of net sales improved to 26.3% for the eight months ended December 31, 1991 from 19.7% for the seven months ended April 26, 1991, due primarily to the effect of increased sales volume, a higher proportion of higher margin custom chain account business, selective price increases, improved labor productivity and the impact of lower average stainless steel prices.

     SG&A. SG&A expenses increased to 15.7% of net sales during the eight months ended December 31, 1991 from 14.5% of net sales during the seven months ended April 26, 1991. The increase was due primarily to the increased costs associated with operating as a stand-alone entity rather than a division of Alco with respect to financial, tax, insurance, legal and management support services.

     Management Fees. The reduction of management fees to $0.4 million (management fees paid to The Diggs Group) for the eight months ended December 31, 1991 from $0.9 million (corporate fees paid to Alco) for the seven months ended April 26, 1991 resulted from the change in ownership from Alco to DFC.

     Interest Expense, Net. During the seven months prior to the acquisition on April 26, 1991 Delfield was a division of Alco and was essentially debt free except for working capital requirements funded by Alco and indebtedness associated with certain industrial revenue bonds. The $1.6 million interest expense for the eight months ended December 31, 1991 resulted primarily from the acquisition indebtedness and the new working capital facility.

The Seven Months Ended April 26, 1991, Compared to the Year Ended September 30, 1990

     Net Sales. Net sales during the seven months ended April 26, 1991 declined by $33.6 million or 47.4% in total as compared to the year ended September 30, 1990. On a per month basis, net sales decreased by $0.6 million or 9.8%, compared to the prior period. As previously mentioned, the seven months ended April 26, 1991, include both the first and fourth quarters, which are historically weaker than the second and third quarters. In addition, major chain account activity during the seven months ended April 26, 1991 was down on a monthly basis from the year ended September 30, 1990.

     Gross Profit. Gross profit as a percentage of net sales declined to 19.7% for the seven months ended April 26, 1991 from 22.3% for the year ended September 30, 1990. Gross profit was unfavorably impacted by the lower net sales volume and a smaller proportion of high margin chain account business.

     SG&A. SG&A expenses increased to 14.5% of net sales for the seven months ended April 26, 1991 from 13.3% of net sales for the year ended September 30, 1990, due primarily to higher sales promotion expenses.

     Management Fees. Management Fees declined to 2.2% of net sales for the seven months ended April 26, 1991 from 2.6% of net sales for the year ended September 30, 1990, principally due to a change in Alco allocation procedures.

     Interest Expense, Net. During both the seven months ended April 26, 1991, and the year ended September 30, 1990, the Delfield Division was wholly owned by Alco and was essentially debt free except for working capital requirements funded by Alco and indebtedness associated with certain industrial revenue bonds. The Delfield Division would pay interest based on intercompany payable or receivable balances with the parent.

Liquidity and Financial Position

     Delfield's primary source of funds for its business activities and repaying its debt has been cash from operations. Cash (used)/provided from operating activities was nil for the nine months ended September 30, 1993, $6.9 million for the twelve months ended December 31, 1992, $4.6 million for the nine months ended September 30, 1992 and $10.4 million for the eight months ended December 31, 1991. The lower cash from operations in 1993 compared to 1992 was due primarily to changes in working capital. Working capital requirements caused a $5.7 million decline in cash for the nine months ended September 30, 1993 and provided $0.4 million for the year ended December 31, 1992. The primary reason for the 1993 working capital increase was a 104.1% increase in accounts receivable from $6.3 million at December 31, 1992, to $12.9 million at September 30, 1993 representing an increase in receivables days outstanding from 37 days at December 31, 1992 to 43 days at September 30, 1993. The significant increase in receivables resulted from high levels of Delfield sales during the months of August and September 1993, a substantial portion of which had not been paid by September 30, 1993. Inventories increased 9.2% from $11.4 million at September 30, 1992, to $12.4 million at September 30, 1993, but days supply declined 21% from 73 days at the end of 1992 to 58 days at September 30, 1993.

     Delfield's level of capital expenditures varies from year to year, affected by the timing of capital spending for new production equipment for new products and periodic expansions. Capital expenditures were $0.7 million for the year ended December 31, 1991, $0.6 million for the year ended December 31, 1992, and $1.4 million for the nine months ended September 30, 1993. The increased 1993 expenditures were due to a $0.9 million investment in the new "decor" custom products facility. Delfield purchased a new automated turret punch press for approximately $0.5 million during the fourth quarter of 1993. Current plans for 1994 capital spending are approximately $1.5 million for increased production capacity and replacement of aging equipment.

     At September 30, 1993, long-term indebtedness including the current portion but excluding the revolving credit facility, was $21.9 million, down $1.7 million from December 31, 1992. The decline was due to scheduled payments on term loans.

     At December 31, 1992, long-term indebtedness including the current portion but excluding the revolving credit facility was $23.6 million, compared with $14.4 million at December 31, 1991. The increase resulted primarily from the restructuring of Delfield's senior credit facility during December 1992. Effective December 29, 1992, Delfield restructured its senior credit facility so as to effect prepayment of its subordinated debt, pay a special dividend to common stockholders and fund on-going working capital requirements. At December 31, 1992, the indebtedness under this facility totaled $26.3 million, consisting of term loans and a revolving loan agreement with Continental.

     Delfield has a $13.0 million revolving credit facility from Continental, which expires in 1997. Borrowings are limited to not more than Delfield's combined total of 85 percent of eligible accounts receivable and 50 percent of eligible inventory. Interest is payable monthly at 1.5 percent over the bank's reference rate (6.0 percent as of December 31, 1992 and September 30, 1993). Borrowings are secured by substantially all assets of Delfield. At December 31, 1991 and 1992 and September 30, 1993, borrowings outstanding under the facility totalled $0, $7.3 million and $10.0 million, respectively.

     Delfield's management believes that cash generated from operations will be adequate to meet Delfield's operating needs, planned capital expenditures and debt service requirements for the foreseeable future.

CERTAIN BENEFICIAL OWNERS OF DFC COMMON STOCK

     As of the date of this Proxy Statement - Prospectus, the following persons are known by DFC to be the beneficial owners of more than 5% of the outstanding shares of DFC Common Stock.

                         NAME AND ADDRESS                              NUMBER OF SHARES     PERCENT
                        OF BENEFICIAL OWNER                           BENEFICIALLY OWNED    OF CLASS
- -------------------------------------------------------------------   ------------------    --------
Onex DHC LLC(1)....................................................        6,445,000         100.000
421 Leader Street
Marion, Ohio 43302
Pacific Mutual Life Insurance Company..............................        1,058,823          16.429
700 Newport Center Drive
Newport Beach, California 92660
EJJM...............................................................        1,348,000          20.915
c/o The Diggs Group
1630 Kettering Tower
Dayton, Ohio 45423
Matthew O. Diggs, Jr.(2)...........................................        6,445,000         100.000
c/o The Diggs Group
1630 Kettering Tower
Dayton, Ohio 45423

- -------------------------
(1) Includes 3,405,000 shares of DFC Common Stock held of record by the other Merger Shareholders with respect to which Onex DHC shares voting and investment power. Onex DHC disclaims beneficial ownership of such 3,405,000 shares of DFC Common Stock.

(2) Includes 1,348,000 shares held of record by EJJM, of which Mr. Diggs is the sole managing general partner and 5,097,000 shares of DFC Common Stock held of record by the other Merger Shareholders with respect to which Mr. Diggs shares investment power. Mr. Diggs disclaims beneficial ownership of such 5,097,000 shares of DFC Common Stock held of record by Merger Shareholders other than EJJM.

     As of the date of this Proxy Statement - Prospectus, the directors and executive officers of DFC named below and all directors and executive officers of DFC as a group beneficially own the following number of shares of DFC Common Stock.

                                                                       NUMBER OF SHARES     PERCENT
                                                                      BENEFICIALLY OWNED    OF CLASS
                                                                      ------------------    --------
DIRECTORS
Timothy C. Collins(1)..............................................          212,000           3.289
Kevin E. McCrone...................................................          195,000           3.026
Matthew O. Diggs, Jr.(2)...........................................        6,445,000         100.000
Ewout Heersink(3)..................................................               --              --
Kurt Buseck........................................................               --              --

CERTAIN EXECUTIVE OFFICERS
Kevin E. McCrone, President........................................          195,000           3.026
W. Joseph Manifold, Secretary and Treasurer........................           85,000           1.319
All Directors and Executive Officers as a Group(4).................        6,445,000         100.000

- -------------------------
(1) Mr. Collins is managing director of Onex Investment Corp. (New York), an affiliate of Onex DHC. Mr. Collins disclaims beneficial ownership of shares held by Onex DHC.

(2) Includes 1,348,000 shares held of record by EJJM, of which Mr. Diggs is the sole managing general partner and 5,097,000 shares of DFC Common Stock held of record by the other Merger Shareholders with respect to which Mr. Diggs shares investment power. Mr. Diggs disclaims beneficial ownership of such 5,097,000 shares of DFC Common Stock.

(3) Mr. Heersink is Vice President of Onex Corporation, an affiliate of Onex DHC. Mr. Heersink disclaims beneficial ownership of shares held by Onex DHC.

(4) Includes 1,348,000 shares held of record by EJJM of which Mr. Diggs is the sole managing general partner and 5,097,000 shares of DFC Common Stock held of record by the other Merger Shareholders with respect to which Mr. Diggs shares investment power. Mr. Diggs disclaims beneficial ownership of such 5,097,000 shares of DFC Common Stock.

                       CERTAIN INFORMATION CONCERNING WAL

     WAL is a holding company which has, as its sole direct subsidiary, Whitlenge. Whitlenge manufacturers and markets beverage dispensing equipment, including soft drink dispensing equipment and beer coolers, for use in restaurants, pubs, and foodservice facilities in the United Kingdom and, to a lesser extent, other countries in continental Europe and the Middle East.

     WAL was formed in 1992 by Onex and Matthew O. Diggs, Jr., WAL's Chairman, as a private company limited by shares registered in England. Whitlenge is a private company limited by shares registered in England and was formed in 1976. In 1992, WAL acquired Whitlenge from Alco.

PRODUCTS

     Whitlenge manufactures and sells two related lines of refrigerated products: soft drink dispensing equipment and draft beer cooling equipment. Whitlenge's customers principally include soft drink bottlers and beer brewers. Such bottlers and brewers typically purchase the equipment and install it in restaurants, pubs and other establishments which serve their products.

     Soft Drink Dispensers. Whitlenge manufactures and sells "post-mix" soft drink dispensers, in which the raw materials of tap water, carbon dioxide and syrup are fed into the units, water is filtered, refrigerated and carbonated and finally the syrup and carbonated water are blended to form the beverage in the dispensing unit or "tower."

     Unlike in the American market, in the United Kingdom, the refrigeration and carbonation equipment and the syrups are usually remote from the dispensing tower due to space constraints at the bar or serving point. Such equipment and the dispensing tower (which can be from fifty to several hundred feet apart) are connected by an insulated conduit called a python. The syrups and refrigerated carbonated water are pumped through separate tubes in the python. Carbonated water must be continuously recirculated within the python to maintain proper temperature and taste at the point of serving.

     Whitlenge produces a variety of coolers of different sizes, carbonators and dispensing towers. This equipment is relatively complex and expensive, selling for approximately (pound)600 to (pound)2,500 per unit.

     Beer Cooling Equipment. Beer cooling equipment cools the various beers to the appropriate temperatures, pumps them to the valves in an insulated python and circulates chilled water in the python to maintain proper temperature and foaming characteristics. Space and material-handling considerations for the large number of beers served in pubs dictate that the beer kegs and beer cooling equipment be installed remotely, usually in the cellar, and that the beer be pumped to the dispensing tap at the bar. Equipment selling prices range from about (pound)250 per unit to approximately (pound)1,200 for a cooler serving up to 14 beers at different temperatures.

     Parts. Sales of replacement parts and refurbishing of older equipment constituted approximately 20% of Whitlenge's total sales in 1993. WAL believes that as the amount of Whitlenge equipment in the field continues to increase, the spare parts and refurbishment markets will continue to grow.

SALES AND DISTRIBUTION

     Whitlenge sells directly to soft drink bottlers and brewers in the United Kingdom. Export markets are handled by (i) direct sales to bottlers and brewers,
(ii) distributors in the various national markets, and (iii) local agents, as each situation warrants. Whitlenge is increasing sales staff and distributors and agents in continental Europe and in the Middle East. It established a wholly-owned distributor, WB, in Belgium in 1992 and added distributors in Norway and Poland in 1993.

COMPETITION

     The United Kingdom market is dominated by Whitlenge and the United Kingdom operations of IMI Cornelius plc ("IMI Cornelius"). The market is also served by smaller United Kingdom producers and by imports.

     In continental Europe Whitlenge believes the leading supplier of beverage dispensing equipment is IMI Cornelius which has a larger and more geographically diverse production capacity than Whitlenge and a broader product line, including CO(') regulators, liquor dispensers and frozen carbonated beverage units. Other competitors in continental Europe are Hartek GmbH, a German subsidiary of the Finnish brewer Hartwall AB, and Codifesa SA, a Spanish supplier. In addition, there are over twenty smaller competitors.

     Whitlenge competes on the basis of superior drink quality and customer support. Whitlenge has concentrated on maintaining short lead times for delivery of orders and on training of customer installation personnel. In addition, Whitlenge customizes most of its equipment to satisfy customer specifications.

SUPPLIERS

     The most significant materials used by Whitlenge are sheet steel (stainless and other), compressors, electric motors and other electrical and mechanical components, valves, pumps, metal tubing (stainless and copper), plastic components and other generic engineering items.

     Management believes Whitlenge has well-established supply sources for all major components it does not otherwise manufacture, and for raw materials, including readily available substitute sources of supply. Currently, Whitlenge has at least two suppliers for each raw material and component it uses.

SIGNIFICANT CUSTOMERS

     Two customers accounted for approximately 48% of Whitlenge's sales in 1993. The loss of one or more of these customers or a substantial decrease in the amount of any of their purchases could have a material adverse effect on Whitlenge's business.

BACKLOG

     As of September 30, 1993, Whitlenge's backlogs totaled approximately (pound)1,281,000 compared with approximately (pound)1,300,000 on the same date in 1992.

EMPLOYEES

     Whitlenge currently employs 170 people of whom 119 are directly involved in production. The remaining 51 are employed in managerial and sales-related positions. Whitlenge's employees are not unionized.

FACILITIES

     WAL's chief executive offices and operations are located primarily in a 68,500 square foot facility in Halesowen, England, which is leased until 2004.

     WAL believes that Whitlenge's facilities and equipment are in good condition and that, together with scheduled capital improvements, are adequate for present and anticipated needs.

EXECUTIVE COMPENSATION; MANAGEMENT

     The following table summarizes the compensation paid by WAL or its subsidiaries to an executive officer of Whitlenge who is expected to serve as an executive officer of Scotsman with respect to services performed in the capacity indicated during WAL's fiscal year 1993:

                           SUMMARY COMPENSATION TABLE

                                                        1993 ANNUAL COMPENSATION           ALL OTHER
                                                   -----------------------------------    COMPENSATION
                                                                          OTHER ANNUAL    ------------
               NAME AND PRINCIPAL                  SALARY      BONUS      COMPENSATION       OTHER
            POSITION WITH WHITLENGE                (pound)    (pound)       (pound)         (pound)
- ------------------------------------------------   -------    -------     ------------    ------------
Michael de St. Paer.............................    72,800     43,912         7,000(1)       $   --
  Managing Director of Whitlenge

- -------------------------
(1) Includes premiums of (pound)450 paid for private health and disability benefit coverages and a value of (pound)6,550 for the use of a company car and related fuel.

     Mr. de St. Paer joined Whitlenge in 1992 and became Managing Director in 1993. He was the Managing Director of Hartek GmbH, a manufacturer of dispensing equipment in Germany, from 1990 to 1992. Prior to 1990, Mr. de St. Paer was General Manager, Support and Services, with The Coca-Cola Company in the United Kingdom. Mr. de St. Paer is 48 years old.

MANAGEMENT'S DISCUSSION AND ANALYSIS: WHITLENGE

     The financial statements for WAL have been prepared in accordance with accounting practices prevailing in the U.K. which differ in certain respects from generally accepted accounting principles in the U.S. See Note 20 and 17, respectively, to the consolidated financial statements of WAL for the year ended September 30, 1993 and the six months ended September 30, 1992 and for the six months ended March 31, 1992 and the twelve months ended September 30, 1991 included elsewhere in this Proxy Statement - Prospectus.

                                         WHITLENGE ACQUISITION LTD.             WHITLENGE DRINKS EQUIPMENT LTD.
                                                (SUCCESSOR)                              (PREDECESSOR)
                                  ----------------------------------------    ------------------------------------
                                                            SIX MONTHS          SIX MONTHS
                                      YEAR ENDED              ENDED               ENDED             YEAR ENDED
                                  SEPTEMBER 30, 1993    SEPTEMBER 30, 1992    MARCH 31, 1992    SEPTEMBER 30, 1991
                                  ------------------    ------------------    --------------    ------------------
Net sales......................          100.0%                100.0%              100.0%              100.0%
Cost of Sales..................           71.5                  69.5                74.1                73.1
                                        ------                ------              ------              ------
Gross profit margin............           28.5                  30.5                25.9                26.9
Selling, general and
  administrative costs.........           15.7                  15.5                13.4                13.4
Management fees................            1.2                   1.2                 0.0                 0.0
                                        ------                ------              ------              ------
Operating Income...............           11.6                  13.8                12.5                13.5
Interest expense, net..........            1.9                   3.2                (1.2)               (0.9)
                                        ------                ------              ------              ------
Pretax Income..................            9.7                  10.6                13.7                14.4
Provision for income taxes.....            3.7                   1.4                 5.2                 4.9
                                        ------                ------              ------              ------
Net income.....................            6.0%                  9.2%                8.5%                9.5%
                                        ------                ------              ------              ------
                                        ------                ------              ------              ------

The Year Ended September 30, 1993, Compared to the Six Months Ended September 30, 1992

     Net Sales. Net sales during the year ended September 30, 1993 increased by (pound)7.2 million or 105.1% as compared to the six months ended September 30, 1992. On a per month basis, net sales for the year ended September 30, 1993 were 2.6% higher than for the six months ended September 30, 1992 primarily due to higher soft drink equipment sales to export markets and higher beer cooling equipment sales within the U.K.

     Gross Profit. Gross profit as a percentage of sales declined to 28.5% for the year ended September 30, 1993 from 30.5% for the six months ended September 30, 1992 due primarily to increased provision for surplus and obsolete inventory and a reserve for a dispute with respect to syrup tanks sold by Whitlenge.

     SG&A. SG&A expenses as a percentage of sales increased to 15.7% for the year ended September 30, 1993 from 15.5% for the six months ended September 30, 1992, due primarily to higher management compensation expenses and higher facility costs (Belgium sales office and additional warehouse space).

     Interest Expense, Net. Interest expense as a percentage of sales declined to 1.9% for the year ended September 30, 1993 from 3.2% for the six months ended September 30, 1992 due to debt reductions using cash generated from operations and a decline in interest rates.

     Provision for Income Taxes. Provision for income taxes increased to 38.1% of pretax income for the year ended September 30, 1993 from 13.1% for the six months ended September 30, 1992 due to the allowance of certain acquisition-related expense deductions during the six months ended September 30, 1992 which were capitalized on the balance sheet for book purposes.

The Six Months Ended September 30, 1992 Compared to the Six Months Ended March 31, 1992

     Net Sales. Net sales during the six months ended September 30, 1992 increased (pound)1.0 million or 17.0% compared to the six months ended March 31, 1992 due primarily to significantly higher sales of beer cooling equipment and seasonably higher sales of all products during the third and fourth quarters vis-a-vis the first and second quarters of the Whitlenge fiscal year.

     Gross Profit. Gross profit as a percentage of sales increased to 30.5% for the six months ended September 30, 1992 from 25.9% for the six months ended March 31, 1992, due to a reserve recorded during the prior period for the repair of leased facilities, and lower provision for surplus and obsolete inventories and cost reductions achieved on beer cooling equipment during the six months ended September 30, 1992.

     SG&A. SG&A expenses as a percentage of sales increased to 15.5% for the six months ended September 30, 1992 from 13.4% for the six months ended March 31, 1992 primarily due to increased provision for management bonuses during the six months ended September 30, 1992.

     Provision for Income Taxes. Provision for income taxes decreased to 13.1% of pretax income for the six months ended September 30, 1992 from 37.8% for the six months ended March 31, 1992 due to the allowance of certain acquisition-related expense deductions during the six months ended September 30, 1992 which were capitalized on the balance sheet for book purposes.

     Management Fees. Management fees of (pound)0.1 million were charged by the Diggs Group during the six months ended September 31, 1992. Alco did not charge Whitlenge any management fees or corporate charges during the six months ended March 31, 1992.

The Six Months Ended March 31, 1992 Compared to the Year Ended September 30,
1991

     Net Sales. Net sales during the six months ended March 31, 1992 declined (pound)5.0 million or 46.2% from the year ended September 30, 1991. On a per month basis, net sales increased (pound)0.1 million or 7.7% versus the prior period due primarily to growth in beer cooling equipment sales to breweries in the U.K.

     Gross Profit. Gross profit as a percentage of sales declined to 25.9% for the six months ended March 31, 1992 from 26.9% for the year ended September 30, 1991 due primarily to a reserve recorded during the six months ended March 31, 1992 for the repairs of leased facilities.

     SG&A. SG&A expenses as a percentage of sales were 13.4% for the six months ended March 31, 1992, equal to the year ended September 30, 1991 primarily due to the offsetting of increased selling expenses stemming from the opening of the Belgium sales office late in 1991 by an adjustment for the over provision of pension costs for the six months ended March 31, 1992.

Liquidity and Financial Position

     Whitlenge's primary source of funds for its business activities and repaying its debt has been from operations. Cash provided from operating activities was (pound)1.9 million for the year ended September 30, 1993, (pound)1.9 million for the six months ended September 30, 1992, (pound)0.8 million for the six months ended March 31, 1992 and (pound)0.6 million for the year ended September 30, 1991. The (pound)1.1 million increase in cash provided from operations during the six months ended September 30, 1992 from the six months ended March 31, 1992 resulted primarily from an (pound)0.8 million decline in working capital requirements (principally an increase in accounts payable). The (pound)0.6 million of cash provided during the year ended September 30, 1991 was impacted by a (pound)1.0 million increase in working capital requirements, primarily an increase in accounts receivable and a decline in accounts payable.

     Whitlenge's level of capital expenditures varies from year to year, affected by the timing of capital spending for new and replacement production and office equipment. Capital expenditures were (pound)0.2 million for the year ended September 30, 1993, (pound)0.1 million for the six months ended September 30, 1992, (pound)0.1 million for the six months ended March 31, 1992 and (pound)0.1 million for the year ended September 30, 1991. Current plans for 1994 capital spending are approximately (pound)0.3 million for new and replacement production and office equipment.

     Long-term indebtedness including current maturities but excluding the revolving credit facility, was (pound)3.2 million at September 30, 1993, (pound)3.5 million at September 30, 1992 and nil at March 31, 1992 and September 30, 1991. The (pound)3.5 million of long-term debt at September 30, 1992 resulted from the April 1, 1992 acquisition of Whitlenge. The (pound)0.3 million decline from September 30, 1992 to September 30, 1993 resulted from scheduled repayments.

     Whitlenge has a (pound)1.0 million revolving credit facility with the Bank of Scotland which expires in 1997 and requires interest payments at LIBOR plus 2.1 percent and is secured by all Whitlenge assets. At September 30, 1993 and 1992, borrowings outstanding under the facility totaled (pound)0.3 million and (pound)1.0 million, respectively.

     Management believes that cash generated from operations will be adequate to meet Whitlenge's operating needs, planned capital expenditures and debt service requirements for the foreseeable future.

CERTAIN BENEFICIAL OWNERS OF THE WAL ORDINARY SHARES

     WAL currently has three classes of ordinary shares. Under WAL's Articles, each WAL Ordinary Share is entitled to one vote upon all matters to be voted upon by the holders of WAL Ordinary Shares, and all classes of WAL Ordinary Shares vote together as a single class.

     As of the date of this Proxy - Statement Prospectus, the following persons are known by WAL to be the beneficial owners of more than 5% of any class of WAL Ordinary Shares.

                                           NUMBER AND CLASS OF                                     PERCENT OF ALL
       NAME AND ADDRESS                    WAL ORDINARY SHARES                  PERCENT             WAL ORDINARY
      OF BENEFICIAL OWNER                  BENEFICIALLY OWNED                   OF CLASS         SHARES OUTSTANDING
- -------------------------------   -------------------------------------    ------------------    ------------------
Onex U.S. Investments,
  Inc.(1)......................         150,000 WAL "A" Ordinary Shares    100% of each class            100%
  c/o Onex Corporation                  775,000 WAL "B" Ordinary Shares
  BCE Place                              75,000 WAL "C" Ordinary Shares
  161 Bay Street, 49th Floor
  P.O. Box 700
  Toronto, Canada MSJ 2S1
EJJM...........................          70,501 WAL "C" Ordinary Shares     94% of each class           7.05%
  c/o The Diggs Group
  1630 Kettering Tower
  Dayton, Ohio 45423

                                           NUMBER AND CLASS OF                                     PERCENT OF ALL
       NAME AND ADDRESS                    WAL ORDINARY SHARES                  PERCENT             WAL ORDINARY
      OF BENEFICIAL OWNER                  BENEFICIALLY OWNED                   OF CLASS         SHARES OUTSTANDING
- -------------------------------   -------------------------------------    ------------------    ------------------

Matthew O. Diggs, Jr.(2).......         150,000 WAL "A" Ordinary Shares    100% of each class            100%
  c/o The Diggs Group                   775,000 WAL "B" Ordinary Shares
  1630 Kettering Tower                    75,000 WAL"C" Ordinary Shares
  Dayton, Ohio 45423
Timothy C. Collins(3)..........           4,499 WAL "C" Ordinary Shares                    6%            .45%
  c/o Onex Investment Corp.
  712 Fifth Avenue
  New York, New York 10019
Graham F. Cook(4)..............          21,000 WAL "A" Ordinary Shares                   14%            2.1%
Christopher R.L. Wheeler(4)....          16,500 WAL "A" Ordinary Shares                   11%           1.65%
Michael de St. Paer(4).........          37,500 WAL "A" Ordinary Shares                   25%           3.75%
John Ruston(4).................          25,000 WAL "A" Ordinary Shares               16.667%            2.5%
John Nicholls(4)...............          30,000 WAL "A" Ordinary Shares                   20%              3%
Richard Breed(4)...............          20,000 WAL "A" Ordinary Shares               13.333%              2%

- -------------------------
(1) Includes 75,000 WAL "C" Ordinary Shares, held of record by certain shareholders of WAL, with respect to which Onex U.S. shares voting and investment power and 150,000 WAL "A" Ordinary Shares, held of record by certain other shareholders of WAL, with respect to which Onex U.S. shares investment power. Onex U.S. disclaims beneficial ownership of all such WAL "A" Ordinary Shares and WAL "C" Ordinary Shares.
(2) Includes 70,501 WAL "C" Ordinary Shares owned of record by EJJM, of which Mr. Diggs is the sole managing general partner, and 150,000 WAL "A" Ordinary Shares, 775,000 WAL "B" Ordinary Shares and 4,499 WAL "C" Ordinary Shares held of record by other shareholders of WAL with respect to which Mr. Diggs shares investment power. Mr. Diggs disclaims beneficial ownership of all such shares except the WAL "C" Ordinary Shares held of record by EJJM.
(3) Mr. Collins is the managing director of Onex Investment Corp. (New York), an affiliate of Onex U.S. Mr. Collins disclaims beneficial ownership of shares held by Onex U.S.
(4) The business address of such person is: c/o Whitlenge Drink Equipment Limited, Chancel Way, Halesowen Industrial Park, Halesowen, West Midlands, W.K. B62 85E.

     As of the date of this Proxy Statement - Prospectus, the directors and executive officers of WAL named below and all directors and executive officers of WAL as a group beneficially own the following number of WAL Ordinary Shares:

                                           NUMBER AND CLASS OF                                     PERCENT OF ALL
         DIRECTORS AND                     WAL ORDINARY SHARES                  PERCENT             WAL ORDINARY
      EXECUTIVE OFFICERS                   BENEFICIALLY OWNED                   OF CLASS         SHARES OUTSTANDING
- -------------------------------   -------------------------------------    ------------------    ------------------
Matthew O. Diggs, Jr.(1).......         150,000 WAL "A" Ordinary Shares    100% of each class       100%
  c/o The Diggs Group                   775,000 WAL "B" Ordinary Shares
  1630 Kettering Tower                   75,000 WAL "C" Ordinary Shares
  Dayton, Ohio 45423
Timothy C. Collins(2)..........           4,499 WAL "C" Ordinary Shares                    6%       .45%
  c/o Onex Investment Corp.
  712 Fifth Avenue
  New York, New York 10019
Graham Cook....................          21,000 WAL "A" Ordinary Shares                   14%       2.1%
  c/o Whitlenge Drink
    Equipment Limited
  Chancel Way
  Halesowen Industrial Park
  Halesowen, West Midlands
  U.K. B62 8SE
All Directors and Executive
  Officers as a Group(3).......         150,000 WAL "A" Ordinary Shares    100% of each class       100%
                                        775,000 WAL "B" Ordinary Shares
                                         75,000 WAL "C" Ordinary Shares

- -------------------------
(1) Includes 70,501 WAL "C" Ordinary Shares held of record by EJJM, of which Mr. Diggs is the sole managing general partner, and 150,000 WAL "A" Ordinary Shares, 775,000 WAL "B" Ordinary Shares and 4,499 WAL "C" Ordinary Shares held of record by other shareholders of WAL with respect to which Mr. Diggs shares investment power. Mr. Diggs disclaims beneficial ownership of all such shares except the WAL "C" Ordinary Shares held of record by EJJM.

(2) Mr. Collins is managing director of Onex Investment Corp., an affiliate of Onex U.S. Mr. Collins disclaims beneficial ownership of shares held by Onex U.S.

(3) Includes 70,501 WAL "C" Ordinary Shares held of record by EJJM, of which Mr. Diggs is the sole general managing partner, and 150,000 shares of WAL "A" Ordinary Shares, 775,000 WAL "B" Ordinary Shares, and 4,499 WAL "C" Ordinary Shares held of record by the other shareholders of WAL with respect to which Mr. Diggs shares investment power. Mr. Diggs disclaims beneficial ownership of all such shares except the WAL "C" Ordinary Shares held of record by EJJM.

                                 LEGAL OPINIONS

     The legality of the Scotsman Common Stock, Common Stock Purchase Rights, Series A Convertible Preferred Stock and Series B Preferred Stock to be issued pursuant to the Merger and the Share Acquisition has been passed upon for Scotsman by Schiff Hardin & Waite, 7200 Sears Tower, Chicago, Illinois 60606.

                                    EXPERTS

     The consolidated financial statements of Scotsman incorporated into this Proxy Statement - Prospectus by reference to Scotsman's Annual Report on Form 10-K for the year ended January 3, 1993 have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Proxy Statement - Prospectus in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of DFC and Delfield for the year ended December 31, 1992 and for the period from April 27, 1991 to December 31, 1991 and the financial statements of the Delfield Division of Alco for the period from October 1, 1990 to April 26, 1991 and for the year ended September 30, 1990 included in this Proxy Statement - Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of WAL as of and for the year ended September 30, 1993 and the six-month period ended September 30, 1992 and the financial statements of Whitlenge as of and for the six-month period ended March 31, 1992 included in this Proxy Statement - Prospectus have been audited by Coopers & Lybrand, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of Whitlenge as of and for the year ended September 30, 1991 included in this Proxy Statement - Prospectus have been audited by Ernst & Young, chartered accountants and independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in giving said reports.

                                 OTHER MATTERS

     This Proxy Statement - Prospectus is issued by Scotsman and has been
approved by                                   , a Member of the Securities
Association, for purposes of Section 57 of the U.K. Financial Services Act 1986.

                           SCOTSMAN INDUSTRIES, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE YEAR ENDED JANUARY 3, 1993 AND AS OF AND FOR THE
                       NINE MONTHS ENDED OCTOBER 3, 1993
                     (000'S OMITTED, EXCEPT PER SHARE DATA)

INTRODUCTION:

     The following pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes thereto of Scotsman, DFC and WAL included elsewhere in this registration statement. The fiscal year of Scotsman ends on the Sunday nearest to December 31, the fiscal year end of DFC is December 31 and the fiscal year end of WAL is September 30.

     The unaudited pro forma condensed consolidated statements of income for the year ended January 3, 1993 and for the nine months ended October 3, 1993 have been prepared as if the acquisition of DFC and WAL by Scotsman had occurred at the beginning of Scotsman's 1992 fiscal year. The unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the acquisition of DFC and WAL by Scotsman at October 3, 1993.

                           SCOTSMAN INDUSTRIES, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF OCTOBER 3, 1993
                                 (IN THOUSANDS)

                                                    HISTORICAL(1)
                                           --------------------------------
                                                       DFC AND
                                                         WAL                    PRO FORMA
                                           SCOTSMAN    COMBINED    SUBTOTAL    ADJUSTMENTS      PRO FORMA
                                           --------    --------    --------    -----------      ---------
                 ASSETS
Current Assets
  Cash and temporary cash investments....  $  7,729    $ 4,065     $ 11,794      $  (633)(3)    $  11,161
  Trade accounts and notes receivable,
     net.................................    38,731     15,837       54,568            0           54,568
  Inventories............................    27,408     16,624       44,032            0           44,032
  Deferred income taxes..................     3,588         36        3,624            0            3,624
  Other current assets...................     1,240        475        1,715            0            1,715
                                           --------    --------    --------    -----------      ---------
     Total current assets................    78,696     37,037      115,733         (633)         115,100
  Properties and equipment, net..........    19,800     18,696       38,496            0           38,496
  Cost of investments in acquired
     businesses in excess of net assets
     at acquisition, net.................    11,163      4,874       16,037       69,328(7)        85,365
  Debt issuance costs....................         0        720          720         (720)(5)            0
  Other noncurrent assets................     4,013        554        4,567            0            4,567
                                           --------    --------    --------    -----------      ---------
     Total assets........................  $113,672    $61,881     $175,553      $67,975        $ 243,528
                                           --------    --------    --------    -----------      ---------
                                           --------    --------    --------    -----------      ---------
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term debt and current maturities
     of long-term debt and capitalized
     lease obligations...................  $  5,696    $ 4,955     $ 10,651      $     0        $  10,651
  Trade accounts payable.................    15,576      8,722       24,298            0           24,298
  Accrued Income Taxes...................     1,776        807        2,583            0            2,583
  Accrued Expenses.......................    17,282      8,629       25,911        1,867(4)        27,778
                                           --------    --------    --------    -----------      ---------
     Total current liabilities...........    40,330     23,113       63,443        1,867           65,310
Long-term debt and
  capitalized lease obligations..........    29,503     32,231       61,734       30,300(2)        92,034
Deferred income taxes....................     1,435      1,443        2,878            0            2,878
Other noncurrent liabilities.............     7,026      1,402        8,428        2,000(7)        10,428
                                           --------    --------    --------    -----------      ---------
     Total liabilities...................    78,294     58,189      136,483       34,167          170,650
Total shareholders' equity...............    35,378      3,692       39,070       33,808(6)        72,878
                                           --------    --------    --------    -----------      ---------
Total liabilities and shareholders'
  equity.................................  $113,672    $61,881     $175,553      $67,975        $ 243,528
                                           --------    --------    --------    -----------      ---------
                                           --------    --------    --------    -----------      ---------

- -------------------------
(1) Includes the balance sheets of Scotsman, DFC, and WAL as of October 3, 1993, September 30, 1993 and September 30, 1993, respectively

(2) Represents new borrowings required to finance the acquisition ($62,975) net of payment of certain amounts of the acquired entities existing debt ($32,675).

(3) Represents payment of acquired entities accrued interest balances with existing cash.

(4) Includes payment of acquired entities accrued interest balances with existing cash. Also includes the allocation of the purchase price to the estimated fair value of the net assets acquired.

(5) Represents write-off of DFC capitalized debt issuance costs from a previous recapitalization.

(6) Represents Scotsman common stock issued ($120) net of acquired entities common stock retired ($1,804); Scotsman convertible preferred stock issued ($22,500); additional paid in capital on Scotsman common stock issued ($14,880) net of retirement of acquired entities additional paid in capital ($6,381); retirement of acquired entities net retained deficit balance ($7,092); retirement of acquired entities redeemable preferred stock ($3,000); and retirement of acquired entities unfavorable foreign currency translation adjustment ($401).

(7) Represents the allocation of the purchase price to the estimated fair value of the net assets acquired.

                           SCOTSMAN INDUSTRIES, INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED OCTOBER 3, 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    HISTORICAL(1)
                                           --------------------------------
                                                       DFC AND
                                                         WAL                    PRO FORMA
                                           SCOTSMAN    COMBINED    SUBTOTAL    ADJUSTMENTS     PRO FORMA
                                           --------    --------    --------    -----------     ---------
Net sales...............................   $131,829    $86,768     $218,597      $     0       $ 218,597
Cost of sales...........................     91,304     63,826      155,130            0         155,130
                                           --------    --------    --------    -----------     ---------
Gross profit............................     40,525     22,942       63,467            0          63,467
Selling and administrative expenses.....     24,305     12,526       36,831          896(5)       37,727
                                           --------    --------    --------    -----------     ---------
Income from operations..................     16,220     10,416       26,636         (896)         25,740
Interest expense, net...................      3,328      2,166        5,494        1,430(6)        6,924
                                           --------    --------    --------    -----------     ---------
Income before income taxes..............     12,892      8,250       21,142       (2,326)         18,816
Income taxes............................      5,719      3,253        8,972         (410)(7)       8,562
                                           --------    --------    --------    -----------     ---------
Net income before extraordinary item and
  cumulative effect of accounting
  changes...............................   $  7,173    $ 4,997     $ 12,170      $(1,916)      $  10,254
                                           --------    --------    --------    -----------     ---------
                                           --------    --------    --------    -----------     ---------
Net income per share before
  extraordinary item and cumulative
  effect of accounting changes..........   $   1.02(2)                                         $    1.05(4)
Average number of common shares
  outstanding...........................      6,999                                                9,724(3)

- -------------------------
(1) Includes the results of operations of Scotsman, DFC and WAL for the nine months ended October 3, 1993, September 30, 1993 and September 30, 1993, respectively.

(2) Net income per share (EPS) excludes the dilutive effect of stock options outstanding as such effect is immaterial.

(3) Pro forma weighted average number of common shares outstanding consists of 6,999 Scotsman shares plus 1,200 common shares issued for the acquisition plus 1,525 common stock equivalents (2,000 shares of preferred stock convertible into 1,525 shares of common stock).

(4) EPS excludes the effect of up to 667 additional shares of common stock which are contingently issuable as additional purchase price if the acquired entities achieve certain combined earnings levels in fiscal year 1994. These earnings levels are based on earnings before interest, taxes, depreciation and amortization (EBITDA). The minimum level of EBITDA required in fiscal 1994 that would require issuance of any of the 667 contingent shares is higher than combined DFC and WAL EBITDA for the nine months ended September 30, 1993 annualized to a twelve-month basis. If all 667 contingent shares are issued, approximately $8,340 of additional purchase price and approximately $209 of additional annual amortization expense will result. If all of these contingent shares, but not the higher level of EBITDA necessary to require issuance of any of the contingent shares, were included in the above EPS calculation, EPS would have been $.97.

(5) Represents amortization expense for the period of the allocation of the purchase price to the estimated fair value of the net assets acquired using a 40 year amortization period and elimination of management fees paid by DFC and WAL.

(6) Represents net additional interest expense for the period. Consists of additional interest expense on new debt at 7% per annum ($1,591) and reduction of interest expense as a result of refinancing a portion of the acquired entities' debt ($161).

(7) Represents the related tax effect of pro forma adjustments.

                           SCOTSMAN INDUSTRIES, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       FOR THE YEAR ENDED JANUARY 3, 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    HISTORICAL(1)
                                           --------------------------------
                                                       DFC AND
                                                         WAL                    PRO FORMA
                                           SCOTSMAN    COMBINED    SUBTOTAL    ADJUSTMENTS     PRO FORMA
                                           --------    --------    --------    -----------     ---------
Net sales...............................   $168,674    $102,771    $271,445      $     0       $ 271,445
Cost of sales...........................    122,226      75,033     197,259            0         197,259
                                           --------    --------    --------    -----------     ---------
Gross profit............................     46,448      27,738      74,186            0          74,186
Selling and administrative expenses.....     31,588      15,839      47,427        1,185(5)       48,612
                                           --------    --------    --------    -----------     ---------
Income from operations..................     14,860      11,899      26,759       (1,185)         25,574
Interest expense, net...................      4,675       1,918       6,593        1,631(6)        8,224
                                           --------    --------    --------    -----------     ---------
Income before income taxes..............     10,185       9,981      20,166       (2,816)         17,350
Income taxes............................      3,793       3,596       7,389         (433)(7)       6,956
                                           --------    --------    --------    -----------     ---------
Net income before extraordinary item and
  cumulative effect of accounting
  changes...............................   $  6,392    $  6,385    $ 12,777      $(2,383)      $  10,394
                                           --------    --------    --------    -----------     ---------
                                           --------    --------    --------    -----------     ---------
Net income per share before
  extraordinary item and cumulative
  effect of accounting changes..........   $   0.90(2)                                         $    1.06(4)
Average number of common shares
  outstanding...........................      7,097                                                9,822(3)

- -------------------------
(1) Includes the results of operations of Scotsman, DFC and WAL for the fiscal year ended January 3, 1993, December 31, 1992 and September 30, 1992, respectively.

(2) Net income per share (EPS) excludes the dilutive effect of stock options outstanding as such effect is immaterial.

(3) Pro forma weighted average number of common shares outstanding consists of 7,097 Scotsman shares plus 1,200 common shares issued for the acquisition plus 1,525 common stock equivalents (2,000 shares of preferred stock convertible into 1,525 shares of common stock).

(4) EPS excludes the effect of up to 667 additional shares of common stock which are contingently issuable as additional purchase price if the acquired entities achieve certain combined earnings levels in fiscal year 1994. These earnings levels are based on earnings before interest, taxes, depreciation and amortization (EBITDA). The minimum level of EBITDA required in fiscal 1994 that would require issuance of any of the 667 contingent shares is approximately 24% higher than combined DFC and WAL EBITDA for the fiscal years ended December 31, 1992 and September 30, 1992, respectively. If all 667 contingent shares are issued, approximately $8,340 of additional purchase price and approximately $209 of additional annual amortization expense will result. If all of these contingent shares, but not the higher level of EBITDA necessary to require issuance of any of the contingent shares were included in the above EPS calculation, EPS would have been $.97.

(5) Represents amortization expense for the period of the allocation of the purchase price to the estimated fair value of the net assets acquired using a 40-year amortization period and elimination of management fees paid by DFC and WAL.

(6) Represents net additional interest expense for the period. Consists of additional interest expense on new debt at 7% per annum ($2,121) and reduction of interest expense as a result of refinancing a portion of the acquired entities' debt ($490).

(7) Represents the related tax effect of pro forma adjustments.

                         INDEX TO FINANCIAL STATEMENTS


Financial Statements of DFC and Delfield for the year ended December 31, 1992 and for the period from April 27, 1991 to December 31, 1991
  Report of Independent Public Accountants...........................................    F-2
  Statements of Financial Position...................................................    F-3
  Income Statements..................................................................    F-4
  Statements of Cash Flows...........................................................    F-5
  Statement of Stockholders' Equity..................................................    F-6
  Notes to the Financial Statements..................................................    F-7

Financial Statements of the Delfield Division for the period from October 1, 1990 to April 26, 1991 and the year ended September 30, 1990
  Report of Independent Public Accountants...........................................   F-16
  Statements of Financial Position...................................................   F-17
  Statements of Income and Division Equity...........................................   F-18
  Statements of Cash Flows...........................................................   F-19
  Notes to Financial Statements......................................................   F-20

Consolidated Financial Statements of WAL and subsidiaries for the year ended
  September 30, 1993 and the six months ended September 30, 1992
  Report of Independent Accountants to the Members of Whitlenge Acquisition
     Limited.........................................................................   F-26
  Consolidated Income Statements.....................................................   F-27
  Statements of Accumulated Deficit and Reconciliation of Movements in Shareholders'
     Funds...........................................................................   F-27
  Consolidated Balance Sheets........................................................   F-28
  Consolidated Cash Flow Statements..................................................   F-29
  Reconciliation of Operating Profit to Net Cash Inflow from Operating Activities....   F-30
  Notes to the Financial Statements..................................................   F-31

Consolidated Financial Statements of Whitlenge for the six-month period ended
  March 31, 1992 and the year ended September 30, 1991
  Report of Independent Accountants to the Members of WAL............................   F-44
  Report of Independent Auditors to the Directors of Whitlenge.......................   F-45
  Income Statements..................................................................   F-46
  Statements of Retained Earnings....................................................   F-47
  Balance Sheets.....................................................................   F-48
  Cash Flow Statements...............................................................   F-49
  Reconciliation of Operating Profit to Net Cash Inflow from Operating Activities....   F-50
  Notes to the Financial Statements..................................................   F-51

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of DFC Holding Corporation:

     We have audited the accompanying consolidated statements of financial position of DFC Holding Corporation (a Delaware Corporation) and subsidiary as of December 31, 1992 and 1991, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1992, and the period from April 27, 1991 to December 31, 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DFC Holding Corporation and subsidiary as of December 31, 1992 and 1991, and the results of its operations and its cash flows for the year ended December 31, 1992, and the period from April 27, 1991 to December 31, 1991, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN & CO.

New York, NY
September 29, 1993

                            DFC HOLDING CORPORATION

                           D/B/A THE DELFIELD COMPANY

                        STATEMENTS OF FINANCIAL POSITION
            AS OF SEPTEMBER 30, 1993, AND DECEMBER 31, 1992 AND 1991
                                ($000'S OMITTED)

                                                           SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                               1993             1992            1991
                                                           -------------    ------------    ------------
                                                            (UNAUDITED)
                         ASSETS
Cash....................................................      $   675         $  1,267        $    804
Accounts receivable, net of allowances..................       12,870            6,305           6,247
Inventories.............................................       12,416           11,369          10,960
Prepaid expenses and other current assets...............          185              546             281
                                                           -------------    ------------    ------------
  Total current assets..................................       26,146           19,487          18,292
Property and equipment..................................       19,830           18,478          18,192
Less, accumulated depreciation..........................        2,034            1,341             556
                                                           -------------    ------------    ------------
  Net property and equipment............................       17,796           17,137          17,636
Debt issuance costs, net of amortization................          720              751           1,739
Other assets, net of amortization.......................          552              635             734
                                                           -------------    ------------    ------------
  Total assets..........................................      $45,214         $ 38,010        $ 38,401
                                                           -------------    ------------    ------------
                                                           -------------    ------------    ------------
                 LIABILITIES AND EQUITY
Trade accounts payable..................................      $ 5,720         $  4,373        $  3,956
Accrued expenses........................................        7,276            7,074           6,360
Current portion, long-term debt.........................        3,837            2,667             673
Revolving note payable..................................            0                0           2,990
                                                           -------------    ------------    ------------
  Total current liabilities.............................       16,833           14,114          13,979
Deferred federal income taxes...........................        1,428              917             752
Revolving note payable..................................       10,000            7,300               0
Long-term debt..........................................       18,061           20,892          13,758
Other long-term liabilities.............................        1,220            1,535           1,535
                                                           -------------    ------------    ------------
  Total liabilities.....................................       47,542           44,758          30,024
Commitments and contingencies...........................
Preferred stock.........................................            0                0           1,500
Common stock............................................           64               63              48
Additional paid-in capital..............................        6,381            6,237           4,752
Retained earnings (deficit).............................       (8,773)         (13,048)          2,077
                                                           -------------    ------------    ------------
  Total equity (deficit)................................       (2,328)          (6,748)          6,877
                                                           -------------    ------------    ------------
  Total liabilities and equity..........................      $45,214         $ 38,010        $ 38,401
                                                           -------------    ------------    ------------
                                                           -------------    ------------    ------------

  The accompanying notes are an integral part of these Statements of Financial
                                   Position.

                            DFC HOLDING CORPORATION

                           D/B/A THE DELFIELD COMPANY

                               INCOME STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992,
                       THE YEAR ENDED DECEMBER 31, 1992,
            AND THE PERIOD FROM APRIL 27, 1991 TO DECEMBER 31, 1991
                                ($000'S OMITTED)

                                                NINE MONTHS      YEAR ENDED      NINE MONTHS     PERIOD ENDED
                                                   ENDED        DECEMBER 31,        ENDED        DECEMBER 31,
                                               SEPTEMBER 30,        1992        SEPTEMBER 30,        1991
                                                   1993         ------------        1992         ------------
                                               -------------                    -------------
                                                (UNAUDITED)                      (UNAUDITED)
Net Sales...................................      $70,660         $ 79,800         $61,723         $ 50,890
Cost of sales...............................       52,173           58,597          44,605           37,521
                                               -------------    ------------    -------------    ------------
  Gross Margin..............................       18,487           21,203          17,118           13,369
Selling, general and administrative costs...        9,690           12,271           8,522            8,387
                                               -------------    ------------    -------------    ------------
  Operating income..........................        8,797            8,932           8,596            4,982
Interest expense............................        1,845            1,630           1,279            1,606
                                               -------------    ------------    -------------    ------------
  Pretax income.............................        6,952            7,302           7,317            3,376
Provision for income taxes..................        2,677            2,637           2,805            1,219
                                               -------------    ------------    -------------    ------------
  Income before extraordinary item..........        4,275            4,665           4,512            2,157
Extraordinary item: Recapitalization costs
  (net of applicable income taxes of
  $602).....................................            0            1,170               0                0
                                               -------------    ------------    -------------    ------------
     Net income.............................      $ 4,275         $  3,495         $ 4,512         $  2,157
                                               -------------    ------------    -------------    ------------
                                               -------------    ------------    -------------    ------------

    The accompanying notes are an integral part of these Income Statements.

                            DFC HOLDING CORPORATION

                           D/B/A THE DELFIELD COMPANY

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992,
                       THE YEAR ENDED DECEMBER 31, 1992,
            AND THE PERIOD FROM APRIL 27, 1991 TO DECEMBER 31, 1991
                                ($000'S OMITTED)

                                                NINE MONTHS      YEAR ENDED      NINE MONTHS     PERIOD ENDED
                                                   ENDED        DECEMBER 31,        ENDED        DECEMBER 31,
                                               SEPTEMBER 30,        1992        SEPTEMBER 30,        1991
                                                   1993         ------------        1992         ------------
                                               -------------                    -------------
                                                (UNAUDITED)                      (UNAUDITED)
Operating Activities
  Net income................................      $ 4,275         $  3,495         $ 4,512         $  2,157
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization..........          891            1,449           1,070              872
     Extraordinary item -- non cash.........            0            1,360               0                0
     Deferred income taxes..................          511              165             256              657
  (Increase) decrease in accounts
     receivable.............................       (6,565)             (58)         (3,524)             687
  (Increase) decrease in inventories........       (1,047)            (409)         (1,209)           4,375
  Increase (decrease) in accounts payable
     and accrued expenses...................        1,549            1,131           3,435              838
  Other working capital changes.............          361             (265)            106              794
                                               -------------    ------------    -------------    ------------
       Net cash provided by (used in)
          operating activities..............          (25)           6,868           4,646           10,380
Investing Activities
  Purchase of property and equipment........       (1,352)            (588)           (411)            (684)
  Proceeds from sale of equipment...........            0               72               0                0
  Net increase in other assets..............          (84)            (707)              0              (74)
                                               -------------    ------------    -------------    ------------
       Net cash used in investing
          activities........................       (1,436)          (1,223)           (411)            (758)
Financing Activities
  Increase (decrease) in revolving note
     payable................................        2,700            4,310          (1,763)          (4,189)
  Payments of long-term debt................       (1,661)          (9,872)         (2,864)          (4,874)
  Issuance of long-term debt................            0           19,000               0                0
  Issuance of common stock..................          145                0               0              320
  Net decrease in other liabilities.........         (315)               0               0                0
  Dividends paid............................            0          (18,620)            (90)             (80)
                                               -------------    ------------    -------------    ------------
       Net cash provided by (used in)
          financing activities..............          869           (5,182)         (4,717)          (8,823)
  Net increase (decrease) in cash for the
     period.................................         (592)             463            (482)             799
  Cash at beginning of period...............        1,267              804             804                5
                                               -------------    ------------    -------------    ------------
  Cash at end of period.....................      $   675         $  1,267         $   322         $    804
                                               -------------    ------------    -------------    ------------
                                               -------------    ------------    -------------    ------------
Interest paid during the period.............      $ 1,841         $  1,838         $ 1,039         $  1,444
                                               -------------    ------------    -------------    ------------
                                               -------------    ------------    -------------    ------------
Income taxes paid during the period.........      $ 1,208         $  2,287         $ 1,875         $    500
                                               -------------    ------------    -------------    ------------
                                               -------------    ------------    -------------    ------------

 The accompanying notes are an integral part of these Statements of Cash Flows.

                            DFC HOLDING CORPORATION

                           D/B/A THE DELFIELD COMPANY

                       STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993,
                       THE YEAR ENDED DECEMBER 31, 1992,
            AND THE PERIOD FROM APRIL 27, 1991 TO DECEMBER 31, 1991
                                ($000'S OMITTED)

                                                                   ADDITIONAL     RETAINED
                                                         COMMON     PAID-IN       EARNINGS
                                                         STOCK      CAPITAL      (DEFICIT)      TOTAL
                                                         ------    ----------    ----------    --------
Balance at April 27, 1991.............................    $ 45       $4,435       $       0    $  4,480
Issuance of shares of common stock....................       3          317                         320
Net income for the period.............................                                2,157       2,157
Preferred stock dividends.............................                                  (80)        (80)
                                                         ------    ----------    ----------    --------
Balance at December 31, 1991..........................      48        4,752           2,077       6,877
Conversion of preferred shares into common shares.....      15        1,485                       1,500
Net income for the year...............................                                3,495       3,495
Preferred stock dividends.............................                                 (120)       (120)
Common stock dividends................................                              (18,500)    (18,500)
                                                         ------    ----------    ----------    --------
Balance at December 31, 1992..........................    $ 63       $6,237       $ (13,048)   $ (6,748)
                                                         ------    ----------    ----------    --------
                                                         ------    ----------    ----------    --------
Issuance of shares of common stock....................       1          144                         145
Net income for the period.............................                                4,275       4,275
                                                         ------    ----------    ----------    --------
Balance at September 30, 1993 (unaudited).............    $ 64       $6,381       $  (8,773)   $ (2,328)
                                                         ------    ----------    ----------    --------
                                                         ------    ----------    ----------    --------

 The accompanying notes are an integral part of this Statement of Stockholders'
                                    Equity.

                            DFC HOLDING CORPORATION
                           D/B/A THE DELFIELD COMPANY
                       NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1992 AND 1991
                   AND UNAUDITED SEPTEMBER 30, 1993 AND 1992
                                ($000'S OMITTED)

1. DESCRIPTION OF BUSINESS

     The Delfield Company ("Delfield" or the "Company") is engaged in the design, manufacture and sale of commercial food service equipment and is a wholly owned subsidiary of DFC Holding Corporation ("DFC"). To date, DFC's only separate operations were as an intermediary in funding the purchase of The Delfield Company and payment of cash dividends. Accordingly, there are no intercompany transactions requiring elimination.

     The Delfield Company, formerly DFC Acquisition Corporation, was formed for the purpose of acquiring the Delfield Division of Alco Standard Corporation as of April 27, 1991. The acquisition was accounted for under the purchase method of accounting; accordingly, the acquired assets and liabilities have been recorded at their estimated fair values as of the acquisition date. The purchase price approximated $37,100 and consisted of approximately $25,200 in cash and the assumption of approximately $11,900 of indebtedness related to the Delfield Division. The purchase price exceeded the historical cost of net assets acquired by approximately $8,000 and was primarily allocated to (1) revalue property and equipment and inventories to estimated fair values and (2) capitalize approximately $2,000 of financing fees associated with the acquisition.

2. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

     Revenues are recognized at the time products are shipped to customers.

Income Taxes

     The provision for income taxes includes amounts currently payable and deferred income taxes arising primarily from financial and income tax reporting differences relating to inventories, and depreciation of property and equipment.

     Effective April 27, 1991, the Company implemented the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS 109 utilizes the liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given provisions of the enacted tax laws.

Inventories

     Inventories are stated at the lower of cost or market determined on a first-in, first-out basis. Cost elements included in inventory consist of material, labor, and factory overhead, primarily using standard cost which approximate actual costs.

                            DFC HOLDING CORPORATION
                           D/B/A THE DELFIELD COMPANY
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

Property and Equipment

     Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are generally as follows:

                                                                                  YEARS
                                                                                  -----
        Land improvements......................................................     40
        Buildings and improvements.............................................     40
        Machinery and equipment................................................   3-15
        Furniture and fixtures.................................................   5-12

     Renewals and betterments are capitalized by additions to the related asset accounts, while repair and maintenance costs are charged against earnings.

Debt Issuance Costs

     Debt issuance costs are costs and fees associated with financing the acquisition of the Company and its subsequent recapitalization (Note 16) and are being amortized using the effective interest method over the terms of the related debt. The amounts shown are net of accumulated amortization of $135, $0 and $253 as of September 30, 1993, and December 31, 1992 and 1991, respectively.

Other Assets

     Other assets primarily include engineering drawings and systems, patents and royalties and are being amortized over lives ranging from 3-15 years. Accumulated amortization was $181, $118 and $63 as of September 30, 1993, and December 31, 1992 and 1991, respectively.

3. ACCOUNTS RECEIVABLE

     Accounts and notes receivable were net of reserves for returns and allowances for doubtful accounts of $201, $286 and $163 as of September 30, 1993, and December 31, 1992 and 1991, respectively.

4. INVENTORIES

     The components of inventories were as follows:

                                                     SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                         1993             1992            1991
                                                     -------------    ------------    ------------
                                                      (UNAUDITED)
        Raw materials.............................      $ 3,774         $  3,229        $  3,164
        Work in process...........................        5,049            4,815           4,346
        Finished goods............................        3,593            3,325           3,450
                                                     -------------    ------------    ------------
                                                        $12,416         $ 11,369        $ 10,960
                                                     -------------    ------------    ------------
                                                     -------------    ------------    ------------

                            DFC HOLDING CORPORATION
                           D/B/A THE DELFIELD COMPANY
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

5. PROPERTY AND EQUIPMENT

     The components of property and equipment were as follows:

                                                     SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                         1993             1992            1991
                                                     -------------    ------------    ------------
                                                      (UNAUDITED)
        Land......................................      $   315         $    315        $    315
        Buildings and improvements................       11,381           10,912          10,890
        Machinery and equipment...................        6,594            5,750           5,549
        Furniture and fixtures....................        1,540            1,501           1,438
                                                     -------------    ------------    ------------
                                                         19,830           18,478          18,192
        Less, accumulated depreciation............        2,034            1,341             556
                                                     -------------    ------------    ------------
                                                        $17,796         $ 17,137        $ 17,636
                                                     -------------    ------------    ------------
                                                     -------------    ------------    ------------

6. INDEBTEDNESS

     The Company has a $13,000 revolving note agreement with Continental Bank, which expires in 1997, and which limits borrowings to not more than the combined total of 85 percent of eligible accounts receivable and 50 percent of eligible inventory and requires monthly interest payments at 1.5 percent over the bank's prime rate (prime -- 6.0 percent as of September 30, 1993 and December 31,
1992).

     The components of long-term debt were as follows as of:

                                                           SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                               1993             1992            1991
                                                           -------------    ------------    ------------
                                                           (UNAUDITED)
Continental Bank, Term Loan A, due 1996, interest
  payable monthly at 2% over prime. Principal
  prepayments required from excess cash flow, as
  defined...............................................      $12,500         $ 14,000        $      0
Continental Bank, Term Loan B, due 1997, interest
  payable monthly at 2.5% over prime. Principal
  prepayments required from excess cash flow, as
  defined...............................................        5,000            5,000               0
Continental Bank and three participating banks, term
  loan, due 1995, interest payable monthly at 1.5% over
  prime.................................................            0                0           2,704
Pacific Mutual Life Insurance Company and PM Group Life
  Insurance Co., subordinated debt, due 1999, interest
  payable semiannually (quarterly beginning in 1993) at
  14%...................................................            0                0           7,000
Town of Covington, Industrial Revenue Bonds, due 2006,
  interest payable quarterly at 62.5% of prime, secured
  by a building.........................................        3,150            3,150           3,150
Town of Covington, Industrial Revenue Bonds, due 1994,
  interest payable quarterly at 79.4% of prime, secured
  by certain equipment..................................          500              600             700
Isabella County, Michigan, Industrial Revenue Bonds, due
  2003, interest payable quarterly at 72.0% of prime,
  secured by a building section.........................          600              635             670
Machine Tool Finance Corporation, capitalized lease
  payable, due 1996, monthly lease payments including
  interest at 11.525%, secured by the related
  equipment.............................................          148              174             207
                                                           -------------    ------------    ------------
                                                               21,898           23,559          14,431
Less, current portion...................................        3,837            2,667             673
                                                           -------------    ------------    ------------
                                                              $18,061         $ 20,892        $ 13,758
                                                           -------------    ------------    ------------
                                                           -------------    ------------    ------------

                            DFC HOLDING CORPORATION
                           D/B/A THE DELFIELD COMPANY
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     The revolving note agreement and the Continental Bank term loans are secured by substantially all assets of the Company and are subordinated to the primary obligors under the Industrial Revenue Bonds and capitalized leases.

     Maturities of long-term debt for the next five years are as follows:

        1993.................................................................   $2,667
        1994.................................................................    4,088
        1995.................................................................    4,093
        1996.................................................................    4,111
        1997.................................................................    5,050

     The Company's most restrictive debt covenant requires that the shareholders' deficit not exceed $7,000.

7. ACCRUED EXPENSES

     The components of accrued expenses were as follows:

                                                       SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                           1993             1992            1991
                                                       -------------    ------------    ------------
                                                        (UNAUDITED)
    Vacation........................................      $ 1,216          $1,106          $1,070
    Warranty........................................        1,018           1,014           1,040
    Customer incentive rebates......................        1,382           1,454           1,382
    Commissions.....................................        1,034             716             636
    Payroll, payroll taxes and related deductions...          566           1,247             681
    Retirement benefits.............................          253             348              98
    Interest........................................           19              43             249
    Health benefits.................................          500             488             500
    Income taxes payable............................          633             100             100
    Other operating expenses........................          655             558             604
                                                       -------------    ------------    ------------
                                                          $ 7,276          $7,074          $6,360
                                                       -------------    ------------    ------------
                                                       -------------    ------------    ------------

8. PENSION PLAN

     The Delfield Company sponsors a defined benefit pension plan for its employees who are members of the Allied Industrial Workers Union. The plan provides a fixed monthly benefit per year of service, as defined in the plan, at normal retirement age. The Company complies with Federal funding requirements.

     The components of net pension cost for the year ended December 31, 1992, and the period from April 27, 1991 to December 31, 1991 were:

                                                                  YEAR ENDED     PERIOD ENDED
                                                                 DECEMBER 31,    DECEMBER 31,
                                                                     1992            1991
                                                                 ------------    ------------
        Service cost..........................................      $  173           $113
        Interest cost on projected benefit obligation.........         133             51
        Actual return on plan assets..........................        (113)           (46)
                                                                 ------------      ------
             Net Pension Cost.................................      $  193           $118
                                                                 ------------      ------
                                                                 ------------      ------

                            DFC HOLDING CORPORATION
                           D/B/A THE DELFIELD COMPANY
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     Assumptions used in accounting for this plan were:

        Weighted average discount rate........................................    7.0%
        Expected long-term rate of return on assets...........................   10.0%

     The funded status and amounts recognized in the statement of financial position are:

          Actuarial present value of accumulated benefit obligations:

                                                                  YEAR ENDED     PERIOD ENDED
                                                                 DECEMBER 31,    DECEMBER 31,
                                                                     1992            1991
                                                                 ------------    ------------
        Vested................................................      $1,861          $1,434
        Non vested............................................         302             473
                                                                 ------------    ------------
                                                                     2,163           1,907
        Plan assets at fair value.............................       1,333           1,067
                                                                 ------------    ------------
        Projected benefits in excess of plan assets...........      $  830          $  840
                                                                 ------------    ------------
                                                                 ------------    ------------

     Substantially all of the plan assets are invested in listed stocks, bonds and government securities.

     The Company sponsors a 401(k) savings plan for all employees. Salary deferrals are limited to 15 percent of compensation as defined in the plan. Effective January 1, 1992, the Company added profit sharing and matching contribution features to the plan for salaried and non union hourly workers. The plan provides for annual contributions of 2 percent of compensation and 10 percent of 401(k) salary deferrals to individual employee accounts. Additional Company contributions of up to an additional 2 percent of compensation are permitted at the discretion of the Company. Expense recorded for the 401(k) plan was $270 and $201 for the nine months ended September 30, 1993 and 1992, respectively, and $297 and $0 for the year ended December 31, 1992 and the period from April 27, 1991 to December 31, 1991.

     In December 1990, the Financial Accounting Standards Board issued a new standard on accounting for postretirement benefits other than pensions which companies are required to adopt in 1993. The Company will not be affected by this new standard since it does not provide benefits other than pensions to its retired employees.

9. PREFERRED STOCK

     The preferred stock ($.01 par value, 1,500,000 shares authorized, issued and outstanding at December 31, 1991) required cumulative 8 percent dividends, payable semiannually and was convertible 1 for 1 into common shares at the option of the holders. On December 29, 1992, the 1,500,000 shares of preferred stock were converted into common stock and 500,000 new shares were authorized. No preferred shares were issued or outstanding at September 30, 1993.

                            DFC HOLDING CORPORATION
                           D/B/A THE DELFIELD COMPANY
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

10. COMMON STOCK

     During 1992, the outstanding shares of Classes B, C and D common stock were converted into equivalent shares of Class A common stock. Common stock outstanding consisted of the following:

                                          1993                         1992                         1991
                                -------------------------    -------------------------    -------------------------
                                                SHARES                       SHARES                       SHARES
                        PAR       SHARES      ISSUED AND       SHARES      ISSUED AND       SHARES      ISSUED AND
                       VALUE    AUTHORIZED    OUTSTANDING    AUTHORIZED    OUTSTANDING    AUTHORIZED    OUTSTANDING
                       -----    ----------    -----------    ----------    -----------    ----------    -----------
                                       (UNAUDITED)
Class A.............   $.01      7,000,000      6,445,000     7,000,000     6,300,000      6,445,000       500,000
Class B.............    .01              0              0             0             0      3,800,000     3,800,000
Class C.............    .01              0              0             0             0        500,000       500,000
Class D.............    .01              0              0             0             0      1,500,000             0

11. WARRANTS

     In conjunction with the recapitalization (Note 16) the Company issued to its lender warrants to purchase 3 percent of the Company's equity. The initial exercise price is $5.15 per share which is adjusted as defined in the warrant agreement. The Company is required to repurchase the warrants on December 29, 1998, or upon the sale of all assets of the Company or a change in the control of the Company, at a price defined in the warrant agreement, less the warrant exercise price in effect at that time. The Company is also required to repurchase any common stock which is obtained through exercise of the warrants on December 29, 1998, for a price defined in the agreement. At September 30, 1993 and December 31, 1992, the warrant exercise price exceeded the repurchase price.

12. INCOME TAXES

     The Company adopted the provisions of SFAS No. 109 effective April 27, 1991. The adoption of SFAS No. 109 had an immaterial effect on the Company's financial position.

     The provision (benefit) for income taxes includes the following:

                                                NINE MONTHS      YEAR ENDED      NINE MONTHS     PERIOD ENDED
                                                   ENDED        DECEMBER 31,        ENDED        DECEMBER 31,
                                               SEPTEMBER 30,        1992        SEPTEMBER 30,        1991
                                                   1993         ------------        1992         ------------
                                               -------------                    -------------
                                                (UNAUDITED)                      (UNAUDITED)
Current deferred taxes
  Gross assets..............................       $ (51)          $ (298)          $ (87)          $ (149)
  Gross liabilities.........................         249               57              29                0
                                                  ------        ------------       ------        ------------
     Total current deferred taxes...........         198             (241)            (58)            (149)
Noncurrent deferred taxes
  Gross assets..............................          (1)               0               0               (5)
  Gross liabilities.........................         314              406             314              811
                                                  ------        ------------       ------        ------------
     Total noncurrent deferred taxes........         313              406             314              806
                                                  ------        ------------       ------        ------------
Total deferred taxes........................       $ 511           $  165           $ 256           $  657
                                                  ------        ------------       ------        ------------
                                                  ------        ------------       ------        ------------

                            DFC HOLDING CORPORATION
                           D/B/A THE DELFIELD COMPANY
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of the amounts computed by applying the statutory federal income tax rate of 34 percent to pretax income and the provision for federal income taxes as reflected in the accompanying statements of income is as follows:

                                               SEPTEMBER 30,    DECEMBER 31,    SEPTEMBER 30,    DECEMBER 31,
                                                   1993             1992            1992             1991
                                               -------------    ------------    -------------    ------------
                                                (UNAUDITED)                      (UNAUDITED)
Computed tax at statutory rate..............      $ 2,364          $2,483          $ 2,488          $1,148
Other.......................................          313             154              317              71
                                               -------------    ------------    -------------    ------------
                                                  $ 2,677          $2,637          $ 2,805          $1,219
                                               -------------    ------------    -------------    ------------
                                               -------------    ------------    -------------    ------------

     The tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                     SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                         1993             1992            1991
                                                     -------------    ------------    ------------
                                                      (UNAUDITED)
        Inventory.................................      $  (119)         $  (68)         $  (18)
        Property and equipment....................        2,073           1,869           1,458
        Other.....................................         (526)           (884)           (688)
                                                     -------------    ------------    ------------
        Net deferred tax..........................      $ 1,428          $  917          $  752
                                                     -------------    ------------    ------------
                                                     -------------    ------------    ------------

     The Company did not record any valuation allowances against deferred tax assets at September 30, 1993.

13. COMMITMENTS AND CONTINGENCIES

     In February 1992, a fire at a hotel is reported to have resulted in the deaths of several persons, injuries to other persons, and significant property damage. Lawsuits alleging that a refrigerator manufactured by Delfield was the cause of the fire have been brought against Delfield by several parties including the hotel and the estates of three deceased individuals.

     Management believes that the equipment was manufactured and sold by the former owner of Delfield, which has idemnified Delfield for losses from certain product liability claims involving that equipment. Management believes that Delfield's insurance coverage is adequate to protect it from significant loss as a result of the fire if, and to the extent that, the indemnification obligation is not applicable to certain losses or the former owner is unable to fulfill its indemnification obligation.

     During 1993, Delfield received a request from the General Services Administration ("GSA") requesting certain information concerning sales made to GSA under Delfield's GSA contract, which was in effect from August 1990 and through September 1992. The GSA contract required that the GSA be given the benefit of any price reductions granted by Delfield on comparable sales of equipment to other customers of Delfield's products included in the Delfield catalog.

     Delfield then conducted an extensive review of its records relating to sales to third parties of equipment covered by the GSA contract during the contract period, and concluded that a $99 refund was due GSA. In September 1993, Delfield submitted to the GSA a detailed report supporting its calculations. GSA responded, indicating agreement with Delfield's calculations, and Delfield paid the refund amount in October 1993.

     The Company is also subject to a variety of legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these

                            DFC HOLDING CORPORATION
                           D/B/A THE DELFIELD COMPANY
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)
actions, and the claims described above, will not materially affect the consolidated financial position of the Company.

     The Company leases certain equipment under operating leases. Minimum payments under these leases are as follows:

        1994...................................................................   $244
        1995...................................................................    112
        1996...................................................................     41
        1997...................................................................      5

     Rental expense for these leases for the nine months ended September 30, 1993 and 1992, was $198 and $203, respectively. Rental expense for these leases for the year ended December 31, 1992 and the period from April 27, 1991 to December 31, 1991, was $276 and $93, respectively.

14. RELATED PARTY TRANSACTIONS

     The Company paid $400 during each of the year ended December 31, 1992, and the period from April 27, 1991 to December 31, 1991, and $225 and $325 during each of the nine months ended September 30, 1993 and 1992, respectively, in management fees to The Diggs Group, Inc., a holder of 1,348,000 shares of common stock.

15. SIGNIFICANT CUSTOMERS

     For the nine months ended September 30, 1993, the Company had sales to one significant customer which represented 11 percent of total gross sales and 14 percent of trade accounts receivable as of September 30, 1993.

16. RECAPITALIZATION -- EXTRAORDINARY ITEM

     Effective December 29, 1992, the Company restructured its senior credit facility so as to effect the prepayment of its subordinated debt, to induce the conversion of its outstanding preferred shares to common, to pay a cash dividend and to fund ongoing working capital requirements. Costs of $751 associated with the new senior credit facility have been capitalized and will be amortized over the five year life of the facility. Unamortized costs of $1,360 related to the prior credit facility, along with $412 of subordinated debt prepayment premium and other costs have been charged to expense and are shown as an extraordinary item on the income statement, net of applicable taxes.

                            DFC HOLDING CORPORATION
                           D/B/A THE DELFIELD COMPANY
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

17. SUPPLEMENTARY INFORMATION

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             NET       GROSS     OPERATING      NET
                                                            SALES     MARGIN      INCOME      INCOME
                                                           -------    -------    ---------    -------
Quarter Ended
  Period from April 27, 1991 to June 30, 1991...........   $13,646    $ 3,745     $ 1,638     $   724
  September 30, 1991....................................    21,412      5,647       2,587       1,215
  December 31, 1991.....................................    15,832      3,977         757         218
                                                           -------    -------    ---------    -------
                                                           $50,890    $13,369     $ 4,982     $ 2,157
                                                           -------    -------    ---------    -------
                                                           -------    -------    ---------    -------
  March 31, 1992........................................   $19,027    $ 5,044     $ 2,211     $ 1,059
  June 30, 1992.........................................    20,479      5,912       2,997       1,581
  September 30, 1992....................................    22,501      6,446       3,388       1,872
  December 31, 1992.....................................    17,793      3,801         336      (1,017)
                                                           -------    -------    ---------    -------
                                                           $79,800    $21,203     $ 8,932     $ 3,495
                                                           -------    -------    ---------    -------
                                                           -------    -------    ---------    -------
  March 31, 1993........................................   $19,014    $ 4,660     $ 1,664     $   657
  June 30, 1993.........................................    24,650      6,715       3,460       1,763
  September 30, 1993....................................    26,996      7,112       3,673       1,855
                                                           -------    -------    ---------    -------
                                                           $70,660    $18,487     $ 8,797     $ 4,275
                                                           -------    -------    ---------    -------
                                                           -------    -------    ---------    -------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of DFC Holding Corporation:

     We have audited the accompanying statements of financial position of the Delfield Division of Alco Standard Corporation as of April 26, 1991 and September 30, 1990, and the related statements of income and division equity and cash flows for the period from October 1, 1990 to April 26, 1991, and the year ended September 30, 1990. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Delfield Division of Alco Standard Corporation as of April 26, 1991 and September 30, 1990, and the results of its operations and its cash flows for the period from October 1, 1990 to April 26, 1991, and the year ended September 30, 1990, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN & CO.

New York, N.Y.
September 29, 1993

                             THE DELFIELD DIVISION
                          OF ALCO STANDARD CORPORATION

                        STATEMENTS OF FINANCIAL POSITION
                                ($000'S OMITTED)

                                                                          APRIL 26,    SEPTEMBER 30,
                                                                            1991           1990
                                                                          ---------    -------------
                                ASSETS
Cash...................................................................    $    194       $   729
Accounts receivable, net of allowance..................................       6,560         9,563
Inventories............................................................      14,868        15,352
Prepaid expenses and other current assets..............................         946         1,459
                                                                          ---------    -------------
  Total current assets.................................................      22,568        27,103
Property and equipment.................................................      15,205        14,724
Less, accumulated depreciation.........................................       4,068         3,455
                                                                          ---------    -------------
  Net property and equipment...........................................      11,137        11,269
Intercompany receivable................................................       4,289           941
Other assets, net of amortization......................................         140           176
                                                                          ---------    -------------
  Total assets.........................................................    $ 38,134       $39,489
                                                                          ---------    -------------
                                                                          ---------    -------------
                    LIABILITIES AND DIVISION EQUITY
Trade accounts payable.................................................    $  3,180       $ 5,065
Accrued expenses.......................................................       5,410         5,497
Current portion, long-term debt........................................         135           180
                                                                          ---------    -------------
  Total current liabilities............................................       8,725        10,742
Deferred federal income taxes..........................................       1,001         1,001
Long-term debt.........................................................       4,470         4,520
                                                                          ---------    -------------
  Total liabilities....................................................      14,196        16,263
Commitments and contingencies..........................................          --            --
Division equity........................................................      23,938        23,226
                                                                          ---------    -------------
  Total liabilities and division equity................................    $ 38,134       $39,489
                                                                          ---------    -------------
                                                                          ---------    -------------

  The accompanying notes are an integral part of these Statements of Financial
                                   Position.

                             THE DELFIELD DIVISION
                          OF ALCO STANDARD CORPORATION

                    STATEMENTS OF INCOME AND DIVISION EQUITY
             FOR THE PERIOD FROM OCTOBER 1, 1990 TO APRIL 26, 1991
                     AND THE YEAR ENDED SEPTEMBER 30, 1990
                                ($000'S OMITTED)

                                                                            SEVEN
                                                                           MONTHS      TWELVE MONTHS
                                                                            ENDED          ENDED
                                                                          APRIL 26,    SEPTEMBER 30,
                                                                            1991           1990
                                                                          ---------    -------------
Net sales..............................................................    $ 37,303       $70,865
Cost of sales..........................................................      29,940        55,038
                                                                          ---------    -------------
  Gross margin.........................................................       7,363        15,827
Selling, general and administrative costs..............................       5,400         9,414
Corporate charge.......................................................         854         1,894
                                                                          ---------    -------------
  Operating income.....................................................       1,109         4,519
Interest expense.......................................................           1           358
                                                                          ---------    -------------
  Pretax income........................................................       1,108         4,161
Provision for income taxes.............................................         396         1,512
                                                                          ---------    -------------
  Net income...........................................................         712         2,649
Division equity at beginning of period.................................      23,226        20,577
                                                                          ---------    -------------
Division equity at end of period.......................................    $ 23,938       $23,226
                                                                          ---------    -------------
                                                                          ---------    -------------

 The accompanying notes are an integral part of these Statements of Income and
                                Division Equity.

                             THE DELFIELD DIVISION
                          OF ALCO STANDARD CORPORATION

                            STATEMENTS OF CASH FLOWS
             FOR THE PERIOD FROM OCTOBER 1, 1990 TO APRIL 26, 1991
                     AND THE YEAR ENDED SEPTEMBER 30, 1990
                                ($000'S OMITTED)

                                                                      SEVEN MONTHS    TWELVE MONTHS
                                                                         ENDED            ENDED
                                                                       APRIL 26,      SEPTEMBER 30,
                                                                          1991            1990
                                                                      ------------    -------------
Operating Activities
  Net income.......................................................     $    712         $ 2,649
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.................................          617             796
     Deferred income taxes.........................................            0             111
  Decrease (Increase) in inventories...............................          484            (938)
  Increase in intercompany receivable..............................       (3,348)         (1,725)
  Other working capital changes....................................        1,544             (55)
                                                                      ------------    -------------
     Net cash provided by operating activities.....................            9             838
Investing Activities
  Purchase of property and equipment...............................         (481)           (854)
  Net increase in other assets.....................................           32              56
                                                                      ------------    -------------
     Net cash used in investing activities.........................         (449)           (798)
Financing Activities
  Payments of long-term debt.......................................          (95)           (100)
                                                                      ------------    -------------
     Net cash used in financing activities.........................          (95)           (100)
  Net decrease in cash for the period..............................         (535)            (60)
  Cash at beginning of period......................................          729             789
                                                                      ------------    -------------
  Cash at end of period............................................     $    194         $   729
                                                                      ------------    -------------
                                                                      ------------    -------------
Interest paid during the period....................................     $    156         $   323
                                                                      ------------    -------------
                                                                      ------------    -------------
Income taxes paid during the period................................     $    486         $ 1,290
                                                                      ------------    -------------
                                                                      ------------    -------------

 The accompanying notes are an integral part of these Statements of Cash Flows.

                             THE DELFIELD DIVISION
                          OF ALCO STANDARD CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                     APRIL 26, 1991 AND SEPTEMBER 30, 1990
                                ($000'S OMITTED)

1. DESCRIPTION OF BUSINESS

     The Delfield Division (the Division) is engaged in the design, manufacture and sale of commercial food service equipment. Prior to April 27, 1991, Delfield was an unincorporated division of Alco Standard Corporation (Alco). Effective April 27, 1991, DFC Acquisition Corporation, which subsequently changed its name to The Delfield Company, purchased the net assets of Delfield from Alco. Alco provided Delfield with a variety of administrative services including treasury, tax return preparation, insurance, fringe benefits administration, and general corporate oversight. Alco charged Delfield $854 for the period from October 1, 1990 to April 26, 1991, and $1,894 for the year ended September 30, 1990, for such services.

2. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

     Revenues are recognized at the time products are shipped to customers.

Income Taxes

     The provision for income taxes includes amounts currently payable and deferred income taxes arising primarily from differences in depreciation of property and equipment.

Intercompany Receivable

     The intercompany receivable account represents the net effect of transactions between the Division and Alco.

Inventories

     Inventories are stated at the lower of cost or market determined on a first-in, first-out basis. Cost elements included in inventory consist of material, labor, and factory overhead, primarily using standard costs, which approximate actual costs.

Property and Equipment

     Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are generally as follows:

                                                                                  YEARS
                                                                                  -----
        Land improvements......................................................     40
        Buildings and improvements.............................................     40
        Machinery and equipment................................................   3-15
        Furniture and fixtures.................................................   5-12

     Renewals and betterments are capitalized by additions to the related asset accounts, while repair and maintenance costs are charged against earnings.

Division Equity

     Division equity is comprised of intercompany capital transactions and retained earnings.

                             THE DELFIELD DIVISION
                          OF ALCO STANDARD CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                     APRIL 26, 1991 AND SEPTEMBER 30, 1990
                                ($000'S OMITTED)

3. ACCOUNTS RECEIVABLE

     Accounts and notes receivable were net of reserves for returns and allowances for doubtful accounts of $469 and $434 as of April 26, 1991 and September 30, 1990, respectively.

4. INVENTORIES

     The components of inventories were as follows:

                                                                  APRIL 26,    SEPTEMBER 30,
                                                                    1991           1990
                                                                  ---------    -------------
        Raw materials..........................................    $ 5,154        $ 4,728
        Work in process........................................      4,956          5,741
        Finished goods.........................................      4,758          4,883
                                                                  ---------    -------------
                                                                   $14,868        $15,352
                                                                  ---------    -------------
                                                                  ---------    -------------

5. PROPERTY AND EQUIPMENT

     The components of property and equipment were as follows:

                                                                  APRIL 26,    SEPTEMBER 30,
                                                                    1991           1990
                                                                  ---------    -------------
        Land and improvements..................................    $   499        $   481
        Buildings and improvements.............................      8,218          7,848
        Machinery and equipment................................      6,215          6,122
        Furniture and fixtures.................................        273            273
                                                                  ---------    -------------
                                                                    15,205         14,724
        Less, accumulated depreciation.........................      4,068          3,455
                                                                  ---------    -------------
                                                                   $11,137        $11,269
                                                                  ---------    -------------
                                                                  ---------    -------------

                             THE DELFIELD DIVISION
                          OF ALCO STANDARD CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                     APRIL 26, 1991 AND SEPTEMBER 30, 1990
                                ($000'S OMITTED)

6. LONG-TERM DEBT

     The components of long-term debt were as follows as of:

                                                                    APRIL 26,    SEPTEMBER 30,
                                                                      1991           1990
                                                                    ---------    -------------
        Town of Covington, Industrial Revenue Bonds, due 2006,
          interest payable quarterly at 62.5% of prime, secured
          by a building..........................................    $ 3,150        $ 3,150
        Town of Covington, Industrial Revenue Bonds, due 1994,
          interest payable quarterly at 79.4% of prime, secured
          by certain equipment...................................        750            800
        Isabella County, Michigan, Industrial Revenue Bonds, due
          2003, interest payable quarterly at 72.0% of prime,
          secured by a building section..........................        705            750
                                                                    ---------    -------------
                                                                       4,605          4,700
        Less, current portion....................................        135            180
                                                                    ---------    -------------
                                                                     $ 4,470        $ 4,520
                                                                    ---------    -------------
                                                                    ---------    -------------

     Maturities of long-term debt for the five years subsequent to April 26, 1991, are as follows:

        1992...................................................................   $135
        1993...................................................................    135
        1994...................................................................    335
        1995...................................................................    300
        1996...................................................................     50

7. ACCRUED EXPENSES

     The components of accrued expenses were as follows:

                                                                    APRIL 26,    SEPTEMBER 30,
                                                                      1991           1990
                                                                    ---------    -------------
        Vacation.................................................    $ 1,041        $   990
        Warranty.................................................      1,024            994
        Commissions..............................................        689            935
        Customer incentive rebates...............................      1,009          1,182
        Payroll, payroll taxes and related deductions............        412            312
        Retirement benefits......................................        310            177
        Interest.................................................         47             40
        Health benefits..........................................        323            346
        Other operating expenses.................................        555            521
                                                                    ---------    -------------
                                                                     $ 5,410        $ 5,497
                                                                    ---------    -------------
                                                                    ---------    -------------

8. RETIREMENT BENEFIT PLANS

     The Division's employees participated in three retirement benefit plans at April 26, 1991. Union employees participated in a stand-alone defined benefit pension plan which provided a benefit of $22 per month times years of service at normal retirement. As part of the purchase transaction described in Note 1,

                             THE DELFIELD DIVISION
                          OF ALCO STANDARD CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                     APRIL 26, 1991 AND SEPTEMBER 30, 1990
                                ($000'S OMITTED)
The Delfield Company assumed sponsorship of the plan as of April 27, 1991, and Alco transferred $1,050 to a new pension trust established by The Delfield Company to fully fund vested benefits. The amount was actuarially determined and agreed to by both parties. Pension expense for this plan was $98 and $138 for the period from October 1, 1990 through April 26, 1991, and the year ended September 30, 1990, respectively.

     Salaried employees participated in an Alco defined benefit pension plan which provided benefits based primarily on years of service. Effective April 27, 1991, salaried employees' participation in the plan was terminated. Pension expense was $35 and $49 for the period from October 1, 1990 to April 26, 1991, and the year ended September 30, 1990, respectively.

     All employees were eligible to participate in a 401(k) savings plan which invested in common shares of Alco. Employee salary deferrals were limited to a maximum of 6 percent of gross pay. The Division matched two thirds of the employees' deferral. Expense for this plan was $188 and $294 for the period from October 1, 1990 to April 26, 1991, and the year ended September 30, 1990, respectively.

9. INCOME TAXES

     The Division computes its income tax provisions as if it were a separate corporation. Income tax payments due are remitted to Alco.

     The provision for income taxes consists of:

                                                               SEVEN MONTHS    TWELVE MONTHS
                                                                  ENDED            ENDED
                                                                APRIL 26,      SEPTEMBER 30,
                                                                   1991            1990
                                                               ------------    -------------
        Current.............................................       $396           $ 1,401
        Deferred............................................          0               111
                                                                 ------        -------------
                                                                   $396           $ 1,512
                                                                 ------        -------------
                                                                 ------        -------------

     Deferred federal income taxes were as follows:

                                                                    APRIL 26,    SEPTEMBER 30,
                                                                      1991           1990
                                                                    ---------    -------------
        Depreciation.............................................    $ 1,124        $ 1,124
        Other, net...............................................       (123)          (123)
                                                                    ---------    -------------
                                                                     $ 1,001        $ 1,001
                                                                    ---------    -------------
                                                                    ---------    -------------

     The Division's combined federal and state effective tax rate was 36 percent for the period from October 1, 1990 to April 26, 1991, and for the year ended September 30, 1990.

                             THE DELFIELD DIVISION
                          OF ALCO STANDARD CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                     APRIL 26, 1991 AND SEPTEMBER 30, 1990
                                ($000'S OMITTED)

     A reconciliation of the amounts computed by applying the statutory federal income tax rate of 34 percent to pretax income and the provision for federal income taxes as reflected in the accompanying statements of income is as follows:

                                                               SEVEN MONTHS    TWELVE MONTHS
                                                                  ENDED            ENDED
                                                                APRIL 26,      SEPTEMBER 30,
                                                                   1991            1990
                                                               ------------    -------------
        Computed tax at statutory rate......................       $377           $ 1,415
        Other...............................................         19                97
                                                                 ------        -------------
                                                                   $396           $ 1,512
                                                                 ------        -------------
                                                                 ------        -------------

10. COMMITMENTS AND CONTINGENCIES

     The Division is subject to a variety of legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Division.

     The Division leases certain equipment under operating leases. Minimum payments under these leases are as follows:

        1991....................................................................   $44
        1992....................................................................    53
        1993....................................................................    25
        1994....................................................................     3

     Rental expense for these leases in 1991 and 1990 was $75 and $85, respectively.

11. RELATED PARTY TRANSACTIONS

     The Division purchased approximately $1,200 and $5,257 of stainless steel from Great Western Steel, an unincorporated division of Alco Standard Corporation, at market prices and terms, during the period from October 1, 1990 to April 26, 1991, and the year ended September 30, 1990, respectively. Amounts owed to Great Western of $12 and $1,435 at April 26, 1991 and September 30, 1990, respectively, are included in trade accounts payable.

                             THE DELFIELD DIVISION
                          OF ALCO STANDARD CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                     APRIL 26, 1991 AND SEPTEMBER 30, 1990
                                ($000'S OMITTED)

12. SUPPLEMENTARY INFORMATION

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                         GROSS     OPERATING      NET
                                                           NET SALES    MARGIN      INCOME      INCOME
                                                           ---------    -------    ---------    -------
Quarter Ended
  December 31, 1989.....................................    $17,014     $ 4,065     $ 1,430     $   877
  March 31, 1990........................................     15,397       3,840         982         581
  June 30, 1990.........................................     18,128       4,382       1,513         941
  September 30, 1990....................................     20,326       3,540         594         250
                                                           ---------    -------    ---------    -------
                                                            $70,865     $15,827     $ 4,519     $ 2,649
                                                           ---------    -------    ---------    -------
                                                           ---------    -------    ---------    -------
  December 31, 1990.....................................    $16,271     $ 4,220     $ 1,784     $ 1,253
  March 31, 1991........................................     16,511       4,395       1,827       1,303
  Period from April 1, 1991 to April 26, 1991...........      4,521      (1,252)     (2,502)     (1,844)
                                                           ---------    -------    ---------    -------
                                                            $37,303     $ 7,363     $ 1,109     $   712
                                                           ---------    -------    ---------    -------
                                                           ---------    -------    ---------    -------

Report of independent accountants to the members of WHITLENGE ACQUISITION LIMITED

     We have audited the financial statements on pages F-27 to F-43, which are expressed in pounds Sterling. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United Kingdom, which are substantially the same as auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the company at 30 September 1993 and 1992, and the consolidated results of its operations, and its cash flows for the year ended 30 September 1993 and the six months ended 30 September 1992 in conformity with accounting principles generally accepted in the United Kingdom.

     The financial statements have been prepared in accordance with accounting practices prevailing in the United Kingdom, which differ in certain respects from those generally accepted in the United States. The approximate effect of the major differences in the determination of net income and shareholders' equity is shown in Note 20 to the financial statements.

COOPERS & LYBRAND

Chartered Accountants and Registered Auditors
Birmingham, England
26 January 1994

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
           FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993
                 AND FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                         CONSOLIDATED INCOME STATEMENTS

                                                                      12 MONTHS            6 MONTHS
                                                        NOTES         30 SEPTEMBER 1993    30 SEPTEMBER 1992
                                                        -----     -----------------    -----------------
                                                                     (pound)'000         (pound)'000
Total sales...........................................    2             13,970               6,812
                                                                       -------              ------
Cost of sales.........................................                   9,994               4,735
Selling, general and administrative expenses..........                   2,360               1,134
                                                                       -------              ------
Total costs and operating expenses....................                  12,354               5,869
                                                                       -------              ------
Income from operations................................                   1,616                 943
Net interest payable..................................    5               (266)               (219)
                                                                       -------              ------
Income before income taxes............................                   1,350                 724
Provision for income taxes............................    6               (514)                (95)
                                                                       -------              ------
Net income............................................    7                836                 629
                                                                                            ------
                                                                       -------              ------
Preference stock dividends............................                                         (80)
                                                                          (120)
                                                                       -------              ------
Net income attributable to common shareholders........                     716                 549
                                                                       -------              ------
                                                                       -------              ------

              STATEMENTS OF ACCUMULATED DEFICIT AND RECONCILIATION
                      OF MOVEMENTS IN SHAREHOLDERS' FUNDS

Accumulated deficit brought forward...................                  (2,905)                  --
Net income............................................                     836                  629
                                                                       -------              -------
                                                                        (2,069)                 629
Less dividends declared:
  Preference stock....................................                    (120)                 (80)
                                                                       -------              -------
                                                                        (2,189)                 549
Goodwill written off..................................                      --               (3,450)
Translation adjustments...............................                      (1)                  (4)
                                                                       -------              -------
Accumulated deficit at period end.....................                  (2,190)              (2,905)
Movements in capital stock accounts...................                      --                3,000
Capital stock brought forward.........................                   3,000                   --
                                                                       -------              -------
Shareholders' equity at period end....................                     810                   95
                                                                       -------              -------
                                                                       -------              -------

     All items dealt with in arriving at the income from operations relate to continuing activities.

     The Company has no recognized gains and losses other than those included in income, and therefore no separate statement of total recognized gains and losses has been presented.

     There is no difference between the results for the periods above, and the historical cost equivalent.

  The accompanying notes form an integral part of these financial statements.

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                          CONSOLIDATED BALANCE SHEETS


                                                                       NOTES     1993       1992
                                                                       -----   -------    -------
                                                                            (pound)'000 (pound)'000
                                             ASSETS
  Current assets:
     Cash and cash equivalents......................................             2,260      2,400
     Accounts receivable, net of allowance for doubtful accounts of
      (pound)11,000 (1992: (pound)129,000)..........................             1,978      1,716
     Inventories....................................................     9       2,805      2,780
     Other current assets...........................................    10         138        275
                                                                               -------    -------
       Total current assets.........................................             7,181      7,171
     Property, plant and equipment..................................     8         600        515
     Other non-current assets.......................................                 1          1
                                                                               -------    -------
       Total assets.................................................             7,782      7,687
                                                                               -------    -------
                                                                               -------    -------
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long term debt..............................    12         745        375
  Accounts payable..................................................             2,001      1,804
  Accrued expenses..................................................    11         905        716
  Current income taxes..............................................               539        437
                                                                               -------    -------
     Total current liabilities......................................             4,190      3,332
  Long term debt, exclusive of current maturities...................    12       2,781      4,179
  Other liabilities.................................................    13           1         81
                                                                               -------    -------
     Total liabilities..............................................             6,972      7,592
                                                                               -------    -------
  Commitments and contingent liabilities............................    14          --         --
  Shareholders' equity:
  Common stock: par value (pound)1
     Class A........................................................    16         150        150
     Class B........................................................    16         775        775
     Class C........................................................    16          75         75
Preference stock:
     Par value (pound)100...........................................    15       2,000      2,000
  Accumulated deficit...............................................            (2,190)    (2,905)
                                                                               -------    -------
       Total shareholders' equity...................................               810         95
       Total liabilities and shareholders' equity...................             7,782      7,687
                                                                               -------    -------
                                                                               -------    -------

  The accompanying notes form an integral part of these financial statements.

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
           FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993
                 AND FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                    12 MONTHS            6 MONTHS
                                                                30 SEPTEMBER 1993    30 SEPTEMBER 1992
                                                                -----------------    -----------------
                                                                 (pound)'000          (pound)'000
Net cash inflow from operating activities....................          1,892                1,881
                                                                     -------              -------
Returns on investments and servicing of finance
  Interest received..........................................            159                   67
  Interest paid..............................................           (465)                (237)
  Interest paid on finance leases............................             (6)                  --
                                                                     -------              -------
Net cash outflow from returns on investments and servicing of
  finance....................................................           (312)                (170)
Taxation
  United Kingdom corporation tax paid........................           (412)                (256)
                                                                     -------              -------
Investing activities
  Purchases of property, plant and equipment.................           (217)                (120)
  Proceeds from sales of property, plant and equipment.......             32                    2
  Purchases of other non-current assets......................             --                    1
  Purchase of subsidiary (net of cash acquired)..............             --               (4,429)
  Loans from parent company..................................             --                    1
  Loans to employees.........................................            (25)                  --
                                                                     -------              -------
Net cash outflow from investing activities...................           (210)              (4,545)
Financing
  Proceeds from issuance of common stock.....................             --                1,000
  Bank loans (repaid)/taken out..............................         (1,050)               4,500
  Payment of principal under capital leases..................            (48)                 (10)
                                                                     -------              -------
Net (decrease)/increase in cash and cash equivalents.........           (140)               2,400
  Cash and cash equivalents at beginning of period...........          2,400                   --
                                                                     -------              -------
  Cash and cash equivalents at end of period.................          2,260                2,400
                                                                     -------              -------
                                                                     -------              -------

  The accompanying notes form an integral part of these financial statements.

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES

         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992

                     RECONCILIATION OF OPERATING PROFIT TO
                   NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                    12 MONTHS            6 MONTHS
                                                                30 SEPTEMBER 1993    30 SEPTEMBER 1992
                                                                -----------------    -----------------
                                                                (pound)'000          (pound)'000
Continuing operating activities
  Income from operations.....................................         1,616                  943
  Depreciation of property, plant and equipment..............           178                   91
  Gain on sale of property, plant and equipment..............           (10)                  (1)
  (Increase) decrease in accounts receivable.................          (262)                 161
  Decrease (increase) in other current assets................           153                 (129)
  (Increase) decrease in inventories.........................           (25)                  91
  Increase in accounts payable...............................           197                  326
  Increase in accrued expenses...............................            44                  395
  Translation adjustments....................................             1                    4
                                                                     ------               ------
Net cash inflow from operating activities....................         1,892                1,881
                                                                     ------               ------
                                                                     ------               ------

  The accompanying notes form an integral part of these financial statements.

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                       NOTES TO THE FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

     The financial statements have been prepared in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important group accounting policies, which have been applied consistently, is set out below.

Basis of Accounting

     The financial statements have been prepared on the historical cost basis of accounting in accordance with generally accepted UK accounting principles. Note 20 sets out the adjustments which would be made to shareholders' equity and net income if the financial statements had been prepared in accordance with generally accepted US accounting principles ("US GAAP"). Additional disclosures have also been made in these financial statements to reflect the requirements of US accounting standards and of the US Securities and Exchange Commission where such disclosures are not required by either the Companies Act 1985 of Great Britain or UK accounting standards.

Basis of Consolidation

     The consolidated financial statements include the results of Whitlenge Drink Equipment Limited and the results of its Belgian subsidiary, Whitlenge Drink Equipment NV. Inter company transactions and balances are eliminated on consolidation. Goodwill arising on consolidation, being the difference between the fair value of the net assets acquired and the fair value of the consideration given, is written off immediately on acquisition against consolidated reserves.

Inventories

     Inventories are stated at the lower of first in first out cost and market value with due allowance made for obsolete and slow moving items. Work in progress and finished goods include an attributable portion of fixed and variable production overheads.

Property, Plant and Equipment

     These assets are stated at cost and are depreciated principally on the straight-line method over the estimated useful lives of the individual assets. Gains or losses on disposal are reflected in income. Property, plant and equipment held under leases which are essentially instalment purchases are capitalised, with the related obligations stated at the principal element of future lease payments.

     The movements in property, plant and equipment are shown in note 8 to the financial statements.

     The principal depreciation rates used are:

        Plant and machinery, fixtures and
          fittings............................   12.5% to 20%
        Motor vehicles........................   25%
        Leasehold property....................   Over the lesser of the lease term and
                                                 10 years

     Depreciation charged to costs and expenses was (pound)178,000 for the year ended 30 September 1992 (6 months ended 30 September 1992: (pound)86,000). Operating lease rentals are charged to income as incurred.

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

Sales

     Sales, which exclude value added tax and trade discounts, represent the invoiced value of goods and services supplied.

Foreign Currency Translation

     The assets and liabilities of Whitlenge Drink Equipment NV are translated into Sterling at the exchange rate ruling at the end of the period and its results are translated at the average rate of exchange for the year. Gains and losses resulting from translation of the financial statements of that operation are accumulated in retained earnings. All other foreign exchange differences are taken to the income statement in the period in which they arise.

Warranties

     Claims under warranties are accounted for as and when they arise. Such accounting does not differ significantly from the accruals basis of accounting.

Research and Development

     The company carries out on-going research and development to enhance its products. Expenditure on research and development is expensed as incurred. These costs were (pound)288,000 for the year ended 30 September 1993 (6 months to 30 September 1992: (pound)148,000).

Pension Costs

     Pension costs are recognised on a systematic basis so that the costs of providing retirement benefits to employees are evenly matched, so far as is possible, to the service lives of the employees concerned. Any excess or deficiency of the actuarial value of assets over the actuarial value of liabilities of the pension scheme is allocated over the average remaining service lives of current employees.

Cash and Cash Equivalents

     For the purposes of the cash flow statement the company considers all highly liquid temporary cash investments that have an original maturity within 90 days, are readily convertible to known amounts of cash and present minimal risk of changes in value because of changes in interest rates, to be cash equivalents.

Deferred Taxation

     Provision is made for deferred taxation, using the liability method, on all material timing differences to the extent that it is probable that a liability will crystallise.

2. TOTAL SALES

     All sales arise from the principal activity of the company, which is the manufacture of drink dispensing equipment.

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     An analysis of sales by geographical market is given below.

                                                             12 MONTHS            6 MONTHS
                                                         30 SEPTEMBER 1993    30 SEPTEMBER 1992
                                                         -----------------    -----------------
                                                            (pound)'000         (pound)'000
        United Kingdom................................         11,954               6,042
        Other European countries......................          1,182                 492
        Rest of the world.............................            834                 278
                                                              -------              ------
        Total sales...................................         13,970               6,812
                                                              -------              ------
                                                              -------              ------

3. DIRECTORS' EMOLUMENTS

     Amounts paid to directors are as follows:

                                                             12 MONTHS            6 MONTHS
                                                         30 SEPTEMBER 1993    30 SEPTEMBER 1992
                                                         -----------------    -----------------
                                                            (pound)'000          (pound)'000
        Management remuneration, including pension
          contributions and fees......................           85                   39
                                                                ---                  ---
                                                                ---                  ---
        Emoluments, excluding pension contributions,
          include amounts paid to:
             The chairman.............................          Nil                  Nil
             The highest-paid director................           76                   36
                                                                ---                  ---
                                                                ---                  ---

     The number of directors who received emoluments in the following ranges was:

                                                                        NUMBER    NUMBER
        (pound)nil to (pound)5,000.................................        2         4
        (pound)35,001 to (pound)40,000.............................       --         1
        (pound)75,001 to (pound)80,000.............................        1        --
                                                                          --        --

4. EMPLOYEES

(a) Staff Costs (Including Executive Directors)

                                                                 (pound)'000    (pound)'000
        Wages and salaries....................................       2,543           1,256
        Social security costs.................................         236             121
        Other pension costs...................................         133              61
                                                                    ------          ------
                                                                     2,912           1,438
                                                                    ------          ------
                                                                    ------          ------

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

(b) Number of Employees

     The average number of persons employed by the company, including directors, during the period was as follows:

                                                                        NUMBER    NUMBER
        Management and administration................................      42        40
        Production...................................................     125       125
                                                                        ------    ------
                                                                          167       165
                                                                        ------    ------
                                                                        ------    ------

5. NET INTEREST PAYABLE

                                                             12 MONTHS            6 MONTHS
                                                         30 SEPTEMBER 1993    30 SEPTEMBER 1992
                                                            (pound)'000          (pound)'000
                                                         -----------------    -----------------
        On bank loans, overdrafts and other loans:
          Repayable within 5 years, not by
             instalments..............................            39                  55
          Repayable within 5 years, by instalments....           370                 237
                                                              ------                 ---
                                                                 409                 292
          On hire purchase contracts..................             6                   5
          Other interest..............................             1                  --
                                                              ------                 ---
                                                                 416                 297
        Bank interest receivable......................          (150)                (78)
                                                              ------                 ---
                                                                 266                 219
                                                              ------                 ---
                                                              ------                 ---

6. PROVISION FOR INCOME TAXES

     The analysis of the provision for income taxes is as follows:

                                                            (pound)'000          (pound)'000
                                                         -----------------    -----------------
        Current provision
          UK Corporation Tax at 33% (1992: at 33%)....          500                  135
        Deferred provision
          UK Corporation Tax at 33% (1992: at 33%)....           --                   (4)
        Prior period adjustments:
          UK Corporation Tax..........................           --                  (38)
          Deferred taxation...........................           --                    2
                                                                ---                  ---
                                                                500                   95
        Overseas Corporation Tax......................           14                   --
                                                                ---                  ---
                                                                514                   95
                                                                ---                  ---
                                                                ---                  ---

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a reconciliation of the statutory UK Corporation Tax rate to the financial statement effective rates:

                                                                 %                    %
        UK Corporation Tax rate.......................          33.0                 33.0
        Disallowable expenses.........................           4.4                  3.2
        Net timing differences on assets not
          recognized..................................           0.7                 (6.2)
        Prior year relief.............................            --                 (4.6)
        Relief on capitalised expenses................            --                (12.3)
                                                              ------               ------
          Effective tax rate..........................          38.1                 13.1
                                                              ------               ------
                                                              ------               ------

Deferred taxation

     The amount of the deferred tax asset not recognised is as follows:

                                                                             1993    1992
                                                                             ----    ----
                                                                      (pound)'000   (pound)'000
        Tax effect of timing differences because of:
          (Shortfall)/excess of depreciation over capital tax
             allowances...................................................    (9)     13
          Other timing differences........................................    37       6
                                                                             ----    ----
                                                                              28      19
                                                                             ----    ----
                                                                             ----    ----

7. SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                                             12 MONTHS            6 MONTHS
                                                         30 SEPTEMBER 1993    30 SEPTEMBER 1992
                                                         -----------------    -----------------
                                                            (pound)'000         (pound)'000
        Net income is shown after charging:
          Depreciation charge for the period:
             Owned fixed assets.......................          153                   86
             Assets acquired under capital leases.....           25                    5
          Operating lease charges.....................          175                   84
                                                                ---
                                                                ---
                                                                                      --
                                                                                      --

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

8. PROPERTY, PLANT AND EQUIPMENT

                                            LEASEHOLD    PLANT AND      FIXTURES       MOTOR
                                            PROPERTY     MACHINERY    AND FITTINGS    VEHICLES    TOTAL
                                            ---------    ---------    ------------    --------    -----
                                            (pound)'000  (pound)'000  (pound)'000    (pound)'000 (pound)'000
        Cost
          At 1 October 1992..............       70          317            62            147       596
          Reclassification...............       --           --             2             (2)       --
          Additions......................       96           51            19            119       285
          Disposals......................       --           (5)           --            (20)      (25)
                                                                           --
                                               ---          ---                          ---      -----
        At 30 September 1993.............      166          363            83            244       856
                                                                           --
                                               ---          ---                          ---      -----
        Depreciation
          At 1 October 1992..............       12           33             9             27        81
          Reclassification...............       --           --             1             (1)       --
          Charge for period..............       23           75            19             61       178
          Eliminated in respect of
             disposals...................       --           --            --             (3)       (3)
                                                                           --
                                               ---          ---                          ---      -----
        At 30 September 1993.............       35          108            29             84       256
                                                                           --
                                               ---          ---                          ---      -----
        Net book value
        At 30 September 1993.............      131          255            54            160       600
                                                                           --
                                                                           --
                                               ---          ---                          ---      -----
                                               ---          ---                          ---      -----
        At 30 September 1992.............       58          284            53            120       515
                                                                           --
                                                                           --
                                               ---          ---                          ---      -----
                                               ---          ---                          ---      -----

     Motor vehicles include items with a cost of (pound)148,000 and accumulated depreciation at 30 September 1993 of (pound)41,000 which were acquired under capital lease agreements.

9. INVENTORIES

                                                                          1993     1992
                                                                          -----    -----
                                                                      (pound)'000  (pound)'000
        Raw materials and consumables..................................   1,920    1,951
        Work in progress...............................................     606      586
        Finished goods and goods for resale............................     279      243
                                                                          -----    -----
                                                                          2,805    2,780
                                                                          -----    -----
                                                                          -----    -----

     The replacement cost of stocks approximates to the value at which they are stated in the financial statements.

10. OTHER CURRENT ASSETS

                                                                             1993    1992
                                                                             ----    ----
                                                                       (pound)'000  (pound)'000
        Amounts falling due within one year
          Other receivables...............................................    33      14
          Prepayments and accrued income..................................   105     261
                                                                             ----    ----
                                                                             138     275
                                                                             ----    ----
                                                                             ----    ----

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

11. ACCRUED EXPENSES

                                                                             1993    1992
                                                                             ----    ----
                                                                        (pound)'000  (pound)'000
        Other taxation and social security................................   208     106
        Accruals..........................................................   497     610
        Preference stock dividend payable.................................   200      --
                                                                             ----    ----
                                                                             905     716
                                                                             ----    ----
                                                                             ----    ----

     The dividend of (pound)200,000 in respect of preference stock is cumulative and becomes payable in 1994.

12. LONG-TERM DEBT, EXCLUSIVE OF CURRENT MATURITIES

                                                                          1993     1992
                                                                          -----    -----
                                                                     (pound)'000  (pound)'000
        Bank term loan, interest at LIBOR+2.125% (1992: LIBOR+2%)......   3,150    3,500
        Bank revolving credit agreement, interest at LIBOR+2.125%
          (1992: LIBOR+2%).............................................     300    1,000
        Lease purchase obligations, interest at varying rates, payable
          in instalments to 1994.......................................      76       54
                                                                          -----    -----
                                                                          3,526    4,554
        Less: current maturities.......................................     745      375
                                                                          -----    -----
                                                                          2,781    4,179
                                                                          -----    -----
                                                                          -----    -----

     Maturities of long-term debt and the principal and interest payments on capital leases are as follows:

FISCAL YEAR                                                         CAPITAL LEASES
- -----------                                                      ---------------------     TOTAL
                                                    DEBT         PRINCIPAL    INTEREST    PAYMENTS
                                                    -----        ---------    --------    --------
                                                (pound)'000  (pound)'000  (pound)'000 (pound)'000
  1994...........................................     700        46           5           751
  1995...........................................     750        19           2           771
  1996...........................................     850        11          --           861
  1997...........................................   1,150        --          --         1,150
                                                                 --          --
                                                    -----                             --------
                                                    3,450        76           7         3,533
                                                                 --          --
                                                                 --          --
                                                    -----                             --------
                                                    -----                             --------

     The term loan and the revolving credit agreement, both of which are with the Bank of Scotland, are due to expire on 30 June 1997. The revolving credit agreement had additional facilities of (pound)700,000 not taken up at 30 September 1993, but was fully utilised at 30 September 1992. The term loan is repayable at six monthly intervals at varying instalment amounts.

     A floating charge over the assets of the company and its subsidiaries has been given in respect of the bank loans.

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

13. OTHER LIABILITIES

                                                                             1993     1992
                                                                             -----    -----
                                                                        (pound)'000  (pound)'000
        Amounts payable to related companies..............................      1        1
        Preference stock dividend payable.................................     --       80
                                                                             -----    -----
                                                                                1       81
                                                                             -----    -----
                                                                             -----    -----

     The dividend payable at 30 September 1992 in respect of preference stock is cumulative and becomes payable in 1994.

14. COMMITMENTS AND CONTINGENT LIABILITIES

Operating Leases

     The company leases its offices and manufacturing facilities expiring at various dates through 2000. At 30 September 1993 future rental commitments are as follows:

                                                                                 1993
                                                                                 -----
                                                                              (pound)'000
        1993..................................................................
        1994..................................................................     198
        1995..................................................................     198
        1996..................................................................     198
        1997..................................................................     198
        1998..................................................................     198
        1999 and beyond.......................................................   1,959
                                                                                 -----
                                                                                 2,949
                                                                                 -----
                                                                                 -----

Authorized Future Capital Expenditure

     The company had authorised future capital expenditure as follows:

                                                                          1993     1992
                                                                          -----    -----
                                                                      (pound)'000  (pound)'000
        Contracted.....................................................     Nil       28
                                                                          -----    -----
                                                                          -----    -----

15. REDEEMABLE PREFERENCE STOCK

                                                                              (pound)'000
                                                                                 -----
        Redeemable preference shares
          20,000 shares of (pound)100 each....................................
          At 30 September 1993 and 30 September 1992..........................   2,000
                                                                                 -----
                                                                                 -----

     The redeemable preference stock was issued at par, in part consideration for the acquisition of Whitlenge Drink Equipment Limited, (see Note 18). The redeemable preference stock may be redeemed at the insistence of the company at any time between 1 April 1993 and 15 February 2002, and at the option of the shareholder on 15 February 2002. The redemption will be at par value. Dividends accrue on the redeemable
                                      F-38

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)
preference shares at the rate of 6% per annum. The redeemable preference stock ranks above the common stock in the event of the company being wound up.

16. SHAREHOLDERS' EQUITY

                                                                             COMMON STOCK
                                                                     ----------------------------
                                                                                           CLASS
                                                                     CLASS A    CLASS B      C
                                                                     NUMBER     NUMBER     NUMBER
                                                                     -------    -------    ------
Common stock of (pound)1 each
Authorized, allotted, called up and fully paid
  At 30 September 1992 and 30 September 1993......................   150,000    775,000    75,000
                                                                     -------    -------    ------
                                                                     -------    -------    ------

                                                                   (pound)'000 (pound)'000 (pound)'000
                                                                       ------    ------    ------
Capital stock accounts
At 30 September 1993 and 30 September 1992..........................     150       775       75
                                                                                             --
                                                                                             --
                                                                       ------    ------
                                                                       ------    ------

     All stocks were issued during the six month period ended 30 September 1992 to facilitate the purchase of Whitlenge Drink Equipment Limited. The consideration received by the company for the shares allotted during the period was as follows:

        Class A shares.......................................................   (pound)150,000
        Class B shares.......................................................   (pound)774,920
        Class C shares.......................................................   (pound) 74,980

17. PENSION PLANS AND OTHER POST RETIREMENT BENEFITS

     The company operates a pension scheme providing benefits based on final pensionable pay. The assets of the scheme are held separately from those of the company, being invested with an insurance company. Contributions to the scheme are charged to the income statement so as to spread the cost of pensions over employees' working lives with the company. The contributions are determined by a qualified actuary on the basis of triennial valuations using the projected unit method. The most recent valuation was at 1 December 1991. The assumptions which have the most significant effect on the results of the valuation are those relating to the long-term rate of interest which will be credited to the plan and the long-term rate at which pensionable salaries will increase. It was assumed that the average effective rate of interest credited to the plan would be 9% and that pensionable salaries upon which benefits are based would increase by 8% per annum.

     The pension charge for the year was (pound)133,435 (1992 --
(pound)60,000). The most recent actuarial valuation showed that the value of the scheme's assets was (pound)886,679 and the actuarial value of these assets represented 110% of the benefits that had accrued to members, after allowing for expected future increases in earnings. The contributions of the company were decreased from 33.8% to 17% of earnings and the contributions of the employees remained at 5% of earnings.

     There were no post retirement benefits other than pensions.

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

18. ACQUISITION

     The company acquired the share capital of Whitlenge Drink Equipment Limited on 1 April 1992. The fair value amounts assigned to the assets and liabilities of the subsidiary acquired are set out below:

                                                                             (pound)'000
                                                                                ------
        Non-current assets
          Property, plant and equipment......................................      486
        Current assets
          Accounts receivable................................................    1,877
          Inventories........................................................    2,870
          Other current asset................................................      130
          Cash and cash equivalents..........................................    2,298
                                                                                ------
        Total assets.........................................................    7,661
                                                                                ------
        Current liabilities
          Current maturities of long term debt...............................      (22)
          Accounts payable...................................................   (1,478)
          Accrued expenses...................................................     (240)
          Current income taxes...............................................     (601)
                                                                                ------
                                                                                (2,341)
          Long term debt.....................................................      (43)
                                                                                ------
        Total liabilities....................................................   (2,384)
                                                                                ------
          Net assets acquired................................................    5,277
          Goodwill...........................................................    3,450
                                                                                ------
                                                                                 8,727
                                                                                ------
                                                                                ------
        Satisfied by:
          Issue of preference stock..........................................    2,000
          Cash...............................................................    6,727
                                                                                ------
                                                                                 8,727
                                                                                ------
                                                                                ------

     The results of Whitlenge Drink Equipment Limited and its wholly owned Belgian subsidiary, Whitlenge Drink Equipment NV, have been consolidated from the date of acquisition.

19. SUPPLEMENTARY CASH FLOW INFORMATION

     The following significant non-cash transactions took place:

Six Months Ended 30 September 1992

     On 1 April 1992, the company issued (pound)2,000,000 of preference stock in order to part finance the acquisition of Whitlenge Drink Equipment Limited. Cumulative dividends due on the preference stock have been accrued in these financial statements amounting to (pound)80,000.

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

Year Ended 30 September 1993

     Cumulative dividends due on the preference stock have been accrued in these financial statements amounting to (pound)200,000 of which (pound)120,000 arose during the year. The company invested in fixed assets valued at (pound)68,000 which were financed by capital leases.

20. SUMMARY OF DIFFERENCES BETWEEN UK GAAP AND US GAAP

     The financial statements are prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. The approximate adjustments of significance to net income and shareholders' equity which would be required under US GAAP are shown in the tables below and are explained in the related notes.

Adjusted Consolidated Net Income for the Period

     The following table sets out a summary of the amounts reported in the consolidated income statements and the estimated adjustments required to conform with US GAAP.

                                                             12 MONTHS            6 MONTHS
                                                         30 SEPTEMBER 1993    30 SEPTEMBER 1992
                                                         -----------------    -----------------
                                                           (pound)'000          (pound)'000
        Net income for the period (as reported under
          UK GAAP)....................................           836                 629
        Deferred tax..................................             9                 (45)
        Goodwill amortisation.........................           (84)                (42)
        Corporation Tax on capitalised expenses.......            --                 (90)
                                                              ------                 ---
        Estimated net income for the period under US
          GAAP........................................           761                 452
        Preference stock dividends....................          (120)                (80)
                                                              ------                 ---
        Estimated net income attributable to common
          shareholders under US GAAP..................           641                 372
                                                              ------                 ---
                                                              ------                 ---

Adjusted Shareholders' Equity

     The following table sets out a summary of the amounts reported as consolidated shareholders' equity and the estimated adjustments required to conform with US GAAP.

                                                                        1993       1992
                                                                       ------     ------
                                                                   (pound)'000  (pound)'000
        Shareholders' equity under UK GAAP..........................      810         95
        Recognition of goodwill.....................................    3,375      3,375
        Pension costs...............................................     (120)      (120)
        Deferred tax................................................       69         60
        Goodwill amortisation.......................................     (126)       (42)
        Reclassification of preference stock........................   (2,000)    (2,000)
                                                                       ------     ------
        Estimated shareholders' equity under US GAAP................    2,008      1,368
                                                                       ------     ------
                                                                       ------     ------

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

Deferred Taxation

     Under UK GAAP, deferred tax assets are not normally recognised. Under US GAAP deferred tax assets are recognised in full less an appropriate valuation allowance for amounts not expected to be recovered. The accounting for the acquisition of Whitlenge Drink Equipment Limited and the reporting of net income under US GAAP reflect adjustments to conform with this requirement of SFAS 109.

Goodwill Recognition and Amortisation

     Under UK GAAP, goodwill is usually written off directly to reserves. Under US GAAP, it is capitalised and written off over its estimated useful life. Goodwill eliminated directly against reserves in the UK accounts has been reinstated and amortised over a forty year period for US GAAP purposes.

Pension Costs

     The accounting for the acquisition of Whitlenge Drink Equipment Limited and the reporting of net income under US GAAP reflect adjustments to conform the accounting for pension costs with the requirements of SFAS 87. These adjustments relate primarily to the impact of changes to the actuarial valuation of the pension plan to comply with the procedures prescribed in SFAS 87.

     Actuarial calculations were carried out by the plan's actuary as at 31 March 1992 for the purpose of fulfilling the terms of a sale agreement (see Note
18). These calculations did not constitute a full formal actuarial valuation of the plan. The last such valuation was made at 31 December 1991. An estimate of the funding positions under US GAAP as at 30 September 1992 and 30 September 1993, based on the calculations carried out by the plan's actuary at 31 March 1992, and using a settlement rate and a return on plan assets of 8% per annum at 30 September 1993 and 9% per annum at 30 September 1992, and a long term rate of compensation increase of 7% per annum at both reporting dates, are as follows:

                                                                          1993     1992
                                                                     (pound)'000  (pound)'000
                                                                          -----    -----
        Projected benefit obligation...................................   1,007    1,145
        Plan assets at fair value, being the surrender value of an investment policy operated by the Standard Life Assurance
          Company......................................................     826    1,115
                                                                          -----    -----
        Excess of projected benefit obligation over plan assets........     181       30
                                                                          -----    -----
                                                                          -----    -----

     The vested benefit obligation and the accumulated benefit obligation as at 30 September 1992 and 30 September 1993 are approximately 90% of the projected benefit obligation.

     Based on the information contained in the actuarial valuation as at 31 December 1991, the net periodic pension cost under US GAAP, using the assumptions set out above, was:

                                                                             1993    1992
                                                                       (pound)'000   (pound)'000
                                                                             ----    ----
        Service costs -- benefits earned during the period................   110      59
        Interest cost on the projected benefit obligation.................    90      40
        Expected return on plan assets....................................   (90 )   (35 )
                                                                             ----    ----
        Net periodic pension cost.........................................   110      64
                                                                             ----    ----
                                                                             ----    ----

                 WHITLENGE ACQUISITION LIMITED AND SUBSIDIARIES
         FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 SEPTEMBER 1993 AND
                   FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1992
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     Amounts arising from changes in the funding position, not reflected in the US GAAP adjustments are:

                                                                             1993    1992
                                                                       (pound)'000   (pound)'000
                                                                             ----    ----
        (Losses)/gains....................................................   (41 )    --
                                                                             ----    ----
                                                                             ----    ----

Preference Capital

     Under US GAAP, the redeemable preference stock does not qualify as shareholders' equity, since the redemption option is not solely at the discretion of the company.

Cash Flow Statement

     Under UK GAAP, the cash flow statement format differs from that under US GAAP. For US GAAP purposes, the following cash flow headings and totals would have been reported:

                                                             12 MONTHS             6 MONTHS
                                                         30 SEPTEMBER 1993    30 SEPTEMBER 1992
                                                         -----------------    -----------------
                                                                                 (pound)'000
        Net cash provided by operating activities.....          1,168                1,455
        Net cash used in investing activities.........           (210)              (4,545)
        Net cash provided by (used in) financing
          activities..................................         (1,098)               5,490
                                                              -------              -------
        Net (decrease)/increase in cash and
          cash equivalents............................           (140)               2,400
                                                              -------              -------
                                                              -------              -------

21. ULTIMATE PARENT COMPANY

     The parent undertaking of the Company is Onex Corporation, a company incorporated in Canada.

Report of independent accountants to the members of WHITLENGE DRINK EQUIPMENT LIMITED

     We have audited the accompanying balance sheet of Whitlenge Drink Equipment Limited as of 31 March 1992, and the related statements of income, retained earnings and cash flows for the six months then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United Kingdom, which are substantially the same as auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the company at 31 March 1992 and the consolidated results of its operations and its cash flows for the six months ended 31 March 1992 in conformity with accounting principles generally accepted in the United Kingdom.

     The financial statements have been prepared in accordance with accounting practices prevailing in the United Kingdom, which differ in certain respects from those generally accepted in the United States. The approximate effect of the major differences in the determination of net income and shareholders' equity is shown in Note 17 to the financial statements.

COOPERS & LYBRAND

Chartered Accountants and Registered Auditors
Birmingham, England
26 January 1994

Report of the independent auditors to the directors of WHITLENGE DRINK EQUIPMENT LIMITED

     We have audited the accompanying balance sheet of Whitlenge Drink Equipment Limited as of 30 September 1991 and the related income statement, statement of retained earnings and cash flow statement for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Whitlenge Drink Equipment Limited at 30 September 1991 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States (see Note 17 of Notes to the Financial Statements).

ERNST & YOUNG

Chartered Accountants
Birmingham, England
24 January 1992, except for
Note 17 -- Summary of differences between UK GAAP and US GAAP, as to which the date is 26 January 1994

                       WHITLENGE DRINK EQUIPMENT LIMITED

                       CONSOLIDATED FINANCIAL STATEMENTS
                               INCOME STATEMENTS

                                                                    6 MONTHS ENDED     12 MONTHS ENDED
                                                                    31 MARCH 1992     30 SEPTEMBER 1991
                                                                    --------------    -----------------
                                                            NOTE     (pound)000'S        (pound)000'S
Total sales..............................................     2          5,820              10,810
                                                                        ------             -------
Cost of sales............................................                4,310               7,906
Selling, general and administrative expenses.............                  780               1,445
                                                                        ------             -------
Total costs and operating expenses.......................                5,090               9,351
                                                                        ------             -------
Income from operations...................................                  730               1,459
Net interest receivable..................................     5             67                  96
                                                                        ------             -------
Income before income taxes...............................                  797               1,555
Provision for income taxes...............................     6           (301)               (525)
                                                                        ------             -------
Net income...............................................     7            496               1,030
                                                                        ------             -------
                                                                        ------             -------

  The accompanying notes form an integral part of these financial statements.

                       WHITLENGE DRINK EQUIPMENT LIMITED

                       CONSOLIDATED FINANCIAL STATEMENTS
                        STATEMENTS OF RETAINED EARNINGS

                                                                  31 MARCH 1992    30 SEPTEMBER 1991
                                                                  -------------    -----------------
                                                                   (pound)'000      (pound)'000
Balance brought forward........................................        297                 167
Net income.....................................................        496               1,030
                                                                       ---              ------
Sub-total......................................................        793               1,197
Less cash dividends declared:
  Ordinary shares..............................................         --                 900
                                                                       ---              ------
Balance at period end..........................................        793                 297
                                                                       ---              ------
                                                                       ---              ------

  The accompanying notes form an integral part of these financial statements.

                       WHITLENGE DRINK EQUIPMENT LIMITED

                       CONSOLIDATED FINANCIAL STATEMENTS
                                 BALANCE SHEETS

                                                                    31 MARCH 1992    30 SEPTEMBER 1991
                                                                    -------------    -----------------
                                                            NOTE     (pound)'000      (pound)'000
                         ASSETS
Current assets:
  Cash and cash equivalents..............................               2,298              1,609
  Accounts receivable, net of allowance for doubtful
     accounts
     of (pound)122,000 (1991: (pound)92,000).............               1,872              2,166
  Inventories............................................     9         2,870              2,584
  Other current assets...................................    10           180                 81
                                                                       ------             ------
  Total current assets...................................               7,220              6,440
  Property, plant and equipment..........................     8           486                466
                                                                       ------             ------
     Total assets........................................               7,706              6,906
                                                                       ------             ------
                                                                       ------             ------
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long term debt...................    12            22                 --
  Accounts payable.......................................               1,394              1,280
  Accrued expenses.......................................    11           324                334
  Current income taxes...................................                 565                428
  Deferred income taxes..................................     6            --                  2
                                                                       ------             ------
     Total current liabilities...........................               2,305              2,044
  Long term debt, exclusive of current maturities........    12            43                 --
                                                                       ------             ------
     Total liabilities...................................               2,348              2,044
                                                                       ------             ------
Commitments and contingent liabilities...................    13            --                 --
Shareholders' equity
  Common stock: par value 1p.............................    14         4,065              4,065
  Deferred shares: par value (pound)1....................    14           500                500
  Retained earnings......................................                 793                297
                                                                       ------             ------
     Total shareholders' equity..........................               5,358              4,862
                                                                       ------             ------
     Total liabilities and shareholders' equity..........               7,706              6,906
                                                                       ------             ------
                                                                       ------             ------

  The accompanying notes form an integral part of these financial statements.

                       WHITLENGE DRINK EQUIPMENT LIMITED

                       CONSOLIDATED FINANCIAL STATEMENTS
                              CASH FLOW STATEMENTS

                                                                  6 MONTHS ENDED     12 MONTHS ENDED
                                                                  31 MARCH 1992     30 SEPTEMBER 1991
                                                                  --------------    -----------------
                                                                   (pound)'000        (pound)'000
Operating activities:
  Net cash inflow from continuing operating activities.........          846                 598
                                                                      ------             -------
Returns on investment and servicing of finance:
  Interest received............................................           70                 109
  Interest paid................................................           (1)                (12)
  Interest paid on finance leases..............................           (2)                 --
  Dividends paid...............................................           --                (900)
                                                                      ------             -------
  Net cash inflow (outflow) from returns on investment and
     servicing of finance......................................           67                (803)
                                                                      ------             -------
Taxation:
  UK Corporation tax paid......................................         (166)               (847)
                                                                      ------             -------
Investing activities:
  Proceeds from sales of equipment.............................            3                   9
  Purchases of property, plant and equipment...................          (48)                (78)
                                                                      ------             -------
  Net cash outflow from investing activities...................          (45)                (69)
                                                                      ------             -------
  Net cash flow before financing activities....................          702              (1,121)
                                                                      ------             -------
Financing activities:
  Repayment of bank loan.......................................           --              (4,060)
  Proceeds from issuance of common stock.......................           --               4,062
  Payment of principal under finance leases....................          (13)                 --
                                                                      ------             -------
  Net cash (outflow) inflow from financing activities..........          (13)                  2
                                                                      ------             -------
  Net increase in cash and cash equivalents....................          689              (1,119)
                                                                      ------             -------
Cash and cash equivalents at beginning of period...............        1,609               2,728
                                                                      ------             -------
Cash and cash equivalents at end of period.....................        2,298               1,609
                                                                      ------             -------
                                                                      ------             -------

  The accompanying notes form an integral part of these financial statements.

                       WHITLENGE DRINK EQUIPMENT LIMITED

                       CONSOLIDATED FINANCIAL STATEMENTS
                     RECONCILIATION OF OPERATING PROFIT TO
                   NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                 6 MONTHS ENDED     12 MONTHS ENDED
                                                                 31 MARCH 1992     30 SEPTEMBER 1991
                                                                 --------------    -----------------
                                                                   (pound)'000        (pound)'000
Continuing operating activities
Operating profit..............................................         730               1,459
Depreciation of property, plant and equipment.................          92                 183
Loss on disposal of equipment.................................          11                   6
Decrease (increase) in accounts receivable....................         294                (574)
(Increase) decrease in prepayments............................         (99)                  8
(Increase) decrease in inventories............................        (286)                 69
Increase (decrease) in accounts payable.......................         114                (507)
Increase (decrease) in accrued expenses.......................          36                 (95)
(Decrease) increase in other taxation and social security.....         (46)                 49
                                                                    ------              ------
Net cash inflow from operating activities.....................         846                 598
                                                                    ------              ------
                                                                    ------              ------

  The accompanying notes form an integral part of these financial statements.

                       WHITLENGE DRINK EQUIPMENT LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      31 MARCH 1992 AND 30 SEPTEMBER 1991
                       NOTES TO THE FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

     The financial statements have been prepared in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important group accounting policies, which have been applied consistently, is set out below.

Basis of Accounting

     The financial statements have been prepared on the historical cost basis of accounting in accordance with generally accepted UK accounting principles. Note 17 sets out the adjustments which would be made to total assets and net income if the financial statements had been prepared in accordance with generally accepted US accounting principles ("US GAAP"). Additional disclosures have also been made in these financial statements to reflect the requirements of US accounting standards and of the US Securities and Exchange Commission where such disclosures are not required by either the Companies Act 1985 of Great Britain or UK accounting standards.

Basis of Consolidation

     The consolidated financial statements include the results of Whitlenge Drink Equipment Limited and the results of its Belgian subsidiary, Whitlenge Drink Equipment NV, since its incorporation on 1 December 1991. Intercompany transactions and balances are eliminated as consolidation.

Inventories

     Inventories are stated at the lower of first in first out cost and market value with due allowance made for obsolete and slow moving items. Work in progress and finished goods include an attributable portion of fixed and variable production overheads.

Property, Plant and Equipment

     These assets are stated at cost and are depreciated principally on the straight-line method over the estimated useful lives of the individual assets. Gains or losses on disposal are reflected in income. Property, plant and equipment held under leases which are essentially instalment purchases are capitalised, with the related obligations stated at the principal element of future lease payments. Depreciation charged to costs and expenses was (pound)92,000 for the period ended 31 March 1992 (12 months ended 30 September 1991: (pound)183,000). Operating lease rentals are charged to income as incurred.

     The movements in property, plant and equipment are shown in note 8 to the financial statements.

     The principal depreciation rates used are:

       Plant and machinery, fixtures and
          fittings............................   -- 12.5% to 20%
       Motor vehicles.........................   -- 25%
       Leasehold property.....................   -- Over the lesser of the lease term and 10
                                                 years

Sales

     Sales, which exclude value added tax and trade discounts, represents the invoiced value of goods and services supplied.

                       WHITLENGE DRINK EQUIPMENT LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      31 MARCH 1992 AND 30 SEPTEMBER 1991
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

Foreign Currency Translation

     The assets and liabilities of Whitlenge Drink Equipment NV are translated into Sterling at the exchange rate ruling at the end of the period and its results are translated at the average rate of exchange for the year. Gains and losses resulting from translation of the financial statements of that operation are accumulated in retained earnings. All other foreign exchange differences are taken to the income statement in the year in which they arise.

Warranties

     Claims under warranties are accounted for as and when they arise. Such accounting does not differ significantly from the accruals basis of accounting.

Research and Development

     The company carries out on-going research and development to enhance its products. Expenditure on research and development is expensed as incurred. These costs were (pound)119,000 for the period (12 months to 30 September 1991:
(pound)208,000).

Pension Costs

     Pension costs are recognised on a systematic basis so that the costs of providing retirement benefits to employees are evenly matched, so far as is possible, to the service lives of the employees concerned. Any excess or deficiency of the actuarial value of assets over the actuarial value of liabilities of the pension scheme is allocated over the average remaining service lives of current employees.

Cash and Cash Equivalents

     For the purposes of the cash flow statement the company considers all highly liquid temporary cash investments that have an original maturity within 90 days, are readily convertible to known amounts of cash and present minimal risk of changes in value because of changes in interest rates, to be cash equivalents.

Deferred Taxation

     Provision is made for deferred taxation, using the liability method, on all material timing differences to the extent that it is probable that a liability or asset will crystallise.

2. TOTAL SALES

     All sales arise from the principal activity of the company, which is the factoring and manufacture of drink dispensing equipment.

     An analysis of sales by geographical market is given below.

                                                           6 MONTHS ENDED     12 MONTHS ENDED
                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                             (pound)000          (pound)000
        United Kingdom..................................        5,143               9,131
        Other European countries........................          663               1,396
        Rest of the world...............................           14                 283
                                                               ------             -------
          Total sales...................................        5,820              10,810
                                                               ------             -------
                                                               ------             -------

                       WHITLENGE DRINK EQUIPMENT LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      31 MARCH 1992 AND 30 SEPTEMBER 1991
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

3. DIRECTORS' EMOLUMENTS

     Amounts paid to directors are as follows:

                                                           6 MONTHS ENDED     12 MONTHS ENDED
                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                             (pound)'000        (pound)'000
        Management remuneration, including pension
          contributions and fees........................         208                284
                                                                 ---                ---
                                                                 ---                ---

     Emoluments, excluding pension contributions, include amounts paid to:

        The chairman....................................         Nil                 Nil
        The highest-paid director.......................         125                 130
                                                                 ---                ---
                                                                 ---                ---

     The number of directors who received emoluments in the following ranges was:

                                                                        NUMBER    NUMBER
                                                                        ------    ------
        (pound)nil to 5,000........................................      6         2
        (pound)65,001 to (pound)70,000.............................      1         1
        (pound)120,001 to (pound)125,000...........................      1        --

4. EMPLOYEES

     (a) Staff costs (including executive directors)

                                                                     (pound)'000  (pound)'000
                                                                          -----    -----
        Wages and salaries.............................................   1,164    2,045
        Social security costs..........................................     104      173
        Other pension costs............................................      60      243
                                                                          -----    -----
                                                                          1,328    2,461
                                                                          -----    -----
                                                                          -----    -----

     (b) Number of employees

     The average number of persons employed by the company, including directors, during the period was as follows:

                                                                        NUMBER    NUMBER
                                                                        ------    ------
        Management and administration................................      40        35
        Production...................................................     125       119
                                                                        ------    ------
                                                                          165       154
                                                                        ------    ------
                                                                        ------    ------

                       WHITLENGE DRINK EQUIPMENT LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      31 MARCH 1992 AND 30 SEPTEMBER 1991
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

5. NET INTEREST RECEIVABLE

                                                           6 MONTHS ENDED     12 MONTHS ENDED
                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                            (pound)'000         (pound)'000
        On bank loans, overdrafts and other loans:
          Repayable within 5 years, not by
             installments...............................         (1)                 (9)
          On hire purchase contracts....................         (2)                 --
          Other interest................................         --                  (3)
                                                                 --
                                                                                    ---
                                                                 (3)                (12)
        Bank interest receivable........................         70                 109
                                                                 --
                                                                                    ---
                                                                 67                  97
                                                                 --
                                                                 --
                                                                                    ---
                                                                                    ---

6. PROVISION FOR INCOME TAXES

     The analysis of the provision for income taxes, all of which relates to continuing operations, is as follows:

                                                                      (pound)'000 (pound)'000
                                                                          ------    ------
        Current provision
          UK Corporation Tax at 33% (1991: at 33.5%)...................     303       562
        Deferred provision
          UK Corporation Tax at 33% (1991: at 33.5%)...................      (2)      (27)
        Prior period adjustments:
          UK Corporation tax...........................................      --        (8)
          Deferred taxation............................................      --        (2)
                                                                          ------    ------
                                                                            301       525
                                                                          ------    ------
                                                                          ------    ------

     The following is a reconciliation of the statutory UK Corporation Tax rate to the financial statement effective rates:

                                                            31 MARCH 1992    30 SEPTEMBER 1991
                                                            -------------    -----------------
                                                                  %                  %
        UK Corporation Tax rate..........................        33.0               33.5
        Disallowable provisions..........................         3.4                 --
        Other............................................         1.4                0.3
                                                                -----              -----
          Effective tax rate.............................        37.8               33.8
                                                                -----              -----
                                                                -----              -----

Deferred Taxation

     The movement on the provision for deferred taxation is as follows:

                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                             (pound)'000        (pound)'000
        Balance brought forward.........................          2                  31
        Transferred to income statement.................         (2)                (29)
                                                                                    ---
                                                                 --
                                                                                      2
                                                                 --
                                                                                    ---
                                                                                    ---
                                                                 --
                                                                 --

                       WHITLENGE DRINK EQUIPMENT LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      31 MARCH 1992 AND 30 SEPTEMBER 1991
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     The amount of the deferred tax asset not recognised is as follows:

                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                            (pound)'000          (pound)'000
        Tax effect of timing differences because of:
          Excess of depreciation over capital
             allowances.................................         29                 --
          Other timing differences......................         55                 --
                                                                 --                 --
                                                                 84                 --
                                                                 --                 --
                                                                 --                 --

7. SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                                            6 MONTHS TO        12 MONTHS TO
                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                            (pound)'000          (pound)'000
        Net income is shown after charging:
          Depreciation charge for the period:
             Owned fixed assets.........................          89                183
             Assets acquired under capital leases.......           3                 --
          Operating lease charges.......................          83                166
          Research and development expenses.............         119                208
                                                                 ---                ---
                                                                 ---                ---

8. PROPERTY, PLANT AND EQUIPMENT

                                            LEASEHOLD    PLANT AND      FIXTURES        MOTOR
                                            PROPERTY     MACHINERY    AND FITTINGS     VEHICLES    TOTAL
                                            ---------    ---------    -------------    --------    -----
                                            (pound)'000  (pound)'000  (pound)'000     (pound)'000 (pound)'000
        Cost
        At 1 October 1991................      174          821            157            334      1,486
        Additions........................        1           37             10             78        126
        Disposals........................       --           --             (2)           (37)       (39)
                                               ---          ---            ---            ---      -----
        At 31 March 1992.................      175          858            165            375      1,573
                                               ---          ---            ---            ---      -----
        Depreciation
        At 1 October 1991................       97          584            122            217      1,020
        Charge for period................       11           37              7             37         92
        Eliminated in respect of
          disposals......................       --           --             (2)           (23)       (25)
                                               ---          ---            ---            ---      -----
        At 31 March 1992.................      108          621            127            231      1,087
                                               ---          ---            ---            ---      -----
        Net book value
        At 31 March 1992.................       67          237             38            144        486
                                               ---          ---            ---            ---      -----
                                               ---          ---            ---            ---      -----
        At 30 September 1991.............       77          237             35            117        466
                                               ---          ---            ---            ---      -----
                                               ---          ---            ---            ---      -----

     Motor vehicles include items with a cost of (pound)78,000 and accumulated depreciation of (pound)3,000 which were acquired under capital lease agreements.

                       WHITLENGE DRINK EQUIPMENT LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      31 MARCH 1992 AND 30 SEPTEMBER 1991
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

9. INVENTORIES

                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                             (pound)'000       (pound)'000
        Raw materials and consumables...................        2,100              1,674
        Work in progress................................          581                865
        Finished goods and goods for resale.............          189                 45
                                                               ------             ------
                                                                2,870              2,584
                                                               ------             ------
                                                               ------             ------

     The replacement cost of stocks approximates to the value at which they are stated in the financial statements.

10. OTHER CURRENT ASSETS

                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                             (pound)'000        (pound)'000
        Amounts falling due within one year.............
        Other receivables...............................           5                  3
        Prepayments and accrued income..................         175                 78
                                                                 ---
                                                                                     --
                                                                 180
                                                                                     81
                                                                 ---
                                                                 ---
                                                                                     --
                                                                                     --

11. ACCRUED EXPENSES

                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                             (pound)'000        (pound)'000
        Other taxation and social security..............         128                175
        Accruals........................................         196                159
                                                                 ---                ---
                                                                 324                334
                                                                 ---                ---
                                                                 ---                ---

12. LONG-TERM DEBT, EXCLUSIVE OF CURRENT MATURITIES

                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                            (pound)'000         (pound)'000
        Lease purchase obligations, interest at varying
          rates, payable in installments to 1994........          65                --
        Less current maturities.........................         (22)               --
                                                                 ---
                                                                                    --
                                                                  43
                                                                                    --
                                                                 ---
                                                                 ---
                                                                                    --
                                                                                    --

     Maturities of the principal and interest payments on capital leases are as follows:

                                                                       CAPITAL LEASES
                                                           ---------------------------------------
                                                           PRINCIPAL    INTEREST    TOTAL PAYMENTS
                                                           ---------    --------    --------------
                                                         (pound)'000    (pound)'000 (pound)'000
        1993............................................       22           7             29
        1994............................................       26           3             29
        1995............................................       17           1             18
                                                               --          --             --
                                                               65          11             76
                                                               --          --             --

                       WHITLENGE DRINK EQUIPMENT LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      31 MARCH 1992 AND 30 SEPTEMBER 1991
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     A floating charge over the assets of the company has been given in respect of the bank loans and overdrafts.

13. COMMITMENTS AND CONTINGENT LIABILITIES

Operating Leases

     The company leases its offices and manufacturing facilities expiring at various dates through 2000. At 31 March 1992, future rental commitments are as follows:

                                                                   31 MARCH 1992
                                                                   --------------
                                                                    (pound)'000
               1993.............................................          166
               1994.............................................          136
               1995.............................................          126
               1996.............................................          126
               1997.............................................          126
               1998 and beyond..................................          765
                                                                       ------
                                                                        1,445
                                                                       ------
                                                                       ------

Authorised Future Capital Expenditure

     The company had authorised future capital expenditure as follows:

                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                            (pound)'000         (pound)'000
        Contracted......................................         50                  31
                                                                 --                  --
                                                                 --                  --

14. SHAREHOLDERS' EQUITY

                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                            (pound)'000         (pound)'000
        Authorised, allotted, called up and fully paid
        406,500,000 common shares of 1p each............        4,065              4,065
        500,000 deferred shares of (pound)1 each........          500                500
                                                               ------             ------
                                                                4,565              4,565
                                                               ------             ------
                                                               ------             ------

     The deferred shares are non-voting and non-participating.

15. PENSION PLANS AND OTHER POST RETIREMENT BENEFITS

     The company operates a pension scheme providing benefits based on final pensionable pay. The assets of the scheme are held separately from those of the company, being invested with an insurance company. Contributions to the scheme are charged to the income statement so as to spread the cost of pensions over employees' working lives with the company. The contributions are determined by a qualified actuary on the basis of triennial valuations using the project unit method. The most recent valuation was at 1 December 1991. The assumptions which have the most significant effect on the results of the valuation are those relating to the long-term rate of interest which will be credited to the plan and the long-term rate at which pensionable
                                      F-57

                       WHITLENGE DRINK EQUIPMENT LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      31 MARCH 1992 AND 30 SEPTEMBER 1991
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

salaries will increase. It was assumed that the average effective rate of interest credited to the plan would be 9% and that the pensionable salaries upon which benefits are based would increase by 8% per annum.

     The pension charge for the six months to 31 March 1992 was (pound)60,000 (1991 -- (pound)243,322). The most recent actuarial valuation showed that the value of the schemes assets was (pound)886,679 and the actuarial value of these assets represented 110% of the benefits that had accrued to members, after allowing for expected future increases in earnings. The contributions of the company were decreased from 33.8% to 16% of earnings and the contributions of the employees remained at 5% of earnings.

     Prepayments at 31 March 1992 include an amount of (pound)110,950 relating to the pension scheme which arose due to the fact that the charge in the income statement is based on the new contribution rate, whereas payments were actually made at the old rate.

     There were no post retirement benefits other than pensions.

16. SUPPLEMENTARY CASH FLOW INFORMATION

Non-cash Transactions

     The following significant non-cash transactions took place during the period:

     The company invested in fixed assets valued at (pound)78,000 which were financed by capital leases.

17. SUMMARY OF DIFFERENCES BETWEEN UK GAAP AND US GAAP

     The financial statements are prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. The approximate adjustments of significance to net income and shareholders' equity which would be required under US GAAP are shown in the tables below and are explained in the related notes.

     ADJUSTED CONSOLIDATED NET INCOME FOR THE PERIOD -- The following table sets out a summary of the amounts reported in the income statements and the estimated adjustments required to conform with US GAAP.

                                                           6 MONTHS ENDED     12 MONTHS ENDED
                                                           31 MARCH 1992     30 SEPTEMBER 1991
                                                           --------------    -----------------
                                                             (pound)'000        (pound)'000
        Net income for the period (as reported under UK
          GAAP).........................................         496               1,030
        Pension costs...................................          (4)                 82
        Deferred tax....................................          55                 (20)
                                                                 ---              ------
        Estimated net income for the period under US
          GAAP..........................................         547               1,092
                                                                 ---              ------
                                                                 ---              ------

                       WHITLENGE DRINK EQUIPMENT LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      31 MARCH 1992 AND 30 SEPTEMBER 1991
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     ADJUSTED SHAREHOLDERS' EQUITY -- The following table sets out a summary of the amounts reported as consolidated and company shareholders' equity and the estimated adjustments required to conform with US GAAP.

                                                            31 MARCH 1992    30 SEPTEMBER 1991
                                                            -------------    -----------------
                                                              (pound)'000        (pound)'000
        Shareholders' equity under UK GAAP...............       5,358              4,862
        Pension liability................................        (117)              (113)
        Deferred tax.....................................         105                 50
                                                               ------             ------
        Estimated shareholders' equity under US GAAP.....       5,346              4,799
                                                               ------             ------
                                                               ------             ------

DEFERRED TAXATION

     Under UK GAAP, deferred tax assets are not normally recognised. Under US GAAP deferred tax assets are recognised in full less an appropriate valuation allowance for amounts not expected to be recovered. The reporting of net income under US GAAP reflects adjustments to conform with this requirement of SFAS 109.

PENSION COSTS

     The reporting of net income under US GAAP reflects adjustments to conform the accounting for pension costs with the requirements of SFAS 87. These adjustments relate primarily to the impact of changes to the actuarial valuation of the pension plan to comply with the procedures prescribed in SFAS 87.

     Actuarial calculations were carried out by the plan's actuary as at 31 March 1992 for the purpose of fulfilling the terms of a sale agreement (see note
19).

     The estimate of the funding position under US GAAP as at 31 March 1992 and 30 September 1991, based on the calculations carried out by the plan's actuary, and using a settlement rate and a return on plan assets of 9% per annum and a long term rate of compensation increase of 7% per annum, are as follows:

                                                                            1992     1991
                                                                            -----    -----
                                                                        (pound)'000 (pound)'000
        Projected benefit obligation.....................................    897      797
        Plan assets at fair value, being the surrender value of an investment policy operated by the Standard Life Assurance
          Company........................................................    777      645
                                                                            -----    -----
        Excess of projected benefit obligation over plan assets..........    120      152
                                                                            -----    -----
                                                                            -----    -----

     The vested benefit obligation and the accumulated benefit obligation as at 31 March 1992 and 30 September 1991 are approximately 90% of the projected benefit obligation.

                       WHITLENGE DRINK EQUIPMENT LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      31 MARCH 1992 AND 30 SEPTEMBER 1991
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     Based on the information contained in the actuarial valuation as at 31 December 1991, the net periodic pension cost under US GAAP for the six months to 31 March 1992 and year to September 1991, using the assumptions set out above, were:

                                                                             1992     1991
                                                                             -----    -----
                                                                       (pound)'000 (pound)'000
        Service costs -- benefits earned during the period................     59      110
        Interest cost on the projected benefit obligation.................     40       65
        Actual return on plan assets......................................    (35)     (53)
        Amortization of net liability at transition.......................     --       39
                                                                             -----    -----
        Net periodic pension cost.........................................     64      161
                                                                             -----    -----
                                                                             -----    -----

CASH FLOW STATEMENT

     Under UK GAAP, the cash flow statement format adopted differs from that under US GAAP. For US GAAP purposes, the following cash flow headings and totals would have been reported:

                                                            31 MARCH 1992    30 SEPTEMBER 1991
                                                            -------------    -----------------
                                                             (pound)'000          (pound)'000
        Net cash provided by (used in) operating
          activities.....................................        747                 (152)
        Net cash used in investing activities............        (45)                 (69)
        Net cash used in financing activities............        (13)                (898)
                                                                 ---              -------
        Net increase (decrease) in cash and cash
          equivalents....................................        689               (1,119)
                                                                 ---              -------
                                                                 ---              -------

18. ULTIMATE PARENT COMPANY

     The parent undertaking of the company is Alco Standard Corporation, incorporated in the USA.

19. ACQUISITION OF WHITLENGE DRINK EQUIPMENT LIMITED

     Whitlenge Drink Equipment Limited was acquired by Whitlenge Acquisition Limited on 1 April 1992. The ultimate parent company of Whitlenge Acquisition Limited is Onex Corporation, a company incorporated in Canada.

                                                                     APPENDIX I




                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           SCOTSMAN INDUSTRIES, INC.,

                       SCOTSMAN ACQUISITION CORPORATION,

                            DFC HOLDING CORPORATION,

                             THE DELFIELD COMPANY,

                               ONEX CORPORATION,

                                 ONEX DHC LLC,

                     PACIFIC MUTUAL LIFE INSURANCE COMPANY,

                          PM GROUP LIFE INSURANCE CO.,

                EJJM, MATTHEW O. DIGGS, JR., TIMOTHY C. COLLINS,

                    W. JOSEPH MANIFOLD, CHARLES R. MCCOLLOM,

            ANITA J. MOFFATT TRUST, ANITA J. MOFFATT, REMO PANELLA,

                       TEDDY F. REED, ROBERT L. SCHAFER,

          GRAHAM E. TILLOTSON, JOHN A. TILMANN TRUST, JOHN A. TILMANN,

                     KEVIN E. McCRONE, MICHAEL P. McCRONE,

                               RONALD A. ANDERSON

                                      AND

                             CONTINENTAL BANK N.A.



                          -------------------------



                          DATED AS OF JANUARY 11, 1994

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

                                   ARTICLE I

                                  THE MERGER

Section 1.1.                   The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
Section 1.2.                   Filing Certificate of Merger and
                                 Effectiveness   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
Section 1.3.                   Effects of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . .        3
Section 1.4.                   Certificate of Incorporation, By-Laws,
                                 Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . .        3
Section 1.5.                   Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . .        3


                                                 ARTICLE II

                                            CONVERSION OF SHARES

Section 2.1.                   Conversion of Securities  . . . . . . . . . . . . . . . . . . . . . . . .        4
Section 2.2.                   Issuance of Scotsman Contingent Common
                                 Shares; Definition of EBITDA  . . . . . . . . . . . . . . . . . . . . .        6
Section 2.3.                   Determination of EBITDA and Contingent
                                 Common Shares to be Issued  . . . . . . . . . . . . . . . . . . . . . .        8
Section 2.4.                   Payment of Cash and Delivery of
                                 Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11
Section 2.5.                   Dividends and Distributions   . . . . . . . . . . . . . . . . . . . . . .       12
Section 2.6.                   Fractional Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
Section 2.7.                   Changes in Scotsman Common Stock  . . . . . . . . . . . . . . . . . . . .       14
Section 2.8.                   Non-assignability; Succession; Delivery of
                                 Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15

                                                ARTICLE III

                                       REPRESENTATIONS AND WARRANTIES
                                            OF THE STOCKHOLDERS

Section 3.1.                   Organization of Holding and TDC   . . . . . . . . . . . . . . . . . . . .       15
Section 3.2.                   Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . .       16
Section 3.3.                   Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
Section 3.4.                   Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
Section 3.5.                   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .       19
Section 3.6.                   Operations Since Balance Sheet Date   . . . . . . . . . . . . . . . . . .       19
Section 3.7.                   No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . .       21
Section 3.8.                   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21
Section 3.9.                   Condition of Tangible Assets  . . . . . . . . . . . . . . . . . . . . . .       24
Section 3.10.                  Title to Property   . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
Section 3.11.                  Availability and Ownership of Assets  . . . . . . . . . . . . . . . . . .       25
Section 3.12.                  Personal Property Leases  . . . . . . . . . . . . . . . . . . . . . . . .       25
Section 3.13.                  Accounts Receivable; Inventories  . . . . . . . . . . . . . . . . . . . .       25
Section 3.14.                  Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . .       26



                                                                                                                           Page
                                                                                                                           ----
Section 3.15.                               Owned Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . .       28
Section 3.16.                               Leased Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . .       28
Section 3.17.                               Obligations; Litigation   . . . . . . . . . . . . . . . . . . . . . . . .       28
Section 3.18.                               Product Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
Section 3.19.                               Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . .       29
Section 3.20.                               Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
Section 3.21.                               Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
Section 3.22.                               Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . .       31
Section 3.23.                               Employees and Agents and Related
                                              Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
Section 3.24.                               Employee Relations and Labor Matters  . . . . . . . . . . . . . . . . . .       33
Section 3.25.                               Absence of Certain Business Practices   . . . . . . . . . . . . . . . . .       34
Section 3.26.                               Territorial Restrictions  . . . . . . . . . . . . . . . . . . . . . . . .       34
Section 3.27.                               Transactions with Certain Persons   . . . . . . . . . . . . . . . . . . .       34
Section 3.28.                               Safe Harbor or TRAC Leases  . . . . . . . . . . . . . . . . . . . . . . .       35
Section 3.29.                               Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . .       35
Section 3.30.                               Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       36
Section 3.31.                               No Guaranties; Extensions of Credit   . . . . . . . . . . . . . . . . . .       38
Section 3.32.                               Alco Standard Asset Acquisition Agreement   . . . . . . . . . . . . . . .       38
Section 3.33.                               Customers and Suppliers   . . . . . . . . . . . . . . . . . . . . . . . .       39
Section 3.34.                               Registration Statement and Proxy
                                              Statement/Prospectus  . . . . . . . . . . . . . . . . . . . . . . . . .       39
Section 3.35.                               Liabilities and Operations of Holding   . . . . . . . . . . . . . . . . .       39
Section 3.36.                               No Finder   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
Section 3.37.                               Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40

                                                              ARTICLE IV

                                              REPRESENTATIONS AND WARRANTIES OF SCOTSMAN

Section 4.1.                                Organization of Scotsman  . . . . . . . . . . . . . . . . . . . . . . . .       40
Section 4.2.                                Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
Section 4.3.                                Shares of Scotsman Common Stock   . . . . . . . . . . . . . . . . . . . .       41
Section 4.4.                                Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
Section 4.5.                                Operations Since January 3, 1993  . . . . . . . . . . . . . . . . . . . .       42
Section 4.6.                                Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . .       42
Section 4.7.                                SEC Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
Section 4.8.                                Intention to Sell, etc.   . . . . . . . . . . . . . . . . . . . . . . . .       43
Section 4.9.                                Obligations; Litigation   . . . . . . . . . . . . . . . . . . . . . . . .       44
Section 4.10.                               No Finder   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       44
Section 4.11.                               Rights Agreement; Benefits  . . . . . . . . . . . . . . . . . . . . . . .       44
Section 4.12.                               Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       44

                                                              ARTICLE V

                                                REPRESENTATIONS AND WARRANTIES OF SUB

Section 5.1.                                Organization and Standing   . . . . . . . . . . . . . . . . . . . . . . .       45
Section 5.2.                                Capital Structure   . . . . . . . . . . . . . . . . . . . . . . . . . . .       45
Section 5.3.                                Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       45

                                                                                                                           Page
                                                                                                                           ----


                                                              ARTICLE VI

                                                 ACTIONS PRIOR TO THE EFFECTIVE DATE
Section 6.1.                                Proxy Statement; Registration Statement   . . . . . . . . . . . . . . . .       46
Section 6.2.                                Action by Stockholders of Holding   . . . . . . . . . . . . . . . . . . .       47
Section 6.3.                                Action by Scotsman and Stockholders of
                                              Scotsman  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       47
Section 6.4.                                Investigation of Holding, TDC and Scotsman  . . . . . . . . . . . . . . .       47
Section 6.5.                                Lawsuits, Proceedings, Etc  . . . . . . . . . . . . . . . . . . . . . . .       48
Section 6.6.                                Conduct of Business by Holding, TDC and
                                              Scotsman Pending the Merger   . . . . . . . . . . . . . . . . . . . . .       48
Section 6.7.                                Mutual Cooperation; Reasonable Best Efforts   . . . . . . . . . . . . . .       52
Section 6.8.                                No Public Announcement  . . . . . . . . . . . . . . . . . . . . . . . . .       52
Section 6.9.                                No Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       52
Section 6.10.                               Listing Applications  . . . . . . . . . . . . . . . . . . . . . . . . . .       53
Section 6.11.                               Antitrust Law Compliance  . . . . . . . . . . . . . . . . . . . . . . . .       53
Section 6.12.                               Termination of Management and Stockholders'
                                               Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       53
Section 6.13.                               Periodic Financial Statements   . . . . . . . . . . . . . . . . . . . . .       54
Section 6.14.                               Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       54

                                                             ARTICLE VII

                                                 ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1.                                Board Representation  . . . . . . . . . . . . . . . . . . . . . . . . . .       54
Section 7.2.                                Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       57
Section 7.3.                                Standstill  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       57
Section 7.4.                                Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       58
Section 7.5.                                Tax-Free Nature; Tax Consequences   . . . . . . . . . . . . . . . . . . .       59

                                                             ARTICLE VIII

                                       CONDITIONS PRECEDENT TO OBLIGATIONS OF SCOTSMAN AND SUB

Section 8.1.                                No Misrepresentation or Breach of Covenants
                                              and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       59
Section 8.2.                                No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . .       60
Section 8.3.                                Opinion of Counsel for Holding, TDC and the
                                              Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       60
Section 8.4.                                No Injunctions or Restraints  . . . . . . . . . . . . . . . . . . . . . .       60
Section 8.5.                                Necessary Governmental Approvals  . . . . . . . . . . . . . . . . . . . .       60
Section 8.6.                                Necessary Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .       61
Section 8.7.                                Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . .       61
Section 8.8.                                Registration Rights Agreement   . . . . . . . . . . . . . . . . . . . . .       61
Section 8.9.                                Stockholder Action  . . . . . . . . . . . . . . . . . . . . . . . . . . .       61
Section 8.10.                               Dissenting Stockholders   . . . . . . . . . . . . . . . . . . . . . . . .       61
Section 8.11.                               Stock Exchange Listings   . . . . . . . . . . . . . . . . . . . . . . . .       61

                                                                                                                           Page
                                                                                                                           ----
Section 8.12.                               Registration Statement Effective  . . . . . . . . . . . . . . . . . . . .       62
Section 8.13.                               Securities Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62
Section 8.14.                               Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62
Section 8.15.                               Comfort Letters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62
Section 8.16.                               Glenco Holdings   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62
Section 8.17.                               Whitlenge Share Acquisition Agreement   . . . . . . . . . . . . . . . . .       62
Section 8.18.                               Average Scotsman Common Stock Closing
                                              Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62
Section 8.19.                               Resignations of Directors   . . . . . . . . . . . . . . . . . . . . . . .       62
Section 8.20.                               Termination of Management and Stockholders'
                                              Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       63

                                                              ARTICLE IX

                                                 CONDITIONS PRECEDENT TO OBLIGATIONS
                                                 OF HOLDING, TDC AND THE STOCKHOLDERS

Section 9.1.                                No Misrepresentation or Breach of Covenants
                                              and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       63
Section 9.2.                                No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . .       64
Section 9.3.                                No Injunctions or Restraints  . . . . . . . . . . . . . . . . . . . . . .       64
Section 9.4.                                Opinions of Counsel for Scotsman and Sub  . . . . . . . . . . . . . . . .       64
Section 9.5.                                Necessary Governmental Approvals  . . . . . . . . . . . . . . . . . . . .       64
Section 9.6.                                Registration Rights Agreement   . . . . . . . . . . . . . . . . . . . . .       64
Section 9.7.                                Stockholder Action  . . . . . . . . . . . . . . . . . . . . . . . . . . .       64
Section 9.8.                                Stock Exchange Listings   . . . . . . . . . . . . . . . . . . . . . . . .       65
Section 9.9.                                Registration Statement Effective  . . . . . . . . . . . . . . . . . . . .       65
Section 9.10.                               Securities Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       65
Section 9.11.                               Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       65
Section 9.12.                               Glenco Holdings   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       65
Section 9.13.                               Whitlenge Share Acquisition Agreement   . . . . . . . . . . . . . . . . .       65
Section 9.14.                               Average Scotsman Common Stock Closing
                                              Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       65
Section 9.15.                               Necessary Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .       65
Section 9.16.                               Comfort Letters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       66
Section 9.17.                               Dissenting Stockholders   . . . . . . . . . . . . . . . . . . . . . . . .       66


                                                              ARTICLE X

                                                      INDEMNIFICATION; SURVIVAL

Section 10.1.                               Indemnification by the Stockholders   . . . . . . . . . . . . . . . . . .       66
Section 10.2.                               Indemnification by Scotsman   . . . . . . . . . . . . . . . . . . . . . .       67
Section 10.3.                               Notice of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       68
Section 10.4.                               Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .       71
Section 10.5.                               Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       72

                                                                                                                           Page
                                                                                                                           ----
Section 10.6.                               Survival of Obligations   . . . . . . . . . . . . . . . . . . . . . . . .       73
Section 10.7.                               Update of the Representations and
                                              Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       73

                                                              ARTICLE XI

                                                             TERMINATION

Section 11.1.                               Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       74

                                                             ARTICLE XII

                                                           OTHER PROVISIONS

Section 12.1.                               Confidential Nature of Information  . . . . . . . . . . . . . . . . . . .       75
Section 12.2.                               Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . .       75
Section 12.3.                               Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       76
Section 12.4.                               Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       84
Section 12.5.                               Partial Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . .       85
Section 12.6.                               Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . .       85
Section 12.7.                               Execution in Counterpart  . . . . . . . . . . . . . . . . . . . . . . . .       85
Section 12.8.                               Titles and Headings   . . . . . . . . . . . . . . . . . . . . . . . . . .       85
Section 12.9.                               Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . .       85
Section 12.10.                              Entire Agreement; Amendments and Waivers;
                                              Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       85
Section 12.11.                              Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       86
Section 12.12.                              No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . .       86

                          EXHIBITS TO MERGER AGREEMENT

Exhibit I        Certificate of Designation for Scotsman Convertible Preferred Stock

Exhibit II       Certificate of Designation for Scotsman Nonconvertible Preferred Stock

Exhibit III-A    Form of Opinion of Debevoise & Plimpton

Exhibit III-B    Form of Opinion of Counsel for Certain of the Stockholders

Exhibit IV       Form of Noncompetition Agreement

Exhibit V        Form of Registration Rights Agreement

Exhibit VI-A     Form of Opinion of Sidley & Austin

Exhibit VI-B     Form of Opinion of Schiff, Hardin & Waite

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of January 11, 1994 (this "Agreement"), among Scotsman Industries, Inc., a Delaware corporation ("Scotsman"), Scotsman Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Scotsman ("Sub"), DFC Holding Corporation, a Delaware corporation ("Holding"), (Sub and Holding being hereinafter referred to as the "Constituent Corporations"), The Delfield Company, a Delaware corporation ("TDC") and a wholly-owned subsidiary of Holding, Onex Corporation, an Ontario corporation ("Onex"), Onex DHC LLC, a limited liability corporation formed under the laws of the State of Wyoming and a wholly-owned, indirect, subsidiary of Onex ("Onex DHC"), Pacific Mutual Life Insurance Company, a California corporation ("Pacific"), PM Group Life Insurance Co., an Arizona corporation ("PM"), EJJM, an Ohio limited partnership ("EJJM"), Matthew O. Diggs, Jr. ("Diggs"), Timothy C. Collins ("Collins"), W. Joseph Manifold ("Manifold"), Charles R. McCollom ("McCollom"), Anita J. Moffatt Trust u/a dated July 23, 1993 ("Moffatt Trust"), Anita J. Moffatt ("Moffatt"), Remo Panella ("Panella"), Teddy F. Reed ("Reed"), Robert L. Schafer ("Schafer"), Graham E. Tillotson ("Tillotson"), John A. Tilmann Trust dated July 23, 1993 ("Tilmann Trust"), John A. Tilmann ("Tilmann"), Ronald A. Anderson ("Anderson"), Kevin E. McCrone (KE McCrone"), Michael P. McCrone ("MP McCrone") (Onex DHC, Pacific, PM, EJJM, Collins, Manifold, McCollom, Moffatt Trust, Panella, Reed, Schafer, Tillotson, Tilmann Trust, Anderson, KE McCrone and MP McCrone are each referred to individually as a "Record Stockholder" and collectively as the "Record Stockholders" and Onex, Diggs, Moffatt and Tilmann and the Record Stockholders are each referred to individually as a "Stockholder" and collectively as the "Stockholders") and Continental Bank N.A. ("Continental"). Unless otherwise indicated, (i) capitalized terms used herein are used as defined in Section 12.4 hereof, (ii) all references in Article III to a Schedule and all references to Schedules 10.1 and 12.4 shall be deemed to refer to the Schedules to a disclosure letter dated the date hereof delivered by the Stockholders to Scotsman and Sub and relating to this Agreement and
(iii) all references in Articles IV and V to a Schedule and all references to Schedules 2.3(g) and 6.6(a) shall be deemed to refer to the Schedules to a disclosure letter dated the date hereof delivered by Scotsman to Holding, TDC, the Stockholders and Continental and relating to this Agreement.


                             W I T N E S S E T H :


                 WHEREAS, Scotsman is a Delaware corporation having an authorized capital of (i) 50,000,000 shares of common stock, $.10 par value (the "Scotsman Common Stock"), of which, on the date hereof, 7,008,254 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding;

                 WHEREAS, Sub is a Delaware corporation having an authorized capital of 100 shares of common stock, $.01 par value, all of which are issued and outstanding;

                 WHEREAS, Holding is a Delaware corporation having an authorized capital of (i) 7,000,000 shares of Class A common stock, $.01 par value (the "Holding Common Stock"), of which, on the date hereof, 6,445,000 shares are issued and outstanding, and (ii) 500,000 shares of preferred stock, $.01 par value, none of which is issued and outstanding;

                 WHEREAS, TDC, the capital stock of which constitutes the sole asset of Holding, designs, manufactures and sells commercial refrigerators and freezers, custom and standard commercial kitchen systems, chef stations and display cases, commercial ventilation systems and other foodservice equipment (hereinafter generally referred to as the "Delfield Business");

                 WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved the merger (the "Merger") of Sub into Holding pursuant to the terms and conditions of this Agreement and have directed that this Agreement be submitted to their stockholders for adoption;

                 WHEREAS, the parties hereto intend the Merger to constitute a reorganization described in section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                 WHEREAS, pursuant to a separate Share Acquisition Agreement, dated the date hereof (the "Whitlenge Share Acquisition Agreement"), Scotsman or a wholly owned subsidiary of Scotsman will make an offer to purchase, for cash and the contingent right to receive in the future certain additional consideration, all of the issued and outstanding shares of Whitlenge Acquisition Limited ("WAL"), a private company limited by shares registered in England and an affiliate of Holding (the "Whitlenge Share Acquisition"); and

                 WHEREAS, Scotsman, Sub, Holding, TDC and the Stockholders desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

                 Section 1.1. The Merger. Subject to the conditions contained herein and in accordance with the provisions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), Sub shall be merged with and into Holding, which, as the corporation surviving in the Merger (the "Surviving Corporation"), shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Delaware. Upon the effectiveness of the Merger, the separate existence of Sub shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation.

                 Section 1.2. Filing Certificate of Merger and Effectiveness. Upon the satisfaction or waiver of the conditions to the obligations of each of the parties contained herein, a Certificate of Merger (which shall be in form and substance reasonably satisfactory to the parties hereto), executed and acknowledged in accordance with the laws of the State of Delaware, shall be filed in the office of the Secretary of State of the State of Delaware. The Merger shall become effective upon such filing as provided by the DGCL. The date and the time on such date of effectiveness of the Merger are herein called, respectively, the "Effective Date" and the "Effective Time."

                 Section 1.3. Effects of the Merger. The Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

                 Section 1.4. Certificate of Incorporation, By-Laws, Directors and Officers. The Restated Certificate of Incorporation and By-Laws of Holding, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Restated Certificate of Incorporation and By-Laws of the Surviving Corporation. The initial Board of Directors of the Surviving Corporation shall consist of not less than three directors to be designated by Scotsman, who shall serve until their respective successors are duly elected and qualified. The officers of Holding immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected and qualified.

                 Section 1.5. Further Assurances. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Holding or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises





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of Holding and otherwise carry out the purposes of this Agreement.


                                   ARTICLE II

                              CONVERSION OF SHARES

                 Section 2.1. Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of Holding or Sub or the holder of the Warrant (as defined in Section 3.3):

                 (a) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class A common stock, $.01 par value, of the Surviving Corporation.

                 (b) All shares of Holding Common Stock that immediately prior to the Effective Time are held in the treasury of Holding or by any subsidiary of Holding shall be cancelled and no capital stock of Scotsman or other consideration shall be delivered in exchange therefor.

                 (c) Each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a pro rata portion (based upon the aggregate number of shares of Holding Common Stock issued and outstanding immediately prior to the Effective
         Time) of (i) 1,200,000 shares of Scotsman Common Stock together with associated common stock purchase rights (the "Common Stock Purchase Rights") issued pursuant to the Rights Agreement, dated as of April 14, 1989, as amended (the "Rights Agreement"), between Scotsman and Harris Trust & Savings Bank (such shares of Scotsman Common Stock and Common Stock Purchase Rights are collectively referred to herein as "Scotsman Fixed Common Shares"), (ii) 2,000,000 shares of Series A $0.62 Cumulative Convertible Preferred Stock of Scotsman, $1.00 par value (the "Scotsman Convertible Preferred Stock"), having substantially the terms set forth in the form of Certificate of Designation set forth in Exhibit I hereto (such shares of Scotsman Convertible Preferred Stock are collectively referred to herein as "Scotsman Convertible Preferred Shares"), and (iii) the right to receive in cash the sum of (A) U.S. $13,947,490.00, (B) U.S. $113,566.65 for each consecutive three month period between September 30, 1993 and the Effective Date (each, a "Three Month Period") and (C) the product obtained by multiplying U.S. $1,261.85 by the number of calendar days in the period from the day following the end of the latest Three Month Period to the Effective Date (inclusive), in each case subject to reduction pursuant toSection 6.6(c) (such





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         amounts in cash are collectively referred to herein as the "Cash
         Consideration").

                 (d) Each holder of Holding Common Stock immediately prior to the Effective Time shall have the nontransferable contingent right to receive its pro rata portion (based upon the percentage held by it at such time of the then issued and outstanding Holding Common Stock) of 97.06552% of the Scotsman Contingent Common Shares (as hereinafter defined).

                 (e) The Warrant shall be purchased by Scotsman or Sub for (i) cash in an amount equal to the sum of (x) U.S. $630,510.00, (y) U.S. $3,433.35 for each Three Month Period and (z) the product obtained by multiplying U.S. $38.15 by the number of calendar days in the period from the day following the end of the latest Three Month Period to the Effective Date (inclusive) and (ii) the nontransferable contingent right to receive (A) 2.93448% of the Scotsman Contingent Common Shares or, if Continental and Scotsman so agree in writing on or prior to the day on which such Scotsman Contingent Common Shares are to be issued,
         (B) cash in an amount equal to the product obtained by multiplying the Closing Price (as defined in Section 2.6(b)) of the Scotsman Common Stock as of the business day immediately preceding the date on which such Scotsman Contingent Common Shares are to be issued, by such number of Scotsman Contingent Common Shares. The amounts described in clauses (i) and (if applicable) (ii) (B) of the immediately preceding sentence shall be paid by wire transfer of immediately available funds to the account or accounts designated in a notice by Continental to Scotsman. Upon such purchase, the Warrant shall be deemed cancelled and its holder shall not be entitled to any rights thereunder except as provided in the immediately preceding sentence.

Notwithstanding the foregoing, if the sum (the "Initial Cash Component") of the Cash Consideration and the aggregate amount of cash to be paid in lieu of the issuance of fractional shares pursuant to Section 2.6 exceeds the Maximum Cash Component (as hereinafter defined), then in lieu of a pro rata portion of the Cash Consideration, each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time shall be converted, in part, into a pro rata portion (based upon the aggregate number of shares of Holding Common Stock issued and outstanding immediately prior to the Effective Time) of (i) the right to receive an amount of cash equal to the Maximum Cash Component and (ii) a number of shares (the "Substitution Number") of Series B Cumulative Preferred Stock of Scotsman, $1.00 par value (the "Scotsman Nonconvertible Preferred Stock"), having a liquidation preference equal to the excess of the Initial Cash Component over the Maximum Cash Component. The Scotsman Nonconvertible Preferred Stock shall have substantially the terms set forth in the form of Certificate of Designation set forth in Exhibit II hereto (shares of Scotsman Nonconvertible Preferred





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

Stock into which Holding Common Stock in part are so converted are referred to herein as the "Scotsman Nonconvertible Preferred Shares"). The per annum dividend rate per share for the Scotsman Nonconvertible Preferred Stock shall be equal to the lesser of (x) such per annum rate as is agreed upon at or prior to the Effective Time by representatives of Morgan Stanley & Co. Incorporated and William Blair & Company as a rate which would cause shares of Scotsman Nonconvertible Preferred Stock to trade publicly at the Effective Time (if such shares were then traded publicly) at a price per share equal to 100% of the liquidation preference per share for such shares and (y) a per annum rate (rounded to the nearer cent or, if there is not a nearer cent, to the next higher cent) per share equal to an amount determined by dividing (i) the sum of
(A) U.S. $200,000 divided by the total number of shares of Scotsman Nonconvertible Preferred Stock to be issued at the Effective Time and (B) U.S. $3.515625 by (ii) five.

                 As used herein, the "Maximum Cash Component" shall mean the product (rounded to the nearer dollar, or if there is no nearer dollar, to the next higher dollar) obtained by multiplying (i) .19 by (ii) the sum of (a) the product obtained by multiplying 1,200,000 by the Adjusted Value (as hereinafter defined) of Scotsman Common Stock on the Effective Date, (b) U.S. $22,500,000 and (c) the Initial Cash Component. As used herein, the "Adjusted Value" shall mean the lesser of (i) the arithmetic mean of the high and low trading prices on the New York Stock Exchange, Inc. (the "NYSE") of Scotsman Common Stock on the Effective Date (as reported in the NYSE Composite Transactions) and (ii) the Closing Price (as defined in Section 2.6(b)) of Scotsman Common Stock on the Effective Date; provided, however, that if the lesser of such amounts is more than 10% higher than the arithmetic mean of the high and low trading prices on the NYSE of the Scotsman Common Stock (as reported in the NYSE Composite Transactions) for the preceding 10 trading business days, the Adjusted Value shall be such arithmetic mean. In determining the Substitution Number of Scotsman Nonconvertible Preferred Shares, due account shall be taken of cash issued in lieu of fractional Scotsman Nonconvertible Preferred Shares pursuant to Section 2.6 hereof.

                 Section 2.2. Issuance of Scotsman Contingent Common Shares; Definition of EBITDA. (a) As provided in Sections 2.1(d), (e) and 2.3, Scotsman Contingent Common Shares may be issued in respect of the shares of Holding Common Stock issued and outstanding immediately prior to the Effective Time and the Warrant. As used herein, "Scotsman Contingent Common Shares" means the shares of Scotsman Common Stock (together with the associated Common Stock Purchase Rights) which may be issued pursuant to Sections 2.1(d), (e),
2.3 and 2.7.

                 (b) The term "EBITDA" shall mean the combined earnings before interest, income taxes, depreciation and amortization of TDC and Whitlenge Drink Equipment Limited ("Whitlenge Drink"), a





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
wholly-owned subsidiary of WAL, for (x) with respect to TDC, the period beginning January 1, 1994 and ending December 31, 1994 and (y) with respect to Whitlenge Drink, the period beginning October 1, 1993 and ending September 30, 1994 (together, the "Measurement Period"). The following principles shall be applied in determining EBITDA: (i) except as otherwise provided in this Section 2.2, EBITDA shall be determined in accordance with generally accepted accounting principles applied on a basis consistent with the Statement of Income, Balance Sheet, Unaudited Statement of Income and Unaudited Balance Sheet (as such terms are defined in Section 3.5) and through all periods; (ii) EBITDA shall be determined without regard to any adjustments to the accounting books and records for financial reporting purposes which may be recorded by Scotsman as a result of the transactions contemplated by this Agreement and the Whitlenge Share Acquisition Agreement and without regard to any expenses reflected in the books and records of TDC or Whitlenge Drink in respect of the Merger or the Whitlenge Share Acquisition; (iii) EBITDA shall be determined without regard to expenses charged to TDC or Whitlenge Drink for general administrative, management or overhead expenses provided by or on behalf of Scotsman or any of its affiliates (other than expenses charged and invoiced to TDC or Whitlenge Drink for the provision of specific goods or services which would otherwise have been provided by third parties) or any charges for the cost of capital and without regard to any amounts charged under the Onex Management Agreement and the Diggs Management Agreement (as such terms are hereinafter defined); (iv) in determining EBITDA, all transactions between TDC, Whitlenge Drink or their subsidiaries, on the one hand, and Scotsman or its affiliates (other than TDC, Whitlenge Drink and their subsidiaries), on the other hand, shall be accounted for on arms-length financial terms; (v) to the extent that the generally accepted accounting principles required to be used in the preparation of accounts change from those existing on the date hereof and the required principles permit alternative accounting treatments of a matter, Scotsman will apply such alternative treatment as will maximize EBITDA; (vi) the amount of TDC's "purchase" reserve (other than the portion thereof relating to pension liability) reflected in the December 31, 1994 financial statements of TDC shall not be less than the amount thereof at December 31, 1993; provided, however, that (x) a reduction of up to U.S. $100,000 shall be permitted to the extent that warranty reserve requirements are otherwise exceeded and (y) in the discretion of Scotsman, further reductions will be permitted; (vii) no portion of such "purchase" reserve shall be deemed to constitute or be applied against any other reserve or accrual for any other matter except (A) as set forth in the immediately preceding clause (vi), (B) that some or all of the portion of the "purchase" reserve not relating to pension liability may be used to constitute a portion of the reserve for warranty claims and (C) as Scotsman may otherwise determine in its discretion (it being understood that Scotsman shall not be bound by past practice of TDC in making any such determination); (viii) the portion of the "purchase" reserve relating to pension liability at December 31, 1994 may be reduced





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

below the amount of such portion at December 31, 1993 (which is U.S. $747,000) only to the extent that the required pension funding exceeds expensed amounts; and (ix) reserves and accruals other than the "purchase" reserve, as reflected in the December 31, 1994 financial statements of TDC and the September 30, 1994 financial statements of Whitlenge Drink, shall be determined consistent with the Statement of Operating Principles referred to in Section 2.3(g) and in accordance with generally accepted accounting principles consistently applied (clauses (i) through (ix) above being referred to herein as the "Agreed Accounting Principles"). Within 45 days after the end of each month following the Effective Date through the end of the Measurement Period, Scotsman will furnish, or caused to be furnished, to the Stockholder Representative (as hereinafter defined) financial information relating to TDC and Whitlenge Drink for such month in a form and in such detail as is consistent with the financial report heretofore furnished to the directors of TDC on a monthly basis.

                 Section 2.3. Determination of EBITDA and Contingent Common Shares to be Issued. (a) As soon as practicable (but in any event within 90 days) after the end of the fiscal year of Scotsman ending January 1, 1995, based upon an audit of the financial statements with respect to TDC and Whitlenge Drink for the Measurement Period, applying procedures consistent with past practice, the amount of EBITDA shall be determined by Scotsman in good faith and Scotsman shall deliver to the Stockholder Representative a notice (the "Notice") specifying the amount so determined together with the principal calculations made in such determination. At the request and expense of the Stockholders, the accounting personnel of Arthur Andersen & Co. who have heretofore audited the financial statements of Holding prior to the Effective Time shall be permitted to observe the performance of the auditing procedures performed by, and have access to the working papers of, the accounting personnel of Arthur Andersen & Co. used by Scotsman to perform such audit.

                 "Stockholder Representative" means Onex, or if it is unable or unwilling to act, then Diggs, or if he is unable or unwilling to act, then the person appointed by a written instrument or instruments delivered to Scotsman and signed by the persons who would be entitled to receive more than 50% of the Scotsman Contingent Common Shares which may be issuable pursuant to this
Section 2.3 and the Scotsman Earnout Shares which may be issuable pursuant to
Section 1.2 of the Whitlenge Share Acquisition Agreement.

                 (b) Promptly following receipt of the Notice, the Stockholder Representative may review the same and within 45 days after the date of such receipt, may deliver to Scotsman a certificate setting forth its or his objections to the calculation of EBITDA, together with detail of the reasons therefor and calculations which, in its or his view, are necessary to eliminate such objections. Scotsman shall allow the Stockholder Representative





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
and its or his representatives to examine the books and records, including work papers, relating to TDC and Whitlenge Drink, and to examine any other materials, and have access to Arthur Andersen & Co. and any personnel of Scotsman, the Surviving Corporation and TDC, reasonably requested by the Stockholder Representative, in connection with such review. In the event the Stockholder Representative does not so object within such 45-day period, the amount of EBITDA set forth in the Notice shall be final and binding as the amount of EBITDA for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

                 (c) In the event the Stockholder Representative so objects within such 45-day period, Scotsman and the Stockholder Representative shall use their reasonable best efforts to resolve by written agreement any differences as to the amount of EBITDA and the principal calculations to be made in determining the same and, in the event Scotsman and the Stockholder Representative so resolve any such differences (the "Agreed Adjustments"), the amount of EBITDA set forth in the Notice as adjusted by the Agreed Adjustments shall be final and binding as the amount of EBITDA for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

                 (d) In the event any objections raised by the Stockholder Representative are not resolved by Agreed Adjustments within the 30-day period next following such 45-day period, then Scotsman and the Stockholder Representative shall submit the objections that are then unresolved to the Detroit, Michigan office of KPMG Peat Marwick (or to such other national accounting firm acceptable to both the Stockholder Representative and Scotsman) and such firm (the "Accounting Firm") shall be directed by Scotsman and the Stockholder Representative solely to resolve the unresolved objections (based solely on whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles and Sections 2.3(f) and (g) and the Accounting Firm shall not conduct any customary audit procedures in connection with the determination of EBITDA) as promptly as reasonably practicable and to deliver written notice to each of Scotsman and the Stockholder Representative setting forth in reasonable detail its resolution of the disputed matters. The amount of EBITDA, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the amount of EBITDA for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

                 (e) The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Scotsman and 50% by the Stockholders; provided, however, if EBITDA shall be finally determined pursuant to Section 2.3(d) to be less than U.S. $17,000,000, the





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
Stockholders shall pay all fees and expenses of the Accounting Firm; and provided, further, that if EBITDA as finally determined pursuant to Section 2.3(d) results in a number of Scotsman Contingent Common Shares to be issued which is more than 104,052 shares greater than the number asserted by Scotsman, Scotsman shall pay all fees and expenses of the Accounting Firm.

                 (f) Promptly (but not later than 30 days) after the determination of EBITDA pursuant to this Section 2.3 that is final and binding as set forth herein, Scotsman shall, subject to Sections 2.6 and 2.7, issue and deliver, in accordance with Sections 2.1(d) and (e), the number of Scotsman Contingent Common Shares, if any, determined as follows:

                 (i) If EBITDA is less than U.S. $17,000,000, Scotsman will neither deliver nor owe to the Stockholders (or any other person) under Sections 2.1(d) and (e) any additional shares of Scotsman Common Stock (or associated Common Stock Purchase Rights);

                 (ii) If EBITDA is equal to or greater than U.S. $17,000,000 and less than U.S. $17,500,000, Scotsman shall deliver to the persons referred to in Sections 2.1(d) and (e) their respective portions of a number of shares of Scotsman Common Stock (together with associated Common Stock Purchase Rights) equal to the amount obtained by multiplying (A) 520,260 by (B) the quotient obtained by dividing (1) the excess of EBITDA over U.S. $17,000,000 by (2) U.S. $500,000; or

                 (iii) If EBITDA is equal to or greater than U.S. $17,500,000, Scotsman shall deliver to the persons referred to in Sections 2.1(d) and (e) their respective portions of 520,260 shares of Scotsman Common Stock (together with associated Common Stock Purchase Rights).

Scotsman will reserve and keep available 520,260 shares of Scotsman Common Stock (or such other number of shares resulting from adjustments pursuant to Section 2.7), from the Effective Date through the date on which the Scotsman Contingent Common Shares, if any, are issued or are finally determined not to be issuable, solely for issuance and delivery of the Scotsman Contingent Common Shares.

                 (g) After the Effective Date and during the Measurement Period, Scotsman will cause the activities of TDC and Whitlenge Drink to be conducted in a businesslike manner consistent with the Statement of Operating Principles attached hereto as Schedule 2.3(g) (except for deviations therefrom as may be approved by the Stockholder Representative) and in good faith with due regard to the rights of the persons referred to in Sections 2.1(d) and (e) with respect to the Scotsman Contingent Common Shares. Prior to the end of the Measurement Period,





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without the consent of the Stockholder Representative, Scotsman will not permit either TDC or Whitlenge Drink to acquire or dispose of any material assets (other than inventory in the ordinary course of business and the making of capital expenditures) or businesses. In the event that Scotsman desires to take any action that, under this Section 2.3(g), requires the consent of the Stockholder Representative, and Scotsman takes such action without obtaining such consent, (i) at the election of the Stockholder Representative, EBITDA shall be calculated as though such action were not taken (or, in the case of the matters covered by the Statement of Operating Principles, as if such action had been undertaken only to the extent permitted thereby) and (ii) in any event the taking of such action shall not be deemed to be a breach of this Agreement.

                 (h) The rights of the persons referred to in Sections 2.1(d) and (e) to any payments of Scotsman Contingent Common Shares shall not be subject to set-off or counterclaim to satisfy the Stockholders' indemnification obligations under Section 10.1 or with respect to any other liability or obligation (whether under this Agreement or otherwise) and shall not depend in any way or otherwise be contingent upon the performance of any agreement or continued employment or the provision of personal services.

                 Section 2.4. Payment of Cash and Delivery of Certificates. At or after the Effective Time, each holder of a certificate or certificates representing issued and outstanding shares of record of Holding Common Stock, and the holder of the certificate representing the Warrant, in each case immediately prior to the Effective Time, may surrender such certificate or certificates to Scotsman, and, subject to the last two sentences of this
Section 2.4, Scotsman shall immediately deliver or cause to be delivered, in exchange therefor, cash (including all amounts payable in lieu of fractional shares or interests pursuant to Section 2.6), by wire transfer in immediately available funds to the account or accounts designated by such holder in a notice to Scotsman, and/or one or more certificates representing the aggregate number of whole Scotsman Fixed Common Shares, Scotsman Convertible Preferred Shares and Scotsman Nonconvertible Preferred Shares, as the case may be, into which the Holding Common Stock represented by the certificate or certificates so surrendered shall in part have been converted or for which the Warrant in part was purchased, as the case may be, pursuant to Section 2.1. Until so surrendered, each outstanding certificate representing issued and outstanding shares of record of Holding Common Stock or the Warrant immediately prior to the Effective Time shall not be transferable on the books of the Surviving Corporation or Scotsman, but shall be deemed for all corporate purposes, subject to Section 2.5, to evidence the right to receive such cash and/or ownership of the number of whole Scotsman Fixed Common Shares, Scotsman Convertible Preferred Shares and Scotsman Nonconvertible Preferred Shares and the right to receive the Scotsman Contingent Common Shares, as the case may





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be, into which the shares of Holding Common Stock which immediately prior to the Effective Time were represented thereby shall have been converted or for which the Warrant was purchased, as the case may be, pursuant to Section 2.1. At the close of business on the business day next preceding the Effective Date, the stock transfer books of Holding shall be closed and no transfer of Holding Common Stock or the Warrant shall thereafter be made or consummated. The amount of cash payable on the Effective Date to the holders of Holding Common Stock shall be limited to U.S. $8 million. Any additional cash due to a holder of Holding Common Stock and all amounts of Scotsman Nonconvertible Preferred Stock issuable to a holder of Holding Common Stock pursuant to the Merger shall be paid or issued, as the case may be, on the second business day after the Effective Date, after the Maximum Cash Component pursuant to Section 2.1 hereof has been determined.

                 Section 2.5. Dividends and Distributions. Any dividend or other distribution paid in respect of Scotsman Common Stock, Scotsman Convertible Preferred Stock or Scotsman Nonconvertible Preferred Stock to holders of record on or after the Effective Date and otherwise payable to the holder of an outstanding certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Holding Common Stock or the Warrant shall, until the surrender of such certificate and the issuance of a certificate or certificates for Scotsman Fixed Common Shares, Scotsman Convertible Preferred Shares or Scotsman Nonconvertible Preferred Shares, as the case may be, in respect thereof, be retained by Scotsman, and no such dividend or other distribution payable in respect of Scotsman Common Stock, Scotsman Convertible Preferred Stock or Scotsman Nonconvertible Preferred Stock shall be paid to the holder of such certificate representing Holding Common Stock or the Warrant until such certificate shall have been so surrendered to Scotsman. Upon surrender of each such certificate and issuance in exchange therefor of Scotsman Fixed Common Shares, Scotsman Convertible Preferred Shares or Scotsman Nonconvertible Preferred Shares, as the case may be, there shall be paid by Scotsman to or at the direction of the holder of the certificate for such Scotsman Fixed Common Shares, Scotsman Convertible Preferred Shares or Scotsman Nonconvertible Preferred Shares, as the case may be, the amount of all dividends and distributions which became payable to holders of record on or after the Effective Date in respect of the number of whole Scotsman Fixed Common Shares, Scotsman Convertible Preferred Shares and Scotsman Nonconvertible Preferred Shares represented by the certificate or certificates so issued. In the event any dividend or other distribution is paid in respect of Scotsman Common Stock to holders of record on or after the date of final determination of EBITDA pursuant to Section 2.3 and prior to the date of issuance of the Scotsman Contingent Common Shares, if any, pursuant to Section 2.3(f), Scotsman shall pay or cause to be paid on the date of such issuance of Scotsman Contingent Common Shares to or at the direction of the person to whom the certificate for such





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

Scotsman Contingent Common Shares is mailed pursuant to Section 2.8(b) the amount of such dividends or distributions in respect of the number of whole Scotsman Contingent Common Shares represented by the certificate so issued. In no event shall the holder of any certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Holding Common Stock or the Warrant be entitled to receive interest on any of the funds to be received in the Merger.

                 Section 2.6. Fractional Shares. (a) No certificates for fractions of shares of Scotsman Common Stock, Scotsman Convertible Preferred Stock or Scotsman Nonconvertible Preferred Stock and no scrip or other certificates evidencing fractional interests in such shares shall be issued pursuant to Section 2.1, 2.2 or 2.3. If the conversion of a person's aggregate holdings of Holding Common Stock or the number of Scotsman Contingent Common Shares issuable to a person at any time results in a fractional share of Scotsman Common Stock or interest therein, such person shall, in lieu thereof, be paid cash in an amount equal to the value of such fractional share or interest based on the Closing Price of Scotsman Common Stock on the last business day prior to the Effective Date for cash to be paid in connection with the issuance of Scotsman Fixed Common Shares and the last business day prior to the issuance of the Scotsman Contingent Common Shares for cash to be paid in connection with the issuance of Scotsman Contingent Common Shares. If the conversion of a person's aggregate holdings of Holding Common Stock results in a fractional share of Scotsman Convertible Preferred Stock or Scotsman Nonconvertible Preferred Stock or interest therein, such person shall, in lieu thereof, be paid cash in an amount equal to the value of such fractional share or interest based on the liquidation preference of such preferred stock. Any person otherwise entitled to a fractional share or interest shall not be entitled by reason thereof to any voting, dividend or other rights as a stockholder of Scotsman.

                 (b) The "Closing Price" of Scotsman Common Stock on any business day shall for all purposes of this Agreement be: (i) the last sale price, or the closing bid price if no sale occurred, of Scotsman Common Stock on the principal securities exchange on which Scotsman Common Stock is listed, if so listed, or (ii) if not listed, the mean between the closing high bid and low asked quotations of Scotsman Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted. If the closing price of Scotsman Common Stock is not available through the systems set forth above, the Closing Price of Scotsman Common Stock on any day or the average of such Closing Prices for any period shall be the fair market value of Scotsman Common Stock as determined by a member firm of the New York Stock Exchange, Inc. selected by Scotsman and reasonably acceptable to the Stockholder Representative.





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
                 Section 2.7. Changes in Scotsman Common Stock. In the event that, between the date hereof and the Effective Time, there has occurred any reclassification, stock split, stock dividend or similar change in respect of the Scotsman Common Stock, then appropriate adjustment shall be made in the number of shares of Scotsman Common Stock and/or kind of securities issued as Scotsman Fixed Common Shares or to be issued as Scotsman Contingent Common Shares in order to provide holders of Holding Common Stock or the Warrant with the same number of shares of Scotsman Common Stock and/or such securities that they would have received after such reclassification, stock split, stock dividend or similar change if the Effective Time or the issuance of the Scotsman Contingent Common Shares had occurred immediately prior to such reclassification, stock split, stock dividend or similar change (and all references herein to the "Scotsman Fixed Common Shares" and "Scotsman Contingent Common Shares" shall refer to such adjusted number and/or kind of securities). In the event that Scotsman Contingent Common Shares become issuable pursuant to Sections 2.1(d), (e), 2.2 and 2.3 and, between the Effective Time and such issuance, (i) there has occurred any conversion, change, exchange or reclassification of the Scotsman Common Stock into another security or form of property pursuant to any merger, consolidation, acquisition of business and assets, reorganization or recapitalization or there has occurred any reclassification under other circumstances or any stock split, stock dividend or similar change in respect of the Scotsman Common Stock, or
(ii) Scotsman shall have distributed cash to all holders of Scotsman Common Stock in such an amount and manner that the conversion rate applicable to the Scotsman Convertible Preferred Stock is adjusted in respect thereof pursuant to
Section 6(f)(iv) of the Certificate of Designation applicable thereto, then appropriate adjustment shall be made in the number of shares of Scotsman Common Stock and/or kind of securities issued as Scotsman Contingent Common Shares in order to provide holders of Holding Common Stock or the Warrant, as the case may be, with, in the case of clause (i), the same number of shares of Scotsman Common Stock and/or such securities that they would have received after such conversion, change, exchange, reclassification, stock split, stock dividend or similar change if the issuance of the Scotsman Contingent Common Shares had occurred immediately prior to such conversion, change, exchange, reclassification, stock split, stock dividend or similar change or, in the case of clause (ii), a number of shares of Scotsman Common Stock reflecting the adjustment factor specified in such Section 6(f)(iv) (and all references herein to the "Scotsman Contingent Common Shares" shall refer to such adjusted number and/or kind of securities). If, between the date hereof and the Effective Time, any event shall take place which would require an adjustment to the conversion rate of the Scotsman Convertible Preferred Stock pursuant to the Certificate of Designation applicable thereto if such provisions were then in effect, then at the time of each such event the conversion rate of the Scotsman Convertible Preferred Stock shall be appropriately adjusted as if the





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provisions of such Certificate of Designation were then in effect.

                 Section 2.8. Non-assignability; Succession; Delivery of Certificates. (a) The right to receive Scotsman Contingent Common Shares, if any, shall not be assignable or transferable except by operation of law.

                 (b) A certificate for any Scotsman Contingent Common Shares which becomes issuable shall be mailed, in accordance with the customary practice of Scotsman or its transfer agent, to the Record Stockholder, the holder of the Warrant, their respective successors by operation of law, or the Permitted Transferee (as defined in Section 7.1), to whom the Scotsman Contingent Common Shares represented thereby are being issued, to such person's last known address as provided in the stockholder records of Scotsman or such other address, or in the name of such successor or Permitted Transferee, as shall be furnished in writing to Scotsman by the Record Stockholder, the holder of the Warrant, their respective duly appointed personal representatives or successors or such Permitted Transferee. Scotsman may require proper evidence of succession or transfer and, in any event, shall be fully protected in issuing, registering and mailing certificates for Scotsman Contingent Common Shares to and registered in the name of such person to such address.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

                 As an inducement to Scotsman and Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Stockholders jointly and severally (except as otherwise provided below and subject to Article X) represent and warrant to Scotsman and Sub and agree as follows:

                 Section 3.1. Organization of Holding and TDC. Holding and TDC are each corporations duly incorporated, validly existing and in good standing
under the laws of the State of Delaware.   Holding and TDC are each duly
qualified to transact business as foreign corporations and are each in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Holding and TDC, taken as a whole. Holding and TDC have full corporate power and authority to own or lease and operate their respective properties and to carry on their respective businesses as now conducted. Holding and TDC have delivered to Scotsman complete and correct copies of the certificates of incorporation and by-laws of Holding and TDC, each as amended and in effect on the date hereof.





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
                 Section 3.2. Subsidiaries and Investments. (a) Holding's sole asset is 100 shares of common stock of TDC, which constitutes all of the issued and outstanding capital stock of TDC. Except for such common stock of TDC and any securities or equity interest it may own indirectly through TDC, Holding does not, directly or indirectly, (i) own, of record or beneficially, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity or (ii) control any corporation, partnership, joint venture or other entity.

                 (b) Except as set forth in Schedule 3.2, TDC does not, directly or indirectly, (i) own, of record or beneficially, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity (other than investments in publicly traded securities, cash equivalents and short-term investment grade debt) or (ii) control any corporation, partnership, joint venture or other entity.

                 Section 3.3. Capitalization. (a) The authorized capital of Holding consists of (i) 7,000,000 shares of Class A common stock, $.01 par value, of which 6,445,000 shares are issued and outstanding (before giving effect to any redemption pursuant to Section 6.6(c)) and, except for 194,845 shares issuable upon exercise of the Warrant (as hereinafter defined), none of which is reserved for any purpose and (ii) 500,000 shares of preferred stock, $.01 par value, none of which is issued and outstanding or reserved for any purpose. All of the outstanding shares of Holding Common Stock are duly authorized, validly issued, fully paid and nonassessable. The record owners of the Holding Common Stock as of the date hereof are listed in Schedule 3.3(a) hereto and a list of the record owners of the Holding Common Stock as of the Effective Date will be provided to Scotsman on the Effective Date. Continental is the record owner of a warrant (the "Warrant") entitling it to purchase 194,845 shares of Holding Common Stock. Complete and correct copies of the material agreements relating to the Warrant have been furnished to Scotsman. Except for the Warrant or as permitted hereunder, there are no options, warrants or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, shares of capital stock or other equity interest of Holding, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of Holding Common Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in Schedule 3.3(a), there are no stockholder agreements, voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of capital stock of Holding.

                 (b) Each Stockholder other than Onex severally represents and warrants as to itself and Onex severally represents and warrants as to Onex DHC that (i) it is the beneficial owner of the shares of Holding Common Stock listed in





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Schedule 3.3(a) opposite its name or it has transferred such shares to a
Permitted Transferee or Permitted Transferees and (ii) all such shares are owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on
Schedule 3.3(b). Each Stockholder severally represents and warrants as to itself that, except as a result of the consummation of the Merger or as set forth in Schedule 3.3(b), neither it nor any of its affiliates or associates owns, beneficially or of record, any shares of Scotsman Common Stock. Continental severally represents and warrants as to itself that it is the beneficial owner of the Warrant.

                 (c) The authorized capital of TDC consists of 1,000 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding and none of which is reserved for any purpose. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. Holding is the record and beneficial owner of all of the issued and outstanding shares of common stock of TDC. All such shares of common stock of TDC are so owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 3.3(c). There are no options, warrants or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, shares of capital stock of TDC, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of common stock of TDC has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of common stock of TDC.

                 Section 3.4. Authority. (a) Holding and TDC have full corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the stockholders of Holding, to consummate the transactions contemplated hereby.

                 The execution, delivery and performance of this Agreement by Holding and TDC and the consummation by Holding and TDC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holding and TDC subject to such adoption of this Agreement by the stockholders of Holding. This Agreement is, and each other agreement or instrument of Holding or TDC contemplated hereby when executed and delivered will be, the legal, valid and binding agreement of Holding or TDC, as the case may be, enforceable against Holding or TDC, as the case may be, in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and





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

by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                 Neither the execution or delivery of this Agreement by Holding, TDC or any Stockholder, nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Holding, TDC or any Stockholder, will (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the material assets of Holding or TDC, under the certificate of incorporation or the by-laws of Holding or TDC, any instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which Holding or TDC is a party or any of their respective material properties is subject or by which either of them is bound or any material statute, other law or regulatory provision affecting any of them, except for such conflicts, breaches, defaults, events, creations and impositions that are set forth on Schedule 3.4(a) or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of Holding or TDC, except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, adoption of this Agreement by the stockholders of Holding and as set forth in Schedule 3.4(a).

                 (b) Each Stockholder that is a corporate entity severally represents and warrants as to itself that it has full corporate power and authority, and each other Stockholder severally represents and warrants as to itself that it has full power and authority, to enter into this Agreement.
Each Stockholder severally represents and warrants as to itself that neither the execution or delivery of this Agreement by Holding, TDC or such Stockholder, nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Holding, TDC or such Stockholder, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon any of the material assets of Holding or TDC, under any instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which such Stockholder is a party or by which such Stockholder is bound. Each of the Stockholders severally represents and warrants as to itself that this Agreement is, and each other agreement or instrument of such Stockholder contemplated hereby when executed and delivered





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
will be, the legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                 Section 3.5.  Financial Statements.  Holding and TDC have
previously provided Scotsman with:  (i)      the consolidated audited balance
sheet (the "Balance Sheet") of Holding as of December 31, 1992 (the "Balance Sheet Date") and the related audited consolidated statements of income (the "Statement of Income"), stockholders' equity and cash flows for the year then ended, together with appropriate notes to such financial statements, certified by Arthur Andersen & Co., independent public accountants, and (ii) the consolidated unaudited balance sheet of Holding as of September 30, 1993 (the "Unaudited Balance Sheet") and the related unaudited consolidated statement of income (the "Unaudited Statement of Income") for the nine months then ended. Except as disclosed in the notes thereto, such consolidated balance sheets and statements of income, stockholders' equity and cash flows referred to in clauses (i) and (ii) of the preceding sentence have been prepared in conformity with generally accepted accounting principles consistently applied and fairly present in all material respects the consolidated financial position of Holding at the dates of such balance sheets and the consolidated results of its operations and consolidated cash flows for the respective periods indicated, except that the Unaudited Balance Sheet and the Unaudited Statement of Income are subject to normal year-end audit adjustments. The Unaudited Statement of Income does not contain any material items of special or nonrecurring income except as expressly specified therein. The Statement of Income does not contain any material items of special or nonrecurring income except as expressly specified therein. Except as set forth on Schedule 3.5 or in the Unaudited Statement of Income or the Unaudited Balance Sheet, the Unaudited Balance Sheet and the Unaudited Statement of Income include all adjustments, which consist only of normal recurring accruals, other than normal year-end audit adjustments, necessary for such fair representation. All costs and expenses incurred in generating the revenues reflected in the Statement of Income or otherwise in connection with the Delfield Business during the period covered thereby which are required by generally accepted accounting principles to be reflected in the Statement of Income are so reflected.

                 Section 3.6. Operations Since Balance Sheet Date. (a) Except as set forth in Schedule 3.6(a) or as disclosed in the Unaudited Balance Sheet or the Unaudited Statement of Income, since the Balance Sheet Date, there has been: (i) no material adverse change in the assets, liabilities, operations, profits or business or condition, financial or otherwise, of Holding and TDC; and (ii) no damage, destruction, loss or claim with respect





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
to, whether or not covered by insurance, or condemnation or other taking of, assets having a Material Adverse Effect on Holding and TDC taken as a whole.

                 (b) Except as set forth in Schedule 3.6(b), as contemplated hereby or with the prior written consent of Scotsman after the date hereof, since the Balance Sheet Date, TDC has conducted the Delfield Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, except as set forth in Schedule 3.6(b), as contemplated hereby or with the prior written consent of Scotsman after the date hereof, since the Balance Sheet Date, neither Holding nor TDC has: (i) issued, delivered or agreed (actually or contingently) to issue or deliver any of its capital stock, or granted any option, warrant or right to purchase any of its capital stock or other equity interest, or security convertible into its capital stock or other equity interest, or any of its bonds, notes or other securities, or borrowed or agreed to borrow any funds, other than in the ordinary course of business consistent with past practice; (ii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the balance sheets referred to in Section 3.5 and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) declared or made, or agreed to declare or make, any payment of dividends or distributions to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest, except in each case as permitted hereunder;
(iv) mortgaged, pledged or encumbered any assets other than in the ordinary course of business consistent with past practice; (v) except for assets sold, leased or transferred in the ordinary course of business consistent with past practice, sold, leased or transferred or agreed to sell, lease or transfer any material assets or rights; (vi) cancelled or agreed to cancel any material debts or claims, waived or agreed to waive any rights of material value, or allowed to lapse or failed to keep in force any material franchise, permit or other material right; (vii) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any material contract, agreement or license; (viii) undertaken or committed to capital expenditures exceeding U.S. $100,000 for any single project or related series of projects; (ix) made any increase in the compensation paid or to become payable to any of Holding's or TDC's officers or employees except for increases in the normal course of business consistent with past practice and increases required to be made pursuant to the terms of any employment or other agreement or employee benefit plan, policy, arrangement or agreement entered into prior to the Balance Sheet Date; (x) amended its certificate of incorporation or by-laws; (xi) undergone any material adverse change in its relationship, taken as a whole, with suppliers, customers, distributors and lessors; (xii) made charitable donations in excess of U.S. $50,000 in the aggregate; (xiii) incurred any liability or obligation (whether absolute, accrued, contingent or otherwise and





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whether direct or as guarantor or otherwise with respect to obligations of others) material to the business or assets of Holding and TDC, taken as a whole, except in the ordinary course of business consistent with past practice;
(xiv) instituted, settled or agreed to settle any litigation, action, or proceeding before any court or governmental body relating to the business or assets of Holding or TDC and involving an amount in excess of U.S. $50,000 or otherwise materially affecting Holding or TDC; (xv) entered into, or amended in any material respect, any employment, collective bargaining, deferred compensation, retention, change of control, termination or other material agreement or arrangement for the benefit of employees (whether or not legally binding) or entered into, adopted or amended in any material respect any Plan (as hereinafter defined); (xvi) suffered any strike or other employment related problem which would have a Material Adverse Effect on Holding and TDC taken as a whole; (xvii) suffered the loss of any key employees or had any material change in its relations with its employees and agents; (xviii) received any notice of termination of any material contract, lease or other material agreement; (xix) transferred or expressly granted any rights under, or entered into any settlement regarding the breach or infringement of, any material United States or foreign license, patent, copyright, trademark, trade name, invention or other material intellectual property or modified in any material respect any existing rights with respect thereto; (xx) changed its accounting reference period; or (xxi) entered into any transaction of the type described in Section 3.30; (xxii) amended the terms of the Executive Salary and Bonus Structure Recommendations for The Delfield Company, as updated to November 1993 (the "Bonus Plan"), a complete and correct copy of which has been furnished to Scotsman; or (xxiii) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice.

                 Section 3.7.  No Undisclosed Liabilities.   Neither Holding nor
TDC is subject to any liability which is required in accordance with generally accepted accounting principles to be shown on the Balance Sheet but which is not so shown, and, to the knowledge of Holding, TDC or any Stockholder, neither Holding nor TDC is subject to any material liability, absolute or contingent, which is not shown on the Balance Sheet or which is in excess of amounts shown or reserved for in the Balance Sheet or referred to in the notes thereto, other than, in each case, (i) as disclosed in Schedule 3.7, (ii) as disclosed in the Unaudited Balance Sheet and (iii) liabilities of a similar nature as those set forth in the Balance Sheet and notes thereto and incurred after the Balance Sheet Date in the ordinary course of its business consistent with past practice.

                 Section 3.8.  Taxes.  (a)  Except as set forth on Schedule 3.8,
(i) each of Holding, TDC and each Company Group (as hereinafter defined) has filed on or before the date hereof (or will timely file) all material Tax Returns (as hereinafter






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
defined) required to be filed on or before the Effective Date; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all material Taxes (as hereinafter defined) required to be paid by Holding, TDC and each Company Group for the periods covered thereby except for Taxes for which adequate reserves have been established by Holding and TDC in accordance with generally accepted accounting principles and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) none of Holding, TDC or any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes; (iv) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of Holding, TDC or any Company Group and, to the knowledge of each Stockholder, Holding and TDC, no basis exists therefor for which adequate reserves in accordance with generally accepted accounting principles have not been established; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) all Tax Sharing Arrangements (as hereinafter defined) will terminate prior to the Effective Date and Holding and TDC will not have any liability thereunder on or after the Effective Date; (viii) there are no liens for Taxes upon the assets of Holding or TDC except liens relating to current Taxes not yet due; (ix) all Taxes which Holding, TDC or any Company Group are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued; (x) the accruals for deferred Taxes reflected in the Balance Sheet are adequate to cover any deferred tax liability of Holding or TDC determined in accordance with generally accepted accounting principles through the date thereof; (xi) there are no Tax rulings, requests for rulings, request for a change in method of accounting or closing agreements relating to Holding, TDC or any Company Group which could affect Holding or TDC's liability for Taxes for any period after the Effective Date; (xii) none of Holding, TDC or any Company Group has filed a consent under Section 341(f) of the Code or any comparable provision of state statutes; (xiii) none of the Stockholders, Holding or TDC has any knowledge of any facts that, if known to any taxing authority, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess material Taxes against Holding, TDC or any Company Group; (xiv) since January 1, 1993, none of Holding, TDC or any Company Group has taken any action not in accordance with past practice that would have the effect of deferring any Tax liability for Holding or TDC from any taxable period ending on or before the Effective Date to any taxable period ending after the Effective Date; (xv) none of the income recognized, for federal, state, local or foreign income Tax purposes, by Holding or TDC during the period beginning on the date hereof and ending on the Effective Date will be derived other than in the ordinary course





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of business; (xvi) no income or gain of Holding or TDC has been deferred pursuant to Treasury Regulation Section Section 1.1502-13 or -14, or Temporary Treasury Regulation Section Section 1.1502-13T or -14T; (xvii) no power of attorney has been granted with respect to any matter relating to Taxes of Holding or TDC which is currently in force; (xviii) none of the property of Holding or TDC is required to be treated as owned by another person pursuant to
Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Equity and Fiscal Responsibility Act of 1982) or is "tax exempt use property" within the meaning of Section 168(h) of the Code; (xix) neither Holding nor TDC have participated in or cooperated in an international boycott, within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under Section 999 of the Code;
(xx) neither Holding nor TDC have disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Code; (xxi) neither Holding nor TDC have any corporate acquisition indebtedness, as described in Section 279(b) of the Code; and (xxii) neither Holding nor TDC assumed any Tax liabilities in connection with the transactions carried out pursuant to the agreements referred to in Section 3.32 hereof and prior to such transactions neither Holding nor TDC had any material Tax liabilities.

                 (b) No disposition by Holding or any of the Stockholders pursuant to this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer taxes, real estate transfer taxes, or other similar taxes will be imposed in respect of the Merger.

                 (c) As a result of the Merger, none of Holding, TDC or the Surviving Corporation will be obligated (limited, in the case of the Surviving Corporation, to obligations to which the Surviving Corporation becomes subject as a result of any agreement or arrangement entered into by Holding or TDC prior to the Merger) to make a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                 (d) For purposes of this Section 3.8, the following definitions shall apply:

                 (i) "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Date, includes or has included Holding, TDC or any predecessor of or successor to Holding or TDC (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Effective Date, files or has filed Tax Returns on a combined, consolidated or unitary basis





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
         with Holding or TDC or any predecessor of or successor to Holding or TDC (or another such predecessor or successor).

                 (ii) "material" shall mean, with respect to Taxes or Tax Returns, that the failure on a timely basis to pay all such Taxes, to file all such Tax Returns or pay the Taxes due in respect of such Tax Returns, as the case may be, would result in an aggregate Tax liability of not less than U.S. $50,000.

                 (iii) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, excise, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, and (ii) liability of Holding or TDC for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of Holding or TDC under any Tax Sharing Arrangement or Tax indemnity arrangement.

                 (iv) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                 (v) "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes Holding and TDC or any Subsidiary.

                 Section 3.9. Condition of Tangible Assets. Each tangible asset owned or leased by TDC and having a book or fair market value in excess of U.S. $50,000 is in good operating condition (subject to reasonable wear and tear and immaterial impairments of value and damage) and generally suitable for the uses for which intended.

                 Section 3.10. Title to Property. TDC has good and, with respect to real property, marketable title to all of the material assets reflected on the Balance Sheet as being owned by it and all of the material assets thereafter acquired by it





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(except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice), subject to no liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") except (i) as noted in Schedule 3.10, (ii) for Liens for taxes not yet delinquent or the validity of which is being contested in good faith, (iii) any Liens arising by operation of law securing obligations not yet overdue and (iv) Liens that do not materially interfere with the present use or value of the applicable asset.

                 Section 3.11. Availability and Ownership of Assets. The assets shown on the Balance Sheet, taken as a whole, include all the material properties and assets owned or used or held by Holding or TDC during the past twelve months and required, in accordance with generally accepted accounting principles, to be reflected on the Balance Sheet (except properties and assets sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, and properties or assets which had become worn out, obsolete or surplus, in each case in the ordinary course of business). There are no material assets or properties used in the Delfield Business owned by any person other than TDC which are leased or licensed to TDC pursuant to a lease or license that will terminate as a result of the consummation of the Merger and the other transactions contemplated hereby.

                 Section 3.12.  Personal Property Leases.  Set forth in Schedule
3.12 is a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which TDC is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third person having scheduled rental payments in excess of U.S. $50,000 per year.

                 Section 3.13. Accounts Receivable; Inventories. To the knowledge of Holding, TDC and the Stockholders, all outstanding accounts receivable of TDC have arisen from bona fide transactions of TDC, except to the extent that a reserve in respect thereof shall have been established on the Balance Sheet, the Unaudited Balance Sheet or the audited consolidated balance sheet of Holding referred to in Section 6.13. To the knowledge of Holding, TDC and the Stockholders, (i) the accounts receivable reflected in the Balance Sheet, taken as a whole, are good and collectible in all material respects in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts or customer rebates reflected therein; and (ii) the accounts receivable to be reflected in the books and records of TDC as of the Effective Date, taken as a whole, will be good and collectible in all material respects in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts or customer rebates reflected





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thereon, which allowances will be determined on a basis consistent with the basis used in determining the allowances for doubtful accounts or customer rebates reflected in the Balance Sheet. To the knowledge of Holding, TDC and the Stockholders, the inventories of TDC (including raw materials, supplies, work-in-process, finished goods and other materials), taken as a whole, are in merchantable condition in all material respects and are reflected in all material respects in the books and records of Holding and TDC at the lower of average cost or market value, except in each case for obsolete inventory accounted for in accordance with the applicable policy set forth in the attachment to Schedule 2.3(g).

                 Section 3.14. Intellectual Property. (a) Schedule 3.14 contains a list of:

                 (i) all material United States and foreign patents and patent applications, all material United States, state and foreign trademarks, service marks, trade names and copyrights for which registrations have been issued or applied for, and all other material United States, state and foreign trademarks, service marks, trade names and copyrights, owned by Holding or TDC or in which Holding or TDC holds any material right, license or interest, showing in each case the product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and, in the case of any such right, license or interest, a brief description thereof;

                 (ii) all material agreements, commitments, contracts, understandings, licenses and assignments relating or pertaining to any asset, property or right described in the preceding clause to which Holding or TDC is a party, showing in each case the parties thereto and, in the case of oral agreements, commitments, contracts, understandings, licenses and assignments, the material terms thereof;

                 (iii) all material licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions or uses of ideas to which Holding or TDC is a party, showing in each case the parties thereto and, in the case of oral licenses or agreements, a brief description of the material terms thereof; and

                 (iv) all registered assumed or fictitious names under which TDC is conducting the Delfield Business as of the date hereof.

                 (b) All patents listed in Schedule 3.14 as being owned by Holding or TDC are valid and in full force, all patents listed in Schedule 3.14 as being used by Holding or TDC are, to the knowledge of Holding and TDC, valid and in full force and all





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patent applications of Holding or TDC listed therein are in good standing, all without material challenge of any kind except as otherwise disclosed in
Schedule 3.14, and, except as otherwise disclosed in Schedule 3.14, Holding or TDC owns the entire right, title and interest in and to such patents and patent applications so listed as being owned by Holding or TDC without limitation, burden or encumbrance of any kind, except for such limitations, burdens and encumbrances that would not have a Material Adverse Effect on Holding and TDC taken as a whole. All of the registrations for trade names, trademarks, service marks and copyrights listed in Schedule 3.14 as being owned by Holding or TDC are valid and in full force, all of the registrations for trade names, trademarks, service marks and copyrights listed in Schedule 3.14 as being used by Holding or TDC are, to the knowledge of Holding and TDC, valid and in full force and all applications by Holding or TDC for such registrations are pending and in good standing, all without material challenge of any kind except as otherwise disclosed in Schedule 3.14, and, except as otherwise disclosed in
Schedule 3.14, Holding or TDC owns the entire right, title and interest in and to all such trade names, trademarks, service marks and copyrights so listed as being owned by Holding or TDC as well as the registrations and applications for registration therefor without qualification, limitation, burden or encumbrance of any kind, except for such qualifications, limitations, burdens and encumbrances that would not have a Material Adverse Effect on Holding and TDC taken as a whole. Correct and complete copies of all the patents and patent applications, registered trademarks, trade names, service marks and copyrights, registrations or applications therefor and licenses listed in Schedule 3.14 have heretofore been delivered by Holding or TDC to Scotsman.

                 (c) Except as disclosed in Schedule 3.14, Holding or TDC owns or has the perpetual right to use all material patents, trademarks, service marks, copyrights, trade names, inventions, improvements, processes, formulae, trade secrets, mailing lists, know-how and proprietary information used in conducting the Delfield Business. No infringement of any patent, patent right, trademark, service mark, trade name, or copyright or registration thereof has occurred or results in any way from the operations or business of Holding or TDC, except for such infringements that would not have a Material Adverse Effect on Holding and TDC taken as whole. No claim or (to the knowledge of Holding, TDC or any Stockholders) threat of any such infringement has been made in respect of any of the foregoing, no claim of invalidity of any patent described in Schedule 3.14 as being owned by Holding or TDC has been made, and no proceedings are pending or, to the knowledge of Holding, TDC or any Stockholder, threatened against Holding or TDC which challenge the validity or ownership of any material patent, trademark, trade name, service mark or copyright or the ownership of any other right or property described in Schedule 3.14, and none of Holding, TDC or the Stockholders knows of the infringing use of any of the same by any other person, except for such claims, proceedings and infringing uses that





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
would not have a Material Adverse Effect on Holding and TDC taken as whole. None of Holding, TDC or the Stockholders has had notice of, or knowledge of, any claim against Holding or TDC that a material portion of the operations, activities, products, equipment, machinery or processes of the Delfield Business materially infringes the patents, trademarks, service marks, trade names, copyrights or other similar property rights of any other person.

                 Section 3.15. Owned Real Property. Schedule 3.15 contains a brief description of each parcel of real property owned by TDC (the "Owned Real Property") and of each option held by TDC to acquire any real property. Complete and correct copies of any title opinions, surveys and appraisals in Holding's or TDC's possession or any policies of title insurance currently in force and in the possession of Holding or TDC with respect to each such parcel have heretofore been delivered by Holding or TDC to Scotsman.

                 Section 3.16. Leased Real Property. Schedule 3.16 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date and the location of the real property covered by such lease or other agreement) under which (i) TDC is lessee of, or holds or operates any real property owned by any third person,
(ii) to the knowledge of Holding, TDC and the Stockholders, TDC has been lessee of, or has held or operated, any real property owned by any third person and is as of the date hereof, or will be as of the Expiration Date, subject to any actual or contingent liability (other than any liability in respect of a matter referred to in Section 3.29) in respect thereof (the real property described in clauses (i) and (ii) above being collectively referred to herein as the "Leased Real Property") or (iii) TDC is lessor of any of the Owned Real Property. Except as set forth in Schedule 3.16, TDC has the right to quiet enjoyment of all the Leased Real Property described in clause (i) of the immediately preceding sentence for the full term of each such lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Holding or TDC in such real property is not subject or subordinate to any encumbrance, except for any failure to have such right or the existence of any such encumbrance that would not have a Material Adverse Effect on Holding and TDC taken as whole. Complete and correct copies of any title opinions, surveys and appraisals in Holding's or TDC's possession or any policies of title insurance currently in force and in the possession of Holding or TDC with respect to each such parcel of leased property have heretofore been delivered by Holding or TDC to Scotsman.

                 Section 3.17.  Obligations; Litigation.  Except as set forth in
Schedule 3.17, Holding and TDC have performed all obligations required to be performed by them to date, and are not in default, under any agreement, lease or other document to which





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
either is a party, or under any law or order of any court or governmental agency, except for such failures to perform or defaults that would not have a Material Adverse Effect on Holding and TDC taken as whole. Except as set forth in Schedule 3.17, there are no claims, actions, suits or proceedings to which Holding or TDC is a party or any of their respective properties is subject or by which either of them is bound, pending or, to the knowledge of Holding, TDC or any Stockholder, threatened before or by any court or governmental agency, which is reasonably expected to have a Material Adverse Effect on Holding and TDC taken as a whole or prevent or hinder the consummation of the transactions contemplated hereby.

                 Section 3.18. Product Warranties. Schedule 3.18 contains a list and description of each express warranty given or offered by TDC prior to the date hereof covering any class or group of products sold or distributed by TDC and other express warranties covering any material product sold or distributed by TDC, in each case which warranty is in effect on the date hereof or will be in effect on the Effective Date. The reserve for liabilities with respect to warranty claims contained in the Balance Sheet fairly reflects in all material respects the amount required in accordance with generally accepted accounting principles to be shown thereon as of the Balance Sheet Date and the reserve for such liabilities to be contained in the books and records of TDC on the Effective Date will fairly reflect in all material respects the amount required in accordance with generally accepted accounting principles to be shown thereon as of the Effective Date.

                 Section 3.19. Compliance with Laws. Holding and TDC are in compliance with the provisions of all applicable laws and regulations of the federal, state, local and foreign governments, including but not limited to all Applicable Laws (as defined in Section 3.29(a)), except to the extent that the failure to comply therewith would not have a Material Adverse Effect on Holding and TDC taken as whole. To the knowledge of Holding, TDC and each Stockholder, there are no proposed orders, judgments, decrees, governmental takings, condemnations or other proceedings, in each case binding upon the business, operations or properties of Holding or TDC and which would have a Material Adverse Effect on Holding and TDC taken as a whole.

                 Section 3.20. Permits. Each of Holding and TDC possesses all material governmental franchises, permits, licenses, certificates, variances, approvals and other material authorizations necessary to own or lease and operate its material properties and to conduct its business as now conducted (hereinafter collectively called the "Permits"), including but not limited to environmental Permits. All Permits are set forth in Schedule 3.20, except for such Permits which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture.





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
                 Except as disclosed in Schedule 3.20, all Permits are in full force and effect and no consent, approval or act of, or the making of any filing with, any governmental body, regulatory commission or other party will be required to be obtained or made by Holding or TDC in respect of any Permit as a result of the consummation of the Merger and the other transactions contemplated hereby. Neither Holding nor TDC is in default in any material respect under the terms of any such Permit and has not received notice of any material default thereunder.

                 Section 3.21. Insurance. Holding and TDC maintain policies (or are covered by policies maintained by Onex and its affiliates on behalf of Holding and TDC or their properties, assets, operations or business) of fire and casualty, liability (general, product and other liability), workers' compensation (except for TDC's Mt. Pleasant facility, which is self-insured with respect to workers' compensation) and other forms of insurance and bonds with those insurers listed on Schedule 3.21 in such amounts and against such risks and losses as are usually insured against in the same general areas by companies engaged in the same or a similar business. Schedule 3.21 contains a list and brief description (including type of coverage, limits, deductibles, carriers and effective and termination dates) of all policies of insurance maintained by Holding or TDC (or maintained on behalf of Holding or TDC or their properties, assets, operations or business) since April 27, 1991, up to and including the Effective Date. Each of Holding and TDC is a named insured or is otherwise covered under each such policy, and each such policy is in full force and effect and (without limiting the obligations under Section 7.4) will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

                 Holding and TDC have made available to Scotsman complete and correct copies of all policies listed on Schedule 3.21, together with all riders and amendments thereto, and, to the knowledge of Holding, TDC and the Stockholders, no insurer under such policies has a basis to void such policies on grounds of non-disclosure on the part of the policyholder or the insured thereunder.

                 Schedule 3.21 hereto includes a list of (i) each product liability claim submitted under any such policy (whether or not relating to the Delfield Business) since April 27, 1991 and (ii) with respect to each other claim since April 27, 1991 under any such policy, a list of the aggregate amounts of such claims by class of such claims. Except for such claims, the full policy limits (subject to deductibles provided therein) are available and unimpaired under each such policy. Each of Holding, TDC and their respective affiliates has complied with each such policy in all material respects and has not failed to give any notice or present any claim thereunder in a due and timely manner.





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
                 The liability and excess liability insurance policies listed on Schedule 3.21 provide product liability coverage for Holding and TDC on an occurrence basis, cover all claims for injuries which have occurred or may occur on or prior to the Effective Date and will cover payment of any adverse judgment rendered against the Surviving Corporation or TDC in any claim arising out of a product liability occurrence occurring on or prior to the Effective Date.

                 Except as set forth on Schedule 3.21, to the knowledge of Holding, TDC and the Stockholders, no person has alleged that any product manufactured or sold by the Delfield Business has caused a fire.

                 Section 3.22. Employee Benefit Plans. (a) Schedule 3.22 sets forth a list of, and, except as set forth in Schedule 3.22, Holding or TDC has delivered to Scotsman copies, of any pension, profit sharing, retirement, disability, health, welfare or other material "employee benefit plan", as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, stock option or other equity based, incentive, severance, termination, retention or other material employee benefit or compensation plan, policy, arrangement or agreement, whether written or unwritten, (i) under which any employee or former employee of Holding or TDC or the beneficiary or dependent of any such employee or former employee (collectively, the "Participants") is eligible to participate or derive a benefit and (ii) that is established or maintained by Holding or TDC or any trade or business, whether or not incorporated, which would be treated as a single employer together with Holding or TDC under Section 414 of the Code, as of any date of determination (each, an "ERISA Affiliate") or to which Holding or TDC or any ERISA Affiliate is obligated to contribute (collectively, the "Plans"). Neither Holding nor, TDC, nor to the knowledge any Stockholder, any such Plan nor any trust created thereunder has engaged in a transaction prohibited by Section 406 of ERISA or Section 4975 of the Code that would result in any material liability to Holding or TDC. Except as disclosed in
Schedule 3.22, determination letters have been received from the Internal Revenue Service with respect to each Plan which is intended to qualify under
Section 401(a) of the Code to the effect that such Plan and the attendant trust are qualified and tax-exempt within the meaning of Sections 401 and 501 of the Code, respectively, and nothing has occurred since the date of such letters that would result in disqualification of such Plans or the loss of such tax-exempt status and a material liability to Holding or TDC as a result thereof. Each of the Plans has been operated and administered in accordance with ERISA, the Code and all other applicable laws, except where any such noncompliance would not result in a material liability to Holding, TDC or Scotsman. There are no material pending or, to the knowledge of Holding, TDC or any Stockholder, threatened, claims by or on behalf of any Plan, by or on behalf of any Participant or otherwise involving any Plan (other than routine





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
claims for benefits). Each Plan which is subject to the minimum funding standards of the Code or ERISA satisfies such standards, and no such Plan has incurred an "accumulated funding deficiency," whether or not waived, within the meaning of the Code or ERISA. All contributions required to have been made by Holding or TDC and each ERISA Affiliate to each Plan under the terms of any such Plan or pursuant to applicable law or any applicable collective bargaining agreement have been made within the time prescribed by any such Plan, law or agreement, as the case may be.

                 (b) Except as set forth in Schedule 3.22, neither Holding, TDC nor any ERISA Affiliate would be liable for any material amount pursuant to Title IV of ERISA if any employee pension benefit plan (within the meaning of section 3(2) of ERISA) subject to such Title (a "Title IV Plan") were to terminate. Except as disclosed on Schedule 3.22 hereto, as of the last day of the 1992 fiscal year of each Plan which is a Title IV Plan, the "projected benefit obligations" (within the meaning of the Financial Accounting Standards Board Statement No. 87) under each such Plan did not exceed the fair market value of the assets of each such Plan, determined on the basis of actuarial assumptions each of which is reasonable, and the estimated excess of the projected benefit obligation under each such Plan over the assets of each such Plan as of December 31, 1993 did not exceed U.S. $1,200,000. Neither Holding, TDC nor any ERISA Affiliate has engaged in a transaction which could cause Holding, TDC or such ERISA Affiliate to be subject to liability under section 4069 or 4212 of ERISA. Neither Holding, TDC nor any ERISA Affiliate has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to employee benefit plans for failure to comply with such provisions with respect to the Plans and no event or condition has occurred or exists which could result in any material liability following the Effective Date to Scotsman under or pursuant to Title I or IV of ERISA or such penalty, excise tax or liability provisions of the Code or ERISA for failure to comply with such provisions with respect to the Plans.

                 (c) No Plan is a "multiemployer plan" or a "multiple employer plan" within the meaning of ERISA or the Code.

                 (d) No Plan is subject to the law of any jurisdiction outside of the United States of America.

                 (e) No Participant is or may become entitled to post-employment benefits of any kind by reason of employment with Holding or TDC, including, without limitation, death or medical benefits (whether or not insured), other than (A) coverage mandated by section 4980B of the Code, (B) pension benefits payable under any Plan intended to qualify under Section 401(a) of the Code or (C) deferred compensation accrued as a liability in the books and records of Holding and TDC. The consummation of the





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transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant.

                 Section 3.23.  Employees and Agents and Related Agreements.
(a) Except as set forth in Schedules 3.23(a) or 3.30, neither Holding nor TDC is a party to or bound by any oral or written employment agreement, consulting agreement (other than employment or consulting agreements under which Holding's or TDC's obligations are terminable by Holding or TDC without premium or penalty (other than statutory severance or termination benefits) on notice of 30 days or less), deferred compensation agreement, confidentiality agreement (except for the Employee Invention and Secrecy Agreement entered into by all employees prior to April 1991) or covenant not to compete with any officer, director, stockholder, employee, agent or attorney-in-fact of Holding or TDC.

                 (b) Schedule 3.23(b) contains: (i) a list of all employees or commission sales groups of Holding or TDC as of December 1, 1993 whose compensation was in excess of U.S. $50,000 per annum on such date; (ii) the then current annual compensation of, and a description of the material fringe benefits (other than those generally available to eligible employees of Holding or TDC) provided by Holding or TDC to any such employees or commission sales groups; (iii) a list of all present or former employees or commission sales groups of Holding or TDC paid in excess of U.S. $50,000 in calendar year 1992 who have terminated or given notice of their intention to terminate their relationship with Holding or TDC since December 31, 1992; and (iv) a list of any increase, effective after December 1, 1993, in the rate of compensation of any employee or commission sales group whose compensation was in excess of U.S. $50,000 per annum as of December 1, 1993 or would be in excess of U.S. $50,000 after taking into account any increase effective after December 1, 1993, if such increase exceeds 6% of the previous annual salary of such employee or commission sales group.

                 Section 3.24. Employee Relations and Labor Matters. (a) Holding and TDC have complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and are not liable for any material arrears of wages or any material taxes or penalties for failure to comply with any of the foregoing. Holding and TDC believe that their relations with their employees are good.

                 (b) Except as set forth in Schedule 3.24(b) hereto, neither Holding nor TDC is a party to any collective bargaining agreement and Holding and TDC have complied in all material respects with all such collective bargaining agreements. Neither Holding nor TDC is a party to or, to the knowledge of Holding, TDC or any Stockholders, is threatened with, any dispute or





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
controversy with a union or with respect to unionization or collective bargaining involving its employees. To the knowledge of Holding or TDC or any Stockholder, neither Holding nor TDC is materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any of its suppliers or customers. Schedule 3.24(b) hereto sets forth a list of any union organizing or election activities involving any non-union employees of Holding or TDC known to Holding or TDC which have occurred since December 31, 1990 or, to the knowledge of Holding, TDC or any Stockholder, are threatened as of the date hereof.

                 Section 3.25. Absence of Certain Business Practices. None of Holding, TDC, any officer, employee or agent of Holding or TDC, or any other person acting on its behalf, has, directly or indirectly, since April 27, 1991, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Holding or TDC (or assist Holding or TDC in connection with any actual or proposed transaction) (a) which might subject Holding or TDC to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not continued in the future, would have an adverse affect on Holding's or TDC's assets, business, operations or prospects or which would subject Holding or TDC to suit or penalty in any private or governmental litigation or proceeding, (c) for any of the purposes described in section 162(c) of the Code, or (d) for establishment or maintenance of any concealed fund or concealed bank account.

                 Section 3.26. Territorial Restrictions. Except as set forth on Schedule 3.26, neither Holding nor TDC is restricted in any material respect by any written agreement or understanding with third parties from carrying on its business anywhere in the world.

                 Section 3.27. Transactions with Certain Persons. Except as set forth in Schedule 3.27 hereto, since April 27, 1991, neither Holding nor TDC has, directly or indirectly, purchased, leased from others or otherwise acquired any material property or obtained any material services from, or sold, leased to others or otherwise disposed of any material property or furnished any material services to (except with respect to remuneration for services rendered as a director, officer or employee of Holding or TDC), in the ordinary course of business or otherwise, (a) any Stockholder, (b) any affiliate of Holding or TDC, (c) any person who is an officer or director of Holding or TDC or (d) any associate of any person referred to in clause (a), (b) or (c) above. Except as set forth in Schedule 3.27 hereto, neither Holding nor TDC owes any amount in excess of U.S. $10,000 to, or has any contract with or commitment to, any Stockholder, director, officer or employee of Holding or TDC (other than for compensation for current services not yet due and payable,





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
reimbursement of expenses arising in the ordinary course of business and the Onex Management Agreement and the Diggs Management Agreement (as each such term is defined in Section 6.6(a)), and none of such persons owes any amount in excess of U.S. $10,000 to Holding or TDC.

                 Section 3.28. Safe Harbor or TRAC Leases. Holding and TDC have identified and delivered to Scotsman complete and correct copies of (i) all leases ("168(f)(8) Leases"), if any, under section 168(f)(8) of the Code, as in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982 and (ii) all leases ("TRAC Leases"), if any, under section 7701(h) of the Code, or any predecessor provision, in each case to which any of the assets of Holding or TDC is subject.

                 Section 3.29. Environmental Matters. (a) Holding and TDC have each:

                 (i) complied with and are in compliance with, in all material respects, all applicable environmental, health and safety statutes, laws, rules, regulations, ordinances and codes ("Applicable Laws"), except as disclosed in Schedule 3.29(a);

                 (ii) not been and are not the subject of any investigation, judicial or administrative proceeding, or settlement concerning (A) a Release (as hereinafter defined) or threatened Release of any hazardous or toxic waste, substance or constituent or other substance, including petroleum or its constituents ("Hazardous Substance") as defined or regulated under any Applicable Laws or (B) the violation of any Applicable Laws;

                 (iii) not been and are not under a duty to file any notice under any Applicable Laws reporting the treatment, storage, disposal, handling or managing of any Hazardous Substance, the violation of any Applicable Laws or the Release or threatened Release of any Hazardous Substance, except as disclosed in Schedule 3.29(a);

                 (iv) no material contingent liability in connection with any Release or threatened Release of any Hazardous Substance nor have any present Property or past Property listed or proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 41 U.S.C.
         Section 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder ("CERCLA") or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites requiring Remedial Action;





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
                 (v) never generated, treated, stored, recycled, transported or disposed of any Hazardous Substance, except as disclosed in Schedule 3.29(a);

                 (vi) never installed, had installed, utilized or been aware of any underground storage tanks or surface impoundments on any of their Owned Real Property or Leased Real Property, except as disclosed in Schedule 3.29(a); and

                 (vii) no knowledge of any outstanding lien filed on their assets in favor of any governmental agency in connection with any Applicable Laws.

                 (b) The presence or condition of all material containing more than one percent (1%) asbestos by weight ("Asbestos Containing Material") which is on or part of any Property (excluding any raw materials used in the manufacture of products or products themselves) does not violate any current Applicable Laws.

                 (c) For purposes of this Section 3.29, the following definitions shall apply:

                 (i) "material" means any fines, penalties, costs or expenses arising under the Applicable Laws that would result in an aggregate liability to Holding or TDC of not less than U.S. $100,000 per year;

                 (ii) "Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Holding or TDC (including any surface water thereon or adjacent thereto, and soil or groundwater thereunder) whether now or previously or any time; and

                 (iii) "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or Property.

                 Section 3.30. Contracts. (a) Except as set forth in Schedule 3.30, neither Holding nor TDC is a party to or is bound by any oral or written contract, agreement, commitment or instrument:

                 (i) for the purchase, sale or lease (except if the scheduled lease payments are less than U.S. $50,000 per year) of real property;

                 (ii) for the purchase of raw materials (A) which involved the payment of more than U.S. $250,000 in 1992, (B) which Holding or TDC reasonably anticipates





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
         will involve the payment of more than U.S. $250,000 in 1993 or (C) which extends beyond January 1, 1994 and which is anticipated to require over the term of the contract (other than the period prior to January 1, 1994) aggregate payments of more than U.S. $500,000;

                 (iii) for the sale of goods or services (A) which involved the payment of more than U.S. $250,000 in 1992, (B) which Holding or TDC reasonably anticipates will involve the payment of more than U.S. $250,000 in 1993 or (C) which extends beyond January 1, 1994 and which is anticipated to require over the term of the contract (other than the period prior to January 1, 1994) aggregate payments of more than U.S. $500,000;

                 (iv) which provides for, or relates to, any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations arrangement (A) which involved the payment of more than U.S. $100,000 in 1992, (B) which Holding or TDC reasonably anticipates will involve the payment of more than U.S. $100,000 in 1993 or (C) which extends beyond January 1, 1994 and which is anticipated to require over the term of the contract (other than the period prior to January 1, 1994) aggregate payments of more than U.S. $250,000;

                 (v) which provides for, or relates to, the guarantee by Holding or TDC of any obligation exceeding U.S. $10,000 of any customers, suppliers, officers, directors, employees or affiliates of Holding or TDC;

                 (vi) which provides for, or relates to, the incurrence by Holding or TDC of debt for borrowed money in excess of U.S. $100,000;

                 (vii) which provides for, or relates to, any non-competition or confidentiality arrangement with any person, including any current or former officer or employee of Holding or TDC;

                 (viii) for capital expenditures in excess of U.S. $100,000 for any single project or related series of projects;

                 (ix)  with any broker or finder;

                 (x) any partnership, joint venture or other similar arrangements or agreements involving a sharing of profits or losses;

                 (xi) with any employee, director, officer, Stockholder or affiliates of Holding or TDC (including royalty agree-





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
         ments), providing for payment or receipts by Holding or TDC in excess of U.S. $25,000;

                 (xii) which (other than contracts, agreements, commitments and instruments of the nature described in clauses (i) through (xi) above) involve payments or receipts by Holding or TDC of more than U.S. $100,000; and

                 (xiii) for any purpose (whether or not made in the ordinary course of the Delfield Business or otherwise not required to be listed or described in Schedule 3.30) which is material to the business of Holding and TDC taken as a whole.

                 (b) Except as set forth in Schedule 3.30, Holding and TDC have fulfilled and performed their obligations in all material respects under each of the leases, contracts and other agreements listed in Schedule 3.30 (collectively, the "Holding-TDC Agreements") and are not, or, to the knowledge of Holding and TDC, are not alleged to be, in breach or default in any material respect under, nor, to the knowledge of Holding, TDC or any Stockholder, is there or, to the knowledge of Holding and TDC, is there alleged to be any basis for termination of, any of the Holding-TDC Agreements and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Holding or TDC. Copies of each of the Holding-TDC Agreements have heretofore been delivered to Scotsman by Holding or TDC.

                 Section 3.31. No Guaranties; Extensions of Credit. Except as set forth in Schedule 3.31, no material obligations or liabilities of Holding or TDC are guaranteed by or subject to a similar contingent obligation of any other person, nor has Holding or TDC guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of, or extended credit to any other person.

                 Section 3.32. Alco Standard Asset Acquisition Agreement. None of Holding, TDC or any Stockholder has taken any action that would cause the Purchase and Sale of Assets Agreement, dated as of March 20, 1991 (the "Alco Agreement"), among Alco Standard Corporation, an Ohio corporation ("Alco Standard"), The Delfield Company, a Delaware corporation, and TDC (formerly known as DFC Acquisition Corporation), or any other material agreements executed in connection with the Alco Agreement, not to be, and Alco Standard has not asserted to Holding or TDC that the Alco Agreement or such other material agreement does not constitute, a legal, valid and binding agreement. Except as set forth on Schedule 3.32, neither Holding nor TDC is, or, to the knowledge of Holding, TDC or any Stockholder, alleged to be, in breach or default in any material respect under the Alco Agreement or such other material agreement.

                 Section 3.33.  Customers and Suppliers.  Set forth in Schedule
3.33 hereto is a list of names and addresses of the ten largest customers and the ten largest suppliers (measured by dollar volume of purchases or sales in each case) of TDC and the percentage of the Delfield Business which each such customer or supplier represents or represented during each of the years ended December 31, 1992 and 1993 and the period from January 1, 1993 through September 30, 1993. Copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods used by TDC have been provided to Scotsman by Holding or TDC. There exists no actual or, to the knowledge of any Stockholder, Holding or TDC, threatened termination, cancellation or material adverse change in, the business relationship of TDC with any customer or group of customers listed in Schedule 3.33, or whose purchases individually or in the aggregate are material to the operations of the Delfield Business, or with any supplier or group of suppliers listed in
Schedule 3.33, or whose sales individually or in the aggregate are material to the operations of the Delfield Business.

                 Section 3.34. Registration Statement and Proxy Statement/Prospectus. None of the written information supplied or to be supplied by Holding, TDC, or any of the Stockholders or any affiliate of the foregoing (including, without limitation, WAL) specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus (as such terms are defined in Section 6.1) will be the basis for any successful claim against Scotsman, Holding, TDC or any of their officers or directors asserting that (i) in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, such information contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or
(ii) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus to Scotsman's stockholders and at the time of the meeting of its stockholders referred to in Section 6.3, such information contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 Section 3.35. Liabilities and Operations of Holding. Except as contemplated hereby or in connection with obligations relating to its equity securities, the Warrant and the Guaranty, dated as of December 29, 1992, made by Holding in favor of Continental (a complete and correct copy of which has been delivered by Holding to Scotsman), Holding is not subject to any material liability, absolute or contingent, other than those indirect liabilities that relate to its ownership of the common stock of TDC. Holding conducts no business other than the holding of the common stock of TDC.





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
                 Section 3.36. No Finder. Neither Holding, TDC nor any party acting on the behalf of either of them has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than to Lazard Freres & Co. ("Lazard") and Morgan Stanley & Co. Incorporated ("Morgan"), whose fees and expenses, to the extent payable, shall be paid by the Stockholders except as provided in Section 12.2. Complete and correct copies of the engagement and indemnification agreements entered into by Holding or TDC with Lazard and Morgan have been furnished to Scotsman.

                 Section 3.37. Disclosure. The representations and warranties contained herein, the information contained in the Schedules referred to in
Article III and the other information or documents referred to in this Article III as having been furnished or to be furnished to Scotsman or any of its representatives by Holding, TDC, the Stockholders or their representatives pursuant to the terms of this Agreement, are, taken as a whole, true and accurate in all material respects.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SCOTSMAN

                 As an inducement to Holding, TDC and the Stockholders to enter into this Agreement and to consummate the transactions contemplated herein, Scotsman hereby warrants and represents to Holding, TDC and the Stockholders and agrees as follows:

                 Section 4.1. Organization of Scotsman. Scotsman is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Scotsman is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Scotsman and its subsidiaries, taken as a whole, and no other jurisdiction has demanded, requested or otherwise indicated that Scotsman is required so to qualify. Scotsman has full corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

                 Section 4.2. Authority. Scotsman has full corporate power and authority to enter into this Agreement and, subject to approval of the issuance of the shares contemplated by this Agreement by the stockholders of Scotsman, to consummate the transactions contemplated hereby.

                 The execution, delivery and performance of this Agreement by Scotsman and the consummation by Scotsman of the transac-tions contemplated hereby have been duly authorized by all necessary corporate action on the part of Scotsman subject to such approval by the stockholders of Scotsman as required by the rules of the NYSE and the adoption of this Agreement by Scotsman as the sole stockholder of Sub. This Agreement is, and each other agreement or instrument of Scotsman contemplated hereby when executed and delivered will be, the legal, valid and binding agreement of Scotsman enforceable against Scotsman in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                 Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Scotsman nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Scotsman will (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the material assets of Scotsman or any of its subsidiaries, under the certificate of incorporation or the by-laws of Scotsman or any subsidiary of Scotsman, any instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which Scotsman or any of its subsidiaries is a party or any of their respective material properties is subject or by which any of them is bound or any material statute, other law or regulatory provision affecting any of them, except for such impositions created under any instruments or agreements entered into in connection with the financing of the transactions contemplated hereby, or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of, Scotsman or Sub, except for the filing of appropriate documents with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and for the applicable requirements of the HSR Act, the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, and approval by the stockholders of Scotsman as required by the rules of the NYSE.

                 Section 4.3. Shares of Scotsman Common Stock. The shares of Scotsman Common Stock, Scotsman Convertible Preferred Stock and Scotsman Nonconvertible Preferred Stock to be delivered to the stockholders of Holding pursuant to this Agreement will, when issued and delivered in accordance with the terms hereof, be validly issued, fully paid and nonassessable.

                 Section 4.4. Capitalization. The authorized capital of Scotsman consists of (i) 50,000,000 shares of common stock, $.10 par value, of which 7,008,254 shares are issued and outstanding, 202,295 shares are held as treasury stock and 976,326 shares are reserved for issuance under Scotsman's long-term executive incentive compensation plan and 7,036,875 shares are reserved in connection with the Common Stock Purchase Rights, (ii) 10,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding or reserved for any purpose. All of the outstanding shares of Scotsman Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except for options granted pursuant to Scotsman's long-term executive incentive compensation plan and the Common Stock Purchase Rights, there are no options, warrants or other rights to acquire from Scotsman or agreements or commitments by Scotsman to issue or sell shares of its capital stock, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of Scotsman Common Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no stockholder agreements, voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings to which Scotsman is a party restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of capital stock of Scotsman, other than the Rights Agreement and the Common Stock Purchase Rights.

                 Section 4.5. Operations Since January 3, 1993. Except as set forth in the Scotsman SEC Documents (as hereinafter defined), since January 3, 1993, there has been: (i) no material adverse change in the assets, liabilities, operations, profits or business or in the condition, financial or otherwise, of Scotsman and its subsidiaries; and (ii) no damage, destruction, loss or claim with respect to, whether or not covered by insurance, or condemnation or other taking of, assets having a Material Adverse Effect on Scotsman and its subsidiaries taken as a whole.

                 Section 4.6. Compliance with Laws. Scotsman is in compliance with the provisions of all applicable laws and regulations of the federal, state, local and foreign governments, except to the extent that the failure to comply therewith would not have a Material Adverse Effect on Scotsman and its subsidiaries taken as a whole. Except as set forth in the Scotsman SEC Documents, to the knowledge of Scotsman, there are no proposed orders, judgments, decrees, governmental takings, condemnations or other proceedings, in each case binding upon the business, operations or properties of Scotsman or any subsidiary thereof, which would have a Material Adverse Effect on Scotsman and its subsidiaries taken as a whole.

                 Section 4.7. SEC Documents. Scotsman has previously delivered to Holding and TDC complete and correct copies of all reports, statements and registration statements (including annual reports on Form 10-K, current reports on Form 8-K, quarterly reports on Form 10-Q and proxy statements) filed by it with the SEC since January 1, 1991. Scotsman has filed all required documents with the SEC since January 1, 1991 (the "Scotsman SEC Documents"). As of their respective dates, the Scotsman SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Scotsman SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Scotsman included in the Scotsman SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) consistently applied (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Scotsman and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

                 Section 4.8. Intention to Sell, etc. (a) Scotsman has no present plan or intention to sell or otherwise dispose of any of the Common Stock of the Surviving Corporation to be acquired by it in the Merger, to liquidate the Surviving Corporation, to merge the Surviving Corporation or TDC with another corporation or to cause TDC or the Surviving Corporation to dispose of any of its assets other than in the ordinary course of business.

                 (b) Scotsman currently intends that, after the consummation of the Merger, each of the Surviving Corporation and TDC will continue substantially all of its current business.

                 (c) Scotsman has no current plan or intention to redeem or otherwise reacquire any of the Scotsman Common Stock, Scotsman Convertible Preferred Stock or Scotsman Nonconvertible Preferred Stock to be issued to the Stockholders in connection with the Merger.

                 (d) Scotsman has no current intention to make its funds available to Holding or TDC for the repayment of any indebtedness for borrowed money of Holding or TDC, as the case may be, outstanding as of the Effective Time and incurred in order to finance any redemption or repurchase described in
Section 6.6(c), or to refinance or cause the refinancing of any such indebtedness in a manner that shifts the primary obligation to repay such indebtedness from the Surviving Corporation or TDC, as the case may be, to Scotsman.

                 Section 4.9. Obligations; Litigation. Except as set forth in the Scotsman SEC Documents, Scotsman and its subsidiaries have performed all obligations required to be performed by them to date, and are not in default, under any agreement, lease or other document to which any of them is a party, or under any law or order of any court or governmental agency, except for such failures to perform or defaults that would not have a Material Adverse Effect on Scotsman and its subsidiaries taken as whole. Except as set forth in the Scotsman SEC Documents, there are no claims, actions, suits or proceedings to which Scotsman or any of its subsidiaries is a party or any of their respective properties is subject or by which any of them is bound pending or, to the knowledge of Scotsman, threatened before or by any court or governmental agency, which is reasonably expected to have a Material Adverse Effect on Scotsman and its subsidiaries taken as a whole or prevent or hinder the consummation of the transactions contemplated hereby.

                 Section 4.10. No Finder. Neither Scotsman nor any party acting on its behalf has paid or become obligated to pay any fee or any commission to any broker, finder or intermediary for or on account of the transactions contemplated herein, other than to William Blair & Company, whose fees and expenses, to the extent payable, shall be paid by Scotsman.

                 Section 4.11. Rights Agreement; Benefits. Scotsman has amended the Rights Agreement in order to provide that the New Scotsman Stockholders (as hereinafter defined), as a group, shall not constitute an "Acquiring Person" under the Rights Agreement by reason of the acquisition by such New Scotsman Stockholders of shares of capital stock of Scotsman pursuant to this Agreement and the Whitlenge Share Acquisition Agreement. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any employee of Scotsman or its subsidiaries.

                 Section 4.12. Disclosure. The representations and warranties contained herein, the information contained in the Schedule referred to in this
Article IV and the other information or documents referred to in this Article IV as having been furnished or to be furnished to Holding or any of its representatives pursuant to the terms of this Agreement, taken as a whole, are true and accurate in all material respects.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF SUB

   As an inducement to Holding, TDC and the Stockholders to enter into this Agreement and to consummate the transactions contemplated herein, Scotsman and Sub hereby jointly and severally warrant and represent to Holding, TDC and the Stockholders and agree as follows:

   Section 5.1. Organization and Standing. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Sub was organized solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with this Agreement.

   Section 5.2. Capital Structure. The authorized capital stock of Sub consists of 100 shares of common stock, $.01 par value, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Scotsman free and clear of all liens, claims and encumbrances.

   Section 5.3. Authority. Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for the adoption of this Agreement by Scotsman as stockholder of Sub (which adoption shall be effected promptly following the date hereof) and the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and this Agreement is, and each other agreement or instrument of Sub contemplated hereby when executed and delivered will be, the legal, valid and binding agreement of Sub enforceable against Sub in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                                   ARTICLE VI

                      ACTIONS PRIOR TO THE EFFECTIVE DATE

   Scotsman, Sub, Holding and TDC (and the Stockholders with respect to Sections 6.7, 6.8 and 6.9) covenant and agree to take the following respective actions between the date hereof and the Effective Date:

   Section 6.1. Proxy Statement; Registration Statement. Scotsman shall prepare and file with the SEC as soon as practicable a registration statement on Form S-4 (the "Registration Statement") containing a proxy statement/prospectus covering the Scotsman Common Stock and the Scotsman Convertible Preferred Stock to be issued pursuant to Article II (the form of such proxy statement/prospectus, together with any amendments thereof or supplements thereto, mailed to Scotsman's stockholders in connection with the meeting referred to in Section 6.3 is herein referred to as the "Proxy Statement/Prospectus") and shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as practicable. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations thereunder. The Registration Statement, when declared effective by the SEC, and the Proxy Statement/Prospectus, at the time of its mailing or delivery to the stockholders of Scotsman and at the time of the meeting referred to above, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Scotsman in reliance upon and in conformity with written information concerning Holding, TDC or their affiliates furnished to Scotsman by Holding and TDC or their affiliates expressly for inclusion in the Registration Statement. Scotsman shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of such Scotsman Common Stock and Scotsman Convertible Preferred Stock pursuant to the Merger. The Registration Statement shall permit resales of Scotsman Fixed Common Shares, Scotsman Convertible Preferred Shares and the shares of Scotsman Common Stock issuable upon the conversion of the Scotsman Convertible Preferred Shares, and shall be kept open for such purpose until the 45th day following the Effective Date. Holding, TDC and the Stockholders shall, and shall cause their affiliates to, furnish Scotsman all information concerning themselves required for use in the Registration Statement, including, without limitation, financial statements of Holding and TDC which are required to be included in the Registration Statement or which are necessary to prepare pro forma financial statements and information to be included in the Registration Statement. If, at any time prior to the Effective Time, any event with respect to
                                     -46-

Holding, TDC or any of their affiliates should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and such amendment shall be promptly filed with the SEC and, as required by law, disseminated to any stockholders of Scotsman and Holding. Scotsman will advise Holding and TDC, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification for offering or sale in any jurisdiction of the Scotsman Common Stock and Scotsman Convertible Preferred Stock issuable in connection with the Merger or any request by the SEC for amendment or supplement of the Registration Statement or for additional information.

   Section 6.2. Action by Stockholders of Holding. Holding shall, as soon as practicable after the Registration Statement shall become effective, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Merger and adopting this Agreement. Holding will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement. In lieu of such meeting, the stockholders of Holding may take the actions described in the preceding sentence by unanimous written consent in accordance with the DGCL.

   Section 6.3. Action by Scotsman and Stockholders of Scotsman. Scotsman shall, as soon as practicable after the Proxy Statement/Prospectus referred to in Section 6.1 shall be cleared by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the issuance, in accordance with the terms and conditions of this Agreement, of the Scotsman Fixed Common Shares, the Scotsman Contingent Common Shares and the Scotsman Convertible Preferred Shares and the issuance, in accordance with the terms and conditions of the Whitlenge Share Acquisition Agreement, of the Scotsman Earnout Shares (as defined therein). Scotsman will, through its Board of Directors, recommend to its stockholders approval of such issuance. Scotsman, as the sole stockholder of Sub, shall take such actions as may be necessary or desirable to approve the Merger and adopt this Agreement.

   Section 6.4. Investigation of Holding, TDC and Scotsman. Holding, TDC and Scotsman shall afford to the officers, employees and authorized representatives of Scotsman, Holding or TDC, as the case may be (including, without limitation, independent public accountants, attorneys, environmental consultants and financial advisors thereof), reasonable access during normal business hours to the offices, properties, employees and business and financial records (including, without limitation, computer files, retrieval programs and similar documentation) of Holding, TDC or Scotsman, as the case may be, to the extent Scotsman, Holding or TDC, as

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

the case may be, shall deem necessary or desirable, and shall furnish to Scotsman, Holding or TDC, as the case may be, or such party's authorized representatives such additional information concerning the operations, properties and businesses of Holding, TDC or Scotsman, as the case may be, as may be reasonably requested in writing, to enable Scotsman, Holding or TDC or such party's authorized representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify the accuracy of the financial statements referred to in Section 3.5 and to determine whether the conditions set forth in Articles VIII and IX have been satisfied. Scotsman, Holding and TDC agree that such investigations shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Holding, TDC or Scotsman, as the case may be. Without limiting the foregoing, TDC shall permit Scotsman, or its representatives, to conduct an environmental audit of any of the Owned Real Property or the Leased Real Property, with respect to any environmental health and safety issues deemed material by Scotsman. No investigation made by Scotsman, Holding or TDC or such party's authorized representatives hereunder shall affect the representations and warranties of the parties hereunder.

   Section 6.5. Lawsuits, Proceedings, Etc. Holding, TDC or Scotsman shall notify Scotsman or Holding and TDC, as the case may be, promptly of any lawsuit, proceeding, claim or investigation that may be threatened, brought, asserted or commenced against any party hereto (a) involving in any way the transactions contemplated by this Agreement or (b) that would have been listed in Schedule 3.17 or specified as an exception to Section 4.9 if such lawsuit, proceeding, claim or investigation had arisen prior to the date hereof.

   Section 6.6. Conduct of Business by Holding, TDC and Scotsman Pending the Merger. (a) During the period from the date of this Agreement through the Effective Time, except as expressly contemplated by this Agreement, Holding, TDC and Scotsman shall carry on their businesses in, and not enter into any material transaction other than in accordance with, the ordinary course consistent with past practice and, to the extent consistent therewith, use their reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and preserve their relationships with customers, suppliers and others having business dealings with them (except, in each case, with respect to Holding and TDC, with the prior written consent of Scotsman and except, in each case with respect to Scotsman, with the prior written consent of Holding). Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, neither Holding nor TDC shall, without the prior written consent of Scotsman (not to be unreasonably withheld):

   (i) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make

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

        any payments to the Stockholders in their capacity as such (other than (a) any such payments otherwise permitted to be made under this Agreement,
  (b) the payment, when due, and not earlier, of management fees in accordance with the terms, as in effect on the date hereof, of the Management Advisory Agreement, dated May 1, 1991, between TDC and Onex U.S. Investments Inc. (the "Onex Management Agreement"), and the Management Advisory Agreement, dated May 1, 1991, between TDC and The Matthew Diggs Group, Inc. (the "Diggs Management Agreement"), and (c) dividends and other distributions by TDC to Holding to enable Holding to pay its liabilities), (y) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Holding or TDC or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

   (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any securities);

   (iii)  amend its certificate of incorporation or by-laws;

   (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

   (v) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, except sales of inventory in the ordinary course of business and the sale, lease or other disposition of other assets having a book or fair market value in the aggregate not exceeding U.S. $50,000;

   (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, or make any loans, advances or capital contributions to, or investments in, any other person, except the incurrence and/or guarantee of indebtedness to fund working capital and except in connection with Section 6.6(c);

   (vii) make or incur any new capital expenditure or expenditures which, individually, is in excess of U.S. $50,000 or, in the aggregate, are in excess of U.S. $250,000;

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

   (viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business;

   (ix) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

   (x) enter into or adopt, or amend any existing, bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any Plan or employment, consulting or management agreement (including, without limitation, the Onex Management Agreement and the Diggs Management Agreement), other than any such amendment to a Plan that is made to maintain the qualified status of such Plan or its continued compliance with applicable law;

   (xi) make any change in accounting practices or policies applied in the preparation of the financial statements referred to in Section 3.5 except as required by generally accepted accounting principles;

   (xii) modify any of the agreements, understandings, obligations, commitments, indebtedness or other obligations set forth in Schedule 6.6(a) or enter into any agreement, understanding, obligation or commitment, or incur any indebtedness or obligation, of the type that would have been required to be listed on Schedule 3.30 if in existence on the date hereof; or

   (xiii) pay or commit to pay any bonus to any officer or employee of Holding or TDC other than in accordance with and when required by the terms of the Bonus Plan as in effect on the date hereof;

   (xiv) enter into any other transaction affecting the business of Holding or TDC, other than in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement.

   (b) Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or the Whitlenge Share Acquisition Agreement, Scotsman shall not, without the prior written consent of Holding (not to be unreasonably withheld):

   (A) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any securities), other than (i) options granted pursuant to Scotsman's long-term

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

  executive incentive compensation plan as in existence on the date hereof, (ii) the issuance of shares (and associated Common Stock Purchase Rights) pursuant to such options, other employee benefit plans as in existence on the date hereof or other rights, warrants or options outstanding as the date hereof and (iii) the issuance of other shares of Scotsman Common Stock (and associated Common Stock Purchase Rights) in an amount not to exceed 1% of the issued and outstanding shares of Scotsman Common Stock on the date hereof;

   (B) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in any such case having a fair market value of U.S. $2,000,000 or more; or

   (C) alter through merger, liquidation, reorganization or restructuring its corporate structure, except that Scotsman may make changes in its corporate structure required to be made or desirable in connection with the consummation of the transactions contemplated by this Agreement and the Whitlenge Share Acquisition Agreement or the financing related thereto.

   (c) Notwithstanding any other provision of this Agreement, prior to the Effective Time, Holding may make distributions and payments in respect of the redemption or repurchase of Holding Common Stock in amounts not to exceed, in the aggregate, U.S. $7,000,000 and TDC may make a distribution to Holding sufficient to permit Holding to make the above distribution, redemption or repurchase, and each of Holding and TDC may take any action necessary or appropriate to effect such distribution or payment (including incurring indebtedness for borrowed money), and any Stockholder or Stockholders or Permitted Transferee (as hereinafter defined) thereof may sell their Holding Common Stock to Holding; provided, however, that the Cash Consideration payable to such persons in the case of a redemption or repurchase, and to all holders of Holding Common Stock in the case of a distribution to all such holders, in connection with the Merger pursuant to Section 2.1(c) shall be reduced by an amount equal to such amounts paid to such persons in redemption or repurchase by Holding pursuant to this Section 6.6(c) and all such amounts distributed by Holding, respectively; and provided, further, that no amount shall be distributable or payable pursuant to this Section 6.6(c) unless Holding shall have determined, in its reasonable discretion, that such amount is available to it for such distribution or payment without regard to the Merger or any other transactions contemplated by this Agreement; and provided, further, that in the case of any such distribution, redemption or repurchase that is not made on a pro rata basis with respect to all holders of Holding Common Stock,

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

Schedule 10.1 shall be appropriately revised to reflect a reallocation of the amounts set forth therein.

   (d) Holding, TDC or Scotsman shall promptly advise Scotsman or Holding and TDC, as the case may be, orally and in writing of any change or event having a Material Adverse Effect on Holding and TDC taken as a whole, or on Scotsman and its subsidiaries taken as a whole, as the case may be.

   Section 6.7. Mutual Cooperation; Reasonable Best Efforts. The parties hereto shall cooperate with each other, and shall use their respective reasonable best efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require Scotsman or TDC to make any divestiture or consent to any divestiture by TDC in order to obtain any waiver, consent or approval.

   Section 6.8. No Public Announcement. None of the parties hereto shall, without the approval of Scotsman, Holding and TDC (which may not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case Scotsman or Holding and TDC, as the case may be, shall be advised and Scotsman, Holding and TDC shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

   Section 6.9. No Solicitation. Holding, TDC and their affiliates shall not, nor shall they authorize or permit any officer, director or employee of or any investment banker, attorney or other adviser or representative of TDC, Holding or any of their affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) except to the extent required by law as advised by counsel in writing, participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which Holding, TDC or any of their affiliates had knowledge at the time of such violation, of the restrictions set forth in the preceding sentence by any officer or director of Holding or TDC or any of their affiliates or any investment banker, attorney or other adviser or representative of Holding, TDC or any of their affiliates, whether or not such person is purporting to act on behalf of Holding, TDC or any of their affiliates or otherwise, shall be deemed to be a breach of

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

this Section 6.9 by Holding, TDC and their affiliates. Holding and TDC promptly shall advise Scotsman of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving Holding or TDC or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Holding or TDC, any voting securities of Holding or TDC or a substantial portion of the assets of TDC.

   Section 6.10. Listing Applications. Scotsman will promptly file an application to list on the New York Stock Exchange, Inc. ("NYSE"), subject to official notice of issuance, the Scotsman Fixed Common Shares to be issued pursuant to Section 2.1, the Scotsman Contingent Common Shares which may be issued pursuant to Sections 2.1 and 2.3 and the Scotsman Common Stock issuable upon the conversion of the Scotsman Convertible Preferred Shares and will use its best efforts to effect such listing on the NYSE on or prior to the Effective Date and to maintain its listing on the NYSE of Scotsman Common Stock thereafter.

   Section 6.11. Antitrust Law Compliance. Scotsman shall file and Holding shall cause the "ultimate parent entity" (within the meaning of the HSR Act and rules and regulations thereunder) of Holding to file with the Federal Trade Commission and the United States Department of Justice the notification and other information required to be filed with respect to the transactions contemplated herein under the HSR Act and the rules and regulations promulgated thereunder. Scotsman warrants that all such filings by it shall be, and Holding and TDC warrant that all such filings by such ultimate parent entity shall be, accurate as of the date filed and in accordance with the requirements of the HSR Act and all such rules and regulations. Scotsman and Holding agree to make available, or cause to be made available, to the other parties such information as may reasonably be requested relative to the businesses, assets and property of Scotsman, Holding, TDC and the ultimate parent entity of Holding, as the case may be, as may be required to file any additional information requested by such agencies under the HSR Act and such rules and regulations.

   Section 6.12. Termination of Management and Stockholders' Agreements. Holding and TDC shall cause the Onex Management Agreement and the Diggs Management Agreement to be terminated effective at or prior to the Effective Date pursuant to an instrument which is in form and substance reasonably satisfactory to Scotsman. The Stockholders shall cause the Stockholders' Agreement, dated as of May 1, 1991 and amended December 29, 1992, among 713389 Ontario Inc. (as the transferee of Onex U.S. Investments, Inc.), EJJM (as the transferee of The Matthew Diggs Group, Inc.), Pacific, PM, Manifold, McCollom, Moffatt, Panella, Reed, Schafer, Tillotson, Tilmann, KE McCrone, MP McCrone, Anderson and Holding (the "Stockholders' Agreement") to be terminated effective at or prior to the Effective Date.

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


   Section 6.13. Periodic Financial Statements. Holding shall furnish, or cause to be furnished, to Scotsman by February 15, 1994, and Scotsman shall furnish, or cause to be furnished, to Holding by March 31, 1994 (or earlier if available), the audited consolidated balance sheet and statements of income of Holding or Scotsman, as the case may be, for the period ended December 31, 1993 or January 2, 1994, as the case may be, which financial statements shall be prepared in accordance with the books and records of Holding or Scotsman, as the case may be, fairly present in all material respects the consolidated financial position of Holding or Scotsman, as the case may be, as of the date or for the period indicated and shall be prepared in conformity with generally accepted accounting principles consistently applied. Holding or Scotsman, as the case may be, shall provide, or shall cause to be promptly provided, to Scotsman or Holding, as applicable, such other financial information relating to Holding and TDC or Scotsman (including, without limitation, information on payables and receivables) as Scotsman or Holding, as applicable, may reasonably request.

   Section 6.14. Financing. Scotsman shall use its reasonable best efforts to obtain the financing commitments, amendments or other financing arrangements referred to in Section 8.14, to enter into definitive agreements consistent with the terms of such financing commitments, amendments or arrangements and to do all such acts and things reasonably necessary to consummate the transactions contemplated by such definitive agreements. Scotsman shall promptly notify Holding and TDC of the receipt of such financing commitments, amendments or arrangements and shall advise Holding and TDC from time to time of its progress in negotiating such definitive agreements.


                                  ARTICLE VII

                      ADDITIONAL COVENANTS AND AGREEMENTS

   Section 7.1. Board Representation. Effective on or prior to the Effective Date, Scotsman shall increase the size of its Board of Directors by one, so that such Board of Directors shall consist of a total of eight directors, with such additional directorship to be in the class of directors whose term expires at the 1996 annual meeting of stockholders (the "1996 Class"), and (ii) appoint Collins to the currently existing vacancy in the class of directors whose term expires at the 1995 annual meeting of stockholders (the "1995 Class") and Diggs to the new directorship in the 1996 Class, in each case to hold office until his successor shall have been duly elected and qualified. So long as the Stockholders, their Permitted Transferees (the Stockholders and their Permitted Transferees are collectively referred to herein as the "Merger Stockholders") and the Acquisition Shareholders (the Merger Stockholders and the Acquisition Shareholders are collectively referred to as the "New Scotsman Stockholders") own (on a fully diluted basis) at least 1,688,578

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

shares of Scotsman Common Stock (reduced by one-half of the amount (the "Reduction Amount") equal to the excess, if any, of 651,733 over the sum of (i) the number of Scotsman Contingent Common Shares, if any, finally determined to be issuable pursuant to Sections 2.1(d), 2.2 and 2.3 and (ii) the number of Scotsman Earnout Shares (as defined in the Whitlenge Share Acquisition Agreement), if any, finally determined to be issuable pursuant to Sections 1.1 and 1.2 of the Whitlenge Share Acquisition Agreement and appropriately adjusted for any recapitalization, stock dividend, split or other similar change in the capital stock taking place after the date hereof), the New Scotsman Stockholders will be entitled to designate the individuals who are nominated by Scotsman's Board of Directors to fill the directorships initially held by Collins and Diggs. If at any time the ownership of the New Scotsman Stockholders (on a fully diluted basis) is between 1,114,462 (reduced by an amount equal to 33% of the Reduction Amount and appropriately adjusted for any recapitalization, stock dividend, split or other similar change in the capital stock taking place after the date hereof) and 1,688,578 shares of the Scotsman Common Stock (reduced by an amount equal to one-half of the Reduction Amount and appropriately adjusted for any recapitalization, stock dividend, split or other similar change in the capital stock taking place after the date hereof), the New Scotsman Stockholders will be entitled to designate the individual chosen pursuant to subsection 3(b) of the Stockholders' Agreement, dated as of January 11, 1994, as amended from time to time, among certain of the stockholders of Holding, the shareholders of WAL and certain other parties thereto, and shall have no right under this Section 7.1 to designate any other individuals for election to the Board. If at any time the New Scotsman Stockholders own (on a fully diluted basis) less than 1,114,462 shares of the Scotsman Common Stock (reduced by 33% of the Reduction Amount and appropriately adjusted for any recapitalization, stock dividend, split or other similar change in the capital stock taking place after the date hereof), the New Scotsman Stockholders will no longer have any right under this Section 7.1 to designate any nominees for election to the Board.

   If the right of the New Scotsman Stockholders to designate an individual or individuals for nomination shall cease (by reason of the foregoing or the immediately following paragraph of this Section 7.1) at any time during which a directorship or directorships is or are held by a designee or designees of the New Scotsman Stockholders and any such designee or designees holding the directorship or directorships as to which the New Scotsman Stockholders have no such right is a New Scotsman Stockholder or are New Scotsman Stockholders, then any such designee who is a New Scotsman Stockholder shall, at Scotsman's request, promptly resign as director. If such designee or designees are not New Scotsman Stockholders, the New Scotsman Stockholders shall, at Scotsman's request, use their reasonable best efforts to cause such designee or designees to promptly resign. So long as the New Scotsman Stockholders are entitled under this Section

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

7.1 to designate at least one nominee, Scotsman shall cause the size of the Board not to exceed eight directors (unless the holders of shares of any preferred stock, including, without limitation, the Scotsman Convertible Preferred Stock, are entitled to elect directors pursuant to the applicable Certificate of Designation, in which case the Board may consist of up to such amount of directors as is equal to eight plus such additional directors).

   The rights of the New Scotsman Stockholders under this Section 7.1 shall terminate at such time as the obligations of the Merger Stockholders pursuant to Section 7.2 and of the Acquisition Shareholders pursuant to Section 5.1 of the Whitlenge Share Acquisition Agreement (or in either case pursuant to any agreement extending the obligations under Section 7.2 or such Section 5.1, as the case may be) terminate.

   As used herein, "Permitted Transferees" shall mean with respect to any Stockholder (other than Onex or Onex DHC), (i) any other Stockholder, (ii) any of its controlled affiliates, (iii) in the event of the dissolution, liquidation or winding up of any Stockholder that is a corporation or a partnership, the partners of a partnership that is such Stockholder, the stockholders of a corporation that is such Stockholder or a successor partnership all of the partners of which or a successor corporation all of the stockholders of which are the persons who were the partners of such partnership or the stockholders of such corporation immediately prior to the dissolution, liquidation or winding up of such Stockholder, (iv) a transferee by testamentary or intestate disposition, (v) the spouse, children and/or other relatives of such Stockholder, (vi) a trust transferee by inter vivos transfer, the beneficiaries of which are the transferring Stockholder, spouse, children and/or other relatives of such Stockholder, or (vii) a successor nominee or trustee for the beneficial owner of the shares of Holding Common Stock for which such Stockholder acts as nominee or trustee, as the case may be, in each case to whom a Stockholder may transfer shares of Holding Common Stock prior to the Effective Time; provided, however, that (x) the aggregate number of shares covered by transfers to persons described in clause (i) shall not exceed 1,500,000 and (y) any such Permitted Transferee who was not, prior to such transfer, a stockholder of Holding shall furnish to Scotsman a written instrument, reasonably satisfactory to Scotsman, whereby such Permitted Transferee agrees to be bound by any obligations of Merger Stockholders contained in this Agreement as though such Permitted Transferee were a party hereto (it being understood that any such transfer shall in no way relieve any Stockholder of any obligations under this Agreement unless such transfer shall be made to another Stockholder, in which case Schedule 10.1 shall be appropriately revised to reflect a reallocation of the percentages set forth therein). As used in this Section 7.1, "on a fully diluted basis" shall include any shares of Scotsman Common Stock into which shares of Scotsman Convertible Preferred Stock owned by the New Scotsman Stockholders are convertible and,

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

until the final determination of the number of Scotsman Common
Contingent Shares, if any, issuable pursuant to Sections 2.1(d), 2.2 and 2.3 and the number of Scotsman Earnout Shares, if any, issuable pursuant to Sections 1.1 and 1.2 of the Whitlenge Share Acquisition Agreement, the maximum number of Scotsman Contingent Common Shares and Scotsman Earnout Shares that may be issuable.

   Section 7.2. Voting. So long as the New Scotsman Stockholders are entitled under Section 7.1 to designate at least one nominee to Scotsman's Board of Directors, the Merger Stockholders, together with any affiliates or associates controlled by them, shall, and the Merger Stockholders shall use reasonable best efforts to cause any other of their affiliates or associates to, vote all shares of capital stock of Scotsman owned by them (other than the shares of Scotsman Common Stock (the "PM Affiliate Shares") listed on Schedule 3.3(b) as being beneficially owned by the affiliates of Pacific and PM listed on such Schedule (the "PM Affiliates") or other shares acquired after the date hereof by the PM Affiliates without violation of Section 7.3, as to which this Section
7.2 shall not apply) in favor of all of the director nominees to the Board of Directors recommended by the Board of Directors of Scotsman (which shall include any designate or designates referred to in Section 7.1). The obligations of the Merger Stockholders under this Section 7.2 shall in any event terminate on the tenth anniversary of the date hereof unless, by agreement among Scotsman and the New Scotsman Stockholders who then own any shares of Scotsman Common Stock or Scotsman Convertible Preferred Stock, such obligations are extended after the eighth anniversary and prior to such tenth anniversary.

   Section 7.3. Standstill. Unless specifically requested in writing in advance by Scotsman's Board of Directors, during the period from the date hereof through and including the fifth anniversary hereof, the New Scotsman Stockholders, together with their affiliates and associates, may not, directly or indirectly, (i) acquire any voting securities or any securities convertible into, or any rights, warrants or options to acquire, any voting securities, of Scotsman (other than pursuant to this Agreement or the Whitlenge Share Acquisition Agreement, or upon the conversion, in accordance with their terms, of the Scotsman Convertible Preferred Shares acquired pursuant to this Agreement), (ii) make, induce or assist any other person to make, any proposal regarding an acquisition of Scotsman by any person or group or any other transaction that could result in a change in control of Scotsman, (iii) solicit proxies or otherwise participate in any proxy contest with respect to Scotsman,
(iv) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any matter described in clause (i), (ii) or (iii), (v) request a waiver to permit any of the foregoing or (vi) take any action with respect to any of the foregoing matters that requires public disclosure. Notwithstanding clause (i) of the immediately preceding sentence, in the event this Agreement is terminated pursuant to Section

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

11.1, and only in such event, the New Scotsman Stockholders, together with their affiliates, may acquire beneficial ownership of shares of Scotsman Common Stock representing less than 5% of the outstanding shares. Neither the New Scotsman Stockholders nor any of their successors may sell in any transaction, or series of related transactions, more than 500,000 shares of Scotsman Common Stock (on a fully diluted basis and appropriately adjusted for any recapitalization, stock dividend, split or other change in the capital stock taking place after the date hereof) to a single person or group (other than a group of underwriters in connection with an underwritten public offering) unless such person or group agrees to the provisions of this Section 7.3. Nothing in this Section 7.3 shall in any way limit the obligations of the New Scotsman Stockholders and their affiliates and associates under Section 7.2, it being understood that, so long as the New Scotsman Stockholders are entitled under Section 7.1 to designate one nominee to Scotsman's Board of Directors, during any proxy contest conducted with respect to Scotsman by any third party, the New Scotsman Stockholders, together with their affiliates and associates, shall be required to vote (other than the voting of the PM Affiliate Shares or other shares acquired after the date hereof by the PM Affiliates without violation of this Section 7.3, as to which this sentence shall not apply) in favor of the director nominees to the Board of Directors recommended by the Board of Directors of Scotsman. Notwithstanding the provisions of this Section 7.3, (a) the PM Affiliates may sell or otherwise dispose of the PM Affiliate Shares to any person in any manner, without regard to such provisions (provided that this clause (a) shall not permit any New Scotsman Stockholder, or its affiliates or associates, to acquire such PM Affiliate Shares) and (b) the PM Affiliates shall no longer be bound by this Section 7.3 after the later of (i) the date of final determination of EBITDA pursuant to Section 2.3 (or, if the Scotsman Contingent Common Shares are issuable pursuant to Sections 2.1(d) and 2.3, the date of such issuance) and (ii) the date on which (x) Pacific, PM and their affiliates (other than the PM Affiliates) no longer beneficially own any shares of Scotsman Common Stock or Scotsman Convertible Preferred Stock acquired pursuant to this Agreement or any shares of Scotsman Common Stock acquired upon conversion of such Scotsman Convertible Preferred Stock and (y) Pacific, PM and their affiliates (including the PM Affiliates) are no longer part of a "group" (within the meaning of Rule 13d-5 under the Exchange Act) with respect to securities of Scotsman which includes any New Scotsman Stockholder or any affiliate of any New Scotsman Stockholder, it being understood that if the PM Affiliates are no longer bound by this Section 7.3 as described above, Pacific, PM and their affiliates (other than the PM Affiliates) will continue to be bound by this Section 7.3.

   Section 7.4. Insurance. Onex and the affiliates of Onex controlled by it will take such action as is necessary to cause the insurance policies listed on
Schedule 3.21 to provide the coverage listed therein with respect to Holding and TDC for

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periods ending on or prior to the Effective Date, and to continue such coverage, on and after the Effective Date, for the benefit of the Surviving Corporation and TDC and (to the extent permitted under such policies) their respective successors and assigns with respect to periods ending on or prior to the Effective Date, notwithstanding the transactions contemplated hereby, except to the extent any insurer cancels any such policy or withdraws from coverage (other than at the request of Holding, TDC or any affiliate thereof or due to the failure to pay any premium on any such policy). Without limiting the foregoing, neither Onex nor the affiliates of Onex controlled by it shall take any action to remove Holding or TDC as a named insured under any of such policies or cause Holding or TDC to be denied the benefit of any insurance coverage currently available to them.

   Section 7.5. Tax-Free Nature; Tax Consequences. The parties to this Agreement intend the Merger to constitute a reorganization described in section 368(a) of the Code and shall use their reasonable best efforts to cooperate in achieving such a tax-free reorganization. Notwithstanding the preceding sentence, the parties to this Agreement will rely solely on their own advisors in determining the tax consequences of the transactions contemplated by this Agreement and each party is not relying, and will not rely, on any representations or assurances of any other party regarding such consequences other than the representations and covenants set forth in writing in this Agreement or any other agreement or certificate delivered in connection herewith. In the event that the transactions contemplated by this Agreement do not qualify as such a tax-free reorganization, the validity of such transactions shall nevertheless be binding and final upon the parties to this Agreement. Scotsman will not take any tax reporting positions or make any tax elections inconsistent with the characterization of the Merger as a reorganization described in section 368(a)(2)(E) of the Code except as may be required upon examination by any Tax authority.


                                  ARTICLE VIII

            CONDITIONS PRECEDENT TO OBLIGATIONS OF SCOTSMAN AND SUB

   The obligations of Scotsman and Sub under this Agreement to cause the Merger to be consummated shall, at the option of Scotsman, be subject to the satisfaction, on or prior to the Effective Date, of the following conditions:

   Section 8.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Holding, TDC or any Stockholder in the performance of their respective covenants and agreements herein to be performed at or prior to the Effective Time; subject to Section 10.7, none of the representations and warranties of any Stockholder that is qualified as to materiality shall be untrue or incorrect in any respect and on the Effective Date such representations and

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

warranties shall be true and correct as though made on the Effective
Date except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Scotsman, permitted by Section 6.6(a) or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; subject to
Section 10.7, none of the representations or warranties that is not so qualified shall be untrue or incorrect in any material respect and on the Effective Date such representations and warranties shall be true and correct in all material respects as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Scotsman, permitted by Section 6.6(a) or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; and there shall have been delivered to Scotsman and Sub a certificate or certificates to the foregoing effect, dated the Effective Date, signed on behalf of Holding and TDC by their respective Presidents and Chief Financial Officers and signed by each of the Stockholders.

   Section 8.2. No Material Adverse Effect. Between the date hereof and the Effective Date, there shall have been no Material Adverse Effect on Holding and TDC, taken as a whole; and there shall have been delivered to Scotsman and Sub a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Holding and TDC by their respective Presidents and Chief Financial Officers and signed by each Stockholder.

   Section 8.3. Opinion of Counsel for Holding, TDC and the Stockholders. Scotsman and Sub shall have received (a) from Debevoise & Plimpton, counsel for Holding and TDC, an opinion, dated the Effective Date, in form and substance reasonably satisfactory to Scotsman, substantially to the effect set forth in
Exhibit III-A, and (b) from counsel for Onex, Onex DHC, EJJM, Diggs and Collins, opinions, dated the Effective Date, in form and substance reasonably satisfactory to Scotsman, substantially to the effect set forth in Exhibit III-B.

   Section 8.4. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

   Section 8.5. Necessary Governmental Approvals. The parties shall have received all governmental and regulatory approvals and actions reasonably necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Effective Date by applicable law or regula-

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

tion (including, without limitation, the expiration or early termination of the applicable waiting period under the HSR Act, if any) or are necessary to prevent a Material Adverse Effect on Holding and TDC taken as a whole.

   Section 8.6. Necessary Consents. Holding and TDC shall have received consents, in form and substance reasonably satisfactory to Scotsman, to the transactions contemplated hereby from the other parties to all material contracts, leases, agreements and permits to which Holding or TDC is a party or by which they are affected and which require such consent prior to the Merger and are necessary to prevent a Material Adverse Effect with respect to Holding and TDC taken as a whole.

   Section 8.7. Noncompetition Agreements. Each of Onex, Onex DHC, Diggs, Collins, Manifold, McCollom, Moffatt, Panella, Reed, Schafer, Tillotson, Tilmann, KE McCrone, MP McCrone and Anderson shall have entered into a Noncompetition Agreement with Scotsman substantially in the form of Exhibit IV.

   Section 8.8. Registration Rights Agreement. The Stockholders shall have each entered into the Registration Rights Agreement substantially in the form of Exhibit V.

   Section 8.9. Stockholder Action. This Agreement shall have been unanimously adopted by all holders of Holding Common Stock. The issuance of shares of Scotsman Common Stock and Scotsman Convertible Preferred Stock pursuant to this Agreement and the Whitlenge Share Acquisition Agreement shall have been approved by a majority of votes cast by holders of Scotsman Common Stock, provided that the total vote cast shall have represented over 50% of the issued and outstanding shares of Scotsman Common Stock at the time of the vote.

   Section 8.10. Dissenting Stockholders. No stockholder of Holding shall have delivered a written demand for appraisal of its Holding Common Stock pursuant to Section 262 of the DGCL; and there shall have been delivered to Scotsman and Sub a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Holding and TDC by their respective Presidents and Chief Financial Officers.

   Section 8.11. Stock Exchange Listings. The NYSE shall have approved for listing, upon official notice of issuance, the shares of Scotsman Fixed Common Shares to be issued pursuant to Section 2.1, the Scotsman Contingent Common Shares which may be issued pursuant to Sections 2.1 and 2.3 and the shares of Scotsman Common Stock issuable upon conversion of the Scotsman Convertible Preferred Shares.

   Section 8.12. Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been entered by the SEC.

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

   Section 8.13. Securities Laws. Scotsman shall have received all necessary permits and otherwise complied with any state securities laws applicable to the issuance of the Scotsman Common Stock, the Scotsman Convertible Preferred Stock and the Scotsman Nonconvertible Preferred Stock pursuant to this Agreement.

   Section 8.14. Financing. Scotsman shall have obtained, on or before February 15, 1994, written financing commitments, amendments to its existing financing arrangements or other financing arrangements in an amount sufficient to (i) pay the cash consideration specified in this Agreement and the Whitlenge Share Acquisition Agreement, (ii) refinance, to the extent required, the outstanding debt of Scotsman and (iii) refinance the outstanding debt of Holding, TDC and Whitlenge, in each case on terms satisfactory to Scotsman.

   Section 8.15. Comfort Letters. Scotsman and Sub shall have received comfort letters from Arthur Andersen & Co., Coopers & Lybrand and Ernst & Young, dated the date of mailing the Proxy Statement/Prospectus and the Effective Date and addressed to Scotsman, in each case in form and substance reasonably satisfactory to Scotsman, covering such matters reasonably requested by it.

   Section 8.16. Glenco Holdings. Scotsman shall have obtained a written waiver by Glenco Holdings of the Scotsman Noncompetition Agreement, dated September 23, 1992 (the "Scotsman Noncompetition Agreement").

   Section 8.17. Whitlenge Share Acquisition Agreement. The Whitlenge Share Acquisition Agreement shall be in full force and effect and all of the issued WAL Ordinary Shares (as such term is defined in the Whitlenge Share Acquisition Agreement) shall have been tendered, accompanied by a stock transfer form executed in blank, and accepted for payment by Scotsman or the Tender Subsidiary (as so defined) and the condition contained in Section 6.21 of the Whitlenge Share Acquisition Agreement shall have been satisfied or waived.

   Section 8.18. Average Scotsman Common Stock Closing Price. The average Closing Price of the Scotsman Common Stock for the ten trading days prior to the date of the meeting of the stockholders of Scotsman referred to in Section
6.3 shall not be more than U.S. $14.50.

   Section 8.19. Resignations of Directors. Scotsman shall have received the resignation of each of the directors of Holding and TDC, effective as of the Effective Date.

   Section 8.20. Termination of Management and Stockholders' Agreement. The Onex Management Agreement, the Diggs Management Agreement and the Stockholders' Agreement shall have been terminated, effective upon the Effective Date, without payment by

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

Holding, WAL or any of their subsidiaries of any amount in respect of such termination other than accrued fees and expenses incurred before the Effective Time.


                                   ARTICLE IX

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                      OF HOLDING, TDC AND THE STOCKHOLDERS

   The obligations of Holding, TDC and the Stockholders under this Agreement to cause the Merger to be consummated shall, at the option of Holding, TDC and the Stockholders, be subject to the satisfaction, on or prior to the Effective Date, of the following conditions (other than the condition set forth in Section 9.14), and the obligations of Holding, TDC and the Stockholders under this Agreement to cause the Merger to be consummated shall, at the option of Holding, be subject to the satisfaction, on or prior to the Effective Date, of the condition set forth in Section 9.14:


   Section 9.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Scotsman or Sub in the performance of any of their respective covenants and agreements herein to be performed at or prior to the Effective Time; none of the representations and warranties of Scotsman or Sub that is qualified as to materiality shall be untrue or incorrect in any respect and on the Effective Date such representations and warranties shall be true and correct as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transactions expressly consented to in writing by Holding, permitted by Sections 6.6(a) and (b) or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; none of the representations or warranties that are not so qualified shall be untrue or incorrect in any material respect and on the Effective Date such representations and warranties shall be true and correct in all material respects as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transactions expressly consented to in writing by Holding, permitted by Sections 6.6(a) and
(b) or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; and there shall have been delivered to Holding, TDC and the Stockholders a certificate or certificates to the foregoing effect, dated the Effective Date, signed on behalf of Scotsman and Sub by their Presidents and Chief Financial Officers.

   Section 9.2. No Material Adverse Effect. Between the date hereof and the Effective Date, there shall have been no Material Adverse Effect on Scotsman and its subsidiaries taken as a whole; and there shall have been delivered to Holding, TDC and the Stockholders a certificate or certificates to such effect,

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

dated the Effective Date, signed on behalf of Scotsman by its President and Chief Financial Officer.

   Section 9.3. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

   Section 9.4. Opinions of Counsel for Scotsman and Sub. Holding, TDC and the Stockholders shall have received (a) from Sidley & Austin, special counsel for Scotsman and Sub, an opinion, dated the Effective Date, in form and substance satisfactory to Holding, TDC and the Stockholders, substantially to the effect set forth in Exhibit VI-A, and (b) from Schiff, Hardin & Waite, counsel for Scotsman and Sub, an opinion, dated the Effective Date, in form and substance satisfactory to Holding, TDC and the Stockholders, substantially to the effect set forth in Exhibit VI-B.

   Section 9.5. Necessary Governmental Approvals. The parties shall have received all governmental and regulatory approvals and actions reasonably necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Effective Date by applicable law or regulation (including, without limitation, the expiration or early termination of the applicable waiting period under the HSR Act, if any) or are necessary to prevent a Material Adverse Effect on Scotsman and its subsidiaries taken as a whole.

   Section 9.6. Registration Rights Agreement. Scotsman shall have executed and delivered the Registration Rights Agreement substantially in the form of
Exhibit V.

   Section 9.7. Stockholder Action. This Agreement shall have been unanimously adopted by all holders of Holding Common Stock. The issuance of shares of Scotsman Common Stock and Scotsman Convertible Preferred Stock pursuant to this Agreement and the Whitlenge Share Acquisition Agreement shall have been approved by a majority of votes cast by holders of Scotsman Common Stock, provided that the total vote cast shall have represented over 50% of the issued and outstanding shares of Scotsman Common Stock at the time of the vote.

   Section 9.8. Stock Exchange Listings. The NYSE shall have approved for listing, upon official notice of issuance, the Scotsman Fixed Common Shares to be issued pursuant to Section 2.1, the Scotsman Contingent Common Shares which may be issued pursuant to Sections 2.1 and 2.3 and the shares of Scotsman

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

Common Stock issuable upon the conversion of the Scotsman Convertible Preferred Shares.

   Section 9.9. Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been entered by the SEC.

   Section 9.10. Securities Laws. Scotsman shall have received all necessary permits and otherwise complied with any state securities laws applicable to the issuance of the shares of the Scotsman Common Stock, the Scotsman Convertible Preferred Stock and the Scotsman Nonconvertible Preferred Stock pursuant to this Agreement.

   Section 9.11. Financing. Scotsman shall have obtained, on or before February 15, 1994, written financing commitments, amendments to its existing financing arrangements or other financing arrangements in an amount sufficient to (i) pay the cash consideration specified in this Agreement and the Whitlenge Share Acquisition Agreement, (ii) refinance, to the extent required, the outstanding debt of Scotsman and (iii) refinance the outstanding debt of Holding, TDC and Whitlenge, in each case on terms reasonably satisfactory to Holding and TDC.

   Section 9.12. Glenco Holdings. Scotsman shall have obtained, on or before January 31, 1994, a written waiver by Glenco Holdings of the Scotsman Noncompetition Agreement.

   Section 9.13. Whitlenge Share Acquisition Agreement. The Whitlenge Share Acquisition Agreement shall be in full force and effect and all of the issued WAL Ordinary Shares shall have been tendered, accompanied by a stock transfer form executed in blank, and accepted for payment by Scotsman or the Tender Subsidiary and the condition contained in Section 6.21 of the Whitlenge Share Acquisition Agreement shall have been satisfied or waived.

   Section 9.14. Average Scotsman Common Stock Closing Price. The average Closing Price of the Scotsman Common Stock for the ten trading days prior to the date of the meeting of the stockholders of Scotsman referred to in Section
6.3 shall not be less than U.S. $10.50.

   Section 9.15. Necessary Consents. Holding and TDC shall have received consents, in form and substance reasonably satisfactory to Holding and TDC, to the transactions contemplated hereby from the other parties to all material contracts, leases, agreements and permits to which Holding or TDC is a party or by which they are affected and which require such consent prior to the Merger and are necessary to prevent a Material Adverse Effect with respect to Holding and TDC taken as whole.

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

   Section 9.16. Comfort Letters. Holding shall have received comfort letters from Arthur Andersen & Co., Coopers & Lybrand and Ernst & Young, dated the date of mailing the Proxy Statement/Prospectus and the Effective Date and addressed to Holding, in each case in form and substance reasonably satisfactory to Holding, covering such matters reasonably requested by it.

   Section 9.17. Dissenting Stockholders. No stockholder of Holding shall have delivered a written demand for appraisal of its Holding Common Stock pursuant to Section 262 of the DGCL.


                                   ARTICLE X

                           INDEMNIFICATION; SURVIVAL

   Section 10.1. Indemnification by the Stockholders. From and after the Effective Time, each of the Stockholders shall indemnify and hold harmless Scotsman, TDC, the Surviving Corporation and their subsidiaries, affiliates and successors from and against any and all (a) liabilities, losses, costs or damages ("Loss") and (b) reasonable attorneys', consultants' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by Scotsman, TDC, the Surviving Corporation and their subsidiaries, affiliates and successors in connection with or arising from (x) any breach or failure to perform by any Stockholder or Shareholder (as defined in the Whitlenge Share Acquisition Agreement) of any of their respective agreements, covenants or obligations in this Agreement or the Whitlenge Share Acquisition Agreement or any agreement entered into in connection with the transactions contemplated hereby or thereby, in each case to be performed or complied with after the Effective Time or the Expiration Date (as defined in the Whitlenge Share Acquisition Agreement), as the case may be, (y) any breach of any warranty or the inaccuracy of any representation of Holding, TDC, WAL, Whitlenge Drink or any Stockholder or Shareholder contained in this Agreement or the Whitlenge Share Acquisition Agreement, as updated in accordance with
Section 10.7 hereof and Section 8.7 of the Whitlenge Share Acquisition Agreement, or in any certificate delivered by or on behalf of Holding, TDC, WAL, Whitlenge Drink or any Stockholder or Shareholder pursuant hereto or thereto and (z)(A) the actions listed in item 1 of Schedule 3.17 or (B) any other claim, suit, action, proceeding or other matter in connection with or arising out of the fire that occurred on or about February 5, 1992 at the Indianapolis Athletic Club (including, without limitation, any claim, suit, action or proceeding brought by or on behalf of Holding or TDC to seek or enforce indemnification from Alco Standard or any of its affiliates or insurance coverage under any insurance policy maintained by or for the benefit of Alco Standard, Holding, TDC, Onex or any of their affiliates); provided, however, that the Stockholders shall be required to indemnify and hold harmless under this Section 10.1 only to the

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

extent that the aggregate amount of (without duplication) (i) Loss and Expense referred to above in this Section 10.1 and (ii) Loss and Expense referred to in Section 8.1 of the Whitlenge Share Acquisition Agreement exceeds U.S. $250,000; and provided, further, (X) each Stockholder's obligation to indemnify and hold harmless pursuant to this Section 10.1 shall be limited to the payment by such Stockholder of cash (1) with respect to any individual Loss or Expense (other than any Loss or Expense arising from a breach of a warranty, or inaccuracy of a representation, of such Stockholder contained in Section 3.3(b) or 3.4(b), as to which this clause (1) shall be inapplicable), in an amount that does not exceed the product obtained by multiplying such Stockholder's Applicable Percentage (as set forth on Schedule 10.1) by the amount of such Loss or Expense, and (2) in the aggregate in an amount equal to the product obtained by multiplying such Stockholder's Applicable Percentage (as set forth on Schedule 10.1) by U.S. $30,000,000 (without limiting the foregoing, it being understood that, for purposes of clause (2) above, with respect to the Indianapolis Athletic Club fire matters or otherwise, the payment of any amount by, or with funds furnished by, an insurer or Alco Standard, shall not be deemed to be the payment by any Stockholder and (Y) no Stockholder shall indemnify and hold harmless any indemnified party with respect to any Loss or Expense arising from any breach of a warranty, or inaccuracy of a representation, of any other Stockholder or Continental contained in Section 3.3(b) or 3.4(b) or of any Shareholder contained in
Section 2.3(b) or 2.4(b) of the Whitlenge Share Acquisition Agreement. Notwithstanding any other provision of this Agreement, the Stockholders shall have no obligation to indemnify and hold harmless Scotsman, TDC, the Surviving Corporation, their subsidiaries, affiliates and successors, or any other person from and against any Loss or Expense resulting from an election (whether deemed or actual) under section 338 of the Code made with respect to the Merger.

   Section 10.2. Indemnification by Scotsman and the Surviving Corporation. From and after the Effective Time, Scotsman and the Surviving Corporation shall jointly and severally indemnify and hold harmless the Stockholders and their subsidiaries, affiliates and successors from and against any and all Loss and Expense incurred by the Stockholders and their subsidiaries, affiliates and successors in connection with or arising from (a) any breach or failure to perform by Scotsman or the Surviving Corporation of any of their respective agreements, covenants or obligations in this Agreement or the Whitlenge Share Acquisition Agreement or any agreement entered into in connection with the transactions contemplated hereby or thereby, in each case to be performed or complied with after the Effective Time or the Expiration Time, as the case may be, and (b) any breach of any warranty or the inaccuracy of any representation of Scotsman or Sub contained in this Agreement or the Whitlenge Share Acquisition Agreement or in any certificate delivered by or on behalf of Scotsman or Sub pursuant hereto or thereto; provided, however, that Scotsman and the Surviving Corporation shall be

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

required to indemnify and hold harmless under this Section 10.2 only to the extent that the aggregate amount of (without duplication) (i) Loss and Expense referred to above in this Section 10.2 and (ii) Loss and Expense referred to in Section 8.2 of the Whitlenge Share Acquisition Agreement exceeds U.S. $250,000; and provided, further, Scotsman's and the Surviving Corporation's obligation to indemnify and hold harmless pursuant to this
Section 10.2 shall be limited to the aggregate payment by Scotsman and/or the Surviving Corporation of cash in an amount equal to the excess of (i) U.S. $30,000,000 over (ii) any amount theretofore paid in indemnification by Scotsman and/or any of its subsidiaries under Section 8.2 of the Whitlenge Share Acquisition Agreement. Any payment pursuant to this Section 10.2 shall be payable in cash; provided, however, that to the extent any payment of cash pursuant to this Section 10.2 would cause the aggregate amount of cash paid pursuant to this Section 10.2 to exceed 19% of the sum of (i) the aggregate amount of cash paid pursuant to this Section 10.2, (ii) the Adjusted Value (as defined below) of Scotsman Contingent Common Shares theretofore paid to the former holders of Holding Common Stock pursuant to Section 2.3 and (iii) the aggregate liquidation preference of the shares of Scotsman Nonconvertible Preferred Stock issued pursuant to this Section 10.2, such excess shall be paid in the form of shares of Scotsman Nonconvertible Preferred Stock, valued for such purpose at 100% of their liquidation preference. For purposes of the foregoing, the Adjusted Value of a Scotsman Contingent Common Share shall be determined in the manner provided in the last paragraph of Section 2.1 except that the business day immediately prior to the date such Scotsman Contingent Common Share was issued shall be substituted for the Effective Date.

   Section 10.3. Notice of Claims. If Scotsman (with respect to Section 10.1) or the Stockholder Representative (with respect to Section 10.2) believes that any of the persons entitled to indemnification under this Article X has suffered or incurred any Loss or incurred any Expense, whether or not the applicable dollar limitation specified by Section 10.1 or 10.2 has been exceeded, Scotsman or the Stockholder Representative, as the case may be, shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred; provided, however, that the omission by such indemnified party to give notice as provided herein shall not relieve the indemnifying party of its indemnification obligation under this Article X except to the extent that such omission results in a failure of actual notice to the indemnifying party and such indemnifying party is materially damaged as a result of such failure to give notice. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the persons entitled to indemnification under this

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

Article X intends to claim any liability or expense as Loss or Expense under this Article X, any such person shall promptly notify the indemnifying party of such action or suit as specified in this Section 10.3 and Section 10.4. Any party entitled to indemnification hereunder shall use reasonable efforts to minimize any Loss or Expense for which indemnification is sought hereunder.

   If Scotsman furnishes a notice referred to in the first sentence of the immediately preceding paragraph and the Stockholder Representative, within 10 business days of receipt thereof, furnishes Scotsman with a notice (an "Alco Notice") stating that the Loss and Expense referred to in Scotsman's notice, or some portion thereof, are subject to indemnification by Alco Standard pursuant to any of the agreements referred to in Section 3.32 or in Section 2.32 of the Whitlenge Share Acquisition Agreement (such notice to include specific reference to the provisions of the agreements containing the indemnification obligations), then (i) Scotsman shall use its best efforts to enforce such indemnification obligations and the Stockholders and the Stockholder Representative shall cooperate fully with Scotsman in seeking to enforce such indemnification obligations and (ii) the indemnifying parties shall not be required to indemnify with respect to the portion of such Loss and Expense subject to indemnification until, and to the extent that, a court of competent jurisdiction determines, or the Stockholder Representative acknowledges, that Alco Standard is not required to so indemnify (it being understood that for purposes of the second proviso to the first sentence of Section 10.6, Scotsman shall be deemed to have asserted its claim for indemnification by the indemnifying parties at the time of its notice and that the Loss and Expense referred to in such notice shall be deemed to include, although not referred to therein, any Loss and Expense thereafter incurred by any of the indemnified parties in seeking to enforce, whether or not successful, any purported indemnification obligation of Alco Standard identified by the Stockholder Representative). In the event that the Stockholder Representative fails to give an Alco Notice within the 10 business day period specified above, but furnishes an Alco Notice at a later date, then (x) Scotsman, the Stockholder Representative and the Stockholders shall take the actions specified in clause
(i) above, (y) should Scotsman or another person entitled to indemnification under Section 10.1 thereafter successfully enforce any such purported indemnification obligation of Alco Standard, any Loss and Expense that is recovered in such enforcement action and was theretofore covered by an indemnification payment by the indemnifying parties hereunder shall be paid over to the Stockholder Representative on behalf of the Stockholders and (z) the obligation of the indemnifying parties with respect to any Loss and Expense identified in such subsequent Alco Notice as covered by such purported indemnification obligation and for which, at the time of such subsequent Alco Notice, indemnification has not been made by the indemnifying parties hereunder, shall be as specified in clause (ii) above.

Without limiting the indemnifying parties' obligation under clause (ii) above to make an indemnification payment following a judicial determination of the type referred to in such clause (ii), Scotsman, if requested in writing by the Stockholder Representative on a timely basis, shall, at the expense of the Stockholders (which shall be promptly paid as incurred), use its best efforts to pursue a judicial appeal of such determination. If any such appeal results in the recovery by Scotsman or another person entitled to indemnification under
Section 10.1 of any Loss or Expense which theretofore was covered by an indemnification payment by the indemnifying parties hereunder, such recovery shall be paid over to the Stockholder Representative on behalf of the Stockholders. The Stockholders and the Shareholders shall be subrogated to any and all rights of Scotsman or the other persons entitled to indemnification pursuant to Section 10.1 under any indemnification obligations of Alco Standard pursuant to any of the agreements referred to in Section 3.32 or in Section
2.32 of the Whitlenge Share Acquisition Agreement in respect of any Loss or Expense with respect to which the Stockholder Representative has not furnished an Alco Notice and for which the Stockholders or the Shareholders have theretofore indemnified Scotsman or such other persons.

   With respect to any claim that Scotsman or the other persons entitled to indemnification under Section 10.1 may pursue against Alco Standard with respect to the enforcement of a purported indemnification obligation pursuant to any of the agreements referred to in Section 3.32 or in Section 2.32 of the Whitlenge Share Acquisition Agreement, neither Scotsman nor such other persons shall consent to entry of any judgment or enter into any settlement in respect thereof unless (1) the Stockholder Representative consents to such judgment or settlement or (2) Scotsman (on behalf of itself and such other indemnified persons) releases the Stockholders and the Shareholders from any and all liability with respect to the Loss and Expense that was the subject of such claim and such judgment or settlement does not adversely affect any Stockholder or Shareholder or any of their subsidiaries, affiliates or successors or any other claim for indemnification by Alco Standard pursuant to any of the agreements referred to in Section 3.32 or in Section 2.32 of the Whitlenge Share Acquisition Agreement. With respect to any judicial or other proceeding or appeal pursued by Scotsman or the other persons entitled to indemnification under Section 10.1 and seeking the enforcement of a purported indemnification obligation of Alco Standard pursuant to any of such agreements, the Stockholders (i) if they have theretofore fully indemnified (subject to any applicable deductible) Scotsman and the other persons entitled to indemnification under Section 10.1, shall be entitled, at their own expense and through counsel of their choice, to control the pursuit of the indemnification claim against Alco Standard in such judicial or other proceeding or appeal (it being understood that the Stockholders shall not consent to entry of any judgment or enter into any settlement with respect thereto that adversely affects Scotsman or any of the other persons entitled to indemnification under Section 10.1, unless Scotsman or such persons, as the case may be, shall have consented thereto), and (ii) if they have not so fully indemnified (subject to any applicable deductible) Scotsman or the other persons entitled to indemnification under Section 10.1, shall be entitled, at their own expense, to participate with counsel of their choice but without any right of control thereof.

   Section 10.4. Third Party Claims. (a) In the event of any claim for indemnification hereunder (other then pursuant to clause (z)(A) of Section 10.1) resulting from or in connection with any claim or legal proceeding by a third party, the indemnified persons shall give such notice thereof to the indemnifying party not later than twenty business days prior to the time any response to the asserted claim is required, if possible, and in any event within fifteen days following the date such indemnified person has actual knowledge thereof; provided, however, that the omission by such indemnified party to give notice as provided herein shall not relieve the indemnifying party of its indemnification obligation under this Article X except to the extent that such omission results in a failure of actual notice to the indemnifying party and such indemnifying party is materially damaged as a result of such failure to give notice. In the event of any such claim for indemnification resulting from or in connection with a claim or legal proceeding by a third party, the indemnifying party may, at its sole cost and expense, assume the defense thereof; provided, however, that counsel for the indemnifying party, who shall conduct the defense of such claim or legal proceeding, shall be reasonably satisfactory to the indemnified party; and provided, further, that if the defendants in any such actions include both the indemnified persons and the indemnifying party and the indemnified persons shall have reasonably concluded that there may be legal defenses or rights available to them which have not been waived and are in actual or potential conflict with those available to the indemnifying party, the indemnified persons shall have the right to select one law firm reasonably acceptable to the indemnifying party to act as separate counsel, on behalf of such indemnified persons, at the expense of the indemnifying party. Subject to the second proviso of the immediately preceding sentence, if an indemnifying party assumes the defense of any such claim or legal proceeding, such indemnifying party shall not consent to entry of any judgment, or enter into any settlement, that (a) is not subject to full indemnification hereunder (except for the deductible referred to in clause (ii) of the first proviso to the first sentence of Section 10.1 or the deductible referred to in clause (ii) of the first proviso to the first sentence of Section 10.2, in either case to the extent applicable), (b) provides for injunctive or other non-monetary relief affecting the indemnified persons or (c) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnified persons of a release from all liability with respect to such claim or legal proceeding, without the prior written consent of the indemnified persons (which consent, in the case of clauses (b) and (c), shall not be unreasonably withheld); and provided, further, that subject to the second proviso of the immediately preceding sentence, the indemnified persons may, at their own expense, participate in any such proceeding with the counsel of their choice without any right of control thereof. So long as the indemnifying party is in good faith defending such claim or proceeding, the indemnified persons shall not compromise or settle such claim or proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnifying party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the indemnified persons may defend against such claim or litigation in such manner as they may deem appropriate, including, without limitation, settling such claim or litigation (after giving prior written notice of the same to the indemnifying party and obtaining the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) on such terms as the indemnified persons may deem appropriate, and the indemnifying party will promptly indemnify the indemnified persons in accordance with the provisions of this Section 10.4.

   (b) With respect to the matters referred to in clause (z) of Section 10.1, until the indemnification obligations of the Stockholders terminate by reason of clause (2) of the second proviso to the first sentence of Section 10.1, the Stockholders and the Shareholders shall, at their sole cost and expense, assume the defense or prosecution of such matters, as the case may be; provided, however, that Scotsman may, at its own expense, participate in any such defense or prosecution with counsel of its choice without any rights of control thereof; and provided, further, that the Stockholders shall not consent to entry of any judgment, or enter into any settlement, that (a) is not subject to full indemnification hereunder (except for the deductible referred to in clause
(ii) of the first proviso to the first sentence of Section 10.1), (b) provides for injunctive or other non-monetary relief affecting the indemnified persons or (c) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnified persons of a release from all liability with respect to such claim or legal proceeding, without the prior written consent of the indemnified persons (which consent, in the case of clauses (b) and (c), shall not be unreasonably withheld).

   Section 10.5. Exclusive Remedy. In the event the Merger is consummated, any claim against any party hereto for any breach of this Agreement or in connection with any of the transactions contemplated hereby (other than a claim for breach of Section 7.1, 7.2 or 7.3, the representation and warranty contained in the last sentence of Section 3.3(b), the Noncompetition Agreements entered into pursuant to Section 8.7 or the Registration Rights Agreement entered into pursuant to Sections 8.8 and 9.6), shall, to the extent permitted by law, be made solely pursuant to this Article X. Prior to the consummation of the Merger or the termination of this Agreement pursuant to Article XI, no claim may be made against any party hereto for any inaccuracy of any representation or breach of any warranty contained in this Agreement, the Whitlenge Share Acquisition Agreement or any certificate, instrument or other agreement delivered pursuant hereto or thereto.

   Section 10.6. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that the representations and warranties in Sections 3.7, 3.10, 3.11, 3.15, 3.17, 3.18, 3.21, 3.26, 3.32, 3.35 and 4.9 shall terminate on the fourth anniversary of the Effective Date, the representations and warranties contained in Sections 3.8 and 4.8 shall terminate at the time the relevant statute of limitations expires, and the representations and warranties contained in Sections 3.1, 3.3, 3.4, 4.1, 4.2 and 4.4 shall survive without termination, and all other representations and warranties contained herein shall terminate on the third anniversary of the Effective Date; and provided, further, if any claim under this Article X for Loss or Expense in respect of any representations and warranties is asserted in writing prior to the expiration of the applicable period set forth above, the obligations of the indemnifying party with respect to such claim shall not be affected by the expiration of such period.

   Section 10.7. Update of the Representations and Warranties. Not later than ten days prior to the Effective Date, Holding, TDC and any Stockholder may deliver a written notice to Scotsman setting forth any and all facts, conditions, occurrences, changes and other matters, in each case, occurring after the date hereof, that has caused or may cause the representations and warranties of the Stockholders contained herein (including the Schedules hereto) not to be true and correct in all respects. In the event that any of such facts, conditions, occurrences, changes and other matters shall have caused or will cause, on or prior to the Effective Date, any such representation or warranty not to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation and warranty without any materiality qualification) on the Effective Date with the same effect as though made on the Effective Date, Scotsman may elect to terminate this Agreement pursuant to Section 11.1(d) based on such facts, conditions, occurrences, changes or other matters. If Scotsman shall nevertheless proceed to consummate the Merger, such facts, conditions, occurrences, changes and other matters so disclosed as to each such representation or warranty of the Stockholders contained herein (including the Schedules) shall be deemed to constitute an exception to such representation or warranty reflecting the facts, conditions, occurrences, changes and other matters so disclosed with the same effect as if such exception had been made in such representation or warranty as of the date hereof in this Agreement to the extent, but only to the extent, of such disclosure.


                                   ARTICLE XI

                                  TERMINATION

   Section 11.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, (i) this Agreement shall terminate upon any termination of the Whitlenge Share Acquisition Agreement and (ii) this Agreement may be terminated at any time prior to the Effective Date:

   (a)  by the mutual consent of Scotsman and Holding;

   (b) by Scotsman upon any material breach by Holding, TDC or any Stockholder of any of the covenants contained in Article VI or VII or Section 12.1;

   (c) by Holding upon any material breach by Scotsman or Sub of any of the covenants contained in Article VI or VII or Section 12.1;

   (d) by Scotsman if any of the conditions specified in Article VIII has not been met or waived by Scotsman at such time as such condition can no longer be satisfied;

   (e) by Holding if any of the conditions specified in Article IX has not been met or waived by Holding, TDC and the Stockholders, as applicable, at such time as such condition can no longer be satisfied; or

   (f) by Scotsman or Holding if the Merger shall not have been consummated on or before May 1, 1994.

In the event that this Agreement shall be terminated pursuant to this Section 11.1, all further obligations of the parties under this Agreement (other than Sections 7.3, 12.1, 12.2 and 12.10) shall terminate without further liability of any party to the others; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement; and provided, further, that in the case of any such termination, (i) no Stockholder shall bear any liability for any breach of this Agreement (other than a breach of Section 7.3) and (ii) Holding and TDC shall, jointly and severally, be liable for any Stockholder's willful breach of this Agreement as though Holding and TDC had made all representations and warranties of such Stockholder.

                                  ARTICLE XII

                                OTHER PROVISIONS

   Section 12.1. Confidential Nature of Information. Each party agrees that it will treat in strict confidence all documents, materials and other information which it obtains regarding the other parties during the course of the negotiations leading to the consummation of the transactions provided for herein and the preparation of this Agreement; and if for any reason whatsoever the transactions contemplated by this Agreement shall not be consummated, each party shall return to the other party all copies of non-public documents and materials which have been furnished or acquired in connection therewith and shall not use or disseminate such documents, materials or other information for any purpose whatsoever.

   Section 12.2.  Fees and Expenses.  (a) Except as otherwise provided in this
Section 12.2, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors, any expenses incurred by Holding and Whitlenge Drink in connection with any efforts to effect an initial public offering and any fees, disbursements and expenses incurred by or on behalf of Scotsman in connection with the Registration Statement and the Proxy Statement/Prospectus, it being understood that the costs and expenses of the audits and preparation of the historical financial statements of Holding, TDC and WAL included in the Proxy Statement/Prospectus and the costs and expenses of adjusting, for purposes of pro forma financial statements, the historical financial statements of Whitlenge Drink so that they are presented in United States dollars and in accordance with generally accepted accounting principles in the United States shall be deemed to be costs and expenses of the Stockholders and the Shareholders) incurred by it or its affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the arranging or providing for the financing contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (collectively "Acquisition Expenses"); provided, however, that, except for up to U.S. $390,000 of Acquisition Expenses of the Stockholders, Holding and TDC relating to the transactions contemplated by this Agreement, which U.S. $390,000 of Acquisition Expenses are attributable to and shall be borne by Holding and TDC, the Acquisition Expenses of the Stockholders, Holding and TDC shall be borne entirely by the Stockholders and on the Effective Date the Stockholders shall reimburse Holding and TDC for any Acquisition Expenses paid by Holding or TDC prior to the Effective Time in connection with the foregoing. The Stockholders, Holding and TDC shall furnish Scotsman with documentation on the Effective Date demonstrating any reimbursement required by the preceding sentence.

   (b) Holding and TDC shall pay to Scotsman or Sub, upon demand in same day funds, all of Scotsman's and Sub's Acquisition Expenses, in the event that (i) this Agreement is terminated pursuant to clause (d) of Section 11.1 as a result of the failure of the condition set forth in the first sentence of Section 8.9 or pursuant to clause (e) of Section 11.1 as a result of the failure of the condition set forth in Section 9.17 or (ii) the Whitlenge Share Acquisition Agreement is terminated pursuant to clause (d) of Section 9.1 thereof as a result of the failure of the condition set forth in the first sentence of
Section 6.10 thereof (each of the terminations described in clauses (i) and (ii) being referred to as a "Qualifying Termination"); provided, however, that Holding and TDC shall not be obligated to make payments pursuant to this
Section 12.2(b) in an aggregate amount exceeding the sum of (x) U.S. $780,000 and (y) the excess of U.S. $220,000 over the aggregate amount of payments made pursuant to Section 10.2(b) of the Whitlenge Share Acquisition Agreement.

   (c) In addition to payments pursuant to Section 12.2(b) and payments made pursuant to Sections 10.2(b) and 10.2(c) of the Whitlenge Share Acquisition Agreement, Holding and TDC shall pay to Scotsman or Sub, upon demand in same day funds, a fee of U.S. $2,340,000, if (i) there is a Qualifying Termination and (ii) within one year following the Qualifying Termination (x) any of TDC, Whitlenge Drink, Holding or WAL or any combination thereof, directly or through another entity, effects an initial public offering of its shares or (y) any person or persons acquire, directly or indirectly, in one transaction or a series of related transactions, a substantial portion of the assets of TDC and Whitlenge Drink or more than 50% of the shares of common stock of Holding, TDC, Whitlenge Drink or WAL, in any such case described in clause (x) or (y), for a per share consideration (or the equivalent thereof) representing a valuation of Holding, TDC, Whitlenge Drink or WAL greater than that represented by this Agreement or the Whitlenge Share Acquisition Agreement, as the case may be.

   Section 12.3. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by overnight mail, or four days after being mailed (by registered mail, return receipt requested) to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this provision):

   If to Scotsman to:

   Scotsman Industries, Inc.
   775 Corporate Woods Parkway
   Vernon Hills, Illinois 60061
   Attention:  President
         with a copy to:

         Sidley & Austin
         One First National Plaza
         Chicago, Illinois 60603
         Attention:  Frederick C. Lowinger

         If to Sub to:

         Scotsman Acquisition Corporation
         c/o Scotsman Industries, Inc.
         775 Corporate Woods Parkway
         Vernon Hills, Illinois 60061
         Attention:  President

         with a copy to:

         Sidley & Austin
         One First National Plaza
         Chicago, Illinois 60603
         Attention:  Frederick C. Lowinger

         If to Holding to:

         DFC Holding Corporation
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858
         Attention:  Kevin E. McCrone

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to TDC to:

         The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858
         Attention:  Kevin E. McCrone
         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Onex to:

         Onex Corporation
         161 Bay Street, 25th Floor
         Toronto, Ontario
         Attention:  President

         with copies to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         and

         Onex Investment Corp.
         712 Fifth Avenue
         40th Floor
         New York, New York 10019
         Attention:  Timothy C. Collins

         If to Onex DHC to:

         Onex DHC LLC
         c/o Onex Investment Corp.
         421 Leader Street
         Marion, Ohio 43302

         with copies to:

         Onex Corporation
         161 Bay Street, 25th Floor
         Toronto, Ontario
         Attention:  President

         and

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         and

         Onex Investment Corp.
         712 Fifth Avenue
         40th Floor
         New York, New York 10019
         Attention:  Timothy C. Collins

         If to Pacific to:

         Pacific Mutual Life Insurance Company
         700 Newport Center Drive
         Newport Beach, California 92660
         Attention:  Schuyler Lance

         with a copy to:

         Brobeck, Phleger & Harrison
         550 South Hope Street, Suite 2100
         Los Angeles, California 90071
         Attention:  Kenneth R. Bender

         If to PM to:

         Pacific Mutual Life Insurance Company
         700 Newport Center Drive
         Newport Beach, California 92660
         Attention:  Schuyler Lance

         with a copy to:

         Brobeck, Phleger & Harrison
         550 South Hope Street, Suite 2100
         Los Angeles, California 90071
         Attention:  Kenneth R. Bender

         If to EJJM to:

         EJJM
         c/o The Diggs Group
         1630 Kettering Tower
         Dayton, Ohio 45423

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Diggs to:

         Matthew O. Diggs, Jr.
         c/o The Diggs Group
         1630 Kettering Tower
         Dayton, Ohio 45423
         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Collins to:

         Timothy C. Collins
         c/o Onex Investment Corp.
         712 Fifth Avenue
         40th Floor
         New York, New York 10019

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Manifold to:

         W. Joseph Manifold
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to McCollom to:

         Charles L. McCollom
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Moffatt Trust to:

         Anita J. Moffatt Trust
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Moffatt to:

         Anita J. Moffatt
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Panella to:

         Remo Panella
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Reed to:

         Teddy F. Reed
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Schafer to:

         Robert L. Schafer
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Tillotson to:

         Graham E. Tillotson
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Tilmann Trust to:

         John A. Tilmann Trust
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858
         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022

         If to Tilmann to:

         John A. Tilmann
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to KE McCrone to:

         Kevin E. McCrone
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to MP McCrone to:

         Michael P. McCrone
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Anderson to:

         Ronald A. Anderson
         c/o The Delfield Company
         980 South Pleasant Road
         Mt. Pleasant, Michigan 48858

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Continental to:

         Continental Bank N.A.
         231 South LaSalle Street, 12th Floor
         Chicago, Illinois
         Attention:  David Pattie

         with a copy to:

         Mayer, Brown & Platt
         190 South LaSalle Street
         Chicago, Illinois 60603
         Attention:  David Schuette

         Section 12.4.  Definitions.  For purposes of this Agreement:

         (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) an "associate" of any person means (i) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of a class of equity securities, (ii) any trust or other estate in which such person has substantial beneficial interest or as to which such person serves as trustee or in the similar capacity and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the person or any of its parents or subsidiaries.

         (c) the "knowledge of Holding or TDC" means the knowledge of the persons listed in Schedule 12.4, which Schedule includes all directors of Holding and TDC, the chief executive officers of each of Holding and TDC and all employees of Holding and TDC who report directly to such chief executive officer (except for KE McCrone's personal secretary).

   (d) "Material Adverse Effect" means any change or effect (or any development that, insofar as can reasonably be foreseen, would result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the applicable person or persons; and

   (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization or other entity.

   Section 12.5. Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

   Section 12.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors or assigns.

   Section 12.7. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when Scotsman, Sub, Holding, TDC, the Stockholders and Continental shall have each executed one counterpart.

   Section 12.8. Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   Section 12.9. Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

   Section 12.10. Entire Agreement; Amendments and Waivers; Assignment. This Agreement, including the Schedules and Exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein except that the confidentiality agreement, dated October 29, 1993 (the "October Confidentiality Agreement"), between Onex and Scotsman and the confidentiality agreement, dated June 25, 1993 (the "June Confidentiality Agreement"), between Onex Investment Corp. and Scotsman shall remain in full force in effect pursuant to the terms thereto after the execution of this Agreement; provided, however, that the October Confidentiality Agreement shall terminate on the fifth anniversary of the date hereof and the June Confidentiality Agreement shall terminate on the earlier of the Effective Time or the fifth anniversary of the date hereof. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Except as expressly provided herein, the rights and obligations of the parties under this Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto.

   Section 12.11. Governing Law. Except to the extent that Delaware law is mandatorily applicable to the Merger and the rights and obligations of the stockholders of Holding and Scotsman, this Agreement, and the application or interpretation thereof, shall be governed by its terms and by the internal laws of the State of New York, without regard to principles of conflicts of laws as applied in the State of New York or any other jurisdiction which, if applied, would result in the application of any laws other than the internal laws of the State of New York. Each of the parties hereto irrevocably submits and consents to the exclusive jurisdiction of the Supreme Court of the State of New York in the County of New York, or the United States District Court for the Southern District of New York, in connection with any action or proceeding arising out of or relating to this Agreement, and irrevocably waives any immunity from jurisdiction thereof and any claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled in any such action or proceeding. Each of the Merger Stockholders hereby appoints as its or his authorized agent the Stockholder Representative (such agent hereinafter referred to as the "Authorized Agent") upon which process may be served in any action to enforce any claim arising out of or relating to this Agreement which may be instituted in any court described above; such appointment shall be irrevocable until the appointment, similarly irrevocable, of a successor Authorized Agent reasonably acceptable to Scotsman and such successor's acceptance of such appointment. Service of such process upon the Authorized Agent shall be deemed in every respect effective service of process upon each of the Merger Stockholders.

   Section 12.12.  No Third-Party Beneficiaries.  Except for Sections 2.3, 7.1,
7.2 and 7.3 (with respect to Acquisition Shareholders) and Article X, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto and successors and assigns permitted by Section 12.6 any right, remedy or claim under or by reason of this Agreement.

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or by their duly authorized officers, all as of the date first above written.


          SCOTSMAN INDUSTRIES, INC.


          By  __________________________
            Name:
            Title:


          SCOTSMAN ACQUISITION CORPORATION


          By  __________________________
            Name:
            Title:


          DFC HOLDING CORPORATION


          By  __________________________
            Name:
            Title:


          THE DELFIELD COMPANY


          By  __________________________
            Name:
            Title:


          ONEX CORPORATION


          By  __________________________
            Name:
            Title:


          ONEX DHC LLC


          By  __________________________
            Name:
            Title:

          PACIFIC MUTUAL LIFE INSURANCE COMPANY


          By  __________________________
            Name:
            Title:


          PM GROUP LIFE INSURANCE CO.


          By  ___________________________
            Name:
            Title:


          EJJM


          By  __________________________
            Name:
            Title:


          MATTHEW O. DIGGS, JR.


          ______________________________


          TIMOTHY C. COLLINS


          ______________________________


          W. JOSEPH MANIFOLD


          ______________________________


          CHARLES R. McCOLLOM


          ______________________________


          ANITA J. MOFFATT TRUST


          By  __________________________
            Name:
            Title:

          ANITA J. MOFFATT


          ______________________________


          REMO PANELLA


          ______________________________


          TEDDY F. REED


          ______________________________


          ROBERT L. SCHAFER


          ______________________________


          GRAHAM E. TILLOTSON


          ______________________________


          JOHN A. TILMANN TRUST


          By  __________________________
            Name:
            Title:


          JOHN A. TILMANN


          ______________________________


          KEVIN E. McCRONE


          ______________________________


          MICHAEL P. McCRONE


          ______________________________

          RONALD A. ANDERSON


          ______________________________


          CONTINENTAL BANK N.A.


          By  __________________________
            Name:
            Title:

                                                                   APPENDIX II




                          SHARE ACQUISITION AGREEMENT

                                     AMONG

                           SCOTSMAN INDUSTRIES, INC.,

                         WHITLENGE ACQUISITION LIMITED,

                       WHITLENGE DRINK EQUIPMENT LIMITED,

                               ONEX CORPORATION,

                          ONEX U.S. INVESTMENTS, INC.,

                                     EJJM,

                             MATTHEW O. DIGGS, JR.

                              TIMOTHY C. COLLINS,

                                GRAHAM F. COOK,

                           CHRISTOPHER R.L. WHEELER,

                              MICHAEL DE ST. PAER

                                      AND

                                  JOHN RUSHTON






                          -------------------------



                          DATED AS OF JANUARY 11, 1994

                               TABLE OF CONTENTS


                                                                       Page

                                   ARTICLE I

                        THE OFFER; ISSUANCE OF SCOTSMAN
                            CONTINGENT COMMON SHARES

Section 1.1.       The Offer . . . . . . . . . . . . . . . . . .         2
Section 1.2.       Issuance of Scotsman Earnout Shares . . . . .         4
Section 1.3.       Dividends and Distributions . . . . . . . . .         5
Section 1.4.       Fractional Shares . . . . . . . . . . . . . .         5
Section 1.5.       Changes in Scotsman Common Stock  . . . . . .         5
Section 1.6.       Non-assignability; Succession; Delivery
                       of Certificates   . . . . . . . . . . . .         6



                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                        OF THE SHAREHOLDERS

Section 2.1.       Corporate Status  . . . . . . . . . . . . . .         7
Section 2.2.       Subsidiaries and Investments  . . . . . . . .         7
Section 2.3.       Capital . . . . . . . . . . . . . . . . . . .         8
Section 2.4.       Authority . . . . . . . . . . . . . . . . . .        10
Section 2.5.       Financial Statements  . . . . . . . . . . . .        11
Section 2.6.       Operations Since Balance Sheet Date . . . . .        12
Section 2.7.       No Undisclosed Liabilities  . . . . . . . . .        13
Section 2.8.       Taxes . . . . . . . . . . . . . . . . . . . .        14
Section 2.9.       Condition of Plant, Machinery and
                      Equipment  . . . . . . . . . . . . . . . .        16
Section 2.10.      Title to Property . . . . . . . . . . . . . .        16
Section 2.11.      Availability and Ownership of Assets  . . . .        16
Section 2.12.      Personal Property Leases  . . . . . . . . . .        17
Section 2.13.      Accounts Receivable; Inventories  . . . . . .        17
Section 2.14.      Intellectual Property . . . . . . . . . . . .        17
Section 2.15.      Owned Real Property . . . . . . . . . . . . .        19
Section 2.16.      Leased Real Property  . . . . . . . . . . . .        20
Section 2.17.      Obligations; Litigation . . . . . . . . . . .        20
Section 2.18.      Product Warranties  . . . . . . . . . . . . .        20
Section 2.19.      Compliance with Laws  . . . . . . . . . . . .        21
Section 2.20.      Permits . . . . . . . . . . . . . . . . . . .        21
Section 2.21.      Insurance . . . . . . . . . . . . . . . . . .        21
Section 2.22.      The Plans . . . . . . . . . . . . . . . . . .        22
Section 2.23.      Employees and Agents and Related
                      Agreements . . . . . . . . . . . . . . . .        26
Section 2.24.      Employee Relations and Labor Matters  . . . .        26
Section 2.25.      Absence of Certain Business Practices . . . .        27
Section 2.26.      Territorial Restrictions  . . . . . . . . . .        27
Section 2.27.      Transactions with Certain Persons . . . . . .        28
Section 2.28.      Insolvency  . . . . . . . . . . . . . . . . .        28

                                                                       Page

Section 2.29.      Environmental Matters . . . . . . . . .. . .         28
Section 2.30.      Contracts . . . . . . . . . . . . . . .. . .         30
Section 2.31.      No Guarantees; Extensions of Credit . .. . .         32
Section 2.32.      Whitlenge Purchase Agreement  . . . . .. . .         32
Section 2.33.      Customers and Suppliers . . . . . . . .. . .         32
Section 2.34.      Competition . . . . . . . . . . . . . .. . .         32
Section 2.35.      Registration Statement and Proxy
                      Statement/Prospectus . . . . . . . . . . .        33
Section 2.36.      Liabilities and Operations of WAL . . .. . .         33
Section 2.37.      Redemption of Preferred Stock . . . . .. . .         34
Section 2.38.      No Finder . . . . . . . . . . . . . . .. . .         34
Section 2.39.      Disclosure  . . . . . . . . . . . . . .. . .         34


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SCOTSMAN

Section 3.1.       Organization of Scotsman  . . . . . . . . .         34
Section 3.2.       Authority . . . . . . . . . . . . . . . . .         34
Section 3.3.       Shares of Scotsman Common Stock . . . . . .         35
Section 3.4.       Capitalization  . . . . . . . . . . . . . .         36
Section 3.5.       Operations Since January 3, 1993  . . . . .         36
Section 3.6.       Compliance with Laws  . . . . . . . . . . .         36
Section 3.7.       SEC Documents . . . . . . . . . . . . . . .         37
Section 3.8.       Obligations; Litigation . . . . . . . . . .         37
Section 3.9.       No Finder . . . . . . . . . . . . . . . . .         37
Section 3.10.      Rights Agreement; Benefits  . . . . . . . .         38
Section 3.11.      Disclosure  . . . . . . . . . . . . . . . .         38


                                   ARTICLE IV

                      ACTIONS PRIOR TO THE EXPIRATION DATE

Section 4.1.       Proxy Statement; Registration Statement . .          38
Section 4.2.       Action by Scotsman and Stockholders of
                       Scotsman  . . . . . . . . . . . . . . .          39
Section 4.3.       Investigation of WAL, Whitlenge, WB
                       and Scotsman. . . . . . . . . . . . . .          39
Section 4.4.       Lawsuits, Proceedings, Etc. . . . . . . . .          40
Section 4.5.       Conduct of Business by WAL, Whitlenge, WB
                       and Scotsman  Prior to
                       the Expiration Date  . . . . . . . . . .         40
Section 4.6.       Mutual Cooperation; Reasonable Best
                       Efforts   . . . . . . . . . . . . . . . .        43
Section 4.7.       No Public Announcement  . . . . . . . . . . .        44
Section 4.8.       No Solicitation . . . . . . . . . . . . . . .        44
Section 4.9.       Listing Applications  . . . . . . . . . . . .        44

                                                                           Page

Section 4.10.        Termination of Management and
                            Shareholders' Agreements . . . . . . . . .       45
Section 4.11.        Periodic Financial Statements . . . . . . . . . .       45
Section 4.12.        Financing . . . . . . . . . . . . . . . . . . . .       45
Section 4.13.        Amendment of Agreement for Tender
                        Subsidiary . . . . . . . . . . . . . . . . . .       45


                              ARTICLE V

                     ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1.         Voting  . . . . . . . . . . . . . . . . . . . . .       46
Section 5.2.         Standstill  . . . . . . . . . . . . . . . . . . .       47
Section 5.3.         Insurance . . . . . . . . . . . . . . . . . . . .       47


                              ARTICLE VI

                     CONDITIONS PRECEDENT TO OBLIGATION
                     TO ACCEPT AND PAY FOR SHARES

Section 6.1.         No Misrepresentation or Breach of
                        Covenants and Warranties . . . . . . . . . . .       48
Section 6.2.         No Material Adverse Effect  . . . . . . . . . . .       48
Section 6.3.         Opinion of Counsel for WAL, Whitlenge
                        and the Shareholders . . . . . . . . . . . . .       48
Section 6.4.         No Injunctions or Restraints  . . . . . . . . . .       49
Section 6.5.         Necessary Governmental Approvals  . . . . . . . .       49
Section 6.6.         Necessary Consents  . . . . . . . . . . . . . . .       49
Section 6.7.         Extension of Service Contracts  . . . . . . . . .       49
Section 6.8.         Noncompetition Agreements . . . . . . . . . . . .       49
Section 6.9.         Registration Rights Agreement . . . . . . . . . .       49
Section 6.10.        Shareholder Action  . . . . . . . . . . . . . . .       49
Section 6.11.        Stock Exchange Listings . . . . . . . . . . . . .       50
Section 6.12.        Registration Statement Effective  . . . . . . . .       50
Section 6.13.        Securities Laws . . . . . . . . . . . . . . . . .       50
Section 6.14.        Financing . . . . . . . . . . . . . . . . . . . .       50
Section 6.15.        Comfort Letters . . . . . . . . . . . . . . . . .       50
Section 6.16.        Glenco Holdings . . . . . . . . . . . . . . . . .       50
Section 6.17.        Merger Agreement  . . . . . . . . . . . . . . . .       50
Section 6.18.        Average Scotsman Common Stock Closing
                        Price  . . . . . . . . . . . . . . . . . . . .       50
Section 6.19.        Resignations of Directors . . . . . . . . . . . .       51
Section 6.20.        Termination of Management and
                        Shareholders' Agreement  . . . . . . . . . . .       51
Section 6.21.        WAL Preferred Shares  . . . . . . . . . . . . . .       51

                                                                          Page

                                  ARTICLE VII

                            CONDITIONS PRECEDENT TO RIGHT TO ACCEPT
                                      AND PAY FOR SHARES

Section 7.1.       No Misrepresentation or Breach of
                      Covenants and Warranties . . . . . . . . . . .        52
Section 7.2.       No Material Adverse Effect  . . . . . . . . . . .        52
Section 7.3.       No Injunctions or Restraints  . . . . . . . . . .        52
Section 7.4.       Opinions of Counsel for Scotsman  . . . . . . . .        52
Section 7.5.       Necessary Governmental Approvals  . . . . . . . .        53
Section 7.6.       Registration Rights Agreement . . . . . . . . . .        53
Section 7.7.       Shareholder Action  . . . . . . . . . . . . . . .        53
Section 7.8.       Stock Exchange Listing  . . . . . . . . . . . . .        53
Section 7.9.       Registration Statement Effective  . . . . . . . .        53
Section 7.10.      Securities Laws . . . . . . . . . . . . . . . . .        53
Section 7.11.      Financing . . . . . . . . . . . . . . . . . . . .        53
Section 7.12.      Glenco Holdings . . . . . . . . . . . . . . . . .        54
Section 7.13.      Merger Agreement  . . . . . . . . . . . . . . . .        54
Section 7.14.      Average Scotsman Common Stock Closing
                      Price  . . . . . . . . . . . . . . . . . . . .        54
Section 7.15.      Necessary Consents  . . . . . . . . . . . . . . .        54
Section 7.16.      Comfort Letters . . . . . . . . . . . . . . . . .        54


                           ARTICLE VIII

                    INDEMNIFICATION; SURVIVAL

Section 8.1.       Indemnification by the Shareholders . . . . . . .        54
Section 8.2.       Indemnification by Scotsman . . . . . . . . . . .        55
Section 8.3.       Notice of Claims  . . . . . . . . . . . . . . . .        56
Section 8.4.       Third Party Claims  . . . . . . . . . . . . . . .        59
Section 8.5.       Exclusive Remedy  . . . . . . . . . . . . . . . .        60
Section 8.6.       Survival of Obligations . . . . . . . . . . . . .        60
Section 8.7.       Update of the Representations and
                      Warranties . . . . . . . . . . . . . . . . . .        61


                            ARTICLE IX

                           TERMINATION

Section 9.1.       Termination . . . . . . . . . . . . . . . . . . .        61


                            ARTICLE X

                         OTHER PROVISIONS

Section 10.1.      Confidential Nature of Information  . . . . . . .        62
Section 10.2.      Fees and Expenses . . . . . . . . . . . . . . . .        62

                                                                            Page

Section 10.3.       Notices . . . . . . . . . . . . . . . . . . . . . . .    64
Section 10.4.       Definitions . . . . . . . . . . . . . . . . . . . . .    68
Section 10.5.       Partial Invalidity  . . . . . . . . . . . . . . . . .    69
Section 10.6.       Successors and Assigns  . . . . . . . . . . . . . . .    69
Section 10.7.       Execution in Counterparts . . . . . . . . . . . . . .    69
Section 10.8.       Titles and Headings . . . . . . . . . . . . . . . . .    69
Section 10.9.       Schedules and Exhibits  . . . . . . . . . . . . . . .    69
Section 10.10.      Entire Agreement; Amendments and Waivers;
                       Assignment . . . . . . . . . . . . . . . . . . . .    69
Section 10.11.      Governing Law . . . . . . . . . . . . . . . . . . . .    70
Section 10.12.      No Third-Party Beneficiaries  . . . . . . . . . . . .    71

                    EXHIBITS TO SHARE ACQUISITION AGREEMENT

Exhibit I-A               Form of Opinion of Wragge and Co.

Exhibit I-B               Form of Opinion of Debevoise & Plimpton

Exhibit I-C               Form of Opinions of Counsel for Certain Shareholders

Exhibit II                Form of Noncompetition Agreement

Exhibit III-A             Form of Opinion of Sidley & Austin

Exhibit III-B             Form of Opinion of Schiff, Hardin & Waite

Exhibit III-C             Form of Opinion of Ashurst Morris Crisp

                          SHARE ACQUISITION AGREEMENT


                 SHARE ACQUISITION AGREEMENT, dated as of January 11, 1994 (this "Agreement"), among Scotsman Industries, Inc., a Delaware corporation ("Scotsman"), Whitlenge Acquisition Limited, a private company limited by shares registered in England ("WAL"), Whitlenge Drink Equipment Limited, a private company limited by shares registered in England and a wholly-owned subsidiary of WAL ("Whitlenge"), Onex Corporation, an Ontario corporation ("Onex"), Onex U.S. Investments, Inc., an Ontario corporation and a wholly-owned, indirect, subsidiary of Onex ("Onex Investments"), EJJM, an Ohio limited partnership ("EJJM"), Matthew O. Diggs, Jr. ("Diggs"), Timothy C. Collins ("Collins"), Graham F. Cook ("Cook"), Christopher R.L. Wheeler ("Wheeler"), Michael de St. Paer ("de St. Paer") and John Rushton ("Rushton") (Onex Investments, EJJM, Collins, Cook, Wheeler, de St. Paer and Rushton are each referred to individually as a "Record Shareholder" and collectively as the "Record Shareholders" and Onex, Diggs and the Record Shareholders are each referred to individually as a "Shareholder" and collectively as the "Shareholders"). Unless otherwise indicated, (i) capitalized terms used herein are used as defined in Section 10.4 hereof, (ii) all references in Article II to a Schedule and all references to Schedules 8.1 and 10.4 shall be deemed to refer to the Schedules to a disclosure letter dated the date hereof delivered by the Shareholders to Scotsman and relating to this Agreement, and (iii) all references in Article III to a Schedule and all references to Schedule 4.5 shall be deemed to refer to the Schedules to a disclosure letter dated the date hereof delivered by Scotsman to WAL, Whitlenge and the Shareholders and relating to this Agreement.



                             W I T N E S S E T H :

                 WHEREAS, Whitlenge, the capital stock of which constitutes the primary asset of WAL, designs, manufactures and sells beverage dispensing equipment and other food service equipment (hereinafter generally referred to as the "Whitlenge Business");

                 WHEREAS, the Record Shareholders, together with John S. Nicholls ("Nicholls") and Richard J. Breed ("Breed"), are the owners of all the issued ordinary shares of capital stock of WAL and will receive substantial benefit from the transactions contemplated hereby;

                 WHEREAS, the Board of Directors of Scotsman has approved the acquisition of all of the issued shares of capital stock of WAL by Scotsman or a wholly-owned subsidiary of Scotsman pursuant to a tender offer by Scotsman or such subsidiary on the terms set forth herein;

                 WHEREAS, pursuant to a separate Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), Scotsman Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Scotsman ("Sub"), will merge (the "Merger") into DFC Holding Corporation, a Delaware corporation and an affiliate of WAL ("Holding"); and

                 WHEREAS, Scotsman, WAL, Whitlenge and the Shareholders desire to make certain representations, warranties and agreements in connection with such tender offer and also to prescribe various conditions thereto;

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                        THE OFFER; ISSUANCE OF SCOTSMAN
                            CONTINGENT COMMON SHARES

                 Section 1.1. The Offer. Subject to the provisions of this Agreement, as promptly as practicable following the effectiveness of the Registration Statement (as defined in Section 4.1), Scotsman shall, or shall cause one of its wholly-owned subsidiaries (the "Tender Subsidiary") to, make a tender offer (the "Offer") to purchase all the issued WAL Ordinary Shares (as defined in Section 2.3(a)) at a cash price (in U.S. dollars) per share equal to the respective Pro Rata Share (as hereinafter defined) of the respective Cash Amount (as hereinafter defined), upon the terms and subject to the conditions of this Agreement. In addition, as provided in Section 1.2, each seller may be entitled to receive in the future shares of Scotsman Earnout Shares (as hereinafter defined) in respect of the WAL Ordinary Shares so purchased. At the request of the Stockholder Representative on or prior to the fifth business day prior to the commencement of the Offer, Scotsman or the Tender Subsidiary, as the case may be, will also make a tender offer to purchase all the issued WAL Preferred Shares (as defined in Section 2.3(a)) at the respective Cash Amount (as hereinafter defined), upon the terms and subject to the conditions of this Agreement. If so requested, the tender offer for the WAL Preferred Shares shall constitute part of the "Offer." The Offer shall expire at 9:00 a.m. (New York time) on the Effective Date (as defined in the Merger Agreement) or such other time and/or date as may be agreed upon between Scotsman and WAL (such time and date of expiration being referred to herein as the "Expiration Time" and "Expiration Date", respectively). The obligation of Scotsman or the Tender Subsidiary, as the case may be, to accept for payment, and pay for, any WAL Ordinary Shares (and, if so requested, any WAL Preferred Shares) tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions set forth in Article VI. The right





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
of Scotsman or the Tender Subsidiary, as the case may be, to accept for payment the tendered WAL Ordinary Shares (and, if so requested, any WAL Preferred Shares) shall be subject only to the satisfaction or waiver of the conditions set forth in Article VII. Subject only to such conditions, at the Expiration Time, Scotsman shall, or shall cause the Tender Subsidiary to, pay the cash consideration specified above for all WAL Ordinary Shares (and, if so requested, any WAL Preferred Shares) validly tendered and not withdrawn pursuant to the Offer that Scotsman or the Tender Subsidiary, as the case may be, becomes obligated to purchase pursuant to the Offer. As used herein, the "Cash Amount" shall mean, with respect to each WAL Preferred Share, U.S. $149 per share plus accrued dividends to the Expiration Date; with respect to the WAL "A" Ordinary Shares of (British pound) 1 each, the sum of (i) U.S. $1,866,300, (ii) U.S. $4,950 for each consecutive three month period between September 30, 1993 and the Expiration Date (each, a "Three Month Period") and
(iii) the product obtained by multiplying U.S. $55.00 by the number of calendar days in the period from the day following the end of the latest Three Month Period to the Expiration Date (inclusive) (such calendar days being referred to herein as the "Stub Days"); with respect to the WAL "B" Ordinary Shares of (British pound) 1 each, the sum of (i) U.S. $7,983,585, (ii) U.S. $20,460 for each Three Month Period and (iii) the product obtained by multiplying U.S. $227.34 by the number of Stub Days; and, with respect to the WAL "C" Ordinary Shares of (British pound) 1 each, the sum of (i) U.S. $2,592,115, (ii) U.S. $7,590 for each Three Month Period and (iii) the product obtained by multiplying U.S. $84.33 by the number of Stub Days; provided, however, that if the Stockholder Representative shall not have requested Scotsman or the Tender Subsidiary, as the case may be, to make a tender offer to purchase all the issued WAL Preferred Shares in accordance with this Section 1.1 or if the WAL Preferred Shares shall have been purchased as described in clause (ii) of
Section 6.21, the Cash Amounts with respect to the WAL "A" Ordinary Shares, the WAL "B" Ordinary Shares and the WAL "C" Ordinary Shares shall be adjusted by
(i) increasing such Cash Amounts by U.S. $447,000, $1,847,600 and $685,400, respectively, and (ii) reducing such Cash Amounts by an aggregate amount (the "Reduction Amount") equal to the U.S. dollar equivalent (calculated based upon the applicable exchange rate set forth in The Wall Street Journal for the business day immediately prior to the Expiration Date) of (British pound) 2,000,000 or, in the event of any purchase as described in clause (ii) of
Section 6.21, equal to the price paid by Scotsman or the Tender Subsidiary, as the case may be, for the WAL Preferred Shares (less any accrued dividends paid in respect thereof as part of such price). 15%, 62% and 23% of the Reduction Amount shall be applied to reduce the Cash Amounts with respect to the WAL "A" Ordinary Shares, the WAL "B" Ordinary Shares and the WAL "C" Ordinary Shares, respectively, and such reduction shall be allocated among the sellers of the WAL Ordinary Shares in accordance with their respective Pro Rata Share. For purposes of the foregoing and Section 1.2, any amount paid with respect to a class of WAL Ordinary Shares shall be allocated among the sellers





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of such class of shares pro rata in accordance with the respective amounts of shares of such class held by such sellers immediately prior to the Expiration Time (their "Pro Rata Share"). The respective Cash Amounts shall be paid at the Expiration Time by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated in a notice to Scotsman or the Tender Subsidiary, as the case may be, by each seller of WAL Ordinary Shares and/or WAL Preferred Shares tendered under this Section 1.1.

                 Section 1.2. Issuance of Scotsman Earnout Shares. (a) As provided in Section 1.1 and this Section 1.2, Scotsman Earnout Shares may be issued in respect of the WAL Ordinary Shares purchased by Scotsman or the Tender Subsidiary, as the case may be, pursuant to the Offer.

                 (b) Promptly (but not later than 30 days) after the determination of EBITDA (as defined in the Merger Agreement) pursuant to
Section 2.3 of the Merger Agreement that is final and binding as set forth therein, subject to Sections 1.4 and 1.5, Scotsman shall, or shall cause the Tender Subsidiary to, issue and deliver, in respect of the WAL Ordinary Shares purchased pursuant to the Offer, the number of shares of common stock, $.10 par value, of Scotsman ("Scotsman Common Stock"), together with associated common stock purchase rights (the "Common Stock Purchase Rights") issued pursuant to the Rights Agreement, dated as of April 14, 1989, as amended (the "Rights Agreement"), between Scotsman and Harris Trust & Savings Bank, if any, determined as follows (such shares being referred to herein as the "Scotsman Earnout Shares"):

                          (i) If EBITDA is less than U.S. $17,000,000, neither Scotsman nor the Tender Subsidiary will deliver or will owe to the sellers of such WAL Ordinary Shares (or any other person) under
         Section 1.1 any shares of Scotsman Common Stock (or associated Common Stock Purchase Rights);

                 (ii) If EBITDA is equal to or greater than U.S. $17,000,000 and less than U.S. $17,500,000, Scotsman shall, or shall cause the Tender Subsidiary to, deliver to the sellers of WAL Ordinary Shares pursuant to Section 1.1 their respective portions, as described below, of a number of shares of Scotsman Common Stock (together with associated Common Stock Purchase Rights) equal to the amount obtained by multiplying (A) 146,740 by (B) the quotient obtained by dividing
         (1) the excess of EBITDA over U.S. $17,000,000 by (2) U.S.  $500,000;
         or

                 (iii) If EBITDA is equal to or greater than U.S. $17,500,000, Scotsman shall, or shall cause the Tender Subsidiary to, deliver to the sellers of WAL Ordinary Shares pursuant to Section 1.1 their respective portions, as described below, of 146,740 shares of Scotsman Common Stock (together with associated Common Stock Purchase Rights).





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
The sellers of WAL "A" Ordinary Shares, WAL "B" Ordinary Shares and WAL "C" Ordinary Shares shall be entitled to receive an aggregate of 15%, 62% and 23%, respectively, of the Scotsman Earnout Shares, in each case to be allocated among the sellers of each such class of shares in accordance with their respective Pro Rata Shares. Scotsman will reserve and keep available 146,740 shares of Scotsman Common Stock (or such other number of shares resulting from adjustments pursuant to Section 1.5), from the Expiration Date through the date on which the Scotsman Earnout Shares, if any, are issued or are finally determined not to be issuable, solely for issuance and delivery of the Scotsman Earnout Shares.

                 (c) The rights of the sellers of WAL Ordinary Shares referred to in Section 1.1 to any payments of Scotsman Earnout Shares shall not be subject to set-off or counterclaim to satisfy the Shareholders' indemnification obligations under Section 8.1 or with respect to any other liability or obligation (whether under this Agreement or otherwise) and shall not depend in any way or otherwise be contingent upon the performance of any agreement or continued employment or the provision of personal services.

                 Section 1.3. Dividends and Distributions. In the event any dividend or other distribution is paid in respect of Scotsman Common Stock to holders of record on or after the date of final determination of EBITDA pursuant to Section 2.3 of the Merger Agreement and prior to the date of issuance of the Scotsman Earnout Shares, if any, pursuant to Section 1.2(b), Scotsman shall pay or cause to be paid on the date of such issuance to or at the direction of the person to whom the certificate for such Scotsman Earnout Shares is mailed pursuant to Section 1.6(b) the amount of such dividends or distributions in respect of the number of whole Scotsman Earnout Shares represented by the certificate so issued.

                 Section 1.4. Fractional Shares. No certificates for fractions of shares of Scotsman Common Stock and no scrip or other certificates evidencing fractional interests in such shares shall be issued pursuant to
Section 1.1 or Section 1.2. If the number of Scotsman Earnout Shares issuable to a person at any time results in a fractional share of Scotsman Common Stock or interest therein, such person shall, in lieu thereof, be paid cash (in U.S. dollars) in an amount equal to the value of such fractional share or interest based on the Closing Price (as defined in the Merger Agreement) of Scotsman Common Stock on the last business day prior to the issuance of the Scotsman Earnout Shares. Any person otherwise entitled to a fractional share or interest shall not be entitled by reason thereof to any voting, dividend or other rights as a stockholder of Scotsman.

                 Section 1.5. Changes in Scotsman Common Stock. In the event that Scotsman Earnout Shares become issuable pursuant to Sections 1.1 and 1.2 and, between the date hereof and such





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
issuance, (i) there has occurred any conversion, change, exchange or reclassification of the Scotsman Common Stock into another security or form of property pursuant to any merger, consolidation, acquisition of business and assets, reorganization or recapitalization or there has occurred any reclassification under other circumstances or any stock split, stock dividend or similar change in respect of the Scotsman Common Stock, or (ii) Scotsman shall have distributed cash to all holders of Scotsman Common Stock in such an amount and manner that the conversion rate applicable to the Scotsman Convertible Preferred Stock (as defined in the Merger Agreement) is adjusted in respect thereof pursuant to Section 6(f)(iv) of the Certificate of Designation applicable thereto, then appropriate adjustment shall be made in the number of shares of Scotsman Common Stock and/or kind of securities issued as Scotsman Earnout Shares in order to provide holders of WAL Ordinary Shares with, in the case of clause (i), the same number of shares of Scotsman Common Stock and/or such securities that they would have received after such conversion, change, exchange, reclassification, stock split, stock dividend or similar change if the issuance of the Scotsman Earnout Shares had occurred immediately prior to such conversion, change, exchange, reclassification, stock split, stock dividend or similar change or, in the case of clause (ii), a number of shares of Scotsman Common Stock reflecting the adjustment factor specified in such
Section 6(f)(iv) (and all references herein to the "Scotsman Earnout Shares" shall refer to such adjusted number and/or kind of securities).

                 Section 1.6. Non-assignability; Succession; Delivery of Certificates. (a) The right to receive Scotsman Earnout Shares, if any, shall not be assignable or transferable except by operation of law.

                 (b) A certificate for any Scotsman Earnout Shares which becomes issuable shall be mailed, in accordance with the customary practice of Scotsman or its transfer agent, to the Record Shareholder, their respective successors by operation of law, or the Permitted Transferee (as defined in Section 5.1), to whom the Scotsman Earnout Shares represented thereby are being issued, to such person's address specified or determined in accordance with
Section 10.3, or in the name of such successor or Permitted Transferee, as shall be furnished in writing to Scotsman by the Record Shareholder, their respective duly appointed personal representatives or successors or such Permitted Transferee. Scotsman may require proper evidence of succession or transfer and, in any event, shall be fully protected in issuing, registering and mailing certificates for Scotsman Earnout Shares to and registered in the name of such person to such address.





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
                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

                 As an inducement to Scotsman to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders jointly and severally (except as otherwise provided below and subject to Article VIII) represent and warrant to Scotsman and agree as follows:

                 Section 2.1. Corporate Status. Each of WAL and Whitlenge is a private company limited by shares duly organized, validly existing and duly registered under the laws of England (Numbers 2669979 and 1271570, respectively), with full power and authority under its memorandum and articles of association, as amended and in effect on the date hereof, to carry on its business as now conducted by it and to own or lease and to operate the assets used therein as and in the places where its business is now conducted and such assets are now owned, leased or operated. Whitlenge Drink Equipment, N.V. ("WB") is a corporation duly incorporated and validly existing under the laws of Belgium, with full power and authority under its constitutive documents, as amended and in effect on the date hereof, to carry on its businesses as now conducted and to own or lease and to operate the assets used therein as and in the places where the business of WB is now conducted and such assets are now owned, leased or operated. WAL, Whitlenge and WB have delivered to Scotsman complete and correct copies of the memorandum and articles of association of each of WAL and Whitlenge and the constitutive documents of WB, each as amended and in effect on the date hereof.

                 Section 2.2. Subsidiaries and Investments. (a) Except as set forth in Schedule 2.2, WAL's sole asset is 406,500,000 Whitlenge Ordinary Shares (as hereinafter defined) and 500,000 Whitlenge Deferred Shares (as hereinafter defined), which constitute all of the issued and outstanding shares of Whitlenge. Except for such shares of Whitlenge and any securities or equity interest it may own indirectly through Whitlenge, WAL does not, directly or indirectly, (i) own, of record or beneficially, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity or (ii) control any corporation, partnership, joint venture or other entity.

                 (b) Except for shares of WB, Whitlenge does not, directly or indirectly, (i) own, of record or beneficially, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity (other than investments in publicly traded securities, cash equivalents and short-term investment grade debt) or (ii) control any corporation, partnership, joint venture or other entity.





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
                 (c) WB does not, directly or indirectly, (i) own, of record or beneficially, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity (other than investments in publicly traded securities, cash equivalents and short-term investment grade debt) or (ii) control any corporation, partnership, joint venture or other entity.

                 Section 2.3. Capital. (a) The authorized share capital of WAL consists of (i) 150,000 "A" Ordinary Shares of (British pound) 1 each, all of which are issued, (ii) 775,000 "B" Ordinary Shares of (British pound) 1 each, all of which are issued, (iii) 75,000 "C" Ordinary Shares of (British pound) 1 each, all of which are issued, and (iv) 20,000 6% Redeemable Cumulative Preferred Shares of (British pound) 100 each, all of which are issued. All such issued shares are duly authorized, validly issued and fully paid. The record owners of such issued shares as of the date hereof are listed in
Schedule 2.3(a) hereto and a list of the record owners of such issued shares as of the Expiration Date will be provided to Scotsman on the Expiration Date.
Such issued "A" Ordinary Shares, "B" Ordinary Shares and "C" Ordinary Shares are collectively referred to herein as the "WAL Ordinary Shares" and such issued 6% Redeemable Cumulative Preferred Shares are referred to herein as the "WAL Preferred Shares." Except as permitted hereunder or disclosed on Schedule 2.3(a), there are no options, warrants or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, shares of WAL or other equity interests in WAL, whether on conversion of other securities or otherwise. Except as set forth in Schedule 2.3(a), no loan capital in WAL has been created, allotted, issued, acquired, repaid or redeemed or agreed to be created, allotted, issued, acquired, repaid or redeemed by WAL. None of the issued shares of WAL has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in Schedule 2.3(a), there are no shareholder agreements, voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of WAL.

                 (b) Each Shareholder severally represents and warrants as to itself that (i) it (or, in the case of Onex Investments, Onex DHC LLC) is the beneficial owner of the WAL Ordinary Shares listed in Schedule 2.3(b) opposite its name or that it has transferred such shares to a Permitted Transferee or Permitted Transferees and (ii) all such shares are owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 2.3(b). Each Shareholder severally represents and warrants as to itself that, except as a result of the consummation of this Agreement and the transactions contemplated hereby or as set forth in Schedule 2.3(b), neither it nor any of its affiliates or associates owns, beneficially or of record, any shares of Scotsman Common Stock.

                 (c) The authorized share capital of Whitlenge consists of 406,500,000 ordinary shares of 1p each (the "Whitlenge Ordinary
Shares") and 500,000 deferred shares of (British pound) 1 each (the "Whitlenge Deferred Shares"), all of which 406,500,000 Whitlenge Ordinary Shares and 500,000 Whitlenge Deferred Shares are issued. All such shares are duly authorized, validly issued and fully paid. WAL is the record and beneficial owner of all of the issued Whitlenge Ordinary Shares and Whitlenge Deferred Shares, other than one Whitlenge Ordinary Share held by Collins as a nominee for WAL, and there exist no other equity interests in Whitlenge. All such Whitlenge Ordinary Shares and Whitlenge Deferred Shares are so owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 2.3(c). There are no options, warrants or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, shares of Whitlenge or other equity interests in Whitlenge, whether on conversion of other securities or otherwise. No loan capital in WAL has been created, allotted, issued, acquired, repaid or redeemed or agreed to be created, allotted, issued, acquired or redeemed by Whitlenge. None of the issued shares of Whitlenge has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no shareholder agreements, voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of Whitlenge.

                 (d) The authorized share capital, no nominal value, of WB consists of 1,250 shares (the "WB Shares"), all of which are issued and outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. Whitlenge is the record and beneficial owner of all of the issued and outstanding WB Shares, other than one WB Share held by Nicholls as a nominee for Whitlenge, and there exist no other equity interests in WB. All such outstanding WB Shares are so owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 2.3(d). There are no options, warrants, or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, shares of WB or other equity interests in WB, whether on conversion of other securities or otherwise. No loan capital in WB has been created, allotted, issued, acquired, repaid or redeemed or agreed to be created, allotted, issued, acquired or redeemed by WB. None of the issued and outstanding shares of WB has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no shareholder agreements, voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of WB.

                 Section 2.4. Authority. (a) WAL and Whitlenge have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder.

                 The execution, delivery and performance of this Agreement by WAL and Whitlenge and the performance by WAL and Whitlenge of their obligations hereunder have been duly authorized by all necessary action on the part of WAL and Whitlenge. This Agreement is, and each other agreement or instrument of WAL or Whitlenge contemplated hereby when executed and delivered will be, the legal, valid and binding agreement of WAL or Whitlenge, as the case may be, enforceable against WAL or Whitlenge, as the case may be, in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                 Neither the execution or delivery of this Agreement by Whitlenge, WAL or any Shareholder, nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by WAL, Whitlenge or any Shareholder, will (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the material assets of WAL, Whitlenge or WB, under the memorandum or articles of association of WAL or Whitlenge or the constitutive documents of WB, any instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which WAL, Whitlenge or WB is a party or any of their respective material properties is subject or by which any of them is bound or any material statute, other law or regulatory provision affecting any of them, except for such conflicts, breaches, defaults, events, creations and impositions that are set forth in Schedule 2.4(a) or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any governmental authority or regulatory body, by or on behalf of WAL, Whitlenge or WB, except as set forth in Schedule 2.4(a); provided, however, that no representation and warranty is made as to any consent or filing required to be obtained or made in respect of the United Kingdom Office of Fair Trading, Monopolies and Mergers Commission and/or the Commission of the European Community in connection with the transactions contemplated by this Agreement.

                 (b) Each Shareholder that is a corporate entity severally represents and warrants as to itself that it has full corporate power and authority, and each other Shareholder severally represents and warrants as to itself that it has full power and authority, to enter into this Agreement.
Each





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
Shareholder severally represents and warrants as to itself that neither the execution or delivery of this Agreement by WAL, Whitlenge or such Shareholder, nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by WAL, Whitlenge or such Shareholder, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon any of the material assets of WAL, Whitlenge or WB, under any instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which such Shareholder is a party or by which such Shareholder is bound. Each of the Shareholders severally represents and warrants as to itself that this Agreement is, and each other agreement or instrument of such Shareholder contemplated hereby when executed and delivered will be, the legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                 Section 2.5. Financial Statements. WAL and Whitlenge have previously provided Scotsman with the consolidated audited balance sheet (the "Balance Sheet") of WAL as of September 30, 1993 (the "Balance Sheet Date") and the related audited consolidated profit and loss account (the "Income Statement") and consolidated cash flow statement for the financial year then ended, together with appropriate notes to such financial statements, certified by Coopers & Lybrand, chartered accountants and registered auditors. Except as disclosed in the notes thereto, the Balance Sheet and Income Statement have been prepared in accordance with the requirements of all relevant statutes and with generally accepted accounting principles and practices in the United Kingdom consistently applied and fairly present in all material respects the consolidated financial position of WAL at the date of such balance sheet and the consolidated results of its operations and changes in its financial position for the periods indicated. Except as set forth in Schedule 2.5, the Income Statement does not contain any material items of special or nonrecurring income except as expressly specified therein. The Balance Sheet and the Income Statement include all adjustments, which consist only of normal recurring accruals, necessary for such fair representation. All costs and expenses incurred in generating the revenues reflected in the Income Statement or otherwise in connection with the Whitlenge Business during the period covered thereby which are required by generally accepted accounting principles in the United Kingdom to be reflected in the Income Statement are so reflected.





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
                 After the date of incorporation of WAL, each of WAL and Whitlenge has notified the Registrar of Companies that the 30th of September is its accounting reference date pursuant to the Companies Act of 1985 and it has not subsequently notified the Registrar of Companies of any other date.

                 Section 2.6. Operations Since Balance Sheet Date. (a) Except as set forth in Schedule 2.6(a), since the Balance Sheet Date, there has been:
(i) no material adverse change in the assets, liabilities, operations, profits or business or condition, financial or otherwise, of WAL, Whitlenge and WB; and
(ii) no damage, destruction, loss or claim with respect to, whether or not covered by insurance, or condemnation or other taking of, assets having a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole.

                 (b) Except as set forth in Schedule 2.6(b), as contemplated hereby or with the prior written consent of Scotsman after the date hereof, since the Balance Sheet Date, Whitlenge and WB have conducted the Whitlenge Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, except as set forth in
Schedule 2.6(b), as contemplated hereby or with the prior written consent of Scotsman after the date hereof, since the Balance Sheet Date, none of WAL, Whitlenge and WB has: (i) issued, delivered or agreed (actually or contingently) to issue or deliver any of its shares, or granted any option, warrant or right to purchase any of its shares or other equity interest, or security convertible into its shares or other equity interest, or any of its bonds, notes or other securities, or borrowed or agreed to borrow any funds, other than in the ordinary course of business consistent with past practice;
(ii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) declared or made, or agreed to declare or make, any payment of dividends or distributions to shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares or other equity interest, except in each case as permitted hereunder; (iv) mortgaged, pledged or encumbered any assets other than in the ordinary course of business consistent with past practice; (v) except for assets sold, leased or transferred in the ordinary course of business consistent with past practice, sold, leased or transferred or agreed to sell, lease or transfer any material assets or rights; (vi) cancelled or agreed to cancel any material debts or claims, waived or agreed to waive any rights of material value, or allowed to lapse or failed to keep in force any material franchise, permit or other material right; (vii) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any material contract, agreement or license; (viii) undertaken or committed to capital expenditures exceeding (British pound) 65,000 for any single project or related series of projects; (ix) made any





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increase in the compensation paid or to become payable to any of WAL's,
Whitlenge's or WB's officers or employees except for increases in the normal course of business consistent with past practice and increases required to be made pursuant to the terms of any employment or other agreement or employee benefit plan, policy, arrangement or agreement entered into prior to the Balance Sheet Date; (x) passed any resolution in a general meeting (other than any resolution constituting ordinary business conducted at an annual general meeting); (xi) undergone any material adverse change in its relationship, taken as a whole, with suppliers, customers, distributors and lessors; (xii) made charitable donations in excess of (British pounds) 30,000 in the aggregate;
(xiii) incurred any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or as guarantor or otherwise with respect to obligations of others) material to the business or assets of WAL, Whitlenge and WB, taken as a whole, except in the ordinary course of business consistent with past practice; (xiv) instituted, settled or agreed to settle any litigation, action, or proceeding before any court or governmental body relating to the business or assets of WAL, Whitlenge or WB and involving an amount in excess of (British pounds) 30,000 or otherwise materially affecting WAL, Whitlenge or WB; (xv) entered into, or amended in any material respect, any employment, collective bargaining, deferred compensation, retention, change of control, termination or other material agreement or arrangement for the benefit of employees (whether or not legally binding) or entered into, adopted or amended in any material respect any Plan (as hereinafter defined); (xvi) suffered any strike or other employment related problem which would have a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole; (xvii) suffered the loss of any key employees or had any material change in its relations with its employees and agents; (xviii) received any notice of termination of any material contract, lease or other material agreement; (xix) transferred or expressly granted any rights under, or entered into any settlement regarding the breach or infringement of, any material United Kingdom or foreign license, patent, copyright, trademark, trade name, invention or other material intellectual property or modified in any material respect any existing rights with respect thereto; (xx) entered into any transaction of the type described in Section 2.30; (xxi) amended the terms of the Rules of the Whitlenge Drink Equipment Limited Annual Bonus Plan or the Whitlenge Drink Equipment Limited Annual Bonus Plan, as updated (together, the "Bonus Plans") (complete and correct copies of which have been furnished to Scotsman); or
(xxii) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice.

                 Section 2.7. No Undisclosed Liabilities. Neither WAL, Whitlenge nor WB is subject to any liability which is required in accordance with generally accepted accounting principles in the United Kingdom (in the case of WAL and Whitlenge) and in Belgium (in the case of WB) to be shown on the Balance Sheet but which is





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not so shown, and to the knowledge of WAL, Whitlenge, WB or any Shareholder, none of WAL, Whitlenge or WB is subject to any material liability, absolute or contingent, which is not shown on the Balance Sheet or which is in excess of amounts shown or reserved for in the Balance Sheet or referred to in the notes thereto, other than, in each case, as disclosed in Schedule 2.7 or liabilities of a similar nature as those set forth in the Balance Sheet and notes thereto and incurred after the Balance Sheet Date in the ordinary course of its business consistent with past practice.

                 Section 2.8. Taxes. (a) All Tax (as hereinafter defined) returns, reports and declarations which are required to be filed prior to the date hereof related to WAL, Whitlenge or WB have been duly filed. All Taxes which are shown thereon to be due and all other Taxes, assessments and other governmental charges imposed by law upon WAL, Whitlenge or WB which have become due and payable as shown therein have been paid, other than those not yet delinquent. The Balance Sheet provides for, and the books and records which show the position at the Expiration Date will provide for, as appropriate, make proper disclosure or note of all liabilities, whether actual, deferred, contingent or disputed, of WAL, Whitlenge and WB, for Taxation at and for the periods described therein. All Taxation for which WAL, Whitlenge or WB is liable as a result of any act, omission or event has, if and insofar as such Taxation or other sums ought to be paid, been so paid. Neither WAL nor Whitlenge nor WB is in dispute with the Inland Revenue, Customs and Excise or any other fiscal authority and neither WAL, Whitlenge, WB nor the Shareholders are aware of any circumstances which may give rise to such a dispute. Neither WAL, Whitlenge nor WB at any time made any repayment to which Section 210 and/or 211 of the Income and Corporation Taxes Act 1988 (bonus issue following or preceding repayment of share capital) applies or issued any share capital as paid up otherwise than by the receipt of new consideration within the meaning of Part VI Income and Corporation Taxes Act 1988 (company distributions, tax credits etc. where appropriate). Since the Balance Sheet Date, neither WAL, Whitlenge nor WB has (i) declared, paid or made any dividend, bonus or other distribution, or (ii) made or received any surrender relating to group relief or the benefit of advance corporation tax. Since the Balance Sheet Date, no payment has been made by WAL, Whitlenge or WB which will not be deductible for corporation tax purposes either in computing the profits of WAL, Whitlenge or WB or in computing the corporation tax chargeable on WAL, Whitlenge or WB. In the Income Statement and Balance Sheet and the books and records which show the position at the Expiration Date, the value attributed to each asset of WAL, Whitlenge and WB as at the date thereof is such, or will be such, that on any disposal thereof for a consideration equal to such value (and disregarding any statutory right to claim any allowance of relief) (i) no liability to corporation tax in respect of any chargeable gain will arise; and (ii) no balancing charge will be made on WAL, Whitlenge or WB. Full particulars of





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each claim under S.152 or 153 Taxation of Chargeable Gains Act 1992 ("TCGA")
(replacement of business assets) made prior to the date hereof to which S. 154 TCGA (new assets which were depreciating assets) applies and which affects any asset which was owned by WAL, Whitlenge or WB on or after March 31, 1992 (except where the held over gain is treated as having accrued prior to September 30, 1993) are set forth in Schedule 2.8. Full details of all assets currently owned by WAL or Whitlenge in relation to which charges to Tax might at any time in the next six years arise under S.179 TCGA (company ceasing to be member of a group) are set forth in Schedule 2.8.

                 (b) All documents which are required to be stamped and which are in the possession of WAL or Whitlenge, or by virtue of which WAL or Whitlenge has any right, have been duly stamped. Since September 30, 1993, neither WAL nor Whitlenge has incurred any liability to stamp duty reserve tax.

                 (c) None of WAL, Whitlenge or WB has ever had any income effectively connected with the conduct of a trade or business within the United States (within the meaning of section 882 of the United States Internal Revenue Code of 1986, as amended (the "Code") or, to the knowledge of the Shareholders, any income from sources within the United States (within the meaning of section 881 of the Code).

                 (d) Each of WAL, Whitlenge or WB has not in the six years preceding the date of this Agreement been a party to any transaction in respect of which WAL, Whitlenge or WB, its officers, directors or advisers considered that there was a risk that they could be liable to Taxation under provisions of
Part XVII of Income and Corporation Taxes Act 1988 (Anti-Avoidance) or as a result of the principles enunciated by the House of Lords in the United Kingdom in Furniss v. Dawson 55 TC 324 and concluded that such risk was too remote to make provision therefore in the relevant accounts of WAL, Whitlenge or WB.

                 (e) WAL and Whitlenge are members of a "group of companies" for the purpose of Section 29 Value Added Tax Act 1983. Schedule 2.8 sets out full details of all assets currently owned by each of WAL and Whitlenge (collectively the "Group Companies" and each a "Group Company") in relation to which charges to Tax might at any time in the six years from the date of this Agreement arise under S.179 TCGA. Schedule 2.8 sets out full details of the group income election between WAL or Whitlenge under Section 247 Income and Corporation Taxes Act 1988 which remain in force. Except as set forth in
Schedule 2.8, WAL and Whitlenge are a group for purposes of S.170 TCGA and
Section 402 Taxes Act 1988, and, together with WB, are associated for purposes of Section 42 Finance Act 1930. Schedule 2.8 sets out full details of all claims by each Group Company for group relief under Chapter IV of Part X Taxes Act 1988 and for the surrender of advance corporation tax under Section 240 Income and Corporation Taxes Act 1988 for the six years ended September 30,





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1992.  No event has occurred in consequence of which WAL, Whitlenge or WB may be liable for tax for which some other company or person was primarily liable.

                 (f) Neither WAL, Whitlenge nor WB has, since September 30, 1993, incurred any liability for Taxation other than Taxation arising in the ordinary course of its business.

                 (g) The utilization of any relief shall not be treated as reducing or extinguishing a tax liability in respect of which, were it not for the utilization of such relief, a breach would have occurred of the representations and warranties hereby given.

                 (h) For purposes of this Section 2.8, the following definitions shall apply:

                 (i) "Tax" and "Taxation" mean any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any fine, penalty, surcharge or interest in relation thereto) imposed by a Taxation Authority and whether or not a primary or secondary liability; and

                 (ii) "Taxation Authority" means the Inland Revenue, H.M. Customs and Excise (both in the United Kingdom) and any other local, municipal, governmental, state, federal or other fiscal authority, body or official anywhere in the world.

                 Section 2.9. Condition of Plant, Machinery and Equipment. Each item of plant, machinery and equipment owned or leased by Whitlenge and WB and having a book or fair market value in excess of (British pounds) 30,000 is in good operating condition (subject to reasonable wear and tear and immaterial impairments of value and damage) and generally suitable for the uses for which intended.

                 Section 2.10.  Title to Property.  Except as set forth in
Schedule 2.10, each of Whitlenge and WB has good and, with respect to real property, marketable title to all of the material assets reflected on the Balance Sheet as being owned by it and all of the material assets thereafter acquired by it (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice), subject to no liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") except (i) any Liens arising by law securing obligations not yet overdue and (ii) Liens that do not materially interfere with the present use or value of the applicable asset.

                 Section 2.11. Availability and Ownership of Assets. The assets shown on the Balance Sheet, taken as a whole, include all the material properties and assets owned or used or held by WAL, Whitlenge or WB during the past twelve months and required, in accordance with generally accepted accounting principles, to be reflected on the Balance Sheet (except properties and assets





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sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, and properties or assets which had become worn out, obsolete or surplus in each case in the ordinary course of business). There are no material assets or properties used in the Whitlenge Business owned by any person other than Whitlenge or WB which are leased or licensed to Whitlenge or WB pursuant to a lease or license that will terminate as a result of the consummation of the Offer and the other transactions contemplated hereby.

                 Section 2.12.  Personal Property Leases.  Set forth in Schedule
2.12 is a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Whitlenge or WB is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third person having scheduled rental payments in excess of (British pounds) 10,000 per year.

                 Section 2.13. Accounts Receivable; Inventories. To the knowledge of WAL, Whitlenge, WB and the Shareholders, all outstanding accounts receivable of Whitlenge and WB have arisen from bona fide transactions, except to the extent that a reserve in respect thereof shall have been established on the Balance Sheet. Except as set forth in Schedule 2.13, to the knowledge of WAL, Whitlenge, WB and the Shareholders, all (i) the accounts receivable reflected in the Balance Sheet, taken as a whole, are good and collectible in all material respects in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts reflected therein; and (ii) the accounts receivable to be reflected in the books and records of Whitlenge and WB as of the Expiration Date, taken as a whole, will be good and collectible in all material respects in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts reflected thereon, which allowances will be determined on a basis consistent with the basis used in determining the allowances for doubtful accounts reflected in the Balance Sheet. To the knowledge of WAL, Whitlenge, WB and the Shareholders, the inventories of Whitlenge and WB (including raw materials, supplies, work-in-process, finished goods and other materials), taken as a whole, are in merchantable condition in all material respects and are reflected in all material respects in the books and records of WAL, Whitlenge and WB in accordance with generally accepted accounting principles and at the lower of average cost or market value, except in each case for obsolete inventory accounted for in accordance with the applicable policy set forth in the attachment to Schedule 2.3(g) to the Merger Agreement.

                 Section 2.14. Intellectual Property. (a) Schedule 2.14 contains a list of:





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                 (i)  all material United Kingdom and foreign patents and
         patent applications and all material United Kingdom and foreign trademarks, trade names and service marks for which registrations have been issued or applied for, and all other material United Kingdom and foreign trademarks, trade names and service marks owned by WAL, Whitlenge or WB or in which WAL, Whitlenge or WB holds any right, license or interest, showing in each case the product, device, process, service, business or publication covered thereby, the registered or other owner, application date and, in the case of such right, license or interest, a brief description thereof;

                 (ii) all material agreements, commitments, contracts, understandings, licenses and assignments relating or pertaining to any asset, property or right described in the preceding clause to which WAL, Whitlenge or WB is a party, showing in each case the parties thereto and, in the case of oral agreements, commitments, contracts, understandings, licenses and assignments, the material terms thereof;

                 (iii) all material licenses or agreements pertaining to know-how, trade secrets, inventions, disclosures or uses of ideas to which WAL, Whitlenge or WB is a party, showing in each case the parties thereto and, in the case of oral licenses or agreements, a brief description of the material terms thereof; and

                 (iv) all registered assumed or fictitious names under which Whitlenge or WB is conducting the Whitlenge Business as of the date hereof.

                 (b) All patents listed in Schedule 2.14 as being owned by WAL, Whitlenge or WB are valid and in full force, all patents listed in
Schedule 2.14 as being used by WAL, Whitlenge or WB are, to the knowledge of WAL, Whitlenge, WB and the Shareholders, valid and in full force and all patent applications of WAL, Whitlenge or WB listed therein are in good standing, all without material challenge of any kind except as otherwise disclosed in
Schedule 2.14, and, except as otherwise disclosed in Schedule 2.14, WAL, Whitlenge or WB owns the entire right, title and interest in and to such patents and patent applications so listed as being owned by WAL, Whitlenge or WB without qualification, limitation, burden or encumbrance of any kind, except for such qualifications, limitations, burdens and encumbrances that would not have a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole. All of the registrations for trade names, trademarks and service marks listed in
Schedule 2.14 as being owned by WAL, Whitlenge or WB are valid and in full force, all of the registrations for trade names, trademarks and service marks listed in Schedule 2.14 as being used by WAL, Whitlenge or WB are, to the knowledge of WAL, Whitlenge and WB, valid and in full





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force and all applications by WAL, Whitlenge or WB for such registrations are pending and in good standing, all without material challenge of any kind except as otherwise disclosed in Schedule 2.14, and, except as otherwise disclosed in
Schedule 2.14, WAL, Whitlenge or WB owns the entire right, title and interest in and to all such trade names, trademarks and service marks so listed as being owned by WAL, Whitlenge or WB as well as the registrations and applications for registration therefor without qualification, limitation, burden or encumbrance of any kind, except for such qualifications, limitations, burdens and encumbrances that would not have a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole. Correct and complete copies of all the patents and published patent applications, registered trademarks, published trade names and service marks and registrations or applications therefor and licenses listed in
Schedule 2.14 have heretofore been delivered by WAL, Whitlenge or WB to Scotsman.

                 (c) Except as disclosed in Schedule 2.14, WAL, Whitlenge or WB owns or has the right to use during the protected life thereof (including any extension) all material patents, trademarks, service marks, published trade names and other material intellectual property used in conducting the Whitlenge Business. No infringement of any patent, patent right, trademark, service mark, trade name, or copyright or registration thereof has occurred or results in any way from the operations or business of WAL, Whitlenge or WB, except for such infringements that would not have a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole. No claim or (to the knowledge of WAL, Whitlenge, WB or any Shareholder) threat of any such infringement has been made in respect of any of the foregoing, no claim of invalidity of any patent described in Schedule 2.14 has been made, and no proceedings are pending or, to the knowledge of WAL, Whitlenge and WB or any Shareholder, threatened against WAL, Whitlenge or WB which challenge the validity or ownership of any material patent, published trademark, trade name or service mark or the ownership of any other right or property described in Schedule 2.14, or any copyright of WAL, Whitlenge or WB, and, except as set forth in Schedule 2.14, none of WAL, Whitlenge, WB or the Shareholders knows of the infringing use of any of the same by any other person, except for such claims, proceedings and infringing uses that would not have a Material Adverse Effect on WAL, Whitlenge and WB taken as whole. None of WAL, Whitlenge, WB or the Shareholders has had notice of, or knowledge of, any claim against WAL, Whitlenge or WB that a material portion of the operations, activities, products, equipment, machinery or processes of the Whitlenge Business materially infringes the patents, trademarks, service marks, published trade names or other intellectual property rights of any other person.

                 Section 2.15. Owned Real Property. None of WAL, Whitlenge or WB owns any real property and is not bound by any contract or agreement for the purchase or sale of any real property.





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                 Section 2.16.  Leased Real Property.  Schedule 2.16 sets forth a list and brief description of each lease or similar agreement together with associated documentation (showing, without prejudice to the generality of the foregoing, the parties thereto, annual rental, expiration date, and the location of the real property covered by such lease or other agreement) under which (i) Whitlenge or WB is lessee of, or holds or operates any real property owned by a third person or (ii) to the knowledge of WAL, Whitlenge, WB and the Shareholders, Whitlenge or WB has been lessee of, or has held or operated, any real property owned by any third person and is as of the date hereof, or will be as of the Expiration Date, subject to any actual or contingent liability (other than any liability in respect of a matter referred to in Section 2.29) in respect thereof (the real property described in clauses (i) and (ii) above being collectively referred to herein as the "Leased Real Property"). Except as set forth in Schedule 2.16, Whitlenge or WB has the right to quiet enjoyment of all the Leased Real Property described in clause (i) of the immediately preceding sentence for the full term of each such lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of WAL, Whitlenge or WB in such Leased Real Property is not subject or subordinate to any encumbrance that has or will have a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole. Complete and correct copies of any title opinions, surveys and appraisals in WAL's, Whitlenge's or WB's possession or any policies of title insurance currently in force and in the possession of WAL, Whitlenge or WB with respect to the Leased Real Property heretofore been delivered by WAL, Whitlenge or WB to Scotsman.

                 Section 2.17.  Obligations; Litigation.  Except as set forth in
Schedule 2.17, WAL, Whitlenge and WB have performed all obligations required to be performed by them to date, and are not in default, under any agreement, lease or other document to which any of them is a party, or under any law or order of any court or governmental agency, except for such failures to perform or defaults that would not have a Material Adverse Effect on WAL, Whitlenge and WB taken as whole. Except as set forth in Schedule 2.17, there are no claims, actions, suits or proceedings to which WAL, Whitlenge or WB is a party or any of their respective properties is subject or by which any of them is bound, pending or, to the knowledge of WAL, Whitlenge, WB or any Shareholder, threatened before or by any court or governmental agency, which is reasonably expected to have a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole or prevent or hinder the consummation of the transactions contemplated hereby.

                 Section 2.18. Product Warranties. Schedule 2.18 contains a list and description of each express warranty given or offered by Whitlenge or WB prior to the date hereof covering any class or group of products sold or distributed by Whitlenge or WB and other express warranties covering any material product sold or distributed by Whitlenge or WB, in each case which warranty is





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in effect on the date hereof or will be in effect on the Expiration Date.  No reserve for liabilities with respect to warranty claims is contained in the Balance Sheet and generally accepted accounting principles in the United Kingdom do not require that a reserve for such liabilities be contained in the Balance Sheet of Whitlenge or WB.

                 Section 2.19. Compliance with Laws. WAL, Whitlenge and WB are in compliance with the provisions of all applicable government laws and regulations (domestic and foreign), including but not limited to all Applicable Laws (as defined in Section 2.29(a)), except to the extent that the failure to comply therewith would not have a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole. To the knowledge of WAL, Whitlenge, WB and each Shareholder, there are no proposed orders, judgments, decrees, governmental takings, condemnations or other proceedings, in each case binding upon the business, operations or properties of WAL, Whitlenge or WB and which would have a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole.

                 Section 2.20. Permits. Each of WAL, Whitlenge and WB possesses all material governmental franchises, permits, licenses, certificates, variances, approvals and other material authorizations necessary to own or lease and operate its material properties and to conduct its business as now conducted (hereinafter collectively called the "Permits"), including but not limited to environmental Permits. All Permits are set forth in Schedule 2.20, except for such Permits which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture.

                 Except as disclosed in Schedule 2.20, all Permits are in full force and effect and no consent, approval or act of, or the making of any filing with, any governmental body, regulatory commission or other party will be required to be obtained or made by WAL, Whitlenge or WB in respect of any Permit as a result of the consummation of the transactions contemplated by this Agreement. None of WAL, Whitlenge or WB is in default in any material respect under the terms of any such Permit and has not received notice of any material default thereunder.

                 Section 2.21. Insurance. WAL, Whitlenge and WB maintain policies (or are covered by policies maintained by Onex and its affiliates on behalf of WAL, Whitlenge and WB or their properties, assets, operations or business) of fire and casualty, liability (general, product and other liability), workers' compensation and other forms of insurance and bonds with those insurers listed on Schedule 2.21 in such amounts and against such risks and losses as are usually insured against in the same general areas by companies engaged in the same or similar business. Schedule 2.21 contains a list and brief description (including type of coverage, limits, deductibles, carriers and effective and termination dates) of all policies of insurance





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maintained by WAL, Whitlenge or WB (or maintained on behalf of WAL, Whitlenge or WB or their properties, assets, operations or business) since April 1, 1992, up to and including the Expiration Date. Each of WAL, Whitlenge and WB is a named insured or is otherwise covered under each such policy, and each such policy is in full force and effect and (without limiting the obligations under Section 5.3) will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

                 WAL, Whitlenge and WB have made available to Scotsman complete and correct copies of all policies listed on Schedule 2.21, together with all riders and amendments thereto, and, to the knowledge of WAL, Whitlenge, WB and the Shareholders, no insurer under such policies has a basis to void such policies on grounds of non-disclosure on the part of the policyholder or the insured thereunder.

                 Schedule 2.21 hereto includes a list of (i) each product liability claim submitted under any such policy (whether or not relating to the Whitlenge Business) since April 1, 1992 and (ii) with respect to each other claim since April 1, 1992 under such policy, a list of the aggregate amounts of such claims by class of such claims. Except for such claims, the full policy limits (subject to deductibles provided therein) are available and unimpaired under each such policy. Each of WAL, Whitlenge, and their respective affiliates has complied with each such policy in all material respects and has not failed to give any notice or present any claim thereunder in a due and timely manner.

                 The liability and excess liability insurance policies listed on Schedule 2.21 provide product liability coverage for WAL, Whitlenge and WB on an occurrence basis, cover all claims for injuries which have occurred or may occur on or prior to the Expiration Date and will cover payment of any adverse judgment rendered against WAL, Whitlenge or WB in any claim arising out of a product liability occurrence occurring on or prior to the Expiration Date.

                 Except as set forth on Schedule 2.21, to the knowledge of WAL, Whitlenge, WB and the Shareholders, no person has alleged that any product manufactured in or sold by the Whitlenge Business has caused a fire.

                 Section 2.22. The Plans. (a) Schedule 2.22 sets forth a list of each Plan (as hereinafter defined) and WAL, Whitlenge or WB has delivered to Scotsman complete and correct copies of all Plans or a written description of any Plan which is not in writing. Except for the Whitlenge Drink Equipment Limited Retirement Benefit Scheme (the "Scheme") and except as set forth in
Schedule 2.22, there is not in operation and no proposal has been announced to establish, any agreement, arrangement, custom or practice (whether legally enforceable or not and whether or





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not approved) for the payment of or contribution towards any pensions, allowances, lump sums or other like benefits on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement, for the benefit of any employee. Except as set forth in Schedule 2.22, each of WAL, Whitlenge and WB has performed all obligations required to be performed by it under the Plans and each Plan has been maintained, operated and administered in all material respects in accordance with applicable law. There are no material pending or, to the knowledge of WAL, Whitlenge, WB and each Shareholder, threatened claims by or on behalf of any employee involving any such Plan (other than routine claims for benefits). No employee is or may become entitled to post-employment benefits of any kind by reason of employment in WAL, Whitlenge, WB or in connection with the operation of the business of WAL, Whitlenge or WB, including, without limitation, death or medical benefits (whether or not insured), other than deferred compensation but only to the extent such deferred compensation remains the sole liability and obligation of the Shareholders from and after the Expiration Date or the liability with respect to such deferred compensation is adequately reflected on the books and records of WAL, Whitlenge and WB. Except as set forth in Schedule 2.22, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any employee. The books and records of WAL, Whitlenge and WB will properly and adequately reflect any and all liabilities and obligations of WAL, Whitlenge and WB relating to any period ending on or prior to January 31, 1993 to or in respect of the employees or the Plans for (i) unpaid compensation, salaries, wages, accrued vacation and sick pay and other payroll items (including, without limitation, bonus, incentive and deferred compensation) and
(ii) unpaid contributions, costs, pension premiums and expenses to or in respect of any Plan. For purposes of this Section 2.22, "Approved" means approved by the Board of Inland Revenue for the purposes of Chapter I of Part XIV of the Taxes Act 1988 and references to "Approval" shall be construed accordingly.

                 (b) WAL, Whitlenge, WB and the Shareholders have provided Scotsman with (i) copies of all agreements, deeds and rules governing or relating to the Scheme; (ii) copies of the explanatory literature issued to employees who are or may become members of the Scheme; (iii) copies of any announcement issued to any employees who are members of the Scheme in respect of benefit improvements or other amendments not yet incorporated into the documentation of the Scheme; (iv) a copy of the report of the most recent actuarial valuation or funding review of the Scheme which has been received (in final form) before the date of this Agreement, together with copies of any written supplementary actuarial advice relating to the funding of the Scheme;
(v) copies of all policies effected with and agreements with any insurance company for the purposes of the Scheme; (vi) if the





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trustees or managers of the Scheme are required by the Occupational Pension
Schemes (Disclosure of Information) Regulations 1986 to obtain audited accounts, a copy of the latest available audited accounts of the Scheme; (vii) particulars of the assets of the Scheme by reference to the categories listed in Schedule 3 to the Occupational Pension Schemes (Disclosure of Information) Regulations 1986 including particulars of any self investment (as defined in those Regulations) and of any investment in which more than five percent of the total value of the net assets of the Scheme is invested; and (viii) a list of the Scheme's active members, pensioners and deferred pensioners with all particulars of them relevant to their membership of the Scheme and necessary to establish their entitlement to benefits.

                 (c) Except as disclosed in Schedule 2.22, no discretion or power has been exercised under the Scheme in respect of any individual to augment benefits; to admit to membership any individual who would not otherwise have been eligible for admission to membership; to provide a benefit which would not otherwise be provided; to pay a contribution which would not otherwise have been paid; or in the three years ending on the date of this Agreement, to pay a transfer value or make a transfer of assets to another scheme the amount or value of which was greater than the cash equivalent to which such individual acquired a right under Part II of Schedule 1A to the Social Security Pensions Act 1975. All benefits (other than refunds of contributions) payable under the Scheme on the death of a member of the Scheme or during periods of sickness or disability of the member are at the date of this Agreement fully insured under a policy effected with an insurance company of good repute and each member has been covered for such insurance by such insurance company at its normal rates and on its normal terms for persons in good health and all insurance premiums payable have been paid. No payment or repayment of any of the assets of the Scheme has been made to WAL, Whitlenge, WB or to any other employer participating in the Scheme since the date of the most recent actuarial valuation or funding review disclosed to Scotsman. There are no liens over any of the assets of the Scheme. The Scheme is wholly invested in insurance policies or contracts issued by Standard Life Assurance Company, and no loans have been made out of the assets of the Scheme which are, at the date of this Agreement, outstanding to WAL, Whitlenge, WB any Shareholder or any of their affiliates. There has been no breach of the trusts of the Scheme and there are no actions, suits or claims (other than routine claims for benefits) outstanding, pending or threatened against the trustees or administrator of the Scheme or against WAL, Whitlenge, WB, any Shareholder or any of their affiliates. All information supplied for the purpose of the most recent actuarial valuation or funding review of the Scheme was true, complete and accurate in all material respects.

                 (d) There is not at the date of this Agreement any contribution to the Scheme which has fallen due but is unpaid. Since the date of the most recent actuarial valuation or funding





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review disclosed to Scotsman, contributions made to the Scheme have been at a rate or rates not lower than that or those recommended in the report of the said actuarial valuation or funding review.

                 (e) The Scheme is Approved and none of the WAL, Whitlenge, WB or the Shareholders has knowledge of any circumstances which might give the Board of Inland Revenue in the United Kingdom reason to withdraw Approval of the Scheme. The Scheme is a contracted-out scheme for the purposes of the Social Security Pensions Act 1975 and has been administered in accordance with the contracting-out requirements of Part III of that Act. WAL, Whitlenge or WB holds or is named in a current contracting-out certificate issued in relation to the Scheme. Except as set forth in Schedule 2.22, the Scheme has been designed to comply with and has been administered in accordance with all applicable laws including, without limitation, all relevant statutes and subordinate legislation of the Parliament of the United Kingdom and all relevant provisions of the law of the European Communities, and subject to all applicable laws in accordance with the trusts, powers and provisions of the Scheme.

                 (f) None of WAL, Whitlenge or WB has in existence nor is proposing to introduce any share incentive plan, share option plan or profit sharing, bonus or other incentive plan for all or any of its Employees.

                 (g) For purposes of the Section 2.22, the following definitions shall apply:

                 (i) "Employee" means each individual who is, was or has formerly been employed by or served as director to WAL, Whitlenge, WB or any of their respective predecessors, and the beneficiaries and dependents of each such individual; and

                 (ii) "Plan" means each pension, retirement, profit sharing, stock bonus, deferred or incentive compensation, medical, hospitalization, dental, vision or other health, life insurance, disability, accident insurance, severance, termination plan, policy, agreement or arrangement, each bonus, incentive, employment, change of control, retention, stock option, restricted stock or other equity-based compensation or benefit plan, policy, agreement or arrangement and each material payroll practice, in any case whether written or unwritten, that provides or may provide benefits or compensation in respect of any Employee or under which any Employee is or may become eligible to participate and that is or has been entered into, maintained or established by Onex, WAL, Whitlenge, WB or any of their affiliates or to which Onex, WAL, Whitlenge, WB or any of their affiliates or to which Onex, WAL, Whitlenge,





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         WB or any of their affiliates contributes or is or has been obligated to contribute.

                 Section 2.23.  Employees and Agents and Related Agreements.
(a) Except as set forth in Schedules 2.23(a) or 2.30, none of WAL, Whitlenge or WB is a party to or bound by any oral or written contract of service, consulting agreement (other than contracts of service or consulting agreements under which WAL's, Whitlenge's, or WB's obligations are terminable by WAL, Whitlenge or WB without premium or penalty on notice of three months or less other than a statutory redundancy payment or statutory compensation for unfair dismissal), deferred compensation agreement, confidentiality agreement or covenant not to compete with any officer, director, shareholder, employee or agent of WAL, Whitlenge or WB.

                 (b) Schedule 2.23(b) contains: (i) a list of all employees or sales executives payable on commission of WAL, Whitlenge or WB as of December 1, 1993 whose salary or commission was in excess of (British pounds) 25,000 per annum on such date; (ii) the then current annual salary or commission of, and a description of the material fringe benefits (other than those generally available to eligible employees of WAL, Whitlenge or WB) provided by WAL, Whitlenge or WB to any such employees or sales executives payable on commission; (iii) a list of all present or former employees or sales executives payable on commission of WAL, Whitlenge or WB paid in excess of L25,000 in the financial year ended September 30, 1993 who have terminated or given notice of their intention to terminate their relationship with WAL, Whitlenge or WB since September 30, 1993; and (iv) a list of any increase, effective after December 1, 1993, in the rate of salary or commission of any employee or sales executives payable on commission if such increase exceeds 6% of the previous annual salary or commission or other compensation of such employee or sales executive payable on commission.

                 Section 2.24. Employee Relations and Labor Matters. (a) Except as set forth in Schedule 2.24, WAL, Whitlenge and WB have complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and are not liable for any material arrears of wages or any material taxes or penalties for failure to comply with any of the foregoing. WAL, Whitlenge and WB believe that their relations with their employees are good.

                 (b) Within the period of one year ending on the date of this Agreement, none of WAL, Whitlenge or WB (i) has given notice of any redundancies to the relevant Secretary of State in the United Kingdom or started consultations with any independent trade union under the provisions of
Part IV of the Employment Protection Act 1975, (ii) failed to comply with any of its obligations under Part IV of such Act, (iii) been a party to any relevant transfer as defined in the Transfer of Undertakings





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(Protection of Employment) Regulations 1981 or (iv) failed to comply with any duty to inform and consult any independent trade union under such Regulations.

                 (c) None of WAL, Whitlenge or WB has any agreement or other arrangement (binding or otherwise) with any trade union or other body representing its employees or any of them and none of WAL, Whitlenge or WB recognizes any trade union or other body representing its employees or any of them for negotiating purposes. Except as set forth in Schedule 2.24, there has not been since January 2, 1987, with respect to WAL, Whitlenge or WB, any (a) unfair labor or trade practice complaint against WAL, Whitlenge or WB before any applicable governmental agency; (b) labor strike, dispute, or work stoppage actually pending or threatened against WAL, Whitlenge or WB; or (c) arbitration proceeding arising out of or under collective bargaining agreements pending against WAL, Whitlenge or WB.

                 (d) Except to the extent (if any) to which provision or allowance has been made in the Balance Sheet or as set forth on Schedule 2.24, no liability has been incurred by WAL, Whitlenge or WB for breach of any contract of service, for redundancy payments, protective awards, provision of benefits or for compensation for wrongful or unfair dismissal.

                 Section 2.25. Absence of Certain Business Practices. Except as set forth on Schedule 2.25, none of WAL, Whitlenge, WB, any officer, employee or agent of WAL, Whitlenge or WB, or any other person acting on its behalf, has, directly or indirectly, since April 1, 1992, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given and gifts of a nominal value the giving of which is customary in the industry) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of WAL, Whitlenge or WB (or assist WAL, Whitlenge or WB in connection with any actual or proposed transaction) (a) which might subject WAL, Whitlenge or WB to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not continued in the future, would have an adverse affect on WAL's, Whitlenge's or WB assets, business, operations or prospects or would subject WAL, Whitlenge or WB to suit or penalty in any private or governmental litigation or proceeding, (c) for any of the purposes described in section 162(c) of the Code, or (d) for establishment or maintenance of any concealed fund or concealed bank account.

                 Section 2.26. Territorial Restrictions. None of WAL, Whitlenge or WB is restricted in any material respect by any written agreement or understanding with third parties from carrying on its business anywhere in the world.

                 Section 2.27. Transactions with Certain Persons. Except as set forth in Schedule 2.27 hereto, since April 1, 1992,





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
none of WAL, Whitlenge or WB has, directly or indirectly, purchased, leased from others or otherwise acquired any material property or obtained any material services from, or sold, leased to others or otherwise disposed of any material property or furnished any material services to (except with respect to remuneration for services rendered as a director, officer or employee of WAL, Whitlenge or WB), in the ordinary course of business or otherwise, (a) any Shareholder, (b) any affiliate of WAL, Whitlenge or WB, (c) any person who is an officer or director of WAL, Whitlenge or WB, or (d) any associate of any person referred to in clause (a), (b) or (c) above. Except as set forth in
Schedule 2.27 hereto, none of WAL, Whitlenge or WB owes any amount in excess of (British pounds) 5,000 to, or has any contract with or commitment to, any Shareholder, director, officer or employee of WAL, Whitlenge or WB (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business and the Onex Management Agreement and the Diggs Management Agreement (as each such term is defined in Section 4.5(a)), and none of such persons owes any amount in excess of (British pounds) 5,000 to WAL, Whitlenge or WB.

                 Section 2.28. Insolvency. No order has been made or petition presented or resolution passed for the winding up of WAL, Whitlenge or WB or for the appointment of a provisional liquidator to WAL, Whitlenge or WB or for an administration order in respect of WAL, Whitlenge or WB. No receiver or receiver and manager has been appointed by any person of the whole or any part of the business or assets of WAL, Whitlenge or WB. No voluntary arrangement has been proposed under Section 1 of the Insolvency Act 1986 in respect of WAL, Whitlenge or WB and no compromise or arrangement has been proposed, agreed to or sanctioned under Section 425 of the Companies Act 1985 in respect of WAL, Whitlenge or WB. None of WAL, Whitlenge or WB is insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986. None of WAL, Whitlenge nor WB has stopped paying its debts as they fall due. No distress, execution or other process has been levied on any of the assets of WAL, Whitlenge or WB. There is no unfulfilled or unsatisfied judgment or court order outstanding against WAL, Whitlenge or WB.

                 Section 2.29. Environmental Matters. (a) WAL, Whitlenge and WB have each:

                 (i) complied with and are in compliance with, in all material respects, all applicable environmental, health and safety statutes, laws, rules, regulations, ordinances, common law and codes ("Applicable Laws"), except as disclosed in Schedule 2.29;

                 (ii) not been and are not the subject of any investigation, judicial or administrative proceeding or settlement concerning (A) a Release (as hereinafter defined) or threatened Release of any hazardous or toxic waste, substance or constituent or other substance, including





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
         petroleum or its constituents ("Hazardous Substance"), or the storage, injection, deposit, disposal or dumping on or into the Property of any nonhazardous waste ("Waste"), as defined or regulated under any Applicable Laws or (B) the violation of any Applicable Laws;

                 (iii) not been and are not under a duty to file any notice under any Applicable Laws reporting the treatment, storage, disposal, handling or managing of any Hazardous Substance or Waste, the violation of any Applicable Laws or the Release or threatened Release of any Hazardous Substance or Waste, except as disclosed in Schedule 2.29;

                 (iv) no material contingent liability in connection with any Release or threatened Release of any Hazardous Substance or Waste and have each no reason to believe that the Property contains or constitutes something which may have a deleterious effect on Environmental Matters;

                 (v) never generated, treated, stored, recycled, transported or disposed of any Hazardous Substance or stored or disposed of on the Property any Waste, except as disclosed inSchedule 2.29;

                 (vi) never installed, had installed, utilized or been aware of any underground storage tanks or surface impoundments on any of their Leased Real Property, except as disclosed in Schedule 2.29; and

                 (vii) no knowledge of any outstanding lien filed on their assets in favor of any governmental agency, including but not limited to any city council, in connection with any Applicable Laws.

                 (b) The presence or condition of all material containing more than one percent (1%) asbestos by weight ("Asbestos Containing Material") which is on or part of any Property (excluding any raw materials used in the manufacture of products or products themselves) does not violate any current Applicable Laws.

                 (c) For purposes of this Section 2.29, the following definitions shall apply:

                 (i) "Environmental Matters" means anything which affects or relates to the environment or human health or is otherwise connected with the subject matter of this Section 2.29;

                 (ii) "material" means any fines, penalties, costs or expenses arising under the Applicable Laws that would result in an aggregate liability to WAL, Whitlenge or WB of not less than (British pounds) 65,000 per year;





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
                 (iii) "Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by WAL, Whitlenge nor WB (including any surface water thereon or adjacent thereto, and soil or groundwater thereunder) whether now or previously or any time; and

                 (iv) "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Hazardous Substances or Waste through or in the air, soil, surface water, groundwater or Property.

                 Section 2.30. Contracts. (a) Except as set forth in Schedule 2.30, none of WAL, Whitlenge or WB is a party to or is bound by any oral or written contract, agreement, commitment or instrument:

                 (i) for the purchase, sale or lease (except if the scheduled lease payments are less than (British pounds) 35,000 per year) of real property;

                 (ii) for the purchase of raw materials which extends beyond January 1, 1994 and which is anticipated to require over the term of the contract (other than the period prior to the date hereof) aggregate expenditure of more than (British pounds) 100,000;

                 (iii) for the sale of goods or services which extends beyond January 1, 1994 and which is anticipated to require over the term of the contract (other than the period prior to the date hereof) aggregate expenditure of more than (British pounds) 100,000;

                 (iv) which provides for, or relates to, any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations arrangement which extends beyond January 1, 1994 and which is anticipated to require over the term of the contract (other than the period prior to the date hereof) aggregate payments of more than (British pounds) 50,000;

                 (v) which provides for, or relates to, the guarantee by WAL, Whitlenge or WB of any obligation exceeding (British pounds) 4,000 of any customer, supplier, officer, director, employee or affiliate of WAL, Whitlenge or WB;

                 (vi) which provides for, or relates to, the incurrence by WAL, Whitlenge or WB of debt for borrowed money in excess of (British pounds) 25,000;





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
                 (vii) which provides for, or relates to, any non-competition or confidentiality arrangement with any person, including any current or former officer or employee of WAL, Whitlenge or WB;

                 (viii) for capital expenditures in excess of (British pounds) 25,000 for any single project or related series of projects;

                 (ix)  with any broker or finder;

                 (x) any partnership, joint venture or other similar arrangements or agreements involving a sharing of profits or losses;

                 (xi) any contracts or commitments, including royalty agreements, with any employee, director, officer, Shareholder or affiliates of WAL, Whitlenge or WB, providing for payment or receipts by WAL, Whitlenge or WB in excess of (British pounds) 10,000;

                 (xii) which (other than contracts, agreements, commitments and instruments of the nature described in clauses (i) through (xi) above) involve payments or receipts by WAL, Whitlenge or WB of more than (British pounds) 25,000; and

                 (xiii) for any purpose (other than specifically referred to in this Section 2.30(a)) (whether or not made in the ordinary course of the Whitlenge Business or otherwise not required to be listed or described in Schedule 2.30) which is material to the business of WAL, Whitlenge and WB taken as a whole.

                 (b) Except as set forth in Schedule 2.30, WAL, Whitlenge and WB have fulfilled their obligations in all material respects under each of the leases, contracts and other agreements listed in Schedule 2.30 (collectively, the "Whitlenge Agreements") and are not, or, to the knowledge of WAL, Whitlenge or WB not alleged to be, in breach or default in any material respect under, nor, to the knowledge of WAL, Whitlenge, WB or any Shareholder, is there or, to the knowledge of WAL, Whitlenge or WB is there alleged to be any basis for termination of, any of the Whitlenge Agreements and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by WAL, Whitlenge or WB. Copies of each of the Whitlenge Agreements have heretofore been delivered to Scotsman by WAL, Whitlenge or WB.

                 Section 2.31. No Guarantees; Extensions of Credit. Except as set forth in Schedule 2.31, no material obligations or liabilities of WAL, Whitlenge or WB are guaranteed by or subject to a similar contingent obligation of any other person, nor has

WAL, Whitlenge or WB guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of, or extended credit to, any other person.

                 Section 2.32. Whitlenge Purchase Agreement. Except as set forth in Schedule 2.32, none of WAL, Whitlenge, WB or any Shareholder has taken any action that would cause the Share Purchase Agreement, dated as of March 31, 1992 (the "Alco Agreement"), among Alco Standard U.K. Ltd, a private company limited by shares registered in England, Alco Standard Corporation, an Ohio corporation ("Alco Standard"), and WAL, or any other material agreements executed in connection with the Alco Agreement, not to be, and Alco Standard has not asserted to WAL, Whitlenge or WB that the Alco Agreement or such other material agreement does not constitute, a legal, valid and binding agreement. None of WAL, Whitlenge or WB is, or, to the knowledge of WAL, Whitlenge, WB or any Shareholder, alleged to be, in breach or default in any material respect under the Alco Agreement or such other material agreement.

                 Section 2.33.  Customers and Suppliers.  Set forth in Schedule
2.33 hereto is a list of names and addresses of the ten largest customers and the ten largest suppliers (measured by cash value volume of purchases or sales in each case) of Whitlenge and WB and the percentage of the Whitlenge Business which each such customer or supplier represents or represented during each of the years ended September 30, 1992 and 1993. Copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods used by Whitlenge and WB have been provided to Scotsman by WAL, Whitlenge or WB. Except as set forth in Schedule 2.33, there exists no actual or, to the knowledge of WAL, Whitlenge, WB or any Shareholder, threatened termination, cancellation or material adverse change in, the business relationship of Whitlenge or WB with any customer or group of customers listed in Schedule 2.33, or whose purchases individually or in the aggregate are material to the operations of the Whitlenge Business, or with any supplier or group of suppliers listed in Schedule 2.33, or whose sales individually or in the aggregate are material to the operations of the Whitlenge Business.

                 Section 2.34. Competition. Except as set forth in Schedule 2.34, to the knowledge of WAL, Whitlenge, WB and the Shareholders, none of WAL, Whitlenge or WB is or has been party to any agreement or arrangement or is conducting or has conducted itself (whether by omission or otherwise) in a manner which (i) is, or is required to be, registered under the Restrictive Trade Practices Act 1976 and 1977; (ii) contravenes the provisions of the Resale Prices Act 1976; (iii) contravenes Article 85(1) or Article 86 of the Treaty of Rome or which has been notified to the Commission of the European Communities for an exemption or in respect of which application has been made to the Commission for a negative clearance; (iv) has or would reasonably be expected to have the effect of restricting, distorting or preventing competi-
                                     -32-
tion in connection with the production, supply or acquisition of goods in the United Kingdom or any part of it or the supply or procuring of services in the United Kingdom or any part of it; or (v) is registrable, unenforceable or void or renders WAL, Whitlenge or WB liable to civil, criminal or administrative proceedings by virtue of any antitrust or similar legislation in any jurisdiction in which WAL, Whitlenge or WB has assets or carries on business or where its activities would have an effect. To the knowledge of WAL, Whitlenge, WB and the Shareholders, none of WAL, Whitlenge or WB has given any undertaking or written assurance (whether legally binding or not) to any governmental authority or any authority of the European Communities under the Fair Trading Act 1973, the Competition Act 1980, the Restrictive Trade Practices Acts 1976 and 1977, the Resale Prices Act 1976, the Treaty of Rome or any other statute or legal instrument and none of WAL, Whitlenge or WB is affected, directly or indirectly, by any order or regulations made by the Secretary of State under the Fair Trading Act 1973 or the Competition Act 1980.

                 Section 2.35. Registration Statement and Proxy Statement/Prospectus. None of the written information supplied or to be supplied by WAL, Whitlenge, WB or any of the Shareholders or any affiliate of the foregoing (including, without limitation, Holding) specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus (as such terms are defined in Section 4.1) will be the basis for any successful claim against Scotsman, the Tender Subsidiary, WAL, Whitlenge, WB or any of their officers or directors asserting that (i) in the case of the Registration Statement, at the time it becomes effective, at the time of commencement of the Offer and at the Expiration Time, such information contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus to Scotsman's stockholders and at the time of the meeting of its stockholders referred to in Section 4.2, such information contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 Section 2.36. Liabilities and Operations of WAL. Except as contemplated hereby or in connection with the obligations relating to its equity securities (and any loan guarantees of Whitlenge or WB guarantees by WAL), WAL is not subject to any material liability, absolute or contingent, other than those indirect liabilities that relate to its ownership of the shares of Whitlenge. WAL conducts no business other than the holding of the shares of Whitlenge.

                 Section 2.37. Redemption of Preferred Stock. The Articles of Association of WAL provide that WAL may redeem the





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
WAL Preferred Shares by payment of the (British pounds) 100 per share redemption price therefor, plus accrued dividends to the date of redemption.

                 Section 2.38. No Finder. None of WAL, Whitlenge, WB nor any party acting on the behalf of any of the foregoing has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than to Lazard Freres & Co. ("Lazard") and Morgan Stanley & Co. Incorporated ("Morgan"), whose fees and expenses, to the extent payable, shall be paid by the Shareholders except as provided in Section 10.2. Complete and correct copies of the engagement and indemnification agreements entered into by the Shareholders with Lazard and Morgan have been furnished to Scotsman.

                 Section 2.39. Disclosure. The representations and warranties contained herein, the information contained in the Schedules referred to in
Article II and the other information or documents referred to in this Article II as having been furnished or to be furnished to Scotsman or any of its representatives by WAL, Whitlenge, WB, the Shareholders or their representatives pursuant to the terms of this Agreement, are, taken as a whole, true and accurate in all material respects.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SCOTSMAN

                 As an inducement to WAL, Whitlenge and the Shareholders to enter into this Agreement and to consummate the transactions contemplated herein, Scotsman hereby warrants and represents to WAL, Whitlenge and the Shareholders and agrees as follows:

                 Section 3.1. Organization of Scotsman. Scotsman is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Scotsman is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Scotsman and its subsidiaries, taken as a whole. Scotsman has full corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

                 Section 3.2. Authority. Scotsman has full corporate power and authority to enter into this Agreement and, subject to approval of the issuance of the Scotsman Earnout Shares contemplated by this Agreement by the stockholders of Scotsman, to consummate the transactions contemplated hereby.





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                 The execution, delivery and performance of this Agreement by
Scotsman and the consummation by Scotsman of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Scotsman subject to such approval by the stockholders of Scotsman as required by the rules of the NYSE. This Agreement is, and each other agreement or instrument of Scotsman contemplated hereby when executed and delivered will be, the legal, valid and binding agreement of Scotsman enforceable against Scotsman in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                 Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement by Scotsman nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Scotsman will (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the material assets of Scotsman or any of its subsidiaries, under the certificate of incorporation or the by-laws of Scotsman or any subsidiary of Scotsman, any instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other material restriction to which Scotsman or any of its subsidiaries is a party or any of their respective material properties is subject or by which any of them is bound or any material statute, other law or regulatory provision affecting any of them, except for such impositions created under any instruments or agreements entered into in connection with the financing of the transactions contemplated hereby or by the Merger Agreement, or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body in respect of, by or on behalf of, Scotsman, except for the filing of appropriate documents with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and for the approval by the stockholders of Scotsman as required by the rules of the NYSE.

                 Section 3.3. Shares of Scotsman Common Stock. The shares of Scotsman Common Stock to be delivered to the Shareholders pursuant to this Agreement will, when issued and delivered in accordance with the terms hereof, be validly issued, fully paid and nonassessable.





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                 Section 3.4.  Capitalization.  The authorized capital of
Scotsman consists of (i) 50,000,000 shares of common stock, $.10 par value, of which 7,008,254 shares are issued and outstanding, 202,295 shares are held as treasury stock and 976,326 shares are reserved for issuance under Scotsman's long-term executive incentive compensation plan and 7,036,875 shares are reserved in connection with the Common Stock Purchase Rights, and (ii) 10,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding or reserved for any purpose. All of the outstanding shares of Scotsman Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except for options granted pursuant to Scotsman's long-term executive incentive compensation plan and the Common Stock Purchase Rights, there are no options, warrants or other rights to acquire from Scotsman or agreements or commitments by Scotsman to issue or sell shares of its capital stock, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of Scotsman Common Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no stockholder agreements, voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings to which Scotsman is a party restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of capital stock of Scotsman, other than the Rights Agreement and the Common Stock Purchase Rights.

                 Section 3.5. Operations Since January 3, 1993. Except as set forth in the Scotsman SEC Documents (as hereinafter defined), since January 3, 1993, there has been: (i) no material adverse change in the assets, liabilities, operations, profits or business or in the condition, financial or otherwise, of Scotsman and its subsidiaries; and (ii) no damage, destruction, loss or claim with respect to, whether or not covered by insurance, or condemnation or other taking of, assets having a Material Adverse Effect on Scotsman and its subsidiaries taken as a whole.

                 Section 3.6. Compliance with Laws. Scotsman is in compliance with the provisions of all applicable laws and regulations of the federal, state, local and foreign governments, except to the extent that the failure to comply therewith would not have a Material Adverse Effect on Scotsman and its subsidiaries taken as a whole. Except as set forth in the Scotsman SEC Documents, to the knowledge of Scotsman, there are no proposed orders, judgments, decrees, governmental takings, condemnations or other proceedings, in each case binding upon the business, operations or properties of Scotsman or any subsidiary thereof, which would have a Material Adverse Effect on Scotsman and its subsidiaries taken as a whole.

                 Section 3.7. SEC Documents. Scotsman has previously delivered to WAL and Whitlenge complete and correct copies of all reports, statements and registration statements (including annual reports on Form 10-K, current reports on Form 8-K, quarterly





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reports on Form 10-Q and proxy statements) filed by it with the SEC since
January 1, 1991. Scotsman has filed all required documents with the SEC since January 1, 1991 (the "Scotsman SEC Documents"). As of their respective dates, the Scotsman SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Scotsman SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Scotsman included in the Scotsman SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) consistently applied (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Scotsman and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

                 Section 3.8. Obligations; Litigation. Except as set forth in the Scotsman SEC Documents, Scotsman and its subsidiaries have performed all obligations required to be performed by them to date, and are not in default, under any agreement, lease or other document to which any of them is a party, or under any law or order of any court or governmental agency, except for such failures to perform or defaults that would not have a Material Adverse Effect on Scotsman and its subsidiaries taken as whole. Except as set forth in the Scotsman SEC Documents, there are no claims, actions, suits or proceedings to which Scotsman or any of its subsidiaries is a party or any of their respective properties is subject or by which any of them is bound pending or, to the knowledge of Scotsman, threatened before or by any court or governmental agency, which is reasonably expected to have a Material Adverse Effect on Scotsman and its subsidiaries taken as a whole or prevent or hinder the consummation of the transactions contemplated hereby.

                 Section 3.9. No Finder. Neither Scotsman nor any party acting on its behalf has paid or become obligated to pay any fee or any commission to any broker, finder or intermediary for or on account of the transactions contemplated herein, other than to William Blair & Company, whose fees and expenses, to the extent payable, shall be paid by Scotsman.

                 Section 3.10. Rights Agreement; Benefits. Scotsman has amended the Rights Agreement in order to provide that the New Scotsman Stockholders (as defined in the Merger Agreement), as a





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group, shall not constitute an "Acquiring Person" under the Rights Agreement by reason of the acquisition by such New Scotsman Stockholders of shares of capital stock of Scotsman pursuant to this Agreement and the Merger Agreement. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any employee of Scotsman or its subsidiaries.

                 Section 3.11. Disclosure. The representations and warranties contained herein, the information contained in the Schedule referred to in this
Article III and the other information or documents referred to in this Article III as having been furnished or to be furnished to WAL or any of its representatives pursuant to the terms of this Agreement are, taken as a whole, true and accurate in all material respects.


                                   ARTICLE IV

                      ACTIONS PRIOR TO THE EXPIRATION DATE

                 Scotsman, WAL and Whitlenge (and the Shareholders with respect to Sections 4.6, 4.7, 4.8 and 4.10) covenant and agree to take the following respective actions between the date hereof and the Expiration Date:

                 Section 4.1. Proxy Statement; Registration Statement. Scotsman shall prepare and file with the SEC as soon as practicable a registration statement on Form S-4 (the "Registration Statement") containing a proxy statement/prospectus covering the Scotsman Earnout Shares to be issued pursuant to Article I (the form of such proxy statement/prospectus, together with any amendments thereof or supplements thereto, mailed to Scotsman's stockholders in connection with the meeting referred to in Section 4.2 is herein referred to as the "Proxy Statement/Prospectus") and shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as practicable. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations thereunder. The Registration Statement, when declared effective by the SEC, and the Proxy Statement/Prospectus, at the time of its mailing or delivery to the stockholders of Scotsman and at the time of the meeting referred to above, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Scotsman in reliance upon and in conformity with written information concerning WAL, Whitlenge, WB or their





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affiliates furnished to Scotsman by WAL, Whitlenge and WB or their affiliates expressly for inclusion in the Registration Statement. Scotsman shall also take any action required to be taken under U.S. state blue sky or U.S. securities laws in connection with the issuance of the Scotsman Earnout Shares. WAL, Whitlenge and the Shareholders shall, and shall cause their affiliates to, furnish Scotsman all information concerning themselves required for use in the Registration Statement, including, without limitation, financial statements of WAL, Whitlenge and WB which are required to be included in the Registration Statement or which are necessary to prepare pro forma financial statements and information to be included in the Registration Statement. If, at any time prior to the Expiration Time, any event with respect to WAL, Whitlenge or any of their affiliates should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and such amendment shall be promptly filed with the SEC and, as required by law, disseminated to any stockholders of Scotsman and WAL. Scotsman will advise WAL and Whitlenge, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification for offering or sale in any jurisdiction of the Scotsman Common Stock issuable in connection with this Agreement or any request by the SEC for amendment or supplement of the Registration Statement or for additional information.

                 Section 4.2. Action by Scotsman and Stockholders of Scotsman. Scotsman shall, as soon as practicable after the Proxy Statement/Prospectus referred to in Section 4.1 shall be cleared by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the issuance, in accordance with the terms and conditions of this Agreement and the Merger Agreement, of shares of Scotsman Common Stock (including the Scotsman Earnout Shares and the Scotsman Contingent Common Shares (as defined in the Merger Agreement)) and the issuance, in accordance with the terms and conditions of the Merger Agreement, of Scotsman Convertible Preferred Shares (as defined in the Merger Agreement). Scotsman will, through its Board of Directors, recommend to its stockholders approval of such issuance.

                 Section 4.3. Investigation of WAL, Whitlenge, WB and Scotsman. WAL, Whitlenge and Scotsman shall afford to the officers, employees and authorized representatives of Scotsman, WAL, Whitlenge, WB or the Shareholders, as the case may be (including, without limitation, independent public accountants, attorneys, environmental consultants and financial advisors thereof), reasonable access during normal business hours to the offices, properties, employees and business and financial records (including, without limitation, computer files, retrieval programs and similar documentation) of WAL, Whitlenge and WB or





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
Scotsman, as the case may be, to the extent Scotsman, WAL, Whitlenge or the Shareholders, as the case may be, shall deem necessary or desirable, and shall furnish to Scotsman, WAL, Whitlenge or the Shareholders, as the case may be, or such party's authorized representatives such additional information concerning the operations, properties and businesses of WAL, Whitlenge, WB or Scotsman, as the case may be, as may be reasonably requested in writing, to enable Scotsman, WAL, Whitlenge or the Shareholders or such party's authorized representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify the accuracy of the financial statements referred to in
Section 2.5 and to determine whether the conditions set forth in Articles VI and VII have been satisfied. Scotsman, WAL, Whitlenge and the Shareholders agree that such investigations shall be conducted in such manner as not to interfere unreasonably with the operation of the business of WAL, Whitlenge, WB or Scotsman, as the case may be. Without limiting the foregoing, Whitlenge and WB shall permit Scotsman, or its representatives, to conduct an environmental audit of any of the Leased Real Property, with respect to any environmental health and safety issues deemed material by Scotsman. No investigation made by Scotsman, WAL, Whitlenge or any Shareholder or such party's authorized representatives hereunder shall affect the representations and warranties of the parties hereunder.

                 Section 4.4. Lawsuits, Proceedings, Etc. WAL, Whitlenge or Scotsman shall notify Scotsman or WAL and Whitlenge, as the case may be, promptly of any lawsuit, proceeding, claim or investigation that may be threatened, brought, asserted or commenced against any party hereto (a) involving in any way the transactions contemplated by this Agreement or (b) that would have been listed in Schedule 2.17 or specified as an exception to
Section 3.8 if such lawsuit, proceeding, claim or investigation had arisen prior to the date hereof.

                 Section 4.5. Conduct of Business by WAL, Whitlenge, WB and Scotsman Prior to the Expiration Date. (a) During the period from the date of this Agreement through the Expiration Time, except as expressly contemplated by this Agreement, WAL, Whitlenge and Scotsman shall (and WAL and Whitlenge shall cause WB to) carry on their businesses in, and not enter into any material transaction other than in accordance with, the ordinary course consistent with past practice and, to the extent consistent therewith, use their reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and preserve their relationships with customers, suppliers and others having business dealings with them (except, in each case, with respect to WAL and Whitlenge (and any action WAL and Whitlenge shall cause WB to take), with the prior written consent of Scotsman and except, in each case with respect to Scotsman, with the prior written consent of WAL). Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, neither





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
WAL nor Whitlenge shall (and WAL and Whitlenge shall cause WB not to), without the prior written consent of Scotsman (not to be unreasonably withheld):

                 (i) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to the Shareholders in their capacity as such (other than (a) any such payments otherwise permitted to be made under this Agreement, (b) the payment, when due, and not earlier, of management fees in accordance with the terms, as in effect on the date hereof, of the Management Advisory Agreement, dated April 1, 1992, among WAL, Whitlenge and Onex Investments (the "Onex Management Agreement"), and the Management Advisory Agreement, dated April 1, 1992, among WAL, Whitlenge and The Matthew Diggs Group, Inc. (the "Diggs Management Agreement"), (c) dividends and other distributions by Whitlenge to WAL to enable WAL to pay its liabilities and (d) the payment of scheduled dividends on the WAL Preferred Shares), (y) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of WAL, Whitlenge or WB or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any securities);

                 (iii) amend its memorandum and articles of association or other constitutive documents;

                 (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                 (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, except sales of inventory in the ordinary course of business and the sale, lease or other disposition of other assets having a book or fair market value in the aggregate not exceeding (British pounds) 20,000;

                 (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, or make any loans, advances or capital contributions to, or





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
         investments in, any other person, except for the incurrence and/or guarantee of indebtedness to fund working capital;

                 (vii) make or incur any new capital expenditure or expenditures which, individually, is in excess of (British pounds) 20,000 or, in the aggregate, are in excess of (British pounds) 50,000;

                 (viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business;

                 (ix) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

                 (x) enter into or adopt, or amend any existing bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any Plan or employment, consulting or management agreement (including, without limitation, the Onex Management Agreement and the Diggs Management Agreement), other than any such amendment to a Plan that is made to maintain the qualified status of such Plan or its continued compliance with applicable law;

                 (xi) make any change in accounting practices or policies applied in the preparation of the financial statements referred to in
         Section 2.5 except as required by generally accepted accounting principles in the United Kingdom or Belgium, as the case may be;

                 (xii) modify any of the agreements, understandings, obligations, commitments, indebtedness or other obligations set forth in Schedule 4.5 or enter into any agreement, understanding, obligation or commitment, or incur any indebtedness or obligation, of the type that would have been required to be listed on Schedule 2.30 if in existence on the date hereof; or

                 (xiii) pay or commit to pay any bonus to any officer or employee of WAL, Whitlenge or WB other than in accordance with and when required by the terms of the Bonus Plans, as in effect on the date hereof;

                 (xiv) enter into any other transaction affecting the business of WAL, Whitlenge or WB, other than in the ordinary course of business consistent with past practices or as expressly contemplated by this Agreement.

                 (b) Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement





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
or the Merger Agreement, Scotsman shall not, without the prior written consent of WAL (not to be unreasonably withheld):

                 (A) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any securities), other than (i) options granted pursuant to Scotsman's long-term executive incentive compensation plan as in existence on the date hereof, (ii) the issuance of shares (and associated Common Stock Purchase Rights) pursuant to such options, other employee benefit plans as in existence on the date hereof or other rights, warrants or options outstanding as the date hereof and
         (iii) the issuance of other shares of Scotsman Common Stock (and associated Common Stock Purchase Rights) in an amount not to exceed 1% of the issued and outstanding shares of Scotsman Common Stock on the date hereof;

                 (B) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in any such case having a fair market value of U.S. $2,000,000 or more; or

                 (C) alter through merger, liquidation, reorganization or restructuring its corporate structure, except that Scotsman may make changes in its corporate structure required to be made or desirable in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement or the financing related thereto.

                 (c) Advice of Changes. WAL, the Stockholder Representative (as defined in the Merger Agreement) or Scotsman shall promptly advise Scotsman or WAL and Whitlenge, as the case may be, orally and in writing of any change or event having a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole, or on Scotsman and its subsidiaries taken as a whole, as the case may be.

                 Section 4.6. Mutual Cooperation; Reasonable Best Efforts. The parties hereto shall cooperate with each other, and shall use their respective reasonable best efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require Scotsman or Whitlenge to make any divestiture or consent to any divestiture





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
by WAL, Whitlenge or WB in order to obtain any waiver, consent or approval.

                 Section 4.7. No Public Announcement. None of the parties hereto shall, without the approval of Scotsman, WAL and Whitlenge (which may not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case Scotsman or WAL and Whitlenge, as the case may be, shall be advised and Scotsman, WAL and Whitlenge shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

                 Section 4.8. No Solicitation. WAL, Whitlenge and their affiliates shall not, nor shall they authorize or permit any officer, director or employee of or any investment banker, attorney or other adviser or representative of WAL, Whitlenge, WB or any of their affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) except to the extent required by law as advised by counsel in writing, participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which WAL, Whitlenge or any of their affiliates had knowledge at the time of such violation, of the restrictions set forth in the preceding sentence by any officer or director of WAL, Whitlenge, WB or any of their affiliates or any investment banker, attorney or other adviser or representative of WAL, Whitlenge, WB or any of their affiliates, whether or not such person is purporting to act on behalf of WAL, Whitlenge, WB or any of their affiliates or otherwise, shall be deemed to be a breach of this
Section 4.8 by WAL, Whitlenge and their affiliates. WAL and Whitlenge promptly shall advise Scotsman of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving WAL, Whitlenge or WB or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in WAL, Whitlenge or WB, any voting securities of WAL, Whitlenge or WB or a substantial portion of the assets of Whitlenge or WB.

                 Section 4.9. Listing Applications. Scotsman will promptly file an application to list on the New York Stock Exchange, Inc. ("NYSE"), subject to official notice of issuance, the Scotsman Earnout Shares which may be issued pursuant to Article I and will use its best efforts to effect such listing on the NYSE on or prior to the Expiration Date and to maintain its listing on the NYSE of Scotsman Common Stock thereafter.





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



   Section 4.10. Termination of Management and Shareholders' Agreements. The Shareholders will procure the termination of the Onex Management Agreement and the Diggs Management Agreement, effective at or prior to the Expiration Date pursuant to an instrument which is in form and substance reasonably satisfactory to Scotsman. The Shareholders shall cause the Shareholders Agreement, dated April 1, 1992, among Whitlenge, Onex Investments, Nicholls and others (the "Shareholders' Agreement") to be terminated effective at the Expiration Date.

   Section 4.11. Periodic Financial Statements. Scotsman shall furnish, or cause to be furnished, to WAL by March 31, 1994 (or earlier if available), the audited consolidated balance sheet and statements of income of Scotsman for the period ended January 2, 1994, which financial statements shall be prepared in accordance with the books and records of Scotsman, fairly present in all material respects the consolidated financial position of Scotsman as of the date or for the period indicated and shall be prepared in conformity with generally accepted accounting principles consistently applied. WAL, or Scotsman, as the case may be, shall provide, or shall cause to be promptly provided, to Scotsman or WAL, as applicable, such other financial information relating to WAL, Whitlenge, WB or Scotsman (including, without limitation, information on payables and receivables) as Scotsman or WAL, as applicable, may reasonably request.

   Section 4.12. Financing. Scotsman shall use its reasonable best efforts to obtain the financing commitments, amendments or other financing arrangements referred to in Section 6.14, to enter into definitive agreements consistent with the terms of such financing commitments, amendments or arrangements and to do all such acts and things reasonably necessary to consummate the transactions contemplated by such definitive agreements. Scotsman shall promptly notify WAL and Whitlenge of the receipt of such financing commitments, amendments or arrangements and shall advise WAL and Whitlenge from time to time of its progress in negotiating such definitive agreements.

   Section 4.13. Amendment of Agreement for Tender Subsidiary. If Scotsman shall cause the Tender Subsidiary to make the Offer, the Shareholders may request that Scotsman and the Tender Subsidiary enter into an amendment to this Agreement in form and substance reasonably satisfactory to the Shareholders, and Scotsman shall, and shall cause the Tender Subsidiary to, enter into such amendment, pursuant to which the Tender Subsidiary will make appropriate representations, warranties, covenants and indemnities.


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
                                   ARTICLE V

                      ADDITIONAL COVENANTS AND AGREEMENTS

   Section 5.1. Voting. (a) So long as the Shareholders and the Permitted Transferees (as hereinafter defined) (the Shareholders and the Permitted Transferees are collectively referred to as the "Acquisition Shareholders") and the Merger Stockholders (as defined in the Merger Agreement and, together with the Acquisition Shareholders, the "New Scotsman Stockholders") are entitled under Section 7.1 of the Merger Agreement to designate at least one nominee to Scotsman's Board of Directors, the Acquisition Shareholders, together with any affiliates or associates controlled by them, shall, and the Acquisition Shareholders shall use reasonable best efforts to cause any other of their affiliates or associates to, vote all shares of capital stock of Scotsman owned by them in favor of all of the director nominees to the Board of Directors recommended by the Board of Directors of Scotsman (which shall include any designate or designates referred to in Section 7.1 of the Merger Agreement). Scotsman shall afford to the Acquisition Shareholders the rights set forth in
Section 7.1 of the Merger Agreement as though the Acquisition Shareholders were parties to the Merger Agreement. The obligations of the Acquisition Shareholders referred to in such Section 7.1 shall be binding on the Acquisition Shareholders as though they were parties to the Merger Agreement. The obligations of the Acquisition Shareholders under this Section 5.1 shall in any event terminate on the tenth anniversary of the date hereof unless, by agreement among Scotsman and the New Scotsman Stockholders who then own any shares of Scotsman Common Stock or Scotsman Convertible Preferred Stock, such obligations are extended after the eighth anniversary and prior to such tenth anniversary.

   (b) As used herein, "Permitted Transferees" shall mean with respect to any Shareholder (other than Onex or Onex Investments), (i) any other Shareholder,
(ii) any of its controlled affiliates, (iii) in the event of the dissolution, liquidation or winding up of any Shareholder that is a corporation or a partnership, the partners of a partnership that is such Shareholder, the shareholders of a corporation that is such Shareholder or a successor partnership all of the partners of which or a successor corporation all of the shareholders of which are the persons who were the partners of such partnership or the shareholders of such corporation immediately prior to the dissolution, liquidation or winding up of such Shareholder, (iv) a transferee by testamentary or intestate disposition, (v) the spouse, children and/or other relatives of such Shareholder, (vi) a trust transferee by inter vivos transfer, the beneficiaries of which are the transferring Shareholder, spouse, children and/or other relatives of such Shareholder, or (vii) a successor nominee or trustee for the beneficial owner of the shares of WAL Ordinary Shares for which such Acquisition Shareholder acts as nominee or trustee, as the case may be, in each case to whom a Shareholder may transfer


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

shares of WAL Ordinary Shares prior to the Expiration Time; provided, however, that (x) the aggregate number of shares covered by transfers to persons described in clause (i) shall not exceed 300,000 and (y) any such Permitted Transferee who was not, prior to such transfer, a shareholder of WAL who is a party hereto shall furnish to Scotsman a written instrument, reasonably satisfactory to Scotsman, whereby such Permitted Transferee agrees to be bound by any obligations of Acquisition Shareholders contained in this Agreement (other than, with respect to Permitted Transferees which are (A) the spouse or children of a Shareholder or (B) a trust transferee, the beneficiaries of which are the spouse or children of a Shareholder; provided, however, the transfer to such persons listed in clauses (A) and (B) shall not in the aggregate exceed 75,000 WAL "A" Ordinary Shares) as though such Permitted Transferee were a party hereto (it being understood that any such transfer shall in no way relieve any Shareholder of any obligations under this Agreement unless such transfer shall be made to another Shareholder, in which case Schedule 8.1 shall be appropriately revised to reflect a reallocation of the percentages set forth therein).

   Section 5.2. Standstill. The obligations of the Acquisition Shareholders referred to in Section 7.3 of the Merger Agreement shall be binding on the Acquisition Shareholders as though they were parties to the Merger Agreement.

   Section 5.3. Insurance. Onex and the affiliates of Onex controlled by it will take such action as is necessary to cause the insurance policies listed on
Schedule 2.21 to provide the coverage listed therein with respect to WAL, Whitlenge and WB for periods ending on or prior to the Expiration Date, and to continue such coverage, on and after the Expiration Date, for the benefit of WAL, Whitlenge and WB and (to the extent permitted under such policies) their respective successors and assigns with respect to periods ending on or prior to the Expiration Date, notwithstanding the transactions contemplated hereby, except to the extent any insurer cancels any such policy or withdraws from coverage (other than at the request of WAL, Whitlenge, WB or any affiliate thereof or due to the failure to pay any premium on any such policy). Without limiting the foregoing, neither Onex nor the affiliates of Onex controlled by it shall take any action to remove WAL, Whitlenge or WB as a named insured under any of such policies or cause WAL, Whitlenge or WB to be denied the benefit of any insurance coverage currently available to them.


                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO OBLIGATION
                          TO ACCEPT AND PAY FOR SHARES

   Notwithstanding any other term of the Offer or this Agreement, Scotsman (or, in the event that Tender Subsidiary makes the Offer, Tender Subsidiary) shall not be required to


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
accept for payment, or pay for, any WAL Ordinary Shares or WAL Preferred Shares tendered pursuant to the Offer unless and until the following conditions shall have been satisfied:

   Section 6.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by WAL, Whitlenge, WB or any Shareholder in the performance of their respective covenants and agreements herein to be performed at or prior to the Expiration Date; subject to Section 8.7, none of the representations and warranties of any Shareholder that is qualified as to materiality shall be untrue or incorrect in any respect and on the Expiration Date such representations and warranties shall be true and correct as though made on the Expiration Date except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Scotsman, permitted by Section 4.5(a) or entered into in connection with the consummation of the Offer or the Merger and the other transactions contemplated hereby; subject to Section 8.7, none of the representations or warranties that are not so qualified shall be untrue or incorrect in any material respect and on the Expiration Date such representations and warranties shall be true and correct in all material respects as though made on the Expiration Date except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Scotsman, permitted by Section 4.5(a) or entered into in connection with the consummation of the Offer or the Merger and the other transactions contemplated hereby; and there shall have been delivered to Scotsman a certificate or certificates to the foregoing effect, dated the Expiration Date, signed on behalf of WAL and Whitlenge by their respective Chairmen or Managing Directors and Finance Directors and signed by each Shareholder.

   Section 6.2. No Material Adverse Effect. Between the date hereof and the Expiration Date, there shall have been no Material Adverse Effect on WAL, Whitlenge and WB, taken as a whole; and there shall have been delivered to Scotsman a certificate or certificates to such effect, dated the Expiration Date, signed on behalf of WAL and Whitlenge by their respective Chairmen or Managing Directors and Finance Directors and signed by each Shareholder.

   Section 6.3. Opinion of Counsel for WAL, Whitlenge and the Shareholders. Scotsman shall have received (a) from Wragge and Co., counsel for WAL and Whitlenge, an opinion, dated the Expiration Date, in form and substance reasonably satisfactory to Scotsman, substantially to the effect set forth in
Exhibit I-A, (b) from Debevoise & Plimpton, United States counsel for WAL and Whitlenge, an opinion, dated the Expiration Date, in form and substance reasonably satisfactory to Scotsman, substantially to the effect set forth in
Exhibit I-B, and (c) from counsel for Onex, Onex Investments, EJJM, Diggs and Collins, opinions, dated the Expiration Date, in form and substance reasonably


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
satisfactory to Scotsman, substantially to the effect set forth in Exhibit I-C.

   Section 6.4. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or the transactions contemplated hereby shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

   Section 6.5. Necessary Governmental Approvals. The parties shall have received all governmental and regulatory approvals and actions reasonably necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Expiration Date by applicable law or regulation or are necessary to prevent a Material Adverse Effect on WAL, Whitlenge and WB taken as a whole.

   Section 6.6. Necessary Consents. WAL and Whitlenge shall have received consents, in form and substance reasonably satisfactory to Scotsman, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which WAL, Whitlenge or WB is a party or by which they are affected and which require such consent prior to the purchase of WAL Ordinary Shares pursuant to the Offer and are necessary to prevent a Material Adverse Effect with respect to WAL, Whitlenge and WB taken as a whole.

   Section 6.7. Extension of Service Contracts. Whitlenge and each of de St. Paer, Wheeler, Cook, John Turner, Gary D. Wyatt and Peter Barber shall have entered into an amendment to the Service Contract between such individual and Whitlenge whereby the term of such Service Contract is extended until April 1, 1995, and each such Service Contract, as so amended, shall be in full force and effect.

   Section 6.8. Noncompetition Agreements. Each of Onex, Onex Investments, Diggs, Collins, Cook, Wheeler, de St. Paer and Rushton shall have entered into a Noncompetition Agreement with Scotsman substantially in the form of Exhibit II.

   Section 6.9. Registration Rights Agreement. The Shareholders shall have each entered into the Registration Rights Agreement substantially in the form of Exhibit V to the Merger Agreement.

   Section 6.10. Shareholder Action. The Offer shall have been unanimously accepted by all holders of WAL Ordinary Shares and all WAL Ordinary Shares shall have been tendered, accompanied by a share transfer form endorsed in blank, and not withdrawn. The issuance of shares of Scotsman Common Stock and Scotsman

Convertible Preferred Stock pursuant to this Agreement and the Merger Agreement shall have been approved by a majority of votes cast by holders of Scotsman Common Stock, provided that the total vote cast shall have represented over 50% of the issued and outstanding shares of Scotsman Common Stock at the time of the vote.

   Section 6.11. Stock Exchange Listings. The NYSE shall have approved for listing, upon official notice of issuance, the Scotsman Earnout Shares which may be issued pursuant to Article I.

   Section 6.12. Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been entered by the SEC.

   Section 6.13. Securities Laws. Scotsman shall have received all necessary permits and otherwise complied with any securities laws applicable to the issuance of the Scotsman Earnout Shares pursuant to this Agreement.

   Section 6.14. Financing. Scotsman shall have obtained, on or before February 15, 1994, written financing commitments, amendments to its existing financing arrangements or other financing arrangements in an amount sufficient to (i) pay the cash consideration specified in this Agreement and the Merger Agreement, (ii) refinance, to the extent required, the outstanding debt of Scotsman and (iii) refinance the outstanding debt of Holding, TDC and Whitlenge, in each case on terms satisfactory to Scotsman.

   Section 6.15. Comfort Letters. Scotsman shall have received comfort letters from each of Arthur Andersen & Co., Coopers & Lybrand and Ernst & Young, dated the date of mailing the Proxy Statement/Prospectus and the Expiration Date and addressed to Scotsman, in each case in form and substance reasonably satisfactory to Scotsman, covering such matters reasonably requested by it.

   Section 6.16. Glenco Holdings. Scotsman shall have obtained a written waiver by Glenco Holdings of the Scotsman Noncompetition Agreement, dated September 23, 1992 (the "Scotsman Noncompetition Agreement").

   Section 6.17. Merger Agreement. The Merger Agreement shall be in full force and effect and the Merger shall have been consummated simultaneously with the consummation of the Offer.

   Section 6.18. Average Scotsman Common Stock Closing Price. The average Closing Price (as defined in the Merger Agreement) of the Scotsman Common Stock for the ten trading days prior to the date of the meeting of the stockholders of Scotsman referred to in Section 4.2 shall not be more than U.S. $14.50.


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
   Section 6.19. Resignations of Directors. Scotsman shall have received the resignations of each director of WAL, Whitlenge or WB, effective upon the Expiration Date, that it shall have requested to resign.

   Section 6.20. Termination of Management and Shareholders' Agreement. The Onex Management Agreement, the Diggs Management Agreement and the Shareholders' Agreement shall have been terminated, effective upon the Expiration Date, without payment by Holding, WAL or any of their subsidiaries of any amount in respect of such termination other than accrued fees and expenses incurred before the Expiration Time.

   Section 6.21. WAL Preferred Shares. Either (i) all of the issued WAL Preferred Shares shall have been duly tendered pursuant to Section 1.1, accompanied by a stock transfer form executed in blank, and not withdrawn, (ii) all of the issued WAL Preferred Shares shall otherwise have been purchased by Scotsman or the Tender Subsidiary for an aggregate price not exceeding L2,000,000 plus accrued dividends, or (iii) Scotsman shall be satisfied in its reasonable judgment that, after giving effect to a contribution of L2,000,000 plus accrued dividends to WAL's ordinary share capital or a subscription for additional WAL Ordinary Shares for a purchase price equal to such amount, WAL would be able to redeem all of the issued WAL Preferred Shares, on such date on or after the Expiration Date as may be determined by Scotsman (and which permits 30 days' prior notice) (A) without adverse tax consequences to, or the violation of the charter, by-laws or other constituent documents of, Scotsman, the Tender Subsidiary, WAL or Whitlenge, or violation of any law, rule, regulation, order, contract, agreement or understanding to which Scotsman, the Tender Subsidiary, WAL or Whitlenge is a party or by which any of them is bound, and (B) at no cost to Scotsman, the Tender Subsidiary, WAL or Whitlenge other than the "redemption moneys" specified in WAL's Articles of Association, which shall consist solely of L2,000,000 plus accrued dividends.


                                  ARTICLE VII

                    CONDITIONS PRECEDENT TO RIGHT TO ACCEPT
                               AND PAY FOR SHARES

   The right of Scotsman or the Tender Subsidiary to accept for payment the WAL Ordinary Shares and WAL Preferred Shares pursuant to the Offer shall, at the option of the Shareholders, be subject to the satisfaction, on or prior to the Expiration Date, of the following conditions (other than the condition set forth in Section 7.14), and the right of Scotsman or the Tender Subsidiary to accept for payment the WAL Ordinary Shares and WAL Preferred Shares pursuant to the Offer shall, at the option of Onex, be subject to the satisfaction, on or prior to the Expiration Date, of the condition set forth in Section 7.14:

   Section 7.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Scotsman in the performance of any of its covenants and agreements herein to be performed at or prior to the Expiration Date; none of the representations and warranties of Scotsman that is qualified as to materiality shall be untrue or incorrect in any respect and on the Expiration Date such representations and warranties shall be true and correct as though made on the Expiration Date except for changes therein specifically permitted by this Agreement or resulting from any transactions expressly consented to in writing by WAL, permitted by Sections 4.5(a) and (b) or entered into in connection with the consummation of the Offer or the Merger and the other transactions contemplated hereby; none of the representations or warranties that are not so qualified shall be untrue or incorrect in any material respect and on the Expiration Date such representations and warranties shall be true and correct in all material respects as though made on the Expiration Date except for changes therein specifically permitted by this Agreement or resulting from any transactions expressly consented to in writing by WAL, permitted by Sections 4.5(a) and (b) or entered into in connection with the consummation of the Offer or the Merger and the other transactions contemplated hereby; and there shall have been delivered to WAL, Whitlenge and the Shareholders a certificate or certificates to the foregoing effect, dated the Expiration Date, signed on behalf of Scotsman by its President and Chief Financial Officer.

   Section 7.2. No Material Adverse Effect. Between the date hereof and the Expiration Date, there shall have been no Material Adverse Effect on Scotsman and its subsidiaries taken as a whole; and there shall have been delivered to WAL, Whitlenge and the Shareholders a certificate or certificates to such effect, dated the Expiration Date, signed on behalf of Scotsman by its President and Chief Financial Officer.

   Section 7.3. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or the transactions contemplated hereby shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

   Section 7.4. Opinions of Counsel for Scotsman. Holding, TDC and the Shareholders shall have received (a) from Sidley & Austin, special counsel for Scotsman, an opinion, dated the Expiration Date, in form and substance satisfactory to WAL, Whitlenge and the Shareholders, substantially to the effect set



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
forth in Exhibit III-A, (b) from Schiff, Hardin & Waite, counsel for Scotsman, an opinion, dated the Expiration Date, in form and substance satisfactory to WAL, Whitlenge and the Shareholders, substantially to the effect set forth in
Exhibit III-B, and (c) from Ashurst Morris Crisp, special counsel for Scotsman, an opinion, dated the Expiration Date in form and substance satisfactory to WAL, Whitlenge and the Shareholders, substantially to the effect set forth in
Exhibit III-C.

   Section 7.5. Necessary Governmental Approvals. The parties shall have received all governmental and regulatory approvals and actions reasonably necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Expiration Date by applicable law or regulation or are necessary to prevent a Material Adverse Effect on Scotsman and its subsidiaries taken as a whole.

   Section 7.6. Registration Rights Agreement. Scotsman shall have executed and delivered the Registration Rights Agreement substantially in the form of
Exhibit V to the Merger Agreement.

   Section 7.7. Shareholder Action. The Offer shall have been unanimously accepted by all holders of WAL Ordinary Shares and all WAL Ordinary Shares shall have been tendered, accompanied by a share transfer form endorsed in blank, and not withdrawn. The issuance of shares of Scotsman Common Stock and Scotsman Convertible Preferred Stock pursuant to this Agreement and the Merger Agreement shall have been approved by a majority of votes cast by holders of Scotsman Common Stock, provided that the total vote cast shall have represented over 50% of the issued and outstanding shares of Scotsman Common Stock at the time of the vote.

   Section 7.8. Stock Exchange Listing. The NYSE shall have approved for listing, upon official notice of issuance, the Scotsman Earnout Shares which may be issued pursuant to Article I.

   Section 7.9. Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been entered by the SEC.

   Section 7.10. Securities Laws. Scotsman shall have received all necessary permits and otherwise complied with any securities laws applicable to the issuance of the Scotsman Earnout Shares pursuant to this Agreement.

   Section 7.11. Financing. Scotsman shall have obtained, on or before February 15, 1994, written financing commitments, amendments to its existing financing arrangements or other financing arrangements in an amount sufficient to (i) pay the cash consideration specified in this Agreement and the Merger


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
Agreement, (ii) refinance, to the extent required, the outstanding debt of Scotsman and (iii) refinance the outstanding debt of Holding, TDC and Whitlenge, in each case on terms reasonably satisfactory to WAL and Whitlenge.

   Section 7.12. Glenco Holdings. Scotsman shall have obtained, on or before January 31, 1994, a written waiver by Glenco Holdings of the Scotsman Noncompetition Agreement.

   Section 7.13. Merger Agreement. The Merger Agreement shall be in full force and effect and the Merger shall have been consummated simultaneously with the consummation of the Offer.

   Section 7.14. Average Scotsman Common Stock Closing Price. The average Closing Price of the Scotsman Common Stock for the ten trading days prior to the date of the meeting of the stockholders of Scotsman referred to in Section
4.2 shall not be less than U.S. $10.50.

   Section 7.15. Necessary Consents. WAL and Whitlenge shall have received consents, in form and substance reasonably satisfactory to WAL and Whitlenge, to the transactions contemplated hereby from the other parties to all material contracts, leases, agreements and permits to which WAL, Whitlenge or WB is a party or by which they are affected and which require such consent prior to the consummation of the transactions contemplated by this Agreement and are necessary to prevent a Material Adverse Effect with respect to WAL, Whitlenge and WB taken as a whole.

   Section 7.16. Comfort Letters. WAL shall have received comfort letters from Arthur Andersen & Co., Coopers & Lybrand and Ernst & Young, dated the date of mailing the Proxy Statement/Prospectus and the Expiration Date and addressed to WAL, in each case in form and substance reasonably satisfactory to WAL, covering such matters reasonably requested by it.


                                  ARTICLE VIII

                           INDEMNIFICATION; SURVIVAL

   Section 8.1. Indemnification by the Shareholders. From and after the Expiration Time, each of the Shareholders shall indemnify and hold harmless Scotsman, WAL, Whitlenge, WB and their subsidiaries, affiliates and successors from and against any and all (a) liabilities, losses, costs or damages ("Loss") and (b) reasonable attorneys', consultants' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by Scotsman, WAL, Whitlenge, WB and their subsidiaries, affiliates and successors in connection with or arising from (x) any breach or failure to perform by any Shareholder or Stockholder (as defined in the Merger Agreement) of any of their respective agreements, covenants or obligations in this Agreement or the Merger Agreement or any agreement entered into in connection with the transactions contemplated hereby or thereby, in each case to be performed or complied with after the Expiration Time or Effective Time (as defined in the Merger Agreement), as the case may be, (y) any breach of any warranty or the inaccuracy of any representation of Holding, TDC, WAL, Whitlenge or any Shareholder or Stockholder contained in this Agreement or the Merger Agreement, as updated in accordance with Section 8.7 hereof and Section
10.7 of the Merger Agreement, or in any certificate delivered by or on behalf of Holding, TDC, WAL, Whitlenge or any Stockholder or Shareholder pursuant hereto or thereto or (z) the matters referred to in clause (z) of Section 10.1 of the Merger Agreement; provided, however, that the Shareholders shall be required to indemnify and hold harmless under this Section 8.1 only to the extent that the aggregate amount of (without duplication) (i) Loss and Expense referred to above in this Section 8.1 and (ii) Loss and Expense referred to in
Section 10.1 of the Merger Agreement exceeds U.S. $250,000; and provided, further, (X) each Shareholder's obligation to indemnify and hold harmless pursuant to this Section 8.1 shall be limited to the payment by such Shareholder of cash (1) with respect to any individual Loss or Expense (other than any Loss or Expense arising from a breach of a warranty, or inaccuracy of a representation, of such Shareholder contained in Section 2.3(b) or 2.4(b), as to which this clause (1) shall be inapplicable), in an amount that does not exceed the product obtained by multiplying such Shareholder's Applicable Percentage (as set forth on Schedule 8.1) by the amount of such Loss or Expense, and (2) in the aggregate in an amount equal to the product obtained by multiplying such Shareholder's Applicable Percentage (as set forth on Schedule 8.1) by U.S. $30,000,000 (without limiting the foregoing, it being understood that, for purposes of clause (2) above, with respect to the matters described in clause (z) of Section 10.1 of the Merger Agreement or otherwise, the payment of any amount by, or with funds furnished by, an insurer or Alco Standard shall not be deemed to be the payment by any Shareholder) and (Y) no Shareholder shall indemnify and hold harmless any indemnified party with respect to any Loss or Expense arising from any breach of a warranty, or inaccuracy of a representation, of any other Shareholder contained in Section 2.3(b) or 2.4(b) or of any Stockholder or Continental Bank N.A. contained in Section 3.3(b) or 3.4(b) of the Merger Agreement. Each payment made by any Shareholder to any indemnified party pursuant to this Section 8.1 shall constitute a repayment of and a reduction in the consideration paid to the Shareholders under Section 1.1.

   Section 8.2. Indemnification by Scotsman. From and after the Expiration Time, Scotsman shall indemnify and hold harmless the Shareholders and their subsidiaries, affiliates and successors from and against any and all Loss and Expense incurred by the Shareholders and their subsidiaries, affiliates and successors in connection with or arising from (a) any breach or failure to perform by Scotsman or the Surviving Corporation (as defined in the Merger Agreement) of any of their respective agreements, covenants or obligations in this Agreement or the Merger Agreement or any agreement entered into in connection with the transactions contemplated hereby or thereby, in each case to be performed or complied with after the Expiration Time or the Effective Time, as the case may be, and (b) any breach of any warranty or the inaccuracy of any representation of Scotsman or Sub (as defined in the Merger Agreement) contained in this Agreement or the Merger Agreement or in any certificate delivered by or on behalf of Scotsman or Sub pursuant hereto or thereto; provided, however, that Scotsman shall be required to indemnify and hold harmless under this Section 8.2 only to the extent that the aggregate amount of (without duplication) (i) Loss and Expense referred to above in this
Section 8.2 and (ii) Loss and Expense referred to in Section 10.2 of the Merger Agreement exceeds U.S. $250,000; and provided, further, Scotsman's obligation to indemnify and hold harmless pursuant to this Section 8.2 shall be limited to the aggregate payment by Scotsman of cash in an amount equal to the excess of
(i) U.S. $30,000,000 over (ii) any amount theretofore paid in indemnification by Scotsman and/or any of its subsidiaries under Section 10.2 of the Merger Agreement.

   Section 8.3. Notice of Claims. If Scotsman (with respect to Section 8.1) or the Stockholder Representative (as defined in the Merger Agreement) (with respect to Section 8.2) believes that any of the persons entitled to indemnification under this Article VIII has suffered or incurred any Loss or incurred any Expense, whether or not the applicable dollar limitation specified by Section 8.1 or 8.2 has been exceeded, Scotsman or the Stockholder Representative, as the case may be, shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred; provided, however, that the omission by such indemnified party to give notice as provided herein shall not relieve the indemnifying party of its indemnification obligation under this Article VIII except to the extent that such omission results in a failure of actual notice to the indemnifying party and such indemnifying party is materially damaged as a result of such failure to give notice. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the persons entitled to indemnification under this Article VIII intends to claim any liability or expense as Loss or Expense under this Article VIII, any such person shall promptly notify the indemnifying party of such action or suit as specified in this Section 8.3 and Section 8.4. Any party entitled to indemnification hereunder shall use reasonable efforts to minimize any Loss or Expense for which indemnification is sought hereunder.

   If Scotsman furnishes a notice referred to in the first sentence of the immediately preceding paragraph and the Stockholder Representative, within 10 business days of receipt thereof, furnishes Scotsman with a notice (an "Alco Notice") stating that the Loss and Expense referred to in Scotsman's notice, or some portion thereof, are subject to indemnification by Alco Standard pursuant to any of the agreements referred to in Section 2.32 or in Section 3.32 of the Merger Agreement (such notice to include specific reference to the provisions of the agreements containing the indemnification obligations), then (i) Scotsman shall use its best efforts to enforce such indemnification obligations and the Shareholders and the Stockholder Representative shall cooperate fully with Scotsman in seeking to enforce such indemnification obligations and (ii) the indemnifying parties shall not be required to indemnify with respect to the portion of such Loss and Expense subject to indemnification until, and to the extent that, a court of competent jurisdiction determines, or the Stockholder Representative acknowledges, that Alco Standard is not required to so indemnify (it being understood that for purposes of the second proviso to the first sentence of Section 8.6, Scotsman shall be deemed to have asserted its claim for indemnification by the indemnifying parties at the time of its notice and that the Loss and Expense referred to in such notice shall be deemed to include, although not referred to therein, any Loss and Expense thereafter incurred by any of the indemnified parties in seeking to enforce, whether or not successful, any purported indemnification obligation of Alco Standard identified by the Stockholder Representative). In the event that the Stockholder Representative fails to give an Alco Notice within the 10 business day period specified above, but furnishes an Alco Notice at a later date, then
(x) Scotsman, the Stockholder Representative and the Shareholders shall take the actions specified in clause (i) above, (y) should Scotsman or another person entitled to indemnification under Section 8.1 thereafter successfully enforce any such purported indemnification obligation of Alco Standard, any Loss and Expense that is recovered in such enforcement action and was theretofore covered by an indemnification payment by the indemnifying parties hereunder shall be paid over to the Stockholder Representative on behalf of the Shareholders and (z) the obligation of the indemnifying parties with respect to any Expense and Loss identified in such subsequent Alco Notice as covered by such purported indemnification obligation and for which, at the time of such subsequent Alco Notice, indemnification has not been made by the indemnifying parties hereunder, shall be as specified in clause (ii) above. Without limiting the indemnifying parties' obligation under clause (ii) above to make an indemnification payment following a judicial determination of the type referred to in such clause (ii), Scotsman, if requested in writing by the Stockholder Representative on a timely basis, shall, at the expense of the Shareholders (which shall be promptly paid as incurred), use its best efforts to pursue a judicial appeal of such determination. If any such appeal results in the recovery by Scotsman or another person entitled to indemnification under

Section 8.1 of any Loss or Expense which theretofore was covered by an indemnification payment by the indemnifying parties hereunder, such recovery shall be paid over to the Stockholder Representative on behalf of the Shareholders. The Shareholders and the Stockholders shall be subrogated to any and all rights of Scotsman or any other persons entitled to indemnification pursuant to Section 8.1 under any indemnification obligations of Alco Standard pursuant to any of the agreements referred to in Section 2.32 or in Section
3.32 of the Merger Agreement in respect of any Loss or Expense with respect to which the Stockholder Representative has not furnished an Alco Notice and for which the Shareholders or the Stockholders have theretofore indemnified Scotsman or such other persons.

   With respect to any claim that Scotsman or the other persons entitled to indemnification under Section 8.1 may pursue against Alco Standard with respect to the enforcement of a purported indemnification obligation pursuant to any of the agreements referred to in Section 2.32 or in Section 3.32 of the Merger Agreement, neither Scotsman nor such other persons shall consent to entry of any judgment or enter into any settlement in respect thereof unless (1) the Stockholder Representative consents to such judgment or settlement or (2) Scotsman (on behalf of itself and such other indemnified persons) releases the Shareholders and the Stockholders from any and all liability with respect to the Loss and Expense that was the subject of such claim and such judgment or settlement does not adversely affect any Shareholder or Stockholder or any of their subsidiaries, affiliates or successors or any other claim for indemnification by Alco Standard pursuant to any of the agreements referred to in Section 2.32 or in Section 3.32 of the Merger Agreement. With respect to any judicial or other proceeding or appeal pursued by Scotsman or the other persons entitled to indemnification under Section 8.1 and seeking the enforcement of a purported indemnification obligation of Alco Standard pursuant to any of such agreements, the Shareholders (i) if they have theretofore fully indemnified (subject to any applicable deductible) Scotsman and the other persons entitled to indemnification under Section 8.1, shall be entitled, at their own expense and through counsel of their choice, to control the pursuit of the indemnification claim against Alco Standard in such judicial or other proceeding or appeal (it being understood that the Shareholders shall not consent to entry of any judgment or enter into any settlement with respect thereto that adversely affects Scotsman or any of the other persons entitled to indemnification under Section 8.1 unless Scotsman or such person, as the case may be, shall have consented thereto) and (ii) if they have not so fully indemnified (subject to any applicable deductible) Scotsman or the other persons entitled to indemnification under Section 8.1, shall be entitled, at their own expense, to participate with counsel of their choice but without any right of control thereof.

   Section 8.4. Third Party Claims. In the event of any claim for indemnification hereunder (other than pursuant to clause (z)(A) of Section 10.1 of the Merger Agreement) resulting from or in connection with any claim or legal proceeding by a third party, the indemnified persons shall give such notice thereof to the indemnifying party not later than twenty business days prior to the time any response to the asserted claim is required, if possible, and in any event within fifteen days following the date such indemnified person has actual knowledge thereof; provided, however, that the omission by such indemnified party to give notice as provided herein shall not relieve the indemnifying party of its indemnification obligation under this
Article VIII except to the extent that such omission results in a failure of actual notice to the indemnifying party and such indemnifying party is materially damaged as a result of such failure to give notice. In the event of any such claim for indemnification resulting from or in connection with a claim or legal proceeding by a third party, the indemnifying party may, at its sole cost and expense, assume the defense thereof; provided, however, that counsel for the indemnifying party, who shall conduct the defense of such claim or legal proceeding, shall be reasonably satisfactory to the indemnified party; and provided, further, that if the defendants in any such actions include both the indemnified persons and the indemnifying party and the indemnified persons shall have reasonably concluded that there may be legal defenses or rights available to them which have not been waived and are in actual or potential conflict with those available to the indemnifying party, the indemnified persons shall have the right to select one law firm reasonably acceptable to the indemnifying party to act as separate counsel, on behalf of such indemnified persons, at the expense of the indemnifying party. Subject to the second proviso of the immediately preceding sentence, if an indemnifying party assumes the defense of any such claim or legal proceeding, such indemnifying party shall not consent to entry of any judgment, or enter into any settlement, that (a) is not subject to full indemnification hereunder (except for the deductible referred to in clause (ii) of the first proviso to the first sentence of Section 8.1 or the deductible referred to in clause (ii) of the first proviso to the first sentence of Section 8.2, in either case to the extent applicable), (b) provides for injunctive or other non-monetary relief affecting the indemnified persons or (c) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnified persons of a release from all liability with respect to such claim or legal proceeding, without the prior written consent of the indemnified persons (which consent, in the case of clauses (b) and (c), shall not be unreasonably withheld); and provided, further, that subject to the second proviso of the immediately preceding sentence, the indemnified persons may, at their own expense, participate in any such proceeding with the counsel of their choice without any right of control thereof. So long as the indemnifying party is in good faith defending such claim or proceeding, the indemnified persons shall not compromise or settle such claim or proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnifying party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the indemnified persons may defend against such claim or litigation in such manner as they may deem appropriate, including, without limitation, settling such claim or litigation (after giving prior written notice of the same to the indemnifying party and obtaining the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) on such terms as the indemnified persons may deem appropriate, and the indemnifying party will promptly indemnify the indemnified persons in accordance with the provisions of this Section 8.4. The rights and obligations of the Shareholders referred to in Section 10.4(b) of the Merger Agreement shall be afforded to and binding upon the Shareholders as though they were parties to the Merger Agreement.

   Section 8.5. Exclusive Remedy. In the event the Offer is consummated, any claim against any party hereto for any breach of this Agreement or in connection with any of the transactions contemplated hereby (other than a claim for breach of Section 5.1 or 5.2, the representation and warranty contained in the last sentence of Section 3.3(b) of the Merger Agreement or the Noncompetition Agreements entered into pursuant to Section 6.8 or the Registration Rights Agreement entered into pursuant to Sections 6.9 and 7.6), shall, to the extent permitted by law, be made solely pursuant to this Article
VIII. Prior to the consummation of the Offer or the termination of this Agreement pursuant to Article IX, no claim may be made against any party hereto for any inaccuracy of any representation or breach of any warranty contained in this Agreement, the Merger Agreement or any certificate, instrument or other agreement delivered pursuant hereto or thereto.

   Section 8.6. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that the representations and warranties in Sections 2.7, 2.10, 2.11, 2.15, 2.17, 2.18, 2.21, 2.26, 2.32, 2.36 and 3.8 shall terminate on the fourth anniversary of the Expiration Date, the representations and warranties contained in Section 2.8 shall terminate at the time the relevant statute of limitations expires, and the representations and warranties contained in Sections 2.1, 2.3, 2.4, 3.1, 3.2 and 3.4 shall survive without termination and all other representations and warranties contained herein shall terminate on the third anniversary of the Expiration Date; and provided, further, if any claim under this Article VIII for Loss or Expense in respect of any representations and warranties is asserted in writing prior to the expiration of the applicable period set forth above, the obligations of the indemnifying party with respect to such claim shall not be affected by the expiration of such period.

   Section 8.7. Update of the Representations and Warranties. Not later than ten days prior to the Expiration Date, WAL, Whitlenge and any Shareholder may deliver a written notice to Scotsman setting forth any and all facts, conditions, occurrences, changes and other matters, in each case, occurring after the date hereof, that has caused or may cause the representations and warranties of the Shareholders contained herein (including the Schedules hereto) not to be true and correct in all respects. In the event that any of such facts, conditions, occurrences, changes and other matters shall have caused or will cause, on or prior to the Expiration Date, any such representation or warranty not to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation and warranty without any materiality qualification) on the Expiration Date with the same effect as though made on the Expiration Date, Scotsman may elect to terminate this Agreement pursuant to Section 9.1(d) based on such facts, conditions, occurrences, changes or other matters. If Scotsman shall nevertheless proceed to consummate the transactions contemplated by this Agreement, such facts, conditions, occurrences, changes and other matters so disclosed as to each such representation or warranty of the Shareholders contained herein (including the Schedules) shall be deemed to constitute an exception to such representation or warranty reflecting the facts, conditions, occurrences, changes and other matters so disclosed with the same effect as if such exception had been made in such representation or warranty as of the date hereof in this Agreement to the extent but only to the extent, of such disclosure.


                                   ARTICLE IX

                                  TERMINATION

   Section 9.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, (i) this Agreement shall terminate upon any termination of the Merger Agreement and (ii) this Agreement may be terminated at any time prior to the Expiration Date:

   (a)  by the mutual consent of Scotsman and WAL;

   (b) by Scotsman upon any material breach by WAL, Whitlenge or any Shareholder of any of the covenants contained in Article IV or V or Section 10.1;

   (c) by WAL upon any material breach by Scotsman of any of the covenants contained in Article IV or V or Section 10.1;

   (d) by Scotsman if any of the conditions specified in Article VI has not been met or waived by Scotsman at such time as such condition can no longer be satisfied;

   (e) by WAL if any of the conditions specified in Article VII has not been met or waived by WAL, Whitlenge and the Shareholders, as applicable, at such time as such condition can no longer be satisfied; or

   (f) by Scotsman or WAL if the consummation of the Offer shall not have been consummated on or before May 1, 1994.

In the event that this Agreement shall be terminated pursuant to this Section 9.1, all further obligations of the parties under this Agreement (other than Sections 5.2, 10.1, 10.2 and 10.10) shall terminate without further liability of any party to the others; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.


                                   ARTICLE X

                                OTHER PROVISIONS

   Section 10.1. Confidential Nature of Information. Each party agrees that it will treat in strict confidence all documents, materials and other information which it obtains regarding the other parties during the course of the negotiations leading to the consummation of the transactions provided for herein and the preparation of this Agreement; and if for any reason whatsoever the transactions contemplated by this Agreement shall not be consummated, each party shall return to the other party all copies of non-public documents and materials which have been furnished or acquired in connection therewith and shall not use or disseminate such documents, materials or other information for any purpose whatsoever.

   Section 10.2.  Fees and Expenses.  (a)  Except as otherwise provided in this
Section 10.2, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors and any expenses incurred by Holding and Whitlenge in connection with any efforts to effect an initial public offering and any fees, disbursements and expenses incurred by or on behalf of Scotsman in connection with the Registration Statement and the Proxy Statement/Prospectus, it being understood that the costs and expenses of the audits and preparation of the historical financial statements of Holding, TDC and WAL included in the Proxy Statement/Prospectus and the costs and expenses of adjusting, for purposes of pro forma financial statements, the historical financial statements of Whitlenge so that they are presented in United States dollars and in accordance with generally accepted accounting principles in the United States shall be deemed to be costs and expenses of the Shareholders and the Stockholders) incurred by it or its affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the arranging or providing for the financing contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (collectively "Acquisition Expenses"); provided, however, that, in the event the transactions contemplated hereby are consummated, up to U.S. $110,000 of Acquisition Expenses of WAL and Whitlenge relating to the transactions contemplated by this Agreement shall be borne by Scotsman, and the other Acquisition Expenses of the Shareholders, WAL and Whitlenge shall be borne entirely by the Shareholders and on the Expiration Date the Shareholders shall reimburse WAL and Whitlenge for any Acquisition Expenses paid by WAL and Whitlenge prior to the Expiration Date and required by the foregoing to be paid by the Shareholders. The Shareholders, WAL and Whitlenge shall furnish Scotsman with documentation on the Expiration Date demonstrating any reimbursement required by the preceding sentence.

   (b) The Shareholders shall pay to Scotsman, upon demand in same day funds, all of Scotsman's Acquisition Expenses, in the event that (i) this Agreement is terminated pursuant to clause (d) of Section 9.1 as a result of the failure of the condition set forth in the first sentence of Section 6.10, or (ii) the Merger Agreement is terminated pursuant to clause (d) of Section 11.1 thereof as a result of the failure of the condition set forth in the first sentence of
Section 8.9 thereof or pursuant to clause (e) of Section 11.1 thereof as a result of the failure of the condition set forth in Section 9.17 thereof (each of the terminations described in clauses (i) and (ii) being referred to as a "Qualifying Termination"); provided, however, that the Shareholders shall not be obligated to make payments pursuant to this Section 10.2(b) in an aggregate amount exceeding the sum of (x) U.S. $220,000 and (y) the excess of U.S. $780,000 over the aggregate amount of payments made pursuant to Section 12.2(b) of the Merger Agreement.

   (c) In addition to payments pursuant to Section 10.2(b) and payments pursuant to Sections 12.2(b) and 12.2(c) of the Merger Agreement, the Shareholders shall pay to Scotsman, upon demand in same day funds, a fee of U.S. $660,000 if (i) there is a Qualifying Termination and (ii) within one year following the Qualifying Termination (x) any of TDC, Whitlenge, Holding or WAL or any combination thereof, directly or through another entity, effects an initial public offering of its shares or (y) any person or persons acquire, directly or indirectly, in one transaction or a series of related transactions, a substantial portion of the assets of TDC and Whitlenge or more than 50% of the shares of common stock of Holding, TDC, Whitlenge or WAL, in any such case described in clause (x) or (y), for a per share consideration (or the equivalent thereof) representing a valuation of Holding, TDC, Whitlenge or WAL greater than that represented by this Agreement or the Merger Agreement, as the case may be.

   Section 10.3. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by overnight mail, or four days after being mailed (by registered mail, return receipt requested) to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this provision):

        If to Scotsman to:

        Scotsman Industries, Inc.
        775 Corporate Woods Parkway
        Vernon Hills, Illinois 60061
        Attention:  President

        with a copy to:

        Sidley & Austin
        One First National Plaza
        Chicago, Illinois 60603
        Attention:  Frederick C. Lowinger

        If to WAL to:

        Whitlenge Acquisition Limited
        c/o Whitlenge Drink Equipment Ltd.
        Chancel Way
        Halesowen Industrial Park
        Halesowen, West Midlands
        U.K. B62 8SE
        Attention:  Michael de St. Paer

        with copies to:

        Wragge & Co.
        55 Colmore Row
        Birmingham B3 2AS
        United Kingdom
        (REF:  CWH/ATS)

        and

        Debevoise & Plimpton
        875 Third Avenue
        New York, New York 10022
        Attention:  Robert F. Quaintance, Jr.

        If to Whitlenge to:

         Whitlenge Drink Equipment Ltd.
         Chancel Way
         Halesowen Industrial Park
         Halesowen, West Midlands
         U.K. B62 8SE
         Attention:  Michael de St. Paer

         with copies to:

         Wragge & Co.
         55 Colmore Row
         Birmingham B3 2AS
         United Kingdom
         (REF:  CWH/ATS)

         and

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Onex to:

         Onex Corporation
         161 Bay Street, 25th Floor
         Toronto, Ontario
         Attention:  President

         with copies to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         and

         Onex Investment Corp.
         712 Fifth Avenue
         40th Floor
         New York, New York  10019
         Attention:  Timothy C. Collins

         If to Onex Investments to:

         Onex Investment Corp.
         c/o Onex DHC LLC
         421 Leader Street
         Marion, Ohio 43302

         with copies to:

         Onex Corporation
         161 Bay Street, 25th Floor
         Toronto, Ontario
         Attention:  President

         and

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         and

         Onex Investment Corp.
         712 Fifth Avenue
         40th Floor
         New York, New York  10019
         Attention:  Timothy C. Collins

         If to EJJM to:

         EJJM
         c/o The Diggs Group
         1630 Kettering Tower
         Dayton, Ohio 45423

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Attention:  Robert F. Quaintance, Jr.

         If to Diggs to:

         Matthew O. Diggs, Jr.
         c/o The Diggs Group
         1630 Kettering Tower
         Dayton, Ohio 45423
         with a\ copy to:

        Debevoise & Plimpton
        875 Third Avenue
        New York, New York 10022
        Attention:  Robert F. Quaintance, Jr.

        If to Collins to:

        Timothy C. Collins
        c/o Onex Investment Corp.
        712 Fifth Avenue
        40th Floor
        New York, New York 10019

        with a copy to:

        Debevoise & Plimpton
        875 Third Avenue
        New York, New York 10022
        Attention:  Robert F. Quaintance, Jr.

        If to Cook to:

        Graham F. Cook
        c/o Whitlenge Drink Equipment Ltd.
        Chancel Way
        Halesowen Industrial Park
        Halesowen, West Midlands
        U.K. B62 8SE

        with a copy to:

        Wragge & Co.
        55 Colmore Row
        Birmingham B3 2AS
        United Kingdom
        (REF:  CWH/ATS)

        If to Wheeler to:

        Christopher R.L. Wheeler
        c/o Whitlenge Drink Equipment Ltd.
        Chancel Way
        Halesowen Industrial Park
        Halesowen, West Midlands
        U.K. B62 8SE

        with a copy to:

        Wragge & Co.
        55 Colmore Row
        Birmingham B3 2AS
        United Kingdom
        (REF:  CWH/ATS)

        If to de St. Paer to:

        Michael de St. Paer
        c/o Whitlenge Drink Equipment Ltd.
        Chancel Way
        Halesowen Industrial Park
        Halesowen, West Midlands
        U.K. B62 8SE

        with a copy to:

        Wragge & Co.
        55 Colmore Row
        Birmingham B3 2AS
        United Kingdom
        (REF:  CWH/ATS)

        If to Rushton to:

        John Rushton
        c/o Whitlenge Drink Equipment Ltd.
        Chancel Way
        Halesowen Industrial Park
        Halesowen, West Midlands
        U.K. B62 8SE

        with a copy to:

        Wragge & Co.
        55 Colmore Row
        Birmingham B3 2AS
        United Kingdom
        (REF:  CWH/ATS)

        Section 10.4.  Definitions.  For purposes of this Agreement:

   (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

   (b) an "associate" of any person means (i) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of a class of equity securities, (ii) any trust or other estate in which such person has substantial beneficial interest or as to which such person serves as trustee or in the similar capacity and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the person or any of its parents or subsidiaries.

   (c) the "knowledge of WAL, Whitlenge or WB" means the knowledge of the persons listed in Schedule 10.4, which Schedule includes all directors of WAL, Whitlenge and WB, the chief executive officers of each of WAL, Whitlenge and WB and all employees of WAL, Whitlenge and WB who report directly to such chief executive officer (other than, in each such case, Nicholls and Breed and de St. Paer's personal secretary).

   (d) "Material Adverse Effect" means any change or effect (or any development that, insofar as can reasonably be foreseen, would result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of the applicable person or persons; and

   (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization or other entity.

   Section 10.5. Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

   Section 10.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors or assigns.

   Section 10.7. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when Scotsman, WAL, Whitlenge and the Shareholders shall have each executed one counterpart.

   Section 10.8. Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   Section 10.9. Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

   Section 10.10. Entire Agreement; Amendments and Waivers; Assignment. This Agreement, including the Schedules and Exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein except that the confidentiality agreement, dated October 29, 1993 (the "October Confidentiality Agreement"), between Onex and Scotsman and the confidentiality agreement, dated June 25, 1993 (the "June Confidentiality Agreement"), between Onex Investment Corp. and Scotsman shall remain in full force in effect pursuant to the terms thereto after the execution of this Agreement; provided, however, that the October Confidentiality Agreement shall terminate on the fifth anniversary of the date hereof and the June Confidentiality Agreement shall terminate on the earlier of the Expiration Time or on the fifth anniversary of the date hereof. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Except as expressly provided herein, the rights and obligations of the parties under this Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto.

   Section 10.11. Governing Law. Except to the extent that Delaware law is mandatorily applicable to the rights and obligations of the stockholders of Scotsman or to the extent that the laws of England are mandatorily applicable to WAL, Whitlenge or their shareholders, this Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the internal laws of the State of New York, without regard to principles of conflicts of laws as applied in the State of New York or any other jurisdiction which, if applied, would result in the application of any laws other than the internal laws of the State of New York. Each of the parties hereto irrevocably submits and consents to the exclusive jurisdiction of the Supreme Court of the State of New York in the County of New York, or the United States District Court for the Southern District of New York in connection with any action or proceeding arising out of or relating to this Agreement, and irrevocably waives any immunity from jurisdiction thereof and any claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled in any such action or proceeding. Each of the Acquisition Shareholders hereby appoints as its or his authorized agent the Stockholder Representative (such agent hereinafter referred to as the "Authorized Agent") upon which process may be served in any action to enforce any claim arising out of or relating to this Agreement which may be instituted in any court described above; such appointment shall be irrevocable until the appointment, similarly irrevocable, of a successor Authorized Agent reasonably acceptable to Scotsman and such successor's acceptance of such appointment. Service of such process upon the Authorized Agent shall be deemed in every respect effective service of process upon each of the Acquisition Shareholders.

   Section 10.12. No Third-Party Beneficiaries. Except for Article VIII, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto and successors and assigns permitted by Section 10.6 any right, remedy or claim under or by reason of this Agreement.

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or by their duly authorized officers, all as of the date first above written.


                                               SCOTSMAN INDUSTRIES, INC.


                                               By  __________________________
                                                    Name:
                                                    Title:



                                               WHITLENGE ACQUISITION LIMITED


                                               By  __________________________
                                                    Name:
                                                    Title:



                                               WHITLENGE DRINK EQUIPMENT LIMITED


                                               By  __________________________
                                                    Name:
                                                    Title:



                                               ONEX CORPORATION


                                               By  __________________________
                                                    Name:
                                                    Title:



                                               ONEX U.S. INVESTMENTS, INC.


                                               By  __________________________
                                                    Name:
                                                    Title:

                                                  EJJM


                                                  By  __________________________
                                                        Name:
                                                        Title:



                                                  MATTHEW O. DIGGS, JR.


                                                  ______________________________



                                                  TIMOTHY C. COLLINS


                                                  ______________________________



                                                  GRAHAM F. COOK


                                                  ______________________________



                                                  CHRISTOPHER R.L. WHEELER


                                                  ______________________________



                                                  MICHAEL DE ST. PAER


                                                  _____________________________



                                                  JOHN RUSHTON


                                                  _____________________________

                                                                    APPENDIX III

                    [LETTERHEAD OF WILLIAM BLAIR & COMPANY]

                                                                 January 4, 1994

CONFIDENTIAL

Board of Directors
Scotsman Industries, Inc.
Vernon Hills, IL 60061

Gentlemen:

     You have asked our opinion as to the fairness, from a financial point of view, to the shareholders of Scotsman Industries, Inc. ("Scotsman") of the terms of the proposed acquisition by Scotsman of 100% of the capital stock of each of DFC Holding Corporation and Whitlenge Acquisition Limited (together referred to herein as the "Companies"). The terms of these proposed acquisitions (the "Transaction") will be set forth in an Agreement and Plan of Merger and a Share Acquisition Agreement (together, the "Agreements") and contemplate that Scotsman will issue aggregate consideration of (i) approximately $30,300,000 in a combination of cash and shares of Scotsman non-convertible preferred stock; (ii) 1,200,000 shares of Scotsman common stock; and (iii) shares of Scotsman convertible preferred stock having a liquidation value of $22,500,000 (the "Consideration".) Up to an additional 667,000 shares of Scotsman common stock may be issued if the Companies achieve specified earnings for their fiscal years ending in 1994 (the "Contingent Shares").

     We have acted as financial advisor to Scotsman in connection with the Transaction. In our review of the Transaction and the preparation of our opinion herein, we have examined: (a) the financial terms and conditions of the Agreements; (b) certain audited financial statements of the Companies and the audited financial statements included in the annual reports on Form 10-K of Scotsman for each of the fiscal years in the three-year period ended January 3, 1993; (c) unaudited pro forma consolidated financial statements of the Companies for the two years ended December 31, 1992 and for nine months ended September 30, 1992 and 1993 prepared by the Companies; (d) unaudited quarterly financial statements included in the 1993 quarterly reports on Form 10-Q of Scotsman; (e) certain internal financial analyses and forecasts for the Companies prepared by the managements of the Companies; and (f) certain internal financial information and forecasts of Scotsman. We have also held discussions with members of the senior managements of the Companies and Scotsman to discuss the foregoing and have considered other matters which we have deemed relevant to our inquiry.

     Although we have no reason to believe that any of the financial or other information on which we have relied is not accurate or complete, we have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent appraisal of the assets of the Companies or Scotsman. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Companies and Scotsman, as the case may be, as to their respective future financial performance. We are not expressing any opinion as to the price at which Scotsman's common stock will trade subsequent to the Transaction. Our opinion herein is based upon circumstances existing and disclosed to us and which can be evaluated as of the date hereof, and further assumes that no material adverse change will subsequently occur to either the Companies or Scotsman.

                                      III-1

     In conducting our investigation and analysis and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including (a) historical revenues, operating income, net income, dividend capacity and capitalization, as to the Companies, Scotsman and certain other publicly held companies in businesses we believe to be comparable to the Companies and Scotsman; (b) the current financial position and results of operations of the Companies and Scotsman; (c) the historical market prices and trading volume of the Common Stock of Scotsman; (d) financial information concerning selected actual and proposed business combinations which we believe to be relevant; (e) the pro forma financial statements of the combined company, including the respective contributions in terms of revenues, operating income and net income of the Companies and Scotsman; and (f) the general condition of the securities markets.

     William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, Scotsman will pay us a fee and indemnify us against certain liabilities.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Consideration, including the Contingent Shares, is fair, from a financial point of view, to the shareholders of Scotsman.

                                            Very truly yours,

                                            WILLIAM BLAIR & COMPANY

                                      III-2

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the General Corporation Law of the State of Delaware (the "Delaware Law"), directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with the defense or settlement of such an action, and the Delaware Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the company.

     Article Ninth of the Restated Certificate of Incorporation of the registrant ("Article Ninth") provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the registrant (or was serving at the request of the registrant as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the registrant, to the full extent authorized by the Delaware Law, as currently in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Article Ninth provides that the rights conferred thereby are contract rights and will include the right to be paid by the registrant for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if the Delaware Law so requires, such payment will only be made upon delivery to the registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under such provision or otherwise. Article Ninth provides that the registrant may, by action of its board of directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

     Article Ninth provides that persons indemnified thereunder may bring suit against the registrant to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the registrant. Article Ninth further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Delaware Law, the burden or proving the defense will be on the registrant and neither the failure of the registrant's board of directors to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Article Ninth provides that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein will not be exclusive of any other right which any person may have or acquire under any statute, provision of the registrant's Restated Certificate of Incorporation or By-Laws, or otherwise. Finally, Article Ninth provides that the registrant may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware Law.

     The registrant has insurance which insures directors and officers of the registrant for acts committed as such directors and officers or claims made against them by reason of their status as directors or officers, except for and to the extent the registrant has indemnified the directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement at page II-5.

     (b) No Financial Statement Schedules are required to be filed herewith.

     (c) The opinion of William Blair & Company is furnished as part of the Proxy Statement - Prospectus.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Vernon Hills, State of Illinois, on the 26th day of January, 1994.

                                         SCOTSMAN INDUSTRIES, INC.
                                                (Registrant)

                                          By: /s/ RICHARD C. OSBORNE
                                              Richard C. Osborne
                                              Chairman of the Board, President
                                              and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints Richard C. Osborne and Donald D. Holmes or either of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any amendments to this Registration Statement that either of such attorneys will deem necessary or desirable to enable the Registrant to comply with the Securities Act, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission with respect thereto, in connection with the registration of the shares of Common Stock (and the Common Stock Purchase Rights attached thereto), the Series A $0.62 Cumulative Convertible Preferred Stock and the Series B Cumulative Preferred Stock of the Registrant that are subject to this Registration Statement, which amendments may make such changes in such Registration Statement as either of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that either of said attorneys will do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                TITLE                         DATE
- -------------------------------------   ------------------------------------   -----------------
       /s/ RICHARD C. OSBORNE           Chairman of the Board, President,       January 26, 1994
- -------------------------------------   Chief Executive Officer and Director
         Richard C. Osborne             (Principal Executive Officer)
        /s/ DONALD D. HOLMES            Vice President -- Finance               January 26, 1994
- -------------------------------------   (Principal Financial and Accounting
          Donald D. Holmes              Officer)
         /s/ DONALD C. CLARK            Director                                January 26, 1994
- -------------------------------------
           Donald C. Clark
       /s/ FRANK W. CONSIDINE           Director                                January 24, 1994
- -------------------------------------
         Frank W. Considine
        /s/ GEORGE D. KENNEDY           Director                                January 25, 1994
- -------------------------------------
          George D. Kennedy
        /s/ JAMES J. O'CONNOR           Director                                January 21, 1994
- -------------------------------------
          James J. O'Connor
        /s/ ROBERT G. RETTIG            Director                                January 24, 1994
- -------------------------------------
          Robert G. Rettig

                                    EXHIBITS

EXHIBIT                                                                              SEQUENTIALLY
NUMBER                                     INDEX                                       NUMBERED
- ------   -------------------------------------------------------------------------   ------------
  2.1    Agreement and Plan of Merger dated as of January 11, 1994, among Scotsman
         Industries, Inc., Scotsman Acquisition Corporation, DFC Holding
         Corporation, The Delfield Company, Onex Corporation, Onex DHC LLC,
         Pacific Mutual Life Insurance Co., PM Group Life Insurance Co., EJJM,
         Matthew O. Diggs, Jr., Timothy C. Collins, W. Joseph Manifold, Charles R.
         McCollom, Anita J. Moffatt Trust, Anita J. Moffatt, Remo Panella, Teddy
         F. Reed, Robert L. Schafer, Graham E. Tillotson, John A. Tilmann Trust,
         John A. Tilmann, Kevin E. McCrone, Michael P. McCrone, Ronald A. Anderson
         and Continental Bank N.A. (incorporated by reference to Appendix I to the
         Proxy Statement - Prospectus contained in this Registration
         Statement)...............................................................
  2.2    Share Acquisition Agreement, dated as of January 11, 1994, among Scotsman
         Industries, Inc., Whitlenge Acquisition Limited, Whitlenge Drink
         Equipment Limited, Onex Corporation, Onex U.S. Investments Inc., EJJM,
         Matthew O. Diggs, Jr., Timothy C. Collins, Graham F. Cook, Christopher
         R.L. Wheeler, Michael De St. Paer and John Rushtow, (incorporated by reference to Appendix II to the Proxy Statement - Prospectus contained in this Registration Statement).............................................
  4.1    Restated Certificate of Incorporation of Scotsman Industries, Inc.
         (incorporated by reference to Scotsman Industries, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No.
         0-10182).................................................................
  4.2    Certificate of Designation of Series A $0.62 Cumulative Convertible
         Preferred Stock of Scotsman Industries, Inc.*............................
  4.3    Form of Certificate of Designation of Series B $     Cumulative Preferred
         Stock of Scotsman Industries, Inc.*......................................
  4.4    By-Laws of Scotsman Industries, Inc., as amended (incorporated by reference to Scotsman Industries, Inc.'s Current Report on Form 8-K dated
         June 21, 1991, File No. 0-10182).........................................
  4.5    Rights Agreement dated as of April 14, 1989 between Scotsman Industries,
         Inc. and Harris Trust and Savings Bank (incorporated by reference to
         Scotsman Industries, Inc.'s Current Report on Form 8-K dated April 25,
         1989, File No. 0-10182)..................................................
  4.6    Amendment No. 1, dated as of January 11, 1994 to Rights Agreement, dated as of April 14, 1989, between Scotsman Industries, Inc. and Harris Trust and Savings Bank (incorporated by reference to Scotsman Industries, Inc.
         Amendment No. 4 to General Form for Registration of Securities on Form
         10/A, as filed with the Commission on January 27, 1994)..................
  5      Opinion of Schiff Hardin & Waite, counsel to Scotsman Industries,
         Inc.*....................................................................
 12      Statement re: Computation of Ratios......................................
 23.1    Consent of Arthur Andersen & Co. -- Chicago..............................
 23.2    Consent of Arthur Andersen -- New York...................................
 23.3    Consent of Coopers & Lybrand.............................................
 23.4    Consent of Ernst & Young.................................................
 23.5    Consent of William Blair & Company.......................................
 23.6    Consent of Schiff Hardin & Waite (contained in their Opinion filed as
         Exhibit 5).*.............................................................
 24      Powers of Attorney (contained on the signature pages hereto).............
 99      Form of Proxy............................................................

- -------------------------
* To be filed by amendment.